As filed with the U.S. Securities and Exchange Commission on October 18, 2023.
Registration No. 333-274292

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TRISALUS LIFE SCIENCES, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	85-3009869 (I.R.S. Employer Identification No.)
6272 W. 91st Ave.
Westminster, Colorado 80031
(888) 321-5212
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mary Szela
Chief Executive Officer
6272 W. 91st Ave.
Westminster, Colorado 80031
(888) 321-5212
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Matt Browne
Carlos Ramirez
Alexander Gefter
Cooley LLP
10265 Science Center Dr
San Diego, California 92121
(858) 550-6000
Approximate date of commencement of proposed sale to the public:
From time to time on or after this registration statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling security holders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated October 18, 2023
PRELIMINARY PROSPECTUS
Up to 14,266,605 Shares of Common Stock Issuable Upon Exercise of Warrants
Up to 52,536,549 Shares of Common Stock
and
Up to 5,933,333 Warrants to Purchase Common Stock
This prospectus relates to the issuance by us of an aggregate of up to 14,266,605 shares of our common stock, $0.0001 par value per share (the “Common Stock”), issuable upon the exercise of warrants, which consists of (a) up to 4,933,333 shares of Common Stock that are issuable upon the exercise of 4,933,333 warrants (the “Private Placement Warrants”) held by MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), originally issued in a private placement in connection with the initial public offering of MedTech Acquisition Corporation (“MTAC”) by the holders thereof, (b) up to 8,333,272 shares of Common Stock that are issuable upon the exercise of 8,333,272 warrants (the “Public Warrants”) originally issued in the initial public offering of MTAC by the holders thereof and (c) up to 1,000,000 shares of Common Stock that are issuable upon the exercise of 1,000,000 conversion warrants issued upon the conversion of the promissory note issued by MTAC to the Sponsor for working capital requirements and payment of certain expenses in connection with a potential business combination transaction by the holders thereof other than the initial holder (the “Conversion Warrants” and, together with the Private Placement Warrants and the Public Warrants, the “Warrants”). We will receive the proceeds from any exercise of any Warrants for cash.
This prospectus also relates to the offer and sale, from time to time, by the Selling Securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) up to 52,536,549 shares of Common Stock consisting of (a) up to 25,237,094 shares of Common Stock that are issuable upon the conversion of the 4,015,002 shares of Preferred Stock originally issued to investors in a private placement pursuant to those certain Subscription Agreements (the “PIPE Shares”) at a price of $10.00 per share, (b) up to 4,062,500 shares of Common Stock (the “Founder Shares”) originally issued in a private placement to the Sponsor prior to MTAC’s initial public offering at a price of approximately $0.006 per share, including 3,125,000 Founder Shares subject to vesting and forfeiture, (c) up to 15,575,001 shares of Common Stock issued pursuant to that Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 11, 2022, as amended on April 4, 2023, May 13, 2023 and July 5, 2023, by and among MTAC, MTAC Merger Sub, Inc. and TriSalus Operating Life Sciences, Inc. (“Legacy TriSalus”) to certain former equityholders of Legacy TriSalus, which shares of Common Stock were valued at $10.00 per share in the Merger Agreement for purposes of setting the approximately 40.5 to one exchange ratio of Legacy TriSalus shares per share of Common Stock that applied in the business combination described in this prospectus, (d) up to 1,547,719 shares of Common Stock issuable upon exercise of outstanding options that were initially granted by Legacy TriSalus, at a weighted average price of $3.09 per share, and assumed by the Company and converted into options to purchase Common Stock pursuant to the Merger Agreement (the “Assumed Options”), (e) up to 180,902 shares of Common Stock issuable upon the settlement of restricted stock units that were initially granted by Legacy TriSalus and assumed by the Company and converted into restricted stock units with respect to the Common Stock pursuant to the Merger Agreement (the “Assumed RSUs”), (f) up to 4,933,333 shares of Common Stock issuable upon exercise of the Private Placement Warrants at a price of $11.50 per share and (g) up to 1,000,000 shares of Common Stock that are issuable upon the exercise of the Conversion Warrants at a price of $11.50 per share and (ii) up to 5,933,333 warrants consisting of (a) up to 4,933,333 Private Placement Warrants and (b) up to 1,000,000 Conversion Warrants. Additionally, we will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.
The Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders would represent approximately 67.3% of our outstanding Common Stock as of October 13, 2023 (after giving effect to the issuance of the shares issuable upon exercise of the Warrants, the acquisition of certain shares acquirable upon the exercise of assumed options and settlement of assumed restricted stock units, and the issuance of the PIPE Shares (assuming conversion at the initial conversion price of $10.00)). Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders of a large number of shares, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in the initial public offering of MTAC, the purchasers of which exchanged their MTAC shares for our Common Stock in the business combination described in this prospectus, the Selling Securityholders may still have an incentive to sell our shares of our Common Stock because they purchased the shares at prices that are significantly lower than the purchase prices paid by our public investors or the current trading price of our Common Stock. While certain of the Selling Securityholders may experience a positive rate of return on their investment in our Common Stock as a result, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the trading price. For example, based on the closing price of our Common Stock of $4.90 as of October 13, 2023, assuming all shares held by the Sponsor that are subject to vesting and forfeiture are fully vested, the original holder of the Founder Shares would experience a potential profit of up to approximately $4.90 per share that they purchased prior to the initial public offering of MTAC, or up to approximately $19.9 million in the aggregate (not giving effect to the issuance of Common Stock issuable upon exercise of the Warrants held by them).
Certain of the Selling Securityholders and their affiliates are contractually restricted to sell or transfer certain of their shares of Common Stock beginning at the Closing and ending on the earliest of (i) one year after the completion of the Closing; (ii) the first day after the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing; or (iii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their Common Stock for cash, securities or other property.
The Selling Securityholders may sell the securities being offered for resale through various methods, as described in the section titled “Plan of Distribution.” These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. In connection with any sales of securities offered hereunder, the Selling Securityholders and any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution.” We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We believe the likelihood that holders of the Warrants will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. The exercise price of our outstanding Warrants is $11.50 per share, which exceeds the trading price of our Common Stock as of the date of this prospectus. So long as the trading price for our Common Stock is less than $11.50 per share, meaning the Warrants are “out of the money”, we believe holders of our Warrants will be unlikely to exercise their warrants on a cash basis. In addition, to the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Private Placement Warrants and Conversion Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act of 1933, as amended.
The Common Stock and Public Warrants are listed on the Nasdaq Global Market under the ticker symbols “TLSI” and “TLSIW,” respectively. On October 13, 2023, the last reported sales price of our Common Stock was $4.90 per share and the last reported sales price of our Warrants was $0.33 per warrant.
We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. We are incorporated in Delaware.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated            , 2023

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission (the “SEC”). Neither we, nor the Selling Securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside of the United States: Neither we, nor the Selling Securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section titled “Where You Can Find More Information.”
On August 10, 2023, Legacy TriSalus, MTAC and Merger Sub consummated the transactions contemplated by the Merger Agreement (as such terms are defined below), following the approval by MTAC’s stockholders at an extraordinary general meeting held on August 2, 2023. Pursuant to the terms of the Merger Agreement, a Business Combination (as defined below) of Legacy TriSalus and MTAC was effected through, among other transactions, the merger of Merger Sub with and into Legacy TriSalus with the separate corporate existence of Merger Sub ceasing. In connection with the consummation of the Merger on August 10, 2023, MTAC changed its name from MedTech Acquisition Corporation to TriSalus Life Sciences, Inc. and Legacy TriSalus changed its name from TriSalus Life Sciences, Inc. to TriSalus Operating Life Sciences, Inc.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “TriSalus,” “we,” “us,” “our” and similar terms refer to TriSalus Life Sciences, Inc. (f/k/a MedTech Acquisition Corporation) and its consolidated subsidiaries (including Legacy TriSalus). References to “MTAC” refer to the predecessor company prior to the consummation of the Business Combination.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements include statements regarding our intentions, beliefs and current expectations and projections concerning, among other things, the Business Combination, the benefits of the Business Combination, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.
The forward-looking statements contained in this prospectus reflect our current views about the Business Combination and future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. There are no guarantees that the transactions and events described will happen as described (or that they will happen at all). As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
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our ability to recognize the anticipated benefits of the Business Combination;

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our ability to maintain the listing of our Common Stock and warrants on the Nasdaq Global Market, and the potential liquidity and trading of such securities;

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the risk that the Business Combination disrupts our plans and operations;

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changes in applicable laws or regulations;

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our ability to raise financing in the future;

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our ability to retain or recruit, or changes required in, our officers, key employees or directors;

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our ability to successfully commercialize any product candidates that we successfully develop and that are approved by applicable regulatory authorities;

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our expectations for the timing and results of data from clinical trials and regulatory approval applications;

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our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

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our business, operations and financial performance including:

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our history of operating losses and expectations of significant expenses and continuing losses for the foreseeable future;

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our ability to execute our business strategy, including the growth potential of the markets for our products and our ability to serve those markets;

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our ability to grow market share in our existing markets or any new markets we may enter;

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our ability to develop and maintain our brand and reputation;

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our ability to partner with other companies;

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the size of the addressable markets for our product candidates;

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our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

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our ability to manage our growth effectively;

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the outcome of any legal proceedings that may be instituted against us; and

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unfavorable conditions in our industry, the global economy or global supply chain, including financial and credit market fluctuations, international trade relations, pandemics, political turmoil, natural catastrophes, warfare and terrorist attacks.

In addition, statements that “TriSalus believes,” “the Company believes” or “we believe” and similar statements reflect our beliefs and opinions on the relevant subjects. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Except to the extent required by applicable law, we are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise. For a further discussion of these and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

FREQUENTLY USED TERMS
“A&R Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement entered into at Closing by and among TriSalus, the members of Sponsor, certain former stockholders of Legacy TriSalus, attached hereto as Exhibit 10.1.
“Business Combination” means the transactions contemplated by the Merger Agreement, including, among other things, the Merger.
“Closing” means the closing of the Business Combination.
“Closing Date” means August 10, 2023, the date on which the Closing occurred.
“Common Stock” means the shares of our common stock, $0.0001 par value per share.
“Conversion Warrants” means the 1,000,000 warrants issued upon the conversion of the promissory note issued by MTAC to the Sponsor for working capital requirements and payment of certain expenses in connection with the Business Combination.
“DGCL” means the General Corporation Law of the State of Delaware.
“Founder Shares” means the 4,062,500 shares of Common Stock issued to the members of the Sponsor that were not forfeited at Closing.
“Legacy TriSalus” means TriSalus Operating Life Sciences, Inc., a Delaware corporation which, pursuant to the Business Combination, became a direct, wholly owned subsidiary of TriSalus Life Sciences, Inc., and, unless the context otherwise requires, its consolidated subsidiaries.
“Merger” means the merger of Merger Sub, a direct, wholly owned subsidiary of MTAC, with and into Legacy TriSalus, with Legacy TriSalus continuing as the surviving entity.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 11, 2022, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of April 4, 2023, the Second Amendment to Agreement and Plan of Merger, dated as of May 13, 2023, and the Third Amendment to Agreement and Plan of Merger, dated as of July 5, 2023, with Merger Sub and Legacy TriSalus.
“Merger Sub” means MTAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MTAC.
“MTAC” means MedTech Acquisition Corporation (which was renamed “TriSalus Life Sciences, Inc” in connection with the consummation of the Business Combination).
“MTAC IPO” means MTAC’s initial public offering, consummated on December 22, 2020.
“MTAC Units” means equity securities of us, each consisting of one share of Class A Common Stock and one-third of one Public Warrant.
“PIPE Shares” means the shares of Common Stock that are issuable upon the conversion of the shares of Preferred Stock originally issued to investors in a private placement pursuant to those certain Subscription Agreements.
“Preferred Stock PIPE Investors” means the investors with whom MTAC has entered into the Subscriptions Agreements.
“Private Placement Warrants” means the 4,933,333 warrants purchased by the Sponsor in connection with the MTAC IPO in a private placement transaction occurring simultaneously with the closing of the MTAC IPO.
“Public Warrants” means the 8,333,272 warrants included as a component of the MTAC Units sold in the MTAC IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Common Stock, in accordance with its terms.

v

“Sponsor” means MedTech Acquisition Sponsor LLC, a Delaware limited liability company, which liquidated and distributed its holdings to its ultimate beneficiaries prior to the Closing.
“Subscription Agreements” means those certain subscription agreements, dated June 7, 2023 and July 4, 2023, by and among MTAC and the Preferred Stock PIPE Investors pursuant to, and on the terms and subject to the conditions of which, the Preferred Stock PIPE Investors have collectively subscribed for and agreed to purchase in private placements an aggregate of 4,015,002 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $40,150,020.
“Warrants” means the Conversion Warrants, the Private Placement Warrants and the Public Warrants.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus, before deciding to invest in our shares of common stock. For purposes of this section, unless otherwise indicated or the context otherwise requires, all references to “TriSalus,” “the Company,” “we,” “our,” “ours,” “us” or similar terms refer to TriSalus Life Sciences, Inc. and its consolidated subsidiaries after the Closing.
Overview
We are an oncology company integrating standard-of-care treatments and our investigational immunotherapeutic with disruptive delivery technology with the goal of transforming the treatment paradigm for patients battling liver and pancreatic tumors. We have developed an innovative organ-specific platform that is designed to overcome two of the most significant challenges that prevent optimal delivery and performance of immunotherapeutics in these difficult-to-treat diseases: (i) high intratumoral pressure caused by tumor growth and collapsed vasculature restricting the delivery of oncology therapeutics and (ii) the immunosuppressive properties of liver and pancreatic tumor immune cells. By systematically addressing these barriers, we aim to improve checkpoint inhibitor response and enable improved patient outcomes. Our business is a Delaware corporation. We were incorporated in 2009 as Surefire Medical, Inc. We began doing business as TriSalus Life Sciences in 2018, and changed our name to TriSalus Life Sciences, Inc. in August 2021. The mailing address of our principal executive office is 6272 W. 91st Ave., Westminster, Colorado 80031.
Implications of Being an Emerging Growth Company
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and our proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1.00 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2025.
Summary of Risk Factors
Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should carefully consider the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:
Risks Related to Our Business
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We have a limited operating history, have incurred significant losses since our inception and anticipate incurring increasing expenses and continuing losses for the foreseeable future. Our independent registered public accountants and management have expressed substantial doubt as to our ability to continue as a going concern.
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The Asset Purchase Agreement, dated July 31, 2020, we entered into with Dynavax Technologies Corporation (“Dynavax”) in connection with our purchase of SD-101 requires us to make potentially significant payments to Dynavax before we will have regulatory approval of SD-101 and be able to generate revenue from sales of SD-101.

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Until we are able to generate significant revenues or achieve profitability through product sales, we will require substantial additional capital to finance our operations and continue development of our product candidates. We cannot be certain that such additional financing will be available on terms favorable to us, or at all, which could limit our ability to grow and jeopardize our ability to continue our business operations.

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Our revenue is primarily generated from sales of our TriNav device and we are therefore highly dependent on it for our success. Failure to achieve continued market acceptance of TriNav for any reason will harm our business and future prospects.

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TriNav is currently subject to an uncertain reimbursement environment, and any change to TriNav’s reimbursement status that reduces its level of reimbursement could cause TriNav sales to materially decline.

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We currently have a limited marketing, sales and distribution organization. If we are unable to successfully grow our marketing, sales and distribution capabilities, our product revenues related to TriNav, results of operations and financial condition will suffer.

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We are early in our pharmaceutical development efforts and have only one pharmaceutical product candidate, SD-101, in early clinical development. All of our other pharmaceutical product candidates are in the preclinical stage. If we are unable to advance our product candidates, including SD-101, in clinical development for any reason (including due to lack of funding), obtain regulatory approval and ultimately commercialize our product candidates, or experiences significant delays in doing so, our business, results of operations, financial condition and prospects may be materially adversely affected.

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Clinical development is a lengthy and expensive process with an uncertain outcome. In addition, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies or clinical trials. Failure can occur at any stage of clinical development.

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Changes in existing third-party coverage or our inability to secure advantageous reimbursement codes may impact our ability to sell our products, which would materially and adversely impact our business, results of operations, financial condition and prospects.

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The business and industry in which we participate in are highly competitive. If we are unable to compete effectively, we will not be able to establish our products in the marketplace or grow our products’ market share in the marketplace, and as a result, our business and results of operations will be adversely impacted.

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We are subject to numerous complex regulatory requirements and failure to comply with these regulations, or the cost of compliance with these regulations, may harm our business.

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The complexity of a combination product that includes a drug and a medical device, presents additional, unique development and regulatory challenges, which may adversely impact our development plans and our ability to obtain regulatory approval or clearance of our product candidates.

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Failure to obtain, adequately protect, maintain or enforce our intellectual property rights could substantially harm our business and results of operations.

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The expiration or loss of patent protection may adversely affect our future revenues.

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We have limited experience operating as a United States public company and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.

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We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate the material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

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The price of our Common Stock and Public Warrants has been and may continue to be volatile.

Please see the section titled “Risk Factors” beginning on page 7 of this prospectus for a discussion of these and other factors you should consider in evaluating our business.
Corporate Information
Our principal executive offices are located at 6272 W. 91st Ave., Westminster, Colorado 80031 and our telephone number is (888) 321-5212. Our corporate website address is www.trisaluslifesci.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
We and our subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols.

The Offering
Issuance of Common Stock
Shares of Common Stock offered by us
Up to 14,266,605 shares of Common Stock, including shares of Common Stock issuable upon exercise of the Private Placement Warrants and Public Warrants, consisting of (i) up to 4,933,333 shares of Common Stock that are issuable upon the exercise of up to 4,933,333 Private Placement Warrants by the holders thereof, (ii) up to 8,333,272 shares of Common Stock that are issuable upon the exercise of up to 8,333,272 Public Warrants by the holders thereof, and (iii) up to 1,000,000 shares of Common Stock issuable upon the exercise of up to 1,000,000 Conversion Warrants by the holders thereof other than the initial holder.
Shares of Common Stock outstanding prior to the exercise of all Warrants
26,316,681 shares (as of October 13, 2023).
Shares of Common Stock outstanding assuming exercise of all Warrants
40,583,347 shares (based on total shares outstanding as of October 13, 2023).
Exercise price of Warrants
$11.50 per share, subject to adjustment as described herein.
Use of proceeds
We will receive up to an aggregate of approximately $164.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Due to the uncertainty regarding the exercise of the Warrants, none of our projected liquidity requirements discussed in this prospectus assume the receipt of any proceeds from the exercise of the Warrants. The exercise price of our Warrants is $11.50 per warrant, which exceeds the trading price of our Common Stock as of the date of this prospectus. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. So long as the trading price for our Common Stock is less than $11.50 per share, meaning the Warrants are “out of the money,” we believe holders of our Warrants will be unlikely to exercise their warrants. In addition, to the extent that our Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of such Warrants will decrease. The Private Placement Warrants and Conversion Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of Common Stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). See the section titled “Use of Proceeds.”

Resale of Common Stock and Warrants
Shares of Common Stock offered by the Selling Securityholders
We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of 52,536,549 shares of Common Stock, consisting of:

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up to 25,237,094 PIPE Shares issued at a price of $10.00 per share;

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up to 4,062,500 Founder Shares originally issued in a private placement to the Sponsor prior to MTAC’s initial public offering, at a price of approximately $0.006 per share, including 3,125,000 Founder Shares subject to vesting and forfeiture;

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up to 15,575,001 shares of Common Stock issued to certain former equityholders of Legacy TriSalus pursuant to the Merger Agreement, which shares of Common Stock were valued at $10.00 per share in the Merger Agreement for purposes of setting the approximately 40.5 to one exchange ratio of Legacy TriSalus shares per share of Common Stock that applied in the Business Combination;

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up to 1,547,719 shares of Common Stock issuable upon exercise of the Assumed Options, initially granted by Legacy TriSalus at a weighted average price of $3.09 per share;

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up to 180,902 shares of Common Stock issuable upon the Assumed RSUs;

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up to 4,933,333 shares of Common Stock issuable upon the exercise of the Private Placement Warrants at a price of $11.50 per share; and

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up to 1,000,000 shares of Common Stock are issuable upon the exercise of the Conversion Warrants at a price of $11.50 per share.

Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders of a large number of shares, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Even if our trading price is significantly below $10.00 per share, the offering price for the units offered in the initial public offering of MTAC, the purchasers of which exchanged their MTAC shares for our Common Stock in the business combination described in this prospectus, the Selling Securityholders may still have an incentive to sell our shares of our Common Stock because they purchased the shares at prices that are significantly lower than the purchase prices paid by our public investors or the current trading price of our Common Stock. While certain of the Selling Securityholders may experience a positive rate of return on their investment in our Common Stock as a result, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the trading price. For example, based on the closing price of our Common Stock of $4.90 as of October 13, 2023, assuming all shares held by the Sponsor that are subject to vesting and forfeiture are fully vested, the original holder of the Founder Shares would experience a potential profit of up to approximately $4.90 per share that they purchased prior to the initial public offering of MTAC, or up to approximately $19.9 million in the aggregate (not giving effect to the issuance of Common Stock issuable upon exercise of the Warrants held by them).
Warrants offered by the Selling Securityholders
Up to 5,933,333 warrants consisting of (a) up to 4,933,333 Private Placement Warrants and (b) up to 1,000,000 Conversion Warrants.
Redemption
The Public Warrants are redeemable in certain circumstances. See the section titled “Description of Our Securities — Warrants.”
Lock-up agreements
Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions — Lock-up Agreements.”
Terms of the offering
The Selling Securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.
Use of proceeds
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders.
Risk factors
Before investing in our securities, you should carefully read and consider the information set forth in the section titled “Risk Factors” beginning on page 7.
Nasdaq ticker symbols
“TLSI” and “TLSIW”
For additional information concerning the offering, see the section titled “Plan of Distribution” beginning on page 198.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results, and financial condition could suffer materially, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.
RISKS RELATED TO OUR BUSINESS
Risks Related to Our Financial Condition
We have a limited operating history, have incurred significant losses since our inception and anticipate incurring increasing expenses and continuing losses for the foreseeable future. Our independent registered public accountants and management have expressed substantial doubt as to our ability to continue as a going concern.
We are a commercial-stage medical device and Phase I clinical-stage pharmaceutical company with a limited operating history upon which you can evaluate our business and prospects. We have incurred significant losses since inception, including net losses of $22.2 million and $47.2 million for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively. As of June 30, 2023, we had an accumulated deficit of $211.6 million. We anticipate incurring increasing research and development and general and administrative expenses related to our operations and transition into a public company for the foreseeable future. Losses will likely continue and may increase in the future as we continue to incur significant expenses related to drug development. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by clinical-stage pharmaceutical companies. If we are unable to achieve and/or sustain profitability, or if we are unable to achieve the growth that we expect from these efforts, it could have a material adverse effect on our business, financial condition or results of operations. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.
In addition, the Report of Independent Registered Public Accounting Firm to our December 31, 2022, financial statements includes an explanatory paragraph that expressed substantial doubt about our ability to continue as a going concern. Additionally, our management has independently determined that there is substantial doubt about our ability to continue as a going concern because we have incurred significant operating losses and expect to continue incurring losses for the foreseeable future. Our financial statements were prepared assuming that we will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty. Although we have raised additional cash in connection with the Closing of the Business Combination and received cash proceeds from the exercise of warrants to purchase series B-3 preferred stock in July 2023, without additional financing and based on our sales, operations and research and development plans, our management estimates that our existing cash and cash equivalents will be insufficient to fund our projected liquidity requirements for the next 12 months, creating substantial doubt about our ability to continue as a going concern, and we may be unable to realize assets and discharge liabilities in the ordinary course of operations. If we are unable to obtain sufficient funding, we may be forced to delay, scale back, or eliminate some or all of our research and development activities, our financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern.
Future financial statements may include similar qualifications about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern; investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.
The Dynavax Agreement entered into by Legacy TriSalus in connection with its purchase of SD-101 requires us to make potentially significant payments to Dynavax before we will have regulatory approval of SD-101 and be able to generate revenue from sales of SD-101.
Pursuant to the Dynavax Agreement, we and Legacy TriSalus have paid Dynavax $12 million to date and we may be required to pay Dynavax up to an additional $158 million upon the achievement of certain development and regulatory milestones with respect to SD-101. Many of these payments would be owed before we would be potentially selling and generating revenue from sales of SD-101 as a commercialized product. We will also be required to pay up to $80 million upon achieving certain commercial milestones once sales of SD-101 have begun. The Dynavax Agreement also obligates us to pay royalties based on potential future net sales of products containing SD-101 compound on a product-by-product and country-by-country basis during the applicable royalty term. Such royalties are subject to reduction by up to 50% in certain circumstances. Our failure to satisfy these payment obligations or other obligations under the Dynavax Agreement could result in penalties or litigation, which could have a material adverse effect on our business, financial condition, and results of operations.
Until we are able to generate significant revenues or achieve profitability through product sales, we will require substantial additional capital to finance our operations and continue development of our product candidates. We cannot be certain that such additional financing will be available on terms favorable to us, or at all, which could limit our ability to grow and jeopardize our ability to continue our business operations.
Based on our sales, operations, and research and development plans, we expect that our existing cash and cash equivalents as of the date of this prospectus will be sufficient to fund operations into mid-2024. However, we expect to incur significant expenses and operating losses for the foreseeable future as we continue to invest in the commercialization of SD-101, clinical trials and other development, manufacturing and regulatory activities for TriNav, SD-101 and our other product candidates, and discovery research and development. One such significant expense, pursuant to the Dynavax Agreement, is our obligation to pay up to $250 million upon the achievement of certain development, regulatory, and commercial milestones and low double-digit royalties based on potential future net sales of products containing the SD-101 compound. Based on our history of losses, we do not expect that it will be able to fund our longer-term capital and liquidity needs through our cash balances and operating cash flow alone.
Until we can generate a sufficient amount of revenue, we will need to finance our operations through strategic alliance and licensing arrangements and/or public or private debt and equity financings. We expect to use the proceeds of the Business Combination and will need to obtain substantial additional funding in connection with our continuing operations and planned activities, including to continue the clinical development of, and seek regulatory approval for, SD-101 in any indication, to expand our business, to respond to competitive pressure and to make acquisitions. The amount of capital we will need may change depending on, among other things, the success of our efforts to grow revenue, our efforts to continue to effectively manage expenses, the results of our research and development and clinical trials for product candidates, and costs arising from seeking regulatory approvals. We may not succeed in raising additional funds in a timely manner. The timing of our need for additional funds will depend on many factors, which are difficult to predict or may be outside of our control, including:
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the revenue received from sales of TriNav;

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the costs and timing of research and development programs, including for additional Pressure-Enabled Drug Delivery (“PEDD”) devices;

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the scope, progress, results, resources, time and costs of preclinical development, laboratory testing and clinical trials for our current and future product candidates;

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the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

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our ability to establish collaborations on favorable terms, if at all;

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the costs, timing and outcome of the regulatory review and approval of SD-101 and any future product candidate;

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the timing of any milestone payments or royalties due to Dynavax; and

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the costs of operating as a public company.

If our estimates and predictions relating to any of these factors are incorrect, we may need to modify our business plans. Conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and achieve product sales for SD-101 or any of our product candidates. In addition, SD-101 and any future product candidates, if approved, may not achieve commercial success. Our commercial revenues from TriNav will not be sufficient to fund our planned research activities in the near term, if ever. Accordingly, we may try to raise additional funds through public or private financings, strategic relationships, or other arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.
Our ability to raise additional capital in the equity and debt markets, should we choose to do so, will depend upon many factors, including but not limited to, the market demand for Common Stock, which itself is subject to a number of development and business risks and uncertainties, as well as investor perception of our creditworthiness and prospects. It will also depend on a number of factors, including market conditions, interest rates, our operating performance and our credit rating. If we are unable to raise funds on acceptable terms, we may not be able to execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations. If we are not able to continue operations, investors may suffer a complete loss of their investments in our securities.
If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of Common Stock. Any debt financing that we may secure in the future could involve significant fixed payment obligations and restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when needed, we may need to delay, reduce the scope of or put on hold one or more research and development programs or commercialization efforts while we seek strategic alternatives, and our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired.
We may also need to seek collaborators for SD-101 and any future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to SD-101 and any future product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves. Any of the above events could significantly harm our business, prospects, financial condition, and results of operations and cause the price of Common Stock to decline. Further, our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions, and the continued disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from geopolitical events, including the wars in Ukraine and Israel, and disruptions to the U.S. banking system due to bank failures, particularly in light of the recent events that have occurred with respect to Silicon Valley Bank, Signature Bank, and First Republic Bank. Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry, or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. If we are unable to raise sufficient additional capital, we could be forced to curtail our planned operations and the pursuit of our growth strategy and business development efforts, which could jeopardize our ability to continue our business operations.

Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders, adversely affect the market price of our Common Stock or introduce covenants that may restrict our operations or our ability to pay dividends.
We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, such offerings may reduce the market price of the Common Stock, and the terms may include a preference on liquidating distributions or a preference on dividend payments liquidation or other preferences that adversely affect your rights as a stockholder. Thus, existing holders of our Common Stock bear the risk of our future offerings reducing the market price of our Common Stock and diluting their shareholdings in us. In addition, the incurrence of indebtedness would result in increased fixed or variable payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business, including grants of security interests in our intellectual property. If we raise additional capital through future collaborations, strategic alliances or third-party licensing arrangements, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us. For instance, in October 2023, we entered into a standby equity purchase agreement (the “Yorkville Purchase Agreement”) with YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”), whereby we have the right, but not the obligation, to sell to Yorkville up to $30.0 million of our Common Stock at our request, subject to terms and conditions specified in the Yorkville Purchase Agreement. We expect to opportunistically seek access to additional funds by utilizing the Yorkville Purchase Agreement.
Because our decision to issue additional equity or debt securities in any future offering or to enter into any strategic partnership or licensing arrangement will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts or partnership and licensing arrangements. In addition, our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by the resale of our securities by the Selling Securityholders pursuant to the registration statement of which this prospectus forms a part, which could result in a significant decline in the trading price of our Common Stock and potentially hinder our ability to raise capital at terms that are acceptable to us or at all. In addition, a significant decline in the trading price of our Common Stock could potentially impact our ability to use equity securities as consideration in acquisitions. If we are unable to raise additional capital when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts, or grant rights to develop and market products or product candidates that we would otherwise develop and market ourselves.
We may issue additional Common Stock from time to time, including under our equity incentive plans. Any such issuances would dilute the interest of our stockholders and likely present other risks.
We may issue additional Common Stock from time to time, including under our equity incentive plans or as part of an acquisition. Common Stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to time-based and performance-based vesting conditions, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. We have filed a registration statement on Form S-8 under the Securities Act to register additional shares we may issue pursuant to our 2023 Equity Incentive Plan (the “2023 Plan”) and 2023 Employee Stock Purchase Plan (“ESPP”). In addition, we may file one or more registration statements on Form S-8 under the Securities Act to register additional Common Stock or securities convertible into or exchangeable for Common Stock issued pursuant to our equity incentive plans. Any future Form S-8 registration statements will automatically become effective upon filing. Accordingly, Common Stock registered under such registration statements may be immediately available for sale in the open market.

If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders if we issue equity securities, cause us to incur debt or assume contingent liabilities, and subject us to other risks.
We may evaluate various acquisitions and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies, or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:
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increased operating expenses and cash requirements;

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the assumption of additional indebtedness or contingent liabilities;

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the issuance of our equity securities;

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assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integration;

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the diversion of our management’s attention from our existing product programs and initiatives in pursuing such an acquisition or strategic partnership;

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retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

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risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and related regulatory approvals; and

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our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense. Moreover, we may not be able to locate suitable acquisition opportunities, which could impair our ability to grow or obtain access to technology or products that may be important to the development of our business.
Risks Related to TriNav
Our revenue is primarily generated from sales of our TriNav device and we are therefore highly dependent on it for our success. Failure to achieve continued market acceptance of TriNav for any reason will harm our business and future prospects.
We began selling TriNav in 2020 in the United States, and sales of TriNav accounted for substantially all of revenue for the six months ended June 30, 2023, and the year ended December 31, 2022. Sales of TriNav are expected to continue to account for primarily all of our revenue going forward. Our ability to execute our growth strategy and become profitable will therefore depend upon the adoption of TriNav by physicians and hospitals, among others.
TriNav is a relatively new drug delivery platform designed to overcome the barriers of the high pressure tumor microenvironment (“TME”). As a result, physician awareness of TriNav, and experience with TriNav, is limited. A number of factors that are outside of our control may contribute to fluctuations in our financial results, including:

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physician experience and hospital demand for our products and the extent of adoption of TriNav, including the rate at which physicians recommend TriNav for use on their patients;

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delays in, or failure to supply product, component and material deliveries by our third-party suppliers;

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positive or negative media coverage, or public, patient and/or physician perception, of TriNav or competing products and procedures;

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any safety or effectiveness concerns that arise regarding TriNav;

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the extent of reimbursement by CMS for purchases of TriNav, and specifically whether TriNav will be assigned a permanent reimbursement rate and at a comparable reimbursement price by CMS; and

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introduction of new products or procedures for delivering drugs into the tumor microenvironment that compete with TriNav.

There is no assurance that TriNav will achieve broad market acceptance among physicians and hospitals. Any failure of TriNav to satisfy physician or hospital demand or to achieve meaningful market acceptance will harm our business and future prospects.
Our business is dependent upon the continued adoption of TriNav by hospitals and physicians.
Our future growth and profitability largely depend on our ability to increase physician awareness and adoption of TriNav and on the willingness of physicians to recommend the device to more of their patients. Physicians may not use our products unless they are able to determine, based on experience, clinical data, medical society recommendations and other analyses, that our product provides a safe and effective treatment alternative for drug delivery. Even if we are able to raise awareness and increase adoption of TriNav among physicians, physicians tend to be slow in changing their medical treatment practices and may be hesitant to select TriNav for recommendation to patients for a variety of reasons, including:
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Long-standing relationships with competing companies and distributors that sell competitive products;

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Competitive response and negative selling efforts from providers of alternative catheter products;

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Perceived liability risk generally associated with the use of new products and procedures;

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Lack of sufficient clinical evidence, including long-term data, supporting the clinical benefits of TriNav;

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Reluctance to change to or use new products and procedures; and

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Time commitment and skill development that may be required to gain familiarity and proficiency with TriNav.

Physicians play a significant role in determining the course of a patient’s treatment and, as a result, the type of treatment that will be recommended or provided to a patient. We focus our sales, marketing, and education efforts primarily on interventional radiologists with the goal of educating these physicians regarding the patient population that we believe would benefit from TriNav. However, we cannot assure you that we will achieve broad education or market acceptance among these practitioners. For example, if treating physicians are not made aware of TriNav, they may not treat patients using our product, and those patients may instead not seek treatment at all or may be treated with alternative products or procedures. In addition, some physicians may choose to utilize TriNav on only a subset of their total patient population or may not adopt TriNav at all. If a physician experiences an adverse event in one or more of their TriNav patients or if any issues with the safety or efficacy of TriNav develop, physicians may not continue offering TriNav as a drug delivery method at the same rate or at all. If we are not able to effectively demonstrate that TriNav is beneficial in a broad range of patients, adoption of TriNav will be limited and may not occur as rapidly as we anticipate, which would have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that TriNav will achieve broad market acceptance among hospitals and physicians. Any failure of TriNav to satisfy demand or to achieve meaningful market acceptance and penetration will harm our future prospects and have a material adverse effect on our business, financial condition, and results of operations.
In addition, the medical device industry’s interactions and relationships with physicians are under increasing scrutiny by the Health and Human Services Office of the Inspector General (“OIG”), the Department of Justice (“DOJ”), state attorneys general, and other foreign and domestic government agencies. Our failure to comply with laws, rules and regulations governing our relationships with physicians, or an investigation into our compliance by the OIG, DOJ, state attorneys general or other government agencies, could significantly harm our business.

In most cases, before physicians can use our products for the first time, our products must be approved for use by a hospital’s new product or value analysis committee, or the staff of a hospital or health system. Following such approval, we may be required to enter into purchase contracts with such hospital or health system. Such approvals or requirements to enter into a purchase contract could deter or delay the use of our products by physicians. We cannot provide assurance that our efforts to obtain such approvals, enter into purchase contracts, or generate adoption will be successful or increase the use of our products, and if we are not successful, it could have a material adverse effect on our business, financial condition and results of operations.
TriNav is currently subject to an uncertain reimbursement environment, and any change to TriNav’s reimbursement status that reduces our level of reimbursement could cause TriNav sales to materially decline and impede market adoption.
We presently benefit from various reimbursement codes in the United States, including the following:
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Healthcare Common Procedure Coding System Code (“HCPCS”): C1982; and

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Current Procedural Terminology (“CPT”) for physicians to support reimbursement for physician-rendered healthcare services Codes: 37242 Mapping and 37243 Treatment.

Our approved TPT payment for TriNav was extended on December 29, 2022, through the Consolidated Appropriations Act of 2023 and allows for reimbursement payments in the amount of $7,750 for each catheter through December 31, 2023. The TPT allows for temporary payments above the standard prospective payment rate paid for the procedure (rather than as a cost included in the standard payment). The American Medical Association (the “AMA”) routinely creates these codes for emerging technology, services and procedures. On June 1, 2023, we applied for a new technology APC code with CMS and met with them on June 26, 2023, to review the application. If granted, the new technology APC code would allow for continuing reimbursement for the TriNav device at similar reimbursement rates for the period beginning January 1, 2024, but there can be no assurance that such code will be granted or that continuing reimbursement will be available at similar reimbursement rates or at all.
Any reduction in the amount of the reimbursement for TriNav will negatively impact the revenue we are able to generate from the sale of TriNav and may hinder our ability to recoup our total investment in TriNav notwithstanding regulatory approval of the product. If we are unable to promptly obtain coverage and profitable payment rates from hospital budgets or government-funded and private purchasers for TriNav or any future products, we may sell less units or need to sell them at a lower price. Such changes in revenues would have a material adverse effect on our operating results and our overall financial condition.
We currently have a limited marketing, sales and distribution organization. If we are unable to successfully grow our marketing, sales and distribution capabilities, our product revenues related to TriNav, our results of operations and financial condition will suffer.
Historically, we contracted with a limited number of third-party distributors for a significant portion of our commercial sales of TriNav. We are currently in the process of transitioning to a direct-sales model. We currently have limited in-house sales and marketing capabilities. Our revenues and results of operations were adversely impacted after it discontinued its distributor agreement with Advanced Critical Devices (“ACD”) in December 2022. Although we continue to further develop an in-house marketing organization and sales force with technical expertise and supporting distribution capabilities to commercialize TriNav, which will require significant capital expenditures, management resources and time, we may be unable to accurately predict the future level of demand for TriNav that will be generated by our existing or potential customers, or the future demand for our medical device products by these customers or new customers. We will also have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. We may not be able to build an effective sales and marketing organization with supporting distribution capabilities in the United States, the European Union (“EU”) or other key global markets in compliance with applicable legal requirements. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact our revenues, results of operations and financial condition.

Further, if we decide to re-enter into arrangements with third parties to perform sales, marketing, and distribution services, our product revenues related to TriNav may be lower than if we were to market, sell and distribute TriNav ourselves. We also would face competition in our search for third parties to assist with the sales, marketing and distribution efforts of TriNav.
Increases in costs, disruption of supply or shortage of materials could harm our business.
We manufacture TriNav internally, and certain materials necessary to produce our products are sourced from a limited number of suppliers. Any disruption in the supply of materials from such suppliers could disrupt production of our products until such time as a different supplier is fully qualified. As a result, we may experience an increase in costs or inability to meet customer demand. Furthermore, shortages or increased demand of such materials and other economic conditions, like inflation, may cause us to experience significant increases in the cost of materials. In the case of TriNav, substantial increases in the prices for materials used in our production would increase our operating costs and could reduce our margins if we cannot recoup any such increased costs through increased product pricing. Any attempts to increase product prices in response to increased material costs could result in cancellations of product orders and therefore materially and adversely affect our brand, business, prospects and results of operations.
Risks Related to SD-101 and Product Development
We are early in our pharmaceutical development efforts and we have only one pharmaceutical product candidate, SD-101, in early clinical development. All of our other pharmaceutical product candidates are in the preclinical stage. If we are unable to advance our product candidates, including SD-101, in clinical development for any reason (including due to lack of funding), obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business, results of operations, financial condition and prospects may be materially adversely affected.
We are in the early stages of our development efforts and have only one product candidate, SD-101, in early clinical development. We have initiated Phase 1 and Phase 1b clinical trials for this product candidate, each of which are focused on a different target indication, specifically: uveal melanoma, intrahepatic cholangiocarcinoma and hepatocellular carcinoma. Our other product candidates currently in development are in the preclinical stage. We will need to progress any early product candidates through IND-enabling studies and submit Investigational New Drug applications (“INDs”) to the FDA prior to initiating their clinical development. Our ability to generate product revenues from our pharmaceutical candidates, which we do not expect will occur for several years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates. The success of these product candidates will depend on several factors, including the following:
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successful enrollment in clinical trials and completion of clinical trials and preclinical studies with favorable results;

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clearance of INDs by the FDA or similar regulatory filings by comparable foreign regulatory authorities for the conduct of clinical trials of our product candidates and our proposed design of future clinical trials;

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demonstrating the safety and efficacy in the proposed indications for use of our product candidates to the satisfaction of applicable regulatory authorities;

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receipt of marketing approvals from applicable regulatory authorities, including New Drug Applications (“NDAs”) from the FDA and maintaining such approvals;

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making arrangements with third-party manufacturers for, or establishing, clinical and commercial manufacturing capabilities;

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establishing sales, marketing and distribution capabilities and launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others;

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establishing and maintaining patent and trade secret protection or regulatory exclusivity for our product candidates;

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maintaining an acceptable safety profile of our products following approval; and

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building and maintaining an organization of people who can successfully develop our product candidates.

The success of our business depends in part on the successful development, regulatory approval, and commercialization of our product candidate, SD-101, as well as any other future product candidates, which may never occur. We have not yet succeeded in, and we may not succeed in, obtaining marketing approval for SD-101. If we are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize our product candidates, we may not be able to generate any revenue from our pharmaceutical development efforts and this may have a material adverse effect on our business, results of operations, financial condition and prospects.
Clinical trials of our product candidates or potential product candidates may fail to produce results necessary to support regulatory clearance or authorization.
We incur substantial expense for, and devote significant time to, clinical trials but cannot be certain that the trials will ever result in commercial gains. We may experience significant setbacks in clinical trials, even after earlier clinical trials showed promising results, and failure can occur at any time during the clinical development process. Our products may produce undesirable adverse effects that could cause us, institutional review boards (“IRBs”) or regulatory authorities to interrupt, delay or halt clinical trials. We, IRBs, the FDA, or another regulatory authority may suspend or terminate clinical trials at any time to avoid exposing trial participants to unacceptable health risks. Our clinical trials may produce negative or inconclusive results or may demonstrate a lack of effect of our product candidates. Additionally, the FDA may disagree with our interpretation of the data from our pilot studies and clinical trials, or may find the clinical trial design, conduct or results inadequate to demonstrate safety or effectiveness, and may require us to pursue additional clinical trials, which could further delay the clearance or authorization of our product candidates. If we are unable to demonstrate the safety and effectiveness of product candidates in our clinical trials, we will be unable to obtain the regulatory clearances or authorizations we need to commercialize new products.
Interim, “topline” and preliminary data from clinical trials of our product candidates may change as more patient data becomes available and are subject to confirmation, audit, and verification procedures that could result in material changes in the final data.
From time to time, we may publish interim topline or preliminary data from our clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data becomes available. Preliminary or topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data is available. Adverse differences between preliminary or interim data and final data could significantly harm our reputation and business prospects.
Clinical development is a lengthy and expensive process with an uncertain outcome. In addition, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies or clinical trials. Failure can occur at any stage of clinical development.
Clinical testing is expensive and can take many years to complete, and outcomes are inherently uncertain. Failure can occur at any time during the clinical trial process and may result from a multitude of factors both within and outside our control, including flaws in formulation, adverse safety or efficacy profiles and flaws in trial design, among others. To obtain the requisite regulatory approvals or clearances to market and sell any of our product candidates, we must demonstrate through extensive preclinical studies and clinical trials that our product candidates are safe and effective in humans for use in each target indication. The results of preclinical studies and early clinical trials of SD-101 and any future drug candidates may not be predictive of the results of later-stage clinical trials, making it impossible to predict when or if any of our product candidates will prove safe or effective in humans or receive regulatory approval or clearance. The results generated to date in preclinical studies for our product candidates do not ensure that later preclinical studies or clinical trials will demonstrate similar results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical and earlier-stage clinical trials. In later-stage clinical trials, we will likely be subject to more rigorous statistical analyses than in completed earlier-stage clinical trials. Several companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to a lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials, and we cannot be certain that we will not face similar setbacks. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval or clearance of these product candidates.
In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in clinical trial procedures set forth in protocols, differences in the size and type of the patient populations, adherence to the dosing regimen and other clinical trial protocols, and the rate of dropout among clinical trial participants. If the trials result in negative or inconclusive results, we or our collaborators or partners may decide, or regulators may require them, to discontinue trials of our drug candidates or conduct additional clinical trials or preclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. For these reasons, our future clinical trials may not be successful. If we fail to produce positive results in our planned preclinical studies or clinical trials of any of our product candidates, the development timeline and regulatory approval or clearance and commercialization prospects for our product candidates, and, correspondingly, our business and financial prospects, would be materially and adversely affected.
Also, we cannot guarantee that any preclinical studies or clinical trials will be conducted as planned or completed on schedule, if at all. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons, including challenges resulting from COVID-19, labor shortages, and global supply chain interruptions. Any inability to timely and successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to achieve regulatory and commercialization milestones. In addition, if we make manufacturing or formulation changes to our product candidates, we may need to conduct additional testing to bridge our modified product candidate to earlier versions. Our product development costs will also increase if we experience delays in testing or obtaining marketing approvals or clearances.
Delays in clinical trials are common and have many causes, and any delay could result in increased costs to us and could jeopardize or delay our ability to obtain regulatory approval and commence future product sales. We may also find it difficult to enroll patients in our clinical trials, which could delay or prevent the development of our product candidates.
We may experience delays in clinical trials of our drug candidates. Planned clinical trials may not begin on time, have an effective design, enroll a sufficient number of patients or be completed on schedule, if at all. Our clinical trials can be delayed for a variety of reasons, including:
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inability to raise or delays in raising funding necessary to initiate or continue a trial;

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delays in obtaining regulatory approval to commence a trial;

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delays in reaching agreement with the FDA on final trial design;

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imposition of a clinical hold for safety reasons or following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities;

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delays in reaching agreement on acceptable terms with prospective contract manufacturing organizations (“CMOs”), or contract research organizations (“CROs”), and clinical trial sites, or failure by such CMOs to complete the manufacturing of clinical trial materials or CROs to follow and carry out the clinical study protocol at each site in accordance with the terms of our agreements with them;

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delays in obtaining required IRB, approval at each site;

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difficulties or delays in having patients’ complete participation in a trial or return for post-treatment follow-up;

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clinical sites electing to terminate their participation in one of our clinical trials, which would likely have a detrimental effect on subject enrollment;

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time required to add new clinical sites; or

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delays by prospective CMOs to produce and deliver sufficient supply of clinical trial materials.

If initiation or completion of our planned clinical trials is delayed for any of the above reasons or other reasons, our development costs may increase, our regulatory approval process could be delayed and our ability to commercialize and commence sales of our drug candidates could be materially harmed, which could have a material adverse effect on our business.
In addition, identifying and qualifying patients to participate in clinical trials of our drug candidates is critical to our success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our drug candidates as well as completion of required follow-up periods. We may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics or to complete our clinical trials in a timely manner. Patient enrollment is and completion of the trials are affected by a variety of factors, including:
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severity and prevalence of the disease under investigation;

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design of the trial protocol;

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size of the patient population;

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eligibility criteria for the trial in question;

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perceived risks and benefits of the drug candidate under trial;

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proximity and availability of clinical trial sites for prospective patients;

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availability of competing therapies and clinical trials;

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efforts to facilitate timely enrollment in clinical trials;

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patient referral practices of physicians; and

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ability to monitor patients adequately during and after treatment.

SD-101 relies on oligonucleotide TLR agonists. Serious adverse event data relating to TLR agonists may require us to reduce the scope of or discontinue certain of our pre-clinical or clinical activities.
SD-101 is composed, in part, of TLR9 agonist CpG oligonucleotides. If SD-101 or any of our future product candidates in clinical trials or similar products from competitors produce serious adverse event data, we may be required to delay, discontinue, or modify many of our clinical trials or our clinical trial strategy. If a safety risk based on mechanism of action or the molecular structure were identified, it may hinder our ability to develop our product candidates or enter into potential collaboration or commercial arrangements. Rare diseases and a numerical imbalance in cardiac adverse events have been observed in patients in our clinical trials. If adverse event data are found to apply to our TLR agonist and/or inhibitor technology as a whole, we may be required to significantly reduce the scope of or discontinue certain of our pre-clinical or clinical activities.
Our long-term prospects are dependent on the success of our development-stage products including SD-101, which depend on regulatory approval. Failure to maintain or obtain regulatory approvals would materially and adversely impact us and our business prospects.
Our long-term prospects are dependent on SD-101, currently our sole development-stage immune-oncology product candidate, and early-stage development is inherently risky. Even if we have early indications of success in clinical development, in order to be able to market SD-101 in the United States, we must obtain approval from the FDA, and corresponding applications to foreign regulatory agencies must be approved by those agencies before we may sell the product in respective geographic areas. Obtaining FDA marketing approval and corresponding foreign applications is highly uncertain and we may fail to obtain approval, or might obtain approval in a more limited indication than sought. The FDA review process is extensive, lengthy, expensive and uncertain, and the FDA or foreign regulatory agencies may delay, limit or deny approval of our application for many reasons, including: whether the data from our clinical trials or the development program are satisfactory to the FDA or foreign regulatory agency; disagreement with the number, design, size, conduct or implementation of our clinical trials or proposed post-marketing study, or a conclusion that the data fails to meet statistical or clinical significance or safety requirements; acceptability of data generated at our clinical trial sites that are monitored by third-party CROs; and deficiencies in our manufacturing processes or facilities or those of our third-party contract manufacturers and suppliers, if any.
In the event that we determine to commercialize SD-101 outside the United States, such as in Europe, whether we can do so successfully will depend upon us receiving regulatory approval, which can be costly and time-consuming, and there is a risk that one or more regulatory bodies may require that we conduct additional clinical trials and/or take other measures which will take time and require us to incur significant additional expense. In addition, there is the risk that we may not receive approval in one or more jurisdictions.
In addition, we obtain guidance from regulatory authorities on certain aspects of our clinical development activities and seek to comply with written guidelines provided by such authorities. These discussions and written guidelines are not binding obligations on the part of the regulatory authorities and the regulatory authorities may require additional patient data or studies to be conducted. Regulatory authorities may revise or retract previous guidance during the course of a clinical trial or after the completion of the trial. The authorities may also disqualify a clinical trial from consideration in support of approval of a potential product if they deem the guidelines have not been met. The FDA or foreign regulatory agencies may determine our clinical trials or other data regarding safety, efficacy or consistency of manufacture or compliance with GMP regulations are insufficient for regulatory approval. Failure to maintain or obtain regulatory approvals would materially and adversely impact us and our business prospects.
Even if we obtain regulatory approval for our product candidates, the products may not gain market acceptance among physicians, patients, hospitals, cancer treatment centers and others in the medical community, which could materially adversely impact our business, results of operations and financial condition.
Our sole pharmaceutical product candidate, SD-101, may never be approved for marketing as a potential cancer treatment. To the extent SD-101 is approved for marketing as a potential cancer treatment, it may not become broadly accepted by physicians, patients, hospitals, cancer treatment centers and others in the medical community. Various factors will influence whether SD-101 is accepted in the market, including:
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the clinical indications for which SD-101 is approved;

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physicians, hospitals, cancer treatment centers and patients considering SD-101 as a safe and effective treatment;

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the potential and perceived advantages of SD-101 over alternative treatments;

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our ability to demonstrate the advantages of SD-101 over other cancer medicines;

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the prevalence and severity of any side effects;

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the prevalence and severity of any side effects for other precision medicines and public perception of other precision medicines;

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product labeling or product insert requirements of the FDA or other regulatory authorities;

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limitations or warnings contained in the labeling approved by the FDA;

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the timing of market introduction of SD-101 as well as competitive products;

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the cost of treatment in relation to alternative treatments;

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the availability of adequate coverage, reimbursement and pricing by third-party payors and government authorities;

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the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors and government authorities;

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relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and

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the effectiveness of our sales and marketing efforts.

If SD-101 is approved by the FDA but fails to achieve market acceptance among physicians, patients, hospitals, cancer treatment centers or others in the medical community, our business and prospects will be adversely affected. Even if SD-101 achieves market acceptance, it may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than SD-101, are more cost-effective or render SD-101 obsolete.
In addition, although SD-101 differs in certain ways from other approaches, serious adverse events or deaths in other clinical trials involving precision medicines, even if not ultimately attributable to our product candidates, could result in increased government regulation, unfavorable public perception and publicity, potential regulatory delays in the testing or licensing of our product candidates, stricter labeling requirements for those product candidates that are licensed, and a decrease in demand for any such product candidates.
If our products do not gain market acceptance among physicians, patients, hospitals, cancer treatment centers and others in the medical community, this could materially adversely impact our business, results of operations and financial condition.
Risks Related to Our Business and Industry
Changes in existing third-party coverage or our inability to secure advantageous reimbursement codes may impact our ability to sell our products, which would materially and adversely impact our business, results of operations, financial condition and prospects.
Maintaining and growing sales of TriNav, and any future product candidates, depends, in part, on the availability of coverage and adequate reimbursement from third-party payors, including government programs such as Medicare and Medicaid, private insurance plans and managed care programs. The process for determining whether a third-party payor will provide coverage for a product or procedure may be separate from the process for establishing the reimbursement rate that such a payor will pay for the product or procedure. A payor’s decision to provide coverage for a product or procedure does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product or procedure does not assure that other payors will also provide such coverage. Adequate third-party reimbursement may not be available to enable us to achieve profitability. We may be unable to sell our products on a profitable basis if third-party payors deny coverage or reduce any existing levels of payment, or if our costs of production increase faster than increases in reimbursement levels.
For example, our TPT payment for TriNav was extended on December 29, 2022, through the Consolidated Appropriations Act of 2023 and allows for reimbursement payments in the amount of $7,750 for each catheter through December 31, 2023. On June 1, 2023, we applied for a new technology APC code with CMS. We met with CMS on June 26, 2023 to review the application. If granted, the new technology APC code would allow for continuing reimbursement for the TriNav device at similar reimbursement rates for the period beginning January 1, 2024. There can be no assurance that such code will be granted or that continuing reimbursement will be available at similar reimbursement rates or at all. If TriNav does not receive adequate reimbursement, this would materially and adversely impact our business, results of operations, financial conditions, and prospects.
Additionally, the reimbursement process is complex and can involve lengthy delays. Also, third-party payors may reject, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that additional supporting documentation is necessary, or for other reasons. Retroactive adjustments by third-party payors may be difficult or cost-prohibitive to appeal, and such changes could materially reduce the actual amount we receive. Delays and uncertainties in the reimbursement process may be out of our control and could have a material adverse effect on our business, prospects, results of operations and financial condition.

Moreover, the reimbursement by third-party payors for our product and the amount that we may receive in payment for our products may be materially and adversely affected by factors we do not control, including federal or state regulatory or legislative changes, and cost-containment decisions and changes in reimbursement schedules of third-party payors or product purchasers (such as hospitals). Lack of reimbursement or any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations and financial condition. Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, we cannot be certain that the procedures using our products will be reimbursed at a cost-effective level. Nor can we be certain that third-party payors using a methodology that sets amounts based on the type of procedure performed, such as those utilized by government programs and in many privately managed care systems, will view the cost of our products to be justified so as to incorporate such costs into the overall cost of the procedure. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability. Moreover, we are unable to predict what changes will be made to the reimbursement methodologies used by third-party payors in the future.
The business and industry in which we participate are highly competitive. If we are unable to compete effectively, we will not be able to establish our products in the marketplace or maintain or grow our products’ market share in the marketplace, and as a result, our business and results of operations will be adversely impacted.
The biopharmaceutical and medical device industries are characterized by intense competition and rapid innovation. Our competitors may be able to develop other devices or drugs that are able to achieve similar or better results. Potential competitors for TriNav and SD-101 include major multinational medical device and pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Many of these competitors have substantially greater financial, technical, and other resources than we do, such as larger research and development staff, experienced marketing and manufacturing organizations, well-established sales forces, and name recognition. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. our competitors, either alone or with collaborative partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized or less costly than SD-101 or may develop proprietary technologies or secure patent protection that we may need for the development of our drug delivery technologies and products or product candidates.
The availability and price, and in the case of SD-101, if approved, its FDA-approved labeling versus that of competitors of our competitors’ products could limit the demand and the price we are able to charge for TriNav and SD-101, if approved. We may not be able to implement our business plan if the acceptance of TriNav or SD-101 is inhibited by price competition or the reluctance of physicians to switch from existing methods of treatment, or if physicians switch to other new drug or biologic products or drug delivery systems or choose to reserve TriNav and/or SD-101 for use in limited circumstances. For additional information regarding our competition, see the section titled “Our Business — Competition.”
We may, in the future, enter into material collaborations, in-licensing arrangements, joint ventures, or strategic alliances with third parties that may not result in the development of commercially viable products or the generation of significant or any future revenues. Alternatively, part of our strategy is to enter into such kinds of relationships with third parties involving our products and product candidates, and we may not be able to do so on acceptable terms or at all.
In the ordinary course of our business, we may enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances to develop and/or commercialize our products or product candidates and/or to pursue new markets. Proposing, negotiating, and implementing collaborations, in-licensing arrangements, joint ventures, and strategic alliances may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues or otherwise achieve their goals and could be terminated prior to developing any products.
Additionally, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.
Our business and growth strategy depend on the continued ability of TriNav to remain a preferred product among a community of established, board-certified physicians and other provider specialists and to expand such community. If we are unable to do so, our future growth would be limited and our business would be harmed.
Our success is dependent upon the continued ability of TriNav to remain a preferred product among a community of independent, established, board-certified physicians and other provider specialists who choose to use TriNav in their medical practice. Fulfilling our clinical and customer service obligations requires a robust supply of physicians. If we are unable to attract and engage with board-certified physicians and other healthcare professionals to expand our community, it would harm our business and ability to grow and would adversely affect our results of operations. In any particular market, the hospitals that purchase TriNav for use by these providers could demand higher payments or take other actions that could result in higher costs or difficulty meeting regulatory or accreditation requirements. our ability to develop and maintain satisfactory relationships with these providers, and to attract and engage with new providers, also may be negatively impacted by other factors not associated with us, such as changes in Medicare and/or Medicaid reimbursement levels and other pressures on healthcare providers and consolidation activity among hospitals, physician groups and healthcare providers. The failure to maintain or to secure new cost-effective contracts with the hospitals may result in a loss of or inability to grow our customer base, higher costs and/or healthcare provider community disruptions, any of which could harm our business.
We generally do not have long-term contractual commitments from our customers, and our customers may choose not to enter into new agreements with us.
We generally do not have long-term contractual commitments with our customers. Our TriNav customers can terminate many of our consignment agreements with or without cause, in some cases subject only to 30 days’ prior notice in the case of termination without cause. Although a substantial majority of our revenue is typically generated from existing customers, our engagements with our customers are typically for orders that are singular in nature. Large consignment orders may involve multiple deliveries or stages, and a customer may choose not to replace inventory with TriNav devices or may cancel or delay additional planned orders.
Even if we successfully deliver on contracted orders and maintain close relationships with our customers, a number of factors outside of our control could cause the loss of or reduction in business or revenue from our existing customers. The loss or diminution in business from any of our major customers could have a material adverse effect on our business, financial condition, results of operations and prospects. The ability of our customers to terminate agreements exacerbates the uncertainty of our future revenue. We may not be able to replace any customer that elects to terminate or not renew its contract with us.
We may be unable to effectively manage our growth or achieve anticipated growth.
The success of our future operating activities will depend upon our ability to expand our support system to meet the demands of our growing business. We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of sales and marketing, research, drug development and regulatory affairs. Due to our limited financial resources and our limited experience in managing such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. We will be required to manage multiple relationships with various customers, clinical investigators, manufacturers and suppliers, consultants and other third parties. This expansion and these expanded relationships will require us to significantly improve or replace our existing managerial, operational and financial systems, procedures and controls; to improve the coordination between our various corporate functions; and to manage, train, motivate and maintain a growing employee base. The time and costs to effectuate these steps may significantly strain our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. We may not be able to institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions, or that we will be able to properly manage, train, motivate and retain our anticipated increased employee base. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that we will be able to successfully operate acquired businesses, if any, become profitable in the future, or effectively manage any other change.
We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees could adversely affect our business.
Our future performance depends to a large extent on the continued services of members of our current management including, in particular, our Chief Executive Officer, Chief Medical Officer and Chief Financial Officer. If any of these key executive officers were to leave us, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. The unique knowledge and expertise of these individuals would be difficult to replace. In the event that we lose the continued services of such key personnel for any reason, this could have a material adverse effect on our business, operations and prospects. In addition, we will be required over the longer-term to hire highly skilled managerial, scientific and administrative personnel to fully implement our business plan and growth strategies. Due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. If we cannot attract and retain such personnel, we will be unable to develop our product candidates and achieve regulatory clearance for them, which would have a material adverse effect on our business, financial condition, and results of operations.
As of October 16, 2023, we had approximately 106 full-time employees. We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of sales and marketing, research, drug development and regulatory affairs. Competition for skilled personnel in our industry is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms, in a timely manner or at all. In particular, we have experienced a very competitive hiring environment. Many of the other biotechnology and medical device companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have provided equity incentive awards that vest over time. The value to employees of stock options or other equity awards that vest over time may be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management, scientific and development teams are at-will employees and may terminate their employment with us on short notice. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Given the stage of our programs and our plans to expand operations, our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior personnel across the organization.
Workforce shortages may continue to negatively impact our operations.
Workforce shortages have resulted in staffing challenges experienced by us and by third parties that we utilize, including but not limited to manufacturing and testing organizations, CROs and clinical trial sites. If these challenges continue for any period of time, our anticipated timing of clinical trials and product development may be delayed and our product inventory may not meet demand.
If we fail to promote, protect, and maintain our brand in a cost-effective manner, we may lose market share and our ability to commercialize our products and revenues will suffer.
Our ability to further develop our business depends on our ability to build a strong and trusted brand. We are in the process of building our brand, and once achieved, we believe that developing, protecting, and maintaining awareness of our brand in a cost-effective manner will be critical to continuing to develop our business. Successful promotion of our brand will entail broadening our brand among physicians and hospitals and will depend largely on the effectiveness of our marketing efforts and the experience of physicians who use our products and product candidates in treating their patients. Our efforts to build our brand have involved significant expense, and we expect to increase our marketing spend in the near term. These brand promotion activities may not result in increased revenue and, even if they do, any increases may not offset the expenses incurred. Additionally, the successful protection and maintenance of our brand will depend on our ability to obtain, maintain, protect and enforce trademark and other intellectual property protection for our brand. If we fail to successfully promote, protect and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote, protect and maintain our brand, we may be unable to broaden the use of our products and product candidates among physicians and hospitals, which would have an adverse effect on our business, financial condition and results of operations.
The medical device and drug development industries are characterized by rapid, continuous innovation, and if we cannot keep pace with rapid innovation in those industries, our products and product candidates will become less competitive and our ability to commercialize our products and revenues will suffer.
The medical device and drug development industries are highly competitive and characterized by rapid and significant change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete or less competitive. Many of our current and potential competitors have substantially greater financial, manufacturing, marketing and technical resources than we do. Larger competitors may have substantially larger sales and marketing operations than we have or plan to have and may have greater name recognition. This may allow those competitors to spend more time with potential customers and to focus on a larger number of potential customers, which would give them a significant advantage over the sales and marketing team we would use in making sales.
Larger competitors may also have broader product lines, which enable them to offer customers bundled purchase contracts and quantity discounts. These competitors may have more experience than we have in research and development, marketing, manufacturing, preclinical testing, conducting clinical studies, obtaining FDA and foreign regulatory approvals or certifications and marketing approved or certified products. Our competitors may discover technologies and techniques, or enter into partnerships and collaborations, to develop competing products that are more effective or less costly than our products or the products we may develop. There can be no assurance that other companies will not succeed in developing or marketing products that are more effective than our products or product candidates or that would render our products or product candidates obsolete or noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection regarding potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors. Our competitors may be better equipped than we are to respond to competitive pressures. Competition will likely intensify.
Additionally, many healthcare provider systems are consolidating to create new companies with greater market power, and we expect that to continue. As the healthcare provider systems consolidate, competition among suppliers to healthcare provider systems will become more intense. Healthcare provider systems may try to use their market power to negotiate price concessions or reductions for our products. If we reduce our prices because of consolidation in the healthcare industry, our revenue would decrease and our results of operations and financial condition would suffer.
The manufacturing of our product candidates may require outsourced, custom manufacturing, and we may encounter difficulties in production, particularly with respect to formulation, process development or scaling up of our manufacturing capabilities. If our third-party manufacturers or suppliers encounter such difficulties, our ability to provide supply of product candidates for preclinical studies, clinical trials or products for patients, if approved, could be delayed or stopped, or we may be unable to maintain a commercially viable cost structure.
In the course of developing our product candidates, we expect that various aspects of the development program, such as manufacturing methods, may be altered along the way to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives, and any of these changes could cause our product candidates to perform differently and affect the results of planned preclinical studies or future clinical trials.
If either we or any third-party we rely on for materials used in the production of our product candidates is adversely affected by ongoing supply chain constraints, we and our third-party manufacturers may be unable to timely manufacture product candidates for our clinical trials. Although we are working to develop commercially viable manufacturing processes, doing so is a difficult and uncertain task, and there are risks associated with scaling to the level required for advanced clinical trials or commercialization, including, among others, cost overruns, potential problems with process scale up or formulation, process reproducibility, stability issues, lot consistency and timely availability of reagents or raw materials.
Any of these challenges could delay completion of preclinical studies or clinical trials, require bridging studies or trials, or the repetition of one or more studies or trials, increase development costs, delay approval of our product candidates, impair commercialization efforts, increase our cost of goods and have an adverse effect on our business, financial condition, results of operations and growth prospects.
We currently rely on, and may in the future rely on, third-party contractors, including certain sole-source suppliers and manufacturers, to supply and manufacture preclinical, clinical and commercial drug supplies for SD-101 and any future product candidates.
We do not currently have the internal infrastructure to supply or manufacture preclinical, clinical or commercial quantities of our drug candidate, SD-101. While we have a supply of SD-101 sufficient for our ongoing clinical trials, we do not currently have a supplier for SD-101. If we are not able to establish a reliable supplier for SD-101 before our supply is exhausted, our clinical trials may be delayed.
We may be unable to establish agreements and validate third-party manufacturers and suppliers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers and suppliers entails additional risks, including, but not limited to:
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reliance on the third party for sufficient quantity and quality;

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the possible breach of the manufacturing or supply agreement by the third party;

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failure to manufacture or supply SD-101 according to our specifications, schedule or at all;

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the possible mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or comparator not being properly identified;

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misappropriation of our proprietary information, including our trade secrets and know-how;

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the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us;

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the possibility of clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions; and

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the reliance on the third party for regulatory compliance, quality assurance and safety reporting.

Thus, our current and anticipated future dependence upon others for the manufacture or supply of SD-101 or other product candidates and materials may adversely affect our development timeline, our future profit margins or our ability to commercialize SD-101 or any future product candidates that receive marketing approval on a timely and competitive basis.
We may rely on certain third parties as the sole source of the materials they supply or the finished products they manufacture. We may also have sole-source suppliers for one or more of our other product candidates. Some of the active pharmaceutical ingredients (“APIs”) and other substances and materials used in our product candidates are currently available only from one or a limited number of domestic or foreign suppliers and foreign manufacturers and certain of our finished product candidates are manufactured by one or a limited number of contract manufacturers.
In the event an existing supplier or manufacturer fails to supply or manufacture, as applicable, product or product candidate on a timely basis or in the requested amount, fails to meet regulatory requirements or our specifications, becomes unavailable through business interruption or financial insolvency or loses regulatory status as an approved source, or if we or our manufacturers are unable to renew current supply agreements when such agreements expire and we do not have a second supplier, we likely would incur added costs and delays in identifying or qualifying replacement suppliers, manufacturers and materials and there can be no assurance that replacements would be available to us on a timely basis, on acceptable terms or at all. In certain cases, we may be required to get regulatory approval to use alternative suppliers and manufacturers, and this process of approval could delay the production of our products or development of product candidates indefinitely. We and our manufacturers do not currently maintain inventory of these APIs and other substances and materials. Any interruption in the supply of an API or other substance or material or in the manufacture of a finished product could have a material adverse effect on our business, financial condition, operating results and prospects.
Although we are ultimately responsible for ensuring compliance with regulatory requirements such as current Good Manufacturing Practices (“cGMPs”), we are dependent on our contract suppliers and manufacturers for day-to-day compliance with cGMPs for production. Facilities used by our contract suppliers and manufacturers to produce the APIs and other substances and materials or finished products for commercial sale must pass inspection and be approved by the FDA and other relevant regulatory authorities. our contract suppliers and manufacturers must comply with cGMP requirements enforced by the FDA through its facilities inspection program and review of submitted technical information. If our contract suppliers or manufacturers fail to achieve and maintain compliance with applicable laws and regulatory requirements, our business could be adversely affected in a number of ways, and cause, among other things:
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an inability to initiate or continue clinical trials of our product candidates under development;

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delay in submitting regulatory applications, or receiving regulatory approvals, for our product candidates;

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third-party manufacturing facilities or our own facilities to be subjected to additional inspections by regulatory authorities;

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requirements to cease distribution or to recall batches of our product candidates;

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suspension of manufacturing of our products or product candidates;

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revocation of obtained approvals; and

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inability to meet commercial demands for our products or product candidates in the event of approval.

Further, if the safety of any product or product candidate or component is compromised due to a failure to adhere to applicable laws and regulatory requirements, or for other reasons, we may not be able to successfully commercialize or obtain regulatory approval for the affected product or product candidate, and we may be held liable for injuries sustained as a result. Any of these factors could cause a delay or termination of preclinical studies, clinical trials or regulatory submissions or approvals of our product candidates and could entail higher costs or result in us being unable to effectively commercialize our approved products on a timely basis, or at all.
We expect to continue to depend on third-party contract suppliers and manufacturers for the foreseeable future, but supply and manufacturing arrangements do not guarantee that a contract supplier or manufacturer will provide services adequate for our needs. We and our contract suppliers and manufacturers may attempt to improve production processes, certain aspects of which are complex and unique, and we may encounter difficulties with new or existing processes. While we attempt to build in certain contractual obligations on such third-party suppliers and manufacturers, we may not be able to ensure that such third parties comply with these obligations. Depending on the extent of any difficulties encountered, we could experience an interruption in clinical or commercial supply, with the result that the development, regulatory approval or commercialization of our products or product candidates may be delayed or interrupted.
Our risk management processes and procedures may not be effective.
While we have dedicated resources to develop risk management processes and procedures intended to identify, measure, monitor and control the types of risk we are subject to, including liquidity risk, strategic risk, operational risk, cybersecurity risk, healthcare regulatory compliance risk, product liability risk, and reputational risk, those procedures may not be effective.
Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our business operations and strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products are introduced. If our risk management framework does not effectively identify and control our risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business, financial condition, and results of operations.
If our information technology systems or data, or those of third parties upon which we rely, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and other adverse consequences.
In the ordinary course of our business, we and the third parties upon which we rely may process sensitive data, and, as a result, we and the third parties upon which we rely face a variety of evolving threats, including but not limited to ransomware attacks, which could cause security incidents. Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive data and information technology systems, and those of the third parties upon which we rely. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors.
Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we and the third parties upon which we rely may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our services.
We and the third parties upon which we rely may be subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks (such as credential stuffing), credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications and electrical failures, earthquakes, fires, floods, and other similar threats.
In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.
Remote work has become more common and has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers, and devices outside our premises or network, including working at home, while in transit and in public locations. Additionally, future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies.
In addition, our reliance on third-party service providers could introduce new cybersecurity risks and vulnerabilities, including supply-chain attacks and other threats to our business operations. We may rely on third-party service providers and technologies to operate critical business systems to process sensitive data in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, encryption and authentication technology, employee email, and other functions. We may also rely on third-party service providers to provide other products, services, parts, or otherwise to operate our business, including clinical trial sites and investigators, contractors, manufacturers, suppliers, and consultants. our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If our third-party service providers experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if our third-party service providers fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised.
Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive data or our information technology systems, or those of the third parties upon whom we rely. A security incident or other interruption could disrupt our ability (and that of third parties upon whom we rely) to provide our services.
We may expend significant resources or modify our business activities (including our clinical trial activities) to try to protect against security incidents. Additionally, certain data privacy and security obligations may require us to implement and maintain specific security measures or industry-standard or reasonable security measures to protect our information technology systems and sensitive data.
There can be no assurance that the information security measures we have adopted will be effective. We may be unable in the future to detect vulnerabilities in our information technology systems because such threats and techniques change frequently, are often sophisticated in nature, and may not be detected until after a security incident has occurred. Further, we may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities.
Applicable data privacy and security obligations may require us to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences.
If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences, including government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive data (including personal data); litigation

(including class claims); indemnification obligations; negative publicity; reputational harm (including but not limited to damage to our patient, partner, or employee relationships); monetary fund diversions; interruptions in our operations (including availability of data and interruptions to our clinical trial operations); financial loss; delay in the development and commercialization of our products and product candidates; and other similar harms. Security incidents and attendant consequences may cause customers to stop using our services, deter new customers from using our services, and negatively impact our ability to grow and operate our business.
Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.
Natural or man-made disasters and other similar events may significantly disrupt our business, and negatively impact our business, financial condition and results of operations.
Our ability to make, move and sell products in coordination with our suppliers, manufacturers and business partners is critical to our success. Damage or disruption to our collective supply, manufacturing or distribution capabilities resulting from weather, any potential effects of climate change, natural disasters, pandemics or other outbreaks of contagious diseases, fire, explosion, cyber-attacks, terrorism, strikes, repairs or enhancements at facilities manufacturing or delivering TriNav or other reasons could impair our ability to manufacture, sell or timely deliver TriNav to customers and patients. Further, such damage or disruption to the supply, manufacturing, or trial sites of SD-101 could impair our ability to complete our clinical trials on a timely basis, if at all.
We rely on a limited number of third-party suppliers and manufacturers. Adverse events affecting such suppliers or manufacturers may limit our ability to obtain the materials they supply or manufacture for us, or alternatives at competitive prices, or at all. Competitors can be affected differently by weather conditions and natural disasters depending on the location of their suppliers and operations. Failure to take adequate steps to reduce the likelihood or mitigate the potential impact of such events, or to effectively manage such events if they occur, particularly when materials are sourced from a single location or supplier or produced by a single manufacturer, could adversely affect our business, financial condition, results of operations and/or require additional resources to restore our supply chain or manufacturing capabilities, as applicable.
Any acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions could fail to achieve strategic objectives, disrupt our ongoing operations, result in operating difficulties, liabilities and expenses, harm our business, or negatively impact our results of operations.
We may evaluate and consider strategic transactions, combinations, acquisitions, dispositions, joint ventures or similar transactions. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be successful in negotiating favorable terms and/or consummating the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction. Any strategic transaction, combination, acquisition, disposition, joint venture or similar transaction will involve risks encountered in business relationships, including:
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difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

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inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

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difficulties in retaining, training, motivating and integrating key personnel;

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diversion of management’s time and resources from our normal daily operations;

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difficulties in successfully incorporating licensed or acquired technology and rights into our operations;

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difficulties in maintaining uniform standards, controls, procedures, and policies within the combined organizations;

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difficulties in retaining relationships with customers, employees, and suppliers of the acquired business;

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risks of entering markets in which we have no or limited prior experience;

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regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

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assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights, or increase our liability;

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failure to successfully further develop any acquired product candidates or technology;

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liability for activities of the acquired or disposed of business before the acquisition or disposition, including patent and trademark infringement claims, violations of laws, regulatory actions, commercial disputes, tax liabilities, assumed debt and other known and unknown liabilities;

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difficulty in separating assets and replacing shared services;

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potential disruptions to our ongoing businesses; and

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unexpected costs and unknown risks and liabilities associated with the specific transaction.

We may not make any strategic transactions, combinations, acquisitions, dispositions, joint ventures or similar transactions, or any future transactions, combinations, acquisitions, dispositions, joint ventures or similar transactions may not be successful, may not benefit our business strategy, may not generate sufficient revenue to offset the associated costs, or may not otherwise result in the intended benefits.
It may take us longer than expected to fully realize the anticipated benefits and synergies of these transactions, including the Business Combination, and those benefits and synergies may ultimately be smaller than anticipated or may not be realized at all, which could adversely affect our business and operating results.
Any strategic transactions, combinations, acquisitions, dispositions, joint ventures or similar transactions may also require us to issue additional equity securities, spend our cash, or incur debt (and increase our interest expense), liabilities, and amortization expenses related to intangible assets or write-offs of goodwill, which could adversely affect our results of operations and the interests of holders of our indebtedness and dilute the economic and voting rights of our stockholders.
In addition, we cannot assure you that any future acquisition of new businesses, products, product candidates or technologies will lead to the successful integration of any products, product candidates or technologies acquired with our existing operations or the successful development of new or enhanced products or that any new or enhanced products, if developed, will achieve market acceptance or prove to be profitable. Further, we may also choose to divest certain businesses or product lines that no longer fit with our strategic objectives. If we decide to sell assets or a business, we may have difficulty obtaining terms acceptable to us in a timely manner, or at all. Additionally, the terms of such potential transactions may expose us to ongoing obligations and liabilities.
Risks Related to Our Legal and Regulatory Environment
We are subject to numerous complex regulatory requirements, and failure to comply with these regulations, or the cost of compliance with these regulations, may harm our business.
The research, pre-clinical testing, clinical trials, manufacturing, marketing and distribution of medical devices, human drugs and biologics and combination products are subject to regulation by numerous governmental authorities in the United States and other jurisdictions, if we desire to export the resulting products to such other jurisdictions. These regulations govern or affect the testing, manufacture, safety, effectiveness, labeling, storage, record-keeping, approval or clearance, distribution, advertising and promotion of product candidates, as well as safe working conditions. In some cases, the FDA requirements have increased the amount of time and resources necessary to develop new products and bring them to market in the United States. The FDA and foreign regulatory authorities have substantial discretion to require additional testing, to delay or withhold registration and marketing approval or clearance and to otherwise preclude distribution and sale of a product. In addition, regulatory approval or clearance could impose limitations on the indicated or intended uses for which product candidates may be marketed, and impose post-approval requirements. Our failure to obtain approval or clearance, significant delays in the approval or clearance process, or our failure to maintain approval or clearance in any jurisdiction will prevent us from selling any applicable products in that jurisdiction. We would not be able to realize revenues for those new products in any jurisdiction where we do not have approval or clearance.
Even after a product candidate has been approved, the FDA and comparable governmental authorities subject such product to continuing review and regulatory requirements including, for example, the reporting of safety issues or adverse events associated with use of an approved drug or cleared or approved device. These authorities may, in certain circumstances, require us to conduct and report the results of certain clinical studies or trials and to commit to voluntarily conducting additional clinical trials. Developments following regulatory approval or clearance may adversely affect sales of our products.
Failure to comply with, or changes to applicable regulatory requirements may result in a variety of consequences, including the following:
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restrictions on our products or the manufacturing processes of such products;

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warning letters, untitled letters and cyber letters;

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withdrawal of a product from the market;

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voluntary or mandatory recall of a product;

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fines;

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suspension or withdrawal of regulatory approvals or clearances for a product;

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suspension of any ongoing clinical trials;

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refusal to permit the import or export of our products;

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refusal to approve pending applications or supplements to approved applications that we submit;

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requiring us to conduct additional clinical trials, change our product labeling or submit additional applications for marketing authorization;

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denial of permission to file an application or supplement in a jurisdiction;

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debarment, exclusion from participation in federal healthcare programs, exclusion or debarment from government contracting, consent decrees, or corporate integrity agreements;

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seizure or detention of products; and

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injunctions or the imposition of civil or criminal penalties against us.

More stringent oversight by the FDA and other agencies in recent years has resulted in increased enforcement activity, which increases our compliance risk.
To the extent that we or our partners do not perform particular regulated functions themselves but contract out to third parties, including contract manufacturers, contract research organizations, clinical trial sites, and laboratories, we or our partners may be held responsible for such third parties’ failure to follow the applicable regulatory requirements.
The complexity of a combination product that includes a drug and a medical device presents additional, unique development and regulatory challenges, which may adversely impact our development plans and our ability to obtain regulatory approval or clearance of our product candidates.
We may decide to pursue marketing authorization for a combination product comprised of drug candidates and medical devices. A combination product includes, among other possibilities, a combination of a drug and device intended to be used together, according to their proposed labeling where both are required to achieve the intended use, indication or effect.
Developing and obtaining regulatory approval or clearance for combination products pose unique challenges because they involve components that are regulated by the FDA pursuant to different regulatory frameworks and by different FDA centers. As a result, such products raise regulatory, policy and review management challenges. For example, because divisions from both FDA’s Center for Drug Evaluation and Research and FDA’s Center for Devices and Radiological Health must review submissions concerning product candidates that are combination products comprised of drug and devices, the regulatory review and approval or clearance process for these products may be lengthened. In addition, differences in regulatory pathways for each component of a combination product can impact the regulatory processes for all aspects of product development and management, including clinical investigation, marketing applications, manufacturing and quality control, adverse event reporting, promotion and advertising, user fees and post-approval modifications. Similarly, the device components of our product candidates will require any necessary approvals or clearances or other marketing authorizations or certifications in other jurisdictions, which may prove challenging to obtain.
We intend to use the FDA’s expedited drug development programs for SD-101 but may not be able to achieve expedited development or approval for this product candidate.
The FDA has established various expedited drug development programs to facilitate more rapid and efficient development, review and approval of certain types of drugs. Such programs include fast track designation, breakthrough therapy designation, accelerated approval, and priority review. We intend to use one or more expedited drug development programs for SD-101. The FDA has broad discretion on whether or not to admit a drug candidate for these programs, so even if we believe a particular product candidate is eligible for an expedited drug development program, we cannot assure you that the FDA would agree. Even if any of our product candidates is admitted to any of the expedited drug development programs, we may not experience a faster development process, review or approval compared to conventional FDA approval timelines, and the FDA may still decline to approve such product candidates.
Fast track designation is designed to facilitate the development and expedite the review of therapies for serious conditions that fill an unmet medical need. Programs with fast track designation may benefit from early and frequent communications with the FDA, potential priority review and the ability to submit a rolling application for regulatory review. If any of our product candidates receive fast track designation but do not continue to meet the criteria for fast track designation, or if our clinical trials are delayed, suspended or terminated, or put on clinical hold due to unexpected adverse events or issues with clinical supply or due to other issues, we will not receive the benefits associated with the fast track program. Fast track designation alone does not guarantee qualification for the FDA’s priority review procedures.
FDA may award breakthrough therapy designation to a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Designation as a breakthrough therapy is within the discretion of the FDA. Even if one or more of our product candidates qualify as breakthrough therapies pursuant to FDA standards, the FDA may later decide that the product no longer meets the conditions for qualification. Thus, even though we may seek breakthrough therapy designation for one or more of our current or future product candidates, there can be no assurance that we will receive breakthrough therapy designation.
If any of our programs or product candidates receive fast track or breakthrough therapy designation by the FDA or similar designations by other regulatory authorities, there is no assurance that we will receive any benefits from such programs or that we will continue to meet the criteria to maintain such designation. Even if we obtain such designations, we may not experience a faster development process, review or approval compared to conventional FDA procedures. A fast track or breakthrough therapy designation does not ensure that a product candidate will receive marketing approval or that approval will be granted within any particular time frame. In addition, the FDA may withdraw any such designation if it believes that the designation is no longer supported by data from our clinical development program upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of SD-101 or any future product candidates. Any marketing approval we or our collaborators ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.
Even if we receive orphan drug designation for any of our product candidates, we may be unable to maintain the benefits associated with such designation, including the potential for market exclusivity.
Regulatory authorities in some jurisdictions, including the United States and the EU, may also designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug intended to treat a rare condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the EU, the EMA’s Committee for Orphan Medicinal Products evaluates orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the EU. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers, and it may entitle the therapeutic to exclusivity. Regulatory authorities may not grant our requests for orphan designation or may require submission of additional data before making such determination.
Even if we receive orphan drug designation for any of our product candidates, there is no guarantee that it will obtain approval or orphan drug exclusivity for such product candidates. Even if we obtain orphan drug exclusivity for any of our product candidates, that exclusivity may not effectively protect the product candidates from competition because different therapies can be approved for the same condition and the same therapy could be approved for different conditions. Even after an orphan drug is approved, the FDA can subsequently approve a different drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the disease for which it received orphan designation. On January 24, 2023, the FDA announced its intention to apply its existing regulations and long-standing approach to grant orphan drug exclusivity based on the indications for which the drug is approved rather than granting the exclusivity for the entire rare disease or condition that was the subject of the orphan drug designation, in response to the U.S. Court of Appeals for the Eleventh Circuit’s September 30, 2021, decision in Catalyst Pharms., Inc. v. Becerra. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.
Further, under the Inflation Reduction Act of 2022 (“IRA”), orphan drugs are exempted from the Medicare drug price negotiation program, but only if they have one orphan designation and for which the only approved indication is for that disease or condition. If a product receives multiple rare disease designations or has multiple approved indications, it may not qualify for the orphan drug exemption. The implementation of the IRA is currently subject to ongoing litigation challenging the constitutionality of the IRA’s Medicare drug price negotiation program. The effects of the IRA on our business and the healthcare industry in general is not yet known.

Disruptions at the FDA, SEC and other government agencies (e.g., CMS) caused by funding shortages or global health concerns could hinder our ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA and other agencies may also slow the time necessary for new medical devices, drugs or biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the United States government has shut down several times, certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.
Separately, in response to the COVID-19 pandemic, the FDA had to postpone inspections of foreign and domestic manufacturing facilities and products. While such inspections have resumed, the FDA may use remote interactive evaluations where in-person inspections are not feasible or may defer action due to factors including travel restrictions. Regulatory authorities outside the United States have adopted similar restrictions or other policy measures and may experience delays in their regulatory activities. If a prolonged government shutdown occurs, or if global health concerns prevent the FDA or other regulatory authorities from conducting business as usual or conducting inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.
Accordingly, if we or any future collaborators experience delays in obtaining approval or clearance or if we or they fail to obtain approval or clearance of SD-101 or any future product candidates, the commercial prospects for these product candidates may be harmed, and our ability to generate revenues will be materially impaired.
Even if we complete the necessary preclinical studies and clinical trials, the regulatory approval or clearance process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals or clearances for the commercialization of SD-101 or any future product candidates. If we or any future collaborators are not able to obtain, or if there are delays in obtaining, required regulatory approvals or clearances, we or they will not be able to commercialize SD-101, and our ability to generate revenue will be materially impaired.
The activities associated with SD-101 or other product candidates’ development and commercialization, including testing, manufacturing, safety, efficacy, record keeping, labeling, storage, approval or clearance, advertising, promotion, sale and distribution, export and import, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States. Additionally, in order to commercialize, develop, market and sell our products in the European Union, Canada, the United Kingdom, China or other countries and many other jurisdictions, we or our third-party collaborators must obtain separate marketing approvals or clearances and comply with numerous and varying regulatory requirements for comparable regulatory authorities in these other countries.
Failure to obtain marketing approval or clearance for SD-101 or any future product candidates will prevent us from commercializing them. We have not received approval to market SD-101 from regulatory authorities in any jurisdiction. We have limited experience in the designing of clinical trials, in obtaining authorization and in conducting clinical trials in various countries and expect to rely on third-party CROs to assist us in this process. Securing marketing approval or clearance requires the submission of extensive preclinical and clinical data and supporting information, including manufacturing information, to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy.

SD-101 or any future product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude us from obtaining marketing approval or clearance or prevent or limit commercial use. The success of our product candidates will depend on several additional factors, including:
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successful completion of preclinical studies;

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successful initiation of, patient enrollment in, and completion of clinical trials that demonstrate their safety and efficacy;

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receiving marketing approvals or clearances from applicable regulatory authorities;

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obtaining, maintaining, protecting and enforcing patent, trade secret and other intellectual property rights and regulatory exclusivity for our product candidates;

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completing any post-marketing studies required by applicable regulatory authorities;

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making and maintaining arrangements with third-party manufacturers, or establishing manufacturing capabilities, for both clinical and commercial supplies of our product candidates;

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establishing sales, marketing and distribution capabilities and successfully launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;

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the prevalence and severity of adverse events experienced with our product candidates;

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acceptance of our product candidates by patients, the medical community and third-party payors;

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a continued acceptable safety profile following approval or clearance;

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obtaining and maintaining healthcare coverage and adequate reimbursement for our product candidates;

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competing effectively with other cancer therapies, including with respect to the sales and marketing of our product candidates, if approved;

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obtaining licenses to any third-party intellectual property we deem necessary or desirable; and

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obtaining any necessary third-party agreements to register SD-101 as part of a combination therapy.

Many of these factors are beyond our control, including the time needed to adequately complete preclinical studies, clinical testing and the regulatory submission process, our ability to obtain and protect intellectual property rights and changes in the competitive landscape. It is possible that none of our product candidates will ever obtain regulatory approval or clearance, even if we expend substantial time and resources seeking such approval or clearance. In addition, in many countries outside the United States, a product must be approved for reimbursement before the product can be approved for sale in that country. We or any future third-party collaborators may not obtain approvals or clearances from regulatory authorities outside the United States on a timely basis, if at all. Approvals or clearances by the FDA does not ensure approval or clearance by regulatory authorities in other countries or jurisdictions, and approval or clearance by one regulatory authority outside the United States does not ensure approval or clearance by regulatory authorities in other countries or jurisdictions or by the FDA. If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully complete clinical trials, obtain regulatory approval or clearance or, if approved, commercialize our product candidates, which would materially harm our business, financial condition, results of operations and prospects.
We may in the future develop product candidates in combination with other therapies and that may expose us to additional risks.
We may develop future product candidates for use in combination with one or more currently approved therapies. Even if any product candidate we develop was to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or similar foreign regulatory authorities could revoke approval of the therapy used in combination with our product candidate or that safety, efficacy, manufacturing or supply issues could arise with these existing therapies. Combination therapies are commonly used for the treatment of cancer, and we would be subject to similar risks if we develop any of our product candidates for use in combination with other drugs or for indications other than cancer. This could result in our products being removed from the market or being less successful commercially.
We may also evaluate our product candidates in combination with one or more other therapies that have not yet been approved for marketing by the FDA or similar foreign regulatory authorities. We will not be able to market and sell our product candidates we develop in combination with any such unapproved therapies that do not ultimately obtain marketing approval.
If the FDA or similar foreign regulatory authorities do not approve or revoke the approval of these other drugs, or if safety, efficacy, manufacturing or supply issues arise with the drugs that we choose to evaluate in combination with our product candidates, we may be unable to obtain approval of or market our product candidates.
Even if we obtain regulatory approval or clearance for SD-101 or any future product candidates, such product candidates will remain subject to ongoing regulatory oversight.
Even if we obtain regulatory approval or clearance for any of our product candidates, they will be subject to extensive and ongoing regulatory requirements for manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, sampling and record-keeping. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP regulations and GCPs, for any clinical trials that we conduct post-approval, all of which may result in significant expense and limit our ability to commercialize such products. In addition, any regulatory approvals or clearances that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product candidate may be marketed or to the conditions of approval or clearance, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, that may require surveillance requirements regarding monitoring the safety and efficacy of the product candidate. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval or clearance for any future product candidates we may develop, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. However, if we are found to have promoted such off-label uses, we may become subject to significant liability. The FDA may also require a Risk Evaluation and Mitigation Strategies (“REMS”) as a condition of approval of our product candidates, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.
The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval or clearance of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval or clearance that we may have obtained and we may not achieve or sustain profitability. Moreover, if there are changes in the application of legislation or regulatory policies, or if problems are discovered with a product or our manufacture of a product, or if we or one of our distributors, licensees or co-marketers fails to comply with regulatory requirements, the regulators could take various actions. These include:
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issuing warning or untitled letters;

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seeking an injunction or imposing civil or criminal penalties or monetary fines;

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suspension or imposition of restrictions on operations, including product manufacturing;

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seizure or detention of products, refusal to permit the import or export of products or request that we initiate a product recall;

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suspension or withdrawal of our marketing authorizations;

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suspension of any ongoing clinical trials;

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refusal to approve pending applications or supplements to applications submitted by us; or

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requiring us to conduct additional clinical trials, change our product labeling or submit additional applications for marketing authorization.

If any of these events occurs, our ability to sell such product may be impaired, and we may incur substantial additional expense to comply with regulatory requirements, which could harm our business, financial condition, results of operations and prospects.
In particular for TriNav and the pancreatic retrograde venous infusion (“PRVI”) device and any future medical device product candidate, we and our third-party suppliers are required to comply with the FDA’s Quality System Regulation (“QSR”). These FDA regulations cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. If we or our manufacturers fail to adhere to QSR requirements in the United States, this could delay production of our products and lead to fines, difficulties in obtaining regulatory clearances, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could, in turn, have a material adverse effect on our financial condition or results of operations.
In addition, the FDA assesses compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in any of the enforcement actions listed above. Any of these sanctions could have a material adverse effect on our reputation, business, results of operations and financial condition. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements, which could result in our failure to produce our products on a timely basis and in the required quantities, if at all.
If any of our product candidates receives marketing approval or clearance and we or others later discover that the product is less effective than previously believed or causes undesirable side effects that were not previously identified, our ability to market the product could be compromised.
Clinical trials of our product candidates are conducted in carefully defined subsets of patients who have agreed to enter into clinical trials. Consequently, it is possible that our clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects. If one or more of our product candidates receives regulatory approval or clearance, and we or others later discover that such product candidates are less effective than previously believed, or cause undesirable side effects, a number of potentially significant negative consequences could result, including:
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withdrawal or limitation by regulatory authorities of approvals or clearances of such product;

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seizure of the product by regulatory authorities;

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recall of the product;

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restrictions on the marketing of the product or the manufacturing process for any component thereof;

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requirement by regulatory authorities of additional warnings on the label, such as a “black box” warning or contraindication;

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requirements that we implement a REMS or create a medication guide outlining the risks of such side effects for distribution to patients;

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commitment to expensive additional safety studies prior to approval or clearance or post-marketing studies required by regulatory authorities of such product;

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adverse impact on the product’s competitiveness;

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initiation of regulatory investigations and government enforcement actions;

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initiation of legal action against us to hold us liable for harm caused to patients; and

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harm to our reputation and resulting harm to physician or patient acceptance of our products.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could harm our business, financial condition, results of operations and prospects.
Healthcare reform and other governmental and private payor initiatives may have an adverse effect upon, and could prevent, the commercial success of our products or product candidates.
In the U.S. and in certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably, such as the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, or collectively the Affordable Care Act (“ACA”).
Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect that there will be additional challenges and amendments to the ACA in the future. For example, the former Trump administration issued various Executive Orders which eliminated cost-sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices, and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. Further, on December 20, 2019, the Further Consolidated Appropriations Act (H.R. 1865), which repeals the Cadillac tax, the health insurance provider tax, and the medical device excise tax, was signed into law. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. We cannot predict what effect further changes to the ACA would have on our business, especially under the Biden administration.
Other legislative changes have been proposed and adopted in the U.S. since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach the required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2032 unless additional congressional action is taken.
There has been increasing legislative and enforcement interest in the U.S. with respect to prescription-pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. The HHS has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. It is unclear what effect such legislative and enforcement interest may have on prescription devices. Further, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify the prior administration’s executive and administrative actions.
We expect that these and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on reimbursement price that we receive for any cleared, authorized, or approved device, which could have an adverse effect on patients for our products or product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.
There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels in the U.S. directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory clearance, authorization, or approval and that may affect our overall financial condition and ability to develop product candidates. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our current or any future product candidates that we may develop may lose any regulatory clearance, authorization, or approval that may have been obtained and we may not achieve or sustain profitability.
TriNav and the PRVI device must be manufactured in accordance with federal and foreign regulations, and we or any of our suppliers or third-party manufacturers could be forced to recall the products or terminate production if we fail to comply with these regulations.
The design, manufacture and marketing of medical devices involve certain inherent risks. Manufacturing or design defects, component failures, unapproved or improper use of our products, or inadequate disclosure of risks or other information relating to the use of our products can lead to injury or other serious adverse events. The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. For the FDA, the authority to require a recall must be based on a finding that there is reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated. A government-mandated or voluntary recall by us or one of our international distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or another third-country competent authority. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA or another third-country competent authority. If the FDA disagrees with our determinations, the FDA could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report recalls. We are also required to follow detailed recordkeeping requirements for all firm-initiated medical device corrections and removals.
If treatment guidelines for the cancer indications that we are targeting change or the standard of care evolves, we may need to redesign our preclinical or clinical trials of, or seek new marketing authorization from, the FDA for any approved products.
If treatment guidelines for the cancer indications that we are targeting change or the standard of care evolves, We may need to redesign TriNav, the PRVI device or any product candidates and seek new clearances or approvals from the FDA for any approved products. Our 510(k) clearances from the FDA for TriNav, TriNav Large and the PRVI device are based on current treatment guidelines. If treatment guidelines change so that different treatments become desirable, the clinical utility of TriNav and the PRVI device could be diminished, and our business could suffer. Competition by other forms of cancer treatment, for example, the development of new and more efficacious systemic therapies, could reduce the use of regional therapy as a standard of care in certain indications. Changes in treatment guidelines or standard of care may also impact product coverage and/or reimbursement by payers.
Changes in methods of product candidate manufacturing or formulation may result in additional costs or delays.
As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval or clearance and commercialization, it is common that various aspects of the development activities, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results.

Any of these changes could cause SD-101 or any future product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, including comparability testing, to bridge earlier clinical data obtained from SD-101 produced under earlier manufacturing methods or formulations, and regulatory authorities may disagree on the interpretation of results from this testing. This could delay the completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of SD-101 or any future product candidates and jeopardize our ability to commence sales and generate revenue.
Our relationships with customers, physicians, and third-party payors are subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.
Healthcare providers, including physicians and third-party payors in the United States and elsewhere, will play a primary role in the recommendation of TriNav and the PRVI device and prescription of any product candidates for which we obtain marketing approval or clearance. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers and third-party payors subject us to various federal and state fraud and abuse laws, data privacy and security laws, transparency laws and other healthcare laws that may constrain the business or financial arrangements and relationships through which we research, sell, market, and distribute TriNav and the PRVI device, and any other any future products candidates once they have obtained marketing authorization. We are also subject to healthcare regulation and enforcement by the U.S. federal government and the states and any other countries in which we conduct our business, including our research, and the sales, marketing and distribution of TriNav, the PRVI device or any future products candidates once they have obtained marketing authorization.
Ensuring that our business arrangements with third parties comply with applicable healthcare laws and regulations will likely be costly. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm and the curtailment or restructuring of our operations.
If the physicians or other providers or entities with whom we do, or expect to do, business are found not to be in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Even if resolved in our favor, litigation or other legal proceedings relating to healthcare laws and regulations may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development, manufacturing, sales, marketing or distribution activities. Uncertainties resulting from the initiation and continuation of litigation or other proceedings relating to applicable healthcare laws and regulations could have a material adverse effect on our ability to compete in the marketplace.
We could be subject to litigation that could have an adverse effect on our business and operating results.
We are, from time to time, involved in litigation. The numerous operating hazards inherent in our business increase our exposure to litigation, which may involve, among other things, contract disputes, personal injury, environmental, employment, warranty and product liability claims, tax and securities litigation, patent infringement and other intellectual property claims and litigation that arises in the ordinary course of business. our management cannot predict with certainty the outcome or effect of any claim or other litigation matter. Litigation may have an adverse effect on us because of potential negative outcomes such as monetary damages or restrictions on future operations, the costs associated with defending the lawsuits, the diversion of management’s resources and other factors.
Potential product liability lawsuits against us could cause us to incur substantial liabilities and limit commercialization of any products that we may develop.
We are developing additional sizes of, and uses for, the TriNav device. Our product candidates may be used in connection with medical procedures in which it is important that those products function with precision and accuracy. If our existing TriNav device or our product candidates, if approved, do not function as designed, or are designed improperly, we may be forced by regulatory agencies to withdraw such products from the market. In addition, the use of our product candidates in clinical trials, the sale of any products for which we obtain marketing approval, and other liability risks that are inherent in the testing, manufacturing, marketing and sale of medical devices exposes us to the risk of product liability claims. Product liability claims might be brought against us by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated adverse effects. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs, which may not be covered by insurance. Claims or losses in excess of any product liability insurance coverage that we may obtain could have a material adverse effect on our business, financial condition and results of operations. In addition, regardless of merit or eventual outcome, product liability claims may result in:
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impairment of our business reputation and significant negative media attention;

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withdrawal of participants from our clinical trials;

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injury to our reputation;

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initiation of investigations by regulators;

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significant costs to defend the related litigation and related litigation;

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distraction of management’s attention from our primary business;

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substantial monetary awards to patients or other claimants;

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inability to commercialize a product candidate;

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product recalls, withdrawals or labeling, marketing or promotional restrictions;

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exhaustion of any available insurance and our capital resources, and the inability to commercialize any product candidate;

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decreased demand for a product candidate, if approved for commercial sale; and

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loss of revenue.

Although we currently carry clinical trial insurance and product liability insurance which we believe to be reasonable, such insurance may not be adequate to cover all liability that we may incur. An inability to renew our policies or to obtain sufficient insurance at an acceptable cost could prevent or inhibit the commercialization of pharmaceutical products that we develop, alone or with collaborators.
We may be subject to stringent and evolving U.S. and foreign laws, regulations, rules, contractual obligations, policies and other obligations related to data privacy and security. Our actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and other adverse business consequences.
In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, “processing”) personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, sensitive third-party data, business plans, transactions, financial information and patient data (collectively, “sensitive data”).

Our data processing activities may subject us to data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.
In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). For example, the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), imposes specific requirements relating to the privacy, security, and transmission of individually identifiable health information.
Other states, such as Virginia and Colorado, have also passed comprehensive privacy laws, and similar laws are being considered in several other states, as well as at the federal and local levels. While these states also exempt some data processed in the context of clinical trials through laws like the California Consumer Privacy Act, these developments may further complicate compliance efforts, and may increase legal risk and compliance costs to us and the third parties upon whom we rely. Outside the United States, an increasing number of laws, regulations, and industry standards may govern data privacy and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”) imposes strict requirements for processing personal data, and, under the EU GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests.
In addition, we may be unable to transfer personal data from Europe and other jurisdictions to the United States or other countries due to data localization requirements or limitations on cross-border data flows. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the United Kingdom (“UK”) have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA and UK’s standard contractual clauses, these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for us to transfer personal data from the EEA, the UK, or other jurisdictions to the United States, we could face significant adverse consequences.
In addition to data privacy and security laws, we may be contractually subject to industry standards adopted by industry groups and may become subject to such obligations in the future. We may also be bound by other contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful.
We may publish privacy policies, marketing materials, and other statements, such as compliance with certain certifications or self-regulatory principles, regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators, or other adverse consequences.
Obligations related to data privacy and security are quickly changing, becoming increasingly stringent, and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources and may necessitate changes to our services, information technologies, systems, and practices and to those of any third parties that process personal data on our behalf.
We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties on whom we rely may fail to comply with such obligations, which could negatively impact our business operations. If we or the third parties on which we rely fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims); additional reporting requirements and/or oversight; bans on processing personal data; orders to destroy or not use personal data; and imprisonment of company officials. Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: loss of customers; interruptions or stoppages in our business operations (including, as relevant, clinical trials); inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.
Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.
We operate in multiple jurisdictions and are subject to tax laws and regulations of the U.S. federal, state and local and non-U.S. governments. U.S. federal, state and local and non-U.S. tax laws and regulations are complex and subject to change and varying interpretations. U.S. federal, state and local and non-U.S. tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on our financial condition and results of operations. Further, future changes to U.S. federal, state and local and non-U.S. tax laws and regulations could increase our tax obligations in jurisdictions where we do business or require us to change the manner in which we conduct some aspects of our business.
Our ability to use our net operating loss carryforwards and certain other tax attributes is limited.
We have incurred financial losses during our history. Unused federal net operating losses (“NOLs”) for taxable years beginning before January 1, 2018, may be carried forward to offset future taxable income, if any, until such unused NOLs expire. Under current law, federal NOLs incurred in taxable years beginning after December 31, 2017, can be carried forward indefinitely, but the deductibility of such federal NOLs in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal tax laws.
In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes (such as research tax credits) to offset its post-change income or taxes may be limited. We have experienced ownership changes in the past and may experience ownership changes in the future as a result of subsequent shifts in our stock ownership (some of which shifts are outside our control). As a result, if we earn net taxable income, our ability to use our pre-change NOLs to offset such taxable income will be subject to limitations. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. These factors could limit our ability to use our NOLs and other tax attributes, which could adversely affect our future cash flows or results of operations.
Risks Related to Our Intellectual Property
Failure to obtain, adequately protect, maintain or enforce our intellectual property rights could substantially harm our business and results of operations.
Our success depends in part on our ability to obtain and maintain protection for our owned and in-licensed intellectual property rights and proprietary technology. We rely on a combination of patents, trademarks, trade secret protection and confidentiality agreements, including in-licenses of intellectual property rights of others, to protect our current or future platform technologies, products, product candidates, methods used to manufacture our current or future product candidates and methods for treating patients using our current or future product candidates.
We own or in-license patents and patent applications relating to our platform technologies, products and product candidates. There is no guarantee that any patents covering our platform technologies or product candidates will issue from the patent applications we own, in-license or may file in the future, or, if they do, that the issued claims will provide adequate protection for our platform technologies or product candidates, or any meaningful competitive advantage. Further, there cannot be any assurance that such patents issued will not be infringed, designed around, invalidated by third parties or effectively prevent others from commercializing competitive technologies, products or product candidates.
The patent prosecution process is expensive, complex and time-consuming. Patent license negotiations also can be complex and protracted, with uncertain results. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent applications that we own or in-license may fail to result in issued patents, and, even if patents are issued, such patents may not cover our current or future technologies or product candidates in the United States or in other countries or provide sufficient protection from competitors. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. We do not have exclusive control over the preparation, filing and prosecution of patent applications under certain of our in-license agreements, and we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents that we out-licenses to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Even if our owned or in-licensed patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative product candidates in a non-infringing manner.
Further, although we make reasonable efforts to ensure patentability of our inventions, we cannot guarantee that all of the potentially relevant prior art relating to our owned or in-licensed patents and patent applications has been found. For example, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, and in some cases not at all. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our product candidates, or the use of our technologies. We thus cannot know with certainty whether we or our licensors were the first to file for patent protection of such inventions. In addition, the United States Patent and Trademark Office (“USPTO”) might require that the term of a patent issuing from a pending patent application be disclaimed and limited to the term of another patent that is commonly owned or names a common inventor. There is no assurance that all potentially relevant prior art relating to our owned or in-licensed patent applications has been found. For this reason, and because there is no guarantee that any prior art search is correct and comprehensive, we may be unaware of prior art that could be used to invalidate an issued patent or to prevent our owned or in-licensed patent applications from issuing as patents. Invalidation of any of our patent rights, including in-licensed patent rights, could materially harm our business.
Moreover, the patent positions of biotechnology and medical device companies like us are generally uncertain because they may involve complex legal and factual considerations that have, in recent years, been the subject of legal development and change. The relevant patent laws and their interpretation, both inside and outside of the United States, are also uncertain. Changes in either the patent laws or their interpretation in the United States and other jurisdictions may diminish our ability to protect our platform technology or product candidates and could affect the value of such intellectual property. Our ability to stop third parties from making, using, selling, offering to sell or importing products that infringe, misappropriate or otherwise violate our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our platform technology, product candidates, inventions and improvements. We cannot guarantee that patents will be granted with respect to any of our owned or licensed pending patent applications or with respect to any patent applications we may file or license in the future, nor can we be sure that any patents that may be granted to us or our licensors in the future will be commercially useful in protecting our products, the methods of use or manufacture of those products. Additionally, third parties, including our former employees and collaborators, may challenge the ownership or inventorship of our patent rights to claim that they are entitled to ownership and inventorship interest, and we may not be successful in defending against such claims. However, we are not currently facing any such challenges. Moreover, issued patents do not guarantee the right to practice our technology in relation to the commercialization of our products. Issued patents only allow us to block — in some cases — potential competitors from practicing the claimed inventions of the issued patents.
The issuance, scope, validity, enforceability and commercial value of our pending patent rights are uncertain. The standards applied by the USPTO and foreign patent offices in granting patents are not always certain and moreover, are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in patents. our pending and future patent applications may not result in patents being issued in the United States or in other jurisdictions which protect our technology or products or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our owned or in-licensed patent applications or narrow the scope of any patent protection we may obtain from our owned or in-licensed patent applications. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States.
Further, patents and other intellectual property rights in the pharmaceutical, biotechnology and medical device space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent us from commercializing our product candidates and any future product candidates and practicing our proprietary technology, and any issued patents may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for our products, product candidates and any future product candidates. In addition, the scope of the rights granted under any issued patents may not provide us with protection or competitive advantages against competitors or other parties with similar technology. Additionally, our competitors may initiate legal proceedings, such as declaratory judgment actions in federal court or reexaminations or an inter partes review at the USPTO in an attempt to invalidate or narrow the scope of our patents. However, we are not currently facing any such proceedings. Furthermore, our competitors or other parties may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, we may face competition with respect to our products, product candidates and any future product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent protection for such product candidate may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.
Even if patents do successfully issue from our owned or in-licensed patent application, and even if such patents cover our current or any future products or product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any current or future products or product candidates that we may develop. Likewise, if patent applications we own or have in-licensed with respect to our development programs and current or future products or product candidates fail to issue, if their breadth or strength is threatened, or if they fail to provide meaningful exclusivity, other companies could be dissuaded from collaborating with us to develop current or future products or product candidates. Lack of valid and enforceable patent protection could threaten our ability to commercialize current or future products and could prevent us from maintaining exclusivity with respect to the invention or feature claimed in the patent applications. Any failure to obtain or any loss of patent protection could have a material adverse impact on our business and ability to achieve profitability may be unable to prevent competitors from entering the market with a product that is similar or identical to any of our products or current or potential future product candidates or from utilizing technologies similar to those in our products or current product candidates.

The filing of a patent application or the issuance of a patent is not conclusive as to our ownership, inventorship, scope, patentability, validity or enforceability. Issued patents and patent applications may be challenged in the courts and in the patent office in the United States and abroad. For example, our patent applications or patent applications filed by our licensors, or any patents that grant therefrom, may be challenged through third-party submissions, opposition or derivation proceedings. By further example, any issued patents that may result from our owned or in-licensed patent applications may be challenged through reexamination, inter partes review or post-grant review proceedings before the USPTO, or in declaratory judgment actions or counterclaims. An adverse determination in any such submission, proceeding or litigation could prevent the issuance of, reduce the scope of, invalidate or render unenforceable our owned or in-licensed patent rights, result in the loss of exclusivity, limit our ability to stop others from using or commercializing similar or identical products and product candidates, or allow third parties to compete directly with us without payment to us. In addition, if the breadth or strength of protection provided by any patents that might result from our owned or in-licensed patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future products or product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Moreover, we currently co-own certain patents and patent applications with third parties and may in the future co-own additional patents and patent applications with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent application, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. We may need the cooperation of any such co-owners to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business prospects and financial conditions.
Our in-licensed patent rights may be subject to a reservation of rights by one or more third parties, such as the U.S. government. In addition, our rights in such inventions may be subject to certain requirements to manufacture product candidates embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.
The expiration or loss of patent protection may adversely affect our future revenues.
We rely on patent, trademark, trade secret and other intellectual property protection in the discovery, development, manufacturing and sale of our products and product candidates. In particular, patent protection is important in the development and eventual commercialization of our product candidates. Patents covering our product candidates normally provide market exclusivity, which is important in order to improve the probability that our product candidates are able to become profitable. Our commercial success will depend in large part on our ability to obtain and maintain patent and other intellectual property protection in the U.S. and other countries with respect to our products and product candidates.
The patent positions of biotechnology and medical device companies generally are highly uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of any patents that issue are highly uncertain. The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside the U.S. Further, the examination process may require us to narrow the claims of pending patent applications, which may limit the scope of patent protection that may be obtained if these applications issue. The rights that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we are unable to obtain and maintain patent protection for our products and product candidates, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our products and product candidates may be impaired.
As of October 4, 2023, we owned at least 122 registered patents. Our issued U.S. patents expire between 2023 and 2040. All of our solely-owned granted U.S. and foreign patents that relate to composition of matter for SD-101 will expire in December 2023. Upon expiration of the patents covering SD-101, third parties, including other biopharmaceutical companies, will be able to obtain or use SD-101 other than to the extent we have other patent protection, including through our method of use patents for pressure controlled therapeutic delivery. In addition, certain of our patents relating to the use of TriNav will expire beginning in 2031, with additional patents relating to TriNav expiring in 2036 and 2038. While we are seeking additional patent coverage, there can be no assurances that such additional patent protection will be granted, or if granted, that these patents will not be infringed upon or otherwise held enforceable. Even if we are successful in obtaining a patent, patents have a limited lifespan. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. We also intend to apply for orphan drug designation and orphan designation in the U.S. and EU, respectively, which, if granted, would extend the exclusivity period beyond the initial five years of regulatory exclusivity from the date of approval in the U.S. and beyond the eight years of data exclusivity from the date of approval in Europe; however, there can be no assurance that we will ever obtain approval or orphan drug exclusivity for such product candidates. Without patent protection of our product candidates, we may be open to competition from generic versions of such methods and compositions. As of October 4, 2023, we have at least 69 pending patent applications and four U.S. provisional patent applications. We do not know whether any of our patent applications will result in issued patents or, if any of our patent applications do issue, whether such patents will protect our technology and drugs, in whole or in part, or whether such patents will effectively prevent others from commercializing competitive technologies and products. Even if we are successful in obtaining a patent, patents have a limited lifespan. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection of our product candidates, we may be open to competition from generic versions of such methods and compositions.
There is no guarantee that any of our issued or granted patents will not later be found invalid or unenforceable. Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing drugs similar or identical to our product candidates. Furthermore, as our issued patents expire, the risk that competitors may be able to circumvent our remaining patents by developing similar or alternate technologies or products in a non-infringing manner is increased.
If we do not obtain protection under the Hatch-Waxman Amendments by extending the patent term, our business may be harmed.
Our commercial success will largely depend on our ability to obtain and maintain patent and other intellectual property in the United States and other countries with respect to our products and product candidates. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting our product candidates might expire before or shortly after such candidates begin to be commercialized. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we are prosecuting patents.
Depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, one or more of our United States patents may be eligible for limited patent term extension, or PTE, under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Amendments”). The Hatch-Waxman Amendments permit a patent restoration term of up to five years beyond the normal expiration of the patent as compensation for patent term lost during development and the FDA regulatory review process, which is limited to the approved indication (and potentially additional indications approved during the period of extension) covered by the patent. This extension is limited to only one patent that covers the approved product, the approved use of the product, or a method of manufacturing the product. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. We may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time-period or the scope of patent protection afforded could be less than we request. Even if we are able to obtain an extension, the patent term may still expire before or shortly after we receive FDA marketing approval. If we are unable to extend the expiration date of our existing patents or obtain new patents with longer expiry dates, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data to obtain approval of competing products following expiration of our regulatory exclusivity and our patent expiration, and launch their product earlier than might otherwise be the case.
We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.
Filing, prosecuting and defending patents covering our products and product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws and practices of some foreign countries do not protect intellectual property rights, especially those relating to life sciences, to the same extent as federal and state laws in the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does and novel formulations of existing drugs and manufacturing processes may not be patentable in certain jurisdictions. Further, future licensing partners may not prosecute patents in certain jurisdictions in which we may obtain commercial rights, thereby precluding the possibility of later obtaining patent protection in these countries. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop our own products or product candidates and may also export infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and product candidates, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing with us in these jurisdictions.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology and medical device products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Furthermore, while it intends to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products and product candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate, which may have an adverse effect on our ability to successfully commercialize our products and product candidates in all of our expected significant foreign markets.
Additionally, the requirements for patentability may differ in certain countries. Generic or biosimilar drug manufacturers or other competitors may challenge the scope, validity or enforceability of our or our licensors’ patents, requiring us or our licensees or any future licensors to engage in complex, lengthy and costly litigation or other proceedings. In addition, certain countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we and our licensees or any future licensors may have limited remedies if patents are infringed or if we and our licensees or any future licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce intellectual property rights in some regions of the world may be inadequate to obtain a significant commercial advantage from our intellectual property.

We may be subject to claims that we or our employees, consultants, contractors or advisors have infringed, misappropriated or otherwise violated the intellectual property of a third party, or claiming ownership of what we regard as our own intellectual property.
Many of the contributors to our intellectual property, including patents and applications, were previously employed at universities or other biotechnology, pharmaceutical or medical device companies, including our competitors or potential competitors. Although we try to ensure that our employees do not use the intellectual property and other proprietary information, know-how or trade secrets of others in their work for us, we may be subject to claims that we or these employees have used or disclosed such intellectual property or other proprietary information. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our business.
In addition, while we typically require our employees, consultants and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact conceives or develops intellectual property that we regard as our own. To the extent that we fail to obtain such assignments, such assignments do not contain a self-executing assignment of intellectual property rights, or if such assignments are breached, we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our products or product candidates. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and scientific personnel.
Our business model may require reliance on third parties and the need to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed, and if we are unable to protect the confidentiality of our trade secrets, the value of our intellectual property could be materially adversely affected and our business would be harmed.
In addition to seeking patents for some of our products and product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, in seeking to develop and maintain a competitive position. Because we rely on third parties to manufacture our product candidates and we may collaborate with third parties on the development of our product candidates, we must, at times, share trade secrets with them. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, consultants, independent contractors, advisors, corporate collaborators, outside scientific collaborators, contract manufacturers, suppliers and other third parties. We also enter into confidentiality and invention or patent assignment agreements with employees and certain consultants. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective.
Since our inception, we have sought to contract with manufacturers to supply commercial quantities of pharmaceutical formulations. As a result, we have disclosed, under confidentiality agreements, various aspects of our technology with potential manufacturers and suppliers. We believe that these disclosures, while necessary for our business, may result in the attempt by potential manufacturers and suppliers to improperly assert ownership claims to our technology in an attempt to gain an advantage in negotiating manufacturing and supplier rights.
We cannot guarantee that our trade secrets and other proprietary and confidential information will not be disclosed or that competitors will not otherwise gain access to our trade secrets. Any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such third party, or those to whom they communicate such technology or information, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our business and competitive position could be harmed.
Trade secrets and know-how can be difficult to protect as trade secrets and know-how will over time be disseminated within the industry through independent development, the publication of journal articles, and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. If we fail to prevent material disclosure of the know-how, trade secrets and other intellectual property related to our technologies to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition. Even if we are able to adequately protect our trade secrets and proprietary information, our trade secrets could otherwise become known or could be independently discovered by our competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, in the absence of patent protection, we would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with us.
We may not be able to prevent misappropriation of our trade secrets or other proprietary and confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.
Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.
Our competitors may seek to market generic versions of SD-101 or any other product candidate for which we may in the future obtain approval by submitting ANDAs or biosimilar applications to the FDA or new products that use our approved products as the reference listed drug (“RLD”), in each case where our competitors claim that our patents are invalid, unenforceable or not infringed. Alternatively, our competitors may seek approval to market their own products that are the same as, similar to or otherwise competitive with SD-101 and any future product candidates we may develop. In these circumstances, we may need to defend or assert our patents, by means including filing lawsuits alleging patent infringement requiring us to engage in complex, lengthy and costly litigation or other proceedings. In any of these types of proceedings, a court or government agency with jurisdiction may find our patents invalid, unenforceable or not infringed. We may also fail to identify patentable aspects of our research and development before it is too late to obtain patent protection. Even if patents are valid and enforceable, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives. Furthermore, as our issued patents expire, the risk that competitors may be able to circumvent our remaining patents by developing similar or alternate technologies or products in a non-infringing manner is increased.
Additionally, competitors could purchase TriNav or our other products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights.
We have in the past been, and may in the future be, subject to claims challenging the inventorship or ownership of our patents and other intellectual property.
The issuance of a patent is not conclusive as to our inventorship, scope, validity or enforceability, and our owned and licensed patents have in the past been, and in the future may be, challenged in the courts or patent offices in the United States and abroad. For example, in October 2017, an individual filed a suit against Legacy TriSalus in the United States District Court, District of Colorado asserting joint inventorship of six patents assigned to Legacy TriSalus. The individual sought to be added as a co-inventor and co-owner of the patents in question. A stipulated dismissal order was entered in June 2021 with the court dismissing the plaintiff’s case with prejudice. In the future, we may face similar or other challenges by third parties, former employees or collaborators with respect to ownership interest in the patents and intellectual property that we own or license at the time. We could be subject to ownership disputes arising, for example, from conflicting obligations of consultants or others who are involved in developing our products or product candidates. While it is our policy to require employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as Legacy-TriSalus owned. To the extent that we license intellectual property from a third party, such licensors may face similar obstacles. In addition, we have not updated the records in certain foreign patent offices to reflect our ownership of certain foreign patents relating to SD-101, but have recorded our ownership for at least the unexpired foreign patents acquired from Dynavax relating to composition of matter for SD-101 in Australia, Canada, Austria, Germany, Denmark, Estonia, United Kingdom, Hong Kong, Ireland, Luxembourg, Portugal, New Zealand, and Singapore. Failure to update such ownership may result in a purchaser potentially acquiring rights in such patents that are adverse to our interests. Litigation may be necessary to defend against any claims challenging inventorship or ownership and such litigation may be costly. If we fail in defending any such claims, we may have to pay monetary damages and may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property, which could adversely impact our business, results of operations and financial condition.
We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our products and product candidates.
To the extent undertaken, we cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is or may be relevant to or necessary for the commercialization of our products and product candidates in any jurisdiction. Patent applications in the United States and elsewhere are not published until approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. In addition, certain United States patent applications can remain confidential until patents issue. Therefore, patent applications covering our products and product candidates could have been filed by others without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our product candidates or the use of our products and product candidates.
The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our products and product candidates. We may incorrectly determine that our products or product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, and our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products and product candidates.
If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our products or product candidates that are held to be infringing. We might, if possible, also be forced to redesign products or product candidates so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.
Our intellectual property agreements with third parties may be subject to disagreements over contract interpretation, which could narrow the scope of our rights to the relevant intellectual property or technology or increase our financial or other obligations to our licensors.
Certain provisions in our intellectual property agreements may be susceptible to multiple interpretations. Disputes may arise between us and any of these counterparties regarding intellectual property rights that are subject to such agreements, including, but not limited to:

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the scope of rights granted under the agreement and other interpretation-related issues;

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whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the agreement;

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our right to sublicense patent and other rights to third parties;

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our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations;

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the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners;

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our right to transfer or assign our license; and

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the effects of termination.

The resolution of any contract interpretation disagreement that may arise could affect the scope of our rights to the relevant intellectual property or technology, or affect financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
If we fail to comply with our obligations under any agreements, we may be required to pay damages and could lose intellectual property rights that are necessary or useful for developing and protecting our product candidates.
Dynavax has represented to us that we were given all intellectual property rights related to SD-101 pursuant to the Dynavax Agreement. Pursuant to the Dynavax Agreement, we are obligated to pay up to $250 million upon the achievement of certain development, regulatory, and commercial milestones and low double-digit royalties based on potential future net sales of products containing the SD-101 compound. Additionally, we are responsible for prosecution and maintenance of the acquired patents with obligations to keep Dynavax reasonably informed of the status thereof. Any future collaboration agreements or license agreements we enter into are likely to impose various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. If we breach any such material obligations, or use the intellectual property licensed to us in an unauthorized manner, we may be required to pay damages and any licensor may have the right to terminate the license, which could result in us being unable to develop, manufacture and sell products that are covered by the licensed technology, or having to negotiate new or reinstated licenses on less favorable terms, or enable a competitor to gain access to the licensed technology.
Intellectual property rights do not necessarily address all potential threats to our business.
Once granted, patents may remain open to opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices or similar proceedings for a given period after allowance or grant, during which time third parties can raise objections against such grant. In the course of such proceedings, which may continue for a protracted period of time, the patent owner may be compelled to limit the scope of the allowed or granted claims thus attacked, or may lose the allowed or granted claims altogether. In addition, the degree of future protection afforded by our intellectual property rights is uncertain because even granted intellectual property rights have limitations, and may not adequately protect our business. The following examples are illustrative:
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others may be able to make formulations that are similar to our product candidates or other formulations but that are not covered by the claims of our patents that we own or have exclusively licensed;

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the patents of third parties may have an adverse effect on our business;

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we or any current or future strategic partners and/or collaborators might not have been the first to conceive or reduce to practice the inventions covered by the issued patent or pending patent application that we own;

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we or any of our current or future strategic partners and/or collaborators might not have been the first to file patent applications covering certain of our inventions;

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others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

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it is possible that our pending patent applications will not lead to issued patents;

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issued patents that we may own or that we exclusively license in the future may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

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patent protection on our product candidates may expire before we are able to develop and commercialize the product, or before we are able to recover our investment in the product;

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our competitors might conduct research and development activities in the United States and in other countries that provide a safe harbor from patent infringement claims for such activities, as well in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our existing or intended commercial markets;

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third parties performing manufacturing or testing for us using our product candidates could use the intellectual property of others without obtaining a proper license;

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we may not develop additional proprietary technologies that are patentable;

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the patents of others may have an adverse effect on our business; and

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we may choose not to file a patent application for certain technologies, trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations and prospects.
The validity, scope and enforceability of any of our patents can be challenged by third parties and any lawsuits to protect or enforce our patents could be expensive, time consuming and unsuccessful.
Competitors or other third parties may infringe our patents or the patents of any party from whom we may license patents from in the future. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In a patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. A court may decide that a patent of ours or of any of our future licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. In addition, to the extent that we have to file patent litigation in a federal court against a U.S. patent holder, we would be required to initiate the proceeding in the state of incorporation or residency of such entity. With respect to the validity question, for example, we cannot be certain that no invalidating prior art exists. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, found unenforceable, or interpreted narrowly, and it could put our patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our products or certain product candidates or aspects of the TriNav or other technology. Such a loss of patent protection could compromise our ability to pursue our business strategy.
Interference proceedings brought by the USPTO may be necessary to determine the priority of inventions with respect to our patents and patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the technology or to attempt to license rights from the prevailing party. Our business could be harmed if a prevailing party does not offer us a license on terms that are acceptable to us. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction of our management and other employees. We may not be able to prevent, alone, with our licensees, or with any of our future licensors, misappropriation of our proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock.
Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO or other foreign patent offices, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology, products or product candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize our products or product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop, or commercialize current or future products or product candidates.
If one of our product candidates is approved by the FDA, one or more third parties may challenge the current patents, or patents that may issue in the future, within our portfolio which could result in the invalidation of, or render unenforceable, some or all of the relevant patent claims or a finding of non-infringement. For example, if a third party submits an application under Section 505(b)(2) or an abbreviated new drug application (“ANDA”), for a generic drug containing any of our product candidates, and relies in whole or in part on studies conducted by or for us, the third party will be required to certify to the FDA that either: (1) there is no patent information listed in the FDA’s publication Approved Drug Products with Therapeutic Equivalence Evaluations, which we refer to as the Orange Book, with respect to our New Drug Application (“NDA”) for the applicable approved product candidate; (2) the patents listed in the Orange Book have expired; (3) the listed patents have not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patents are invalid, unenforceable or will not be infringed by the manufacture, use or sale of the third party’s generic drug. A certification that the new drug will not infringe the Orange Book-listed patents for the applicable approved product candidate, or that such patents are invalid or unenforceable, is called a “paragraph IV certification.” If the third party submits a paragraph IV certification to the FDA, a notice of the paragraph IV certification must also be sent to us within 20 days once the third party’s ANDA is accepted for filing by the FDA. We may then initiate a lawsuit to defend the patents identified in the notice. The filing of a patent infringement lawsuit within 45 days of receipt of the notice automatically prevents the FDA from approving the third party’s ANDA until the earliest of 30 months or the date on which the patent expires, the lawsuit is settled, or the court reaches a decision in the infringement lawsuit in favor of the third party. If we do not file a patent infringement lawsuit within the required 45-day period, the third party’s ANDA will not be subject to the 30-month stay of FDA approval.
Moreover, a third party may challenge the current patents, or patents that may be issued in the future, within our portfolio which could result in the invalidation of some or all of the patents that might otherwise be eligible for listing in the Orange Book for one of our product candidates. If a third party successfully challenges all of the patents that might otherwise be eligible for listing in the Orange Book for one of our product candidates, we will not be entitled to the 30-month stay of FDA approval upon the filing of an ANDA for a generic drug containing the applicable product candidate. Litigation or other proceedings to enforce or defend intellectual property rights are often very complex in nature, may be very expensive and time-consuming, may divert our management’s attention from our core business, and may result in unfavorable results that could limit our ability to prevent third parties from competing with our product candidates. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

If we do not obtain protection under the Hatch-Waxman Amendments by obtaining data exclusivity, our business may be harmed.
Our commercial success will largely depend on our ability to retain with respect to TriNav and other device technologies, and obtain with respect to SD-101 and other product candidates, market exclusivity in the United States and other countries. Depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, certain of our product candidates may be eligible for marketing exclusivity.
The Federal Food, Drug and Cosmetic Act (“FDA Act”) provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA or Section 505(b)(2) NDA for a new chemical entity, or NCE. An NCE is a drug that contains no active moiety (the molecule or ion responsible for the action of the drug substance) that has been approved by FDA in any other NDA submitted under section 505(b) of the FDC Act. During the five-year NCE exclusivity period, the FDA may not accept for review or approve an abbreviated new drug application, or ANDA, or a Section 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a paragraph IV certification of patent invalidity, unenforceability, or non-infringement to one of the patents listed in the Orange Book, with the FDA by the innovator NDA holder.
The FDC Act also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations for a previously-approved active moiety, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages, dosage forms or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and prohibits the FDA from approving an ANDA, or a Section 505(b)(2) NDA submitted by another company with overlapping conditions associated with the new clinical investigations for the three-year period. Three-year exclusivity does not prohibit the FDA from approving ANDAs for drugs containing the original conditions of use, i.e., original indications.
If we are unable to obtain such marketing exclusivity for our product candidates, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our approval to obtain approval of competing products and launch their product earlier than might otherwise be the case.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and applications are required to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued. There are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.
If our trademarks are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
We rely on trademarks as one means to distinguish any of our products or product candidates that are approved for marketing from the products of our competitors. TriNav® and Pressure-Enabled Drug Delivery™ (PEDD™) are our trademarks and, in the United States, our trademarks may be challenged, infringed, circumvented or declared descriptive or generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. If we are unable to establish name recognition based on our trademarks, we may not be able to compete effectively.

Risks Related the Ownership of Our Securities
We have limited experience operating as a United States public company and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.
We have limited experience operating as a United States public company. Certain of our executive officers lack experience in managing a United States public company, which makes their ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to United States public companies could subject us and our management to regulatory scrutiny or sanction, which could harm our reputation and share price.
We have limited experience preparing and filing periodic or other reports with the SEC or complying with the other requirements of United States federal securities laws applicable to public companies. We also have limited experience establishing and maintaining the disclosure controls and procedures and internal controls over financial reporting applicable to a public company in the United States, including the Sarbanes-Oxley Act. Although we are in the process of developing and implementing our governance, compliance, risk management and control framework and culture required for a public company, we may not be able to meet the requisite standards expected by the SEC and/or our investors. We may also encounter errors, mistakes and lapses in processes and controls resulting in failures to meet the requisite standards expected of a public company.
As a United States public reporting company, we incur significant legal, accounting, insurance, compliance, and other expenses. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Compliance with reporting, internal control over financial reporting and corporate governance obligations requires members of our management and our finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.
If we fail to adequately implement the required governance and control framework, we could be at greater risk of failing to comply with the rules or requirements associated with being a public company. Such failure could result in the loss of investor confidence, could harm our reputation, and cause the market price of our securities to decline. Other challenges in complying with these regulatory requirements may arise because we may not be able to complete our evaluation of compliance and any required remediation in a timely fashion. Furthermore, any current or future controls may be considered as inadequate due to changes or increased complexity in regulations, our operating environment or other reasons.
Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner and make filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to our reputation, business, financial condition, operating results and share price.
We will incur increased costs as a result of operating as a public company, and our management now devotes substantial time to new compliance initiatives and corporate governance practices. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act, which could result in sanctions or other penalties that would adversely impact our business.
As a public company, and particularly after we are no longer an “emerging growth company,” we incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs resulting from public company reporting obligations under the Securities Act and the Exchange Act, and regulations regarding corporate governance practices. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, the listing requirements of the Nasdaq Stock Market, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We have begun to hire additional accounting, finance, and other personnel in connection with becoming a public company, and our management and other personnel devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We cannot predict or estimate the amount of additional costs we will incur as a result of becoming a public company or the timing of such costs. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on the Board of Directors (the “Board”) or committees of the Board or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.
Pursuant to Sarbanes-Oxley Act Section 404, we are required to furnish a report by our management on our internal control over financial reporting beginning with the filing of our Annual Report on Form 10-K with the SEC for the year ending December 31, 2023. In order to continue to maintain effective internal controls to support growth and public company requirements, we will need additional financial personnel, systems and resources. However, while we remain an emerging growth company, we are not required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 of the Sarbanes-Oxley Act within the prescribed period, we are engaged in a process to enhance our documentation and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed time frame or at all, that our internal control over financial reporting is effective as required by Sarbanes-Oxley Act Section 404. Our management has identified material weaknesses and our management may identify additional material weaknesses in the future, which could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate the material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.
A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the financial statements would not be prevented or detected on a timely basis.
In connection with our audited consolidated financial statements for the year ended December 31, 2022, management identified, in addition to the matter noted below, a material weakness in its internal control over financial reporting with respect to inadequate internal controls over the valuation of the warrant and tranche rights and obligations liabilities resulting from the series B-2 preferred stock financing. Specifically, we did not design and implement controls over the completeness and accuracy of the data and assumptions used by our external valuation specialist. In addition, our communication and review process did not detect inconsistent information used in the valuation.
In connection with our audited consolidated financial statements for the year ended December 31, 2021, management identified a material weakness in its internal control over financial reporting due to a lack of sufficient number of trained resources with the appropriate skills and knowledge and with assigned responsibilities and accountability for the design and operation of internal controls over financial reporting. We had five trained resources, which our management determined to be insufficient to provide adequate internal controls over financial reporting.

Our management developed a remediation plan, and we are taking steps to remediate each of the material weaknesses described above. The remediation plan included hiring four additional trained resources with requisite experience with complicated accounting issues, designing and enforcing processes that ensure adequate segregation of duties within the finance function and adequately reviewing the assumptions and inputs to accounting estimates and engaging outside expert consultants as needed. As of the date of this prospectus, we have hired two of the four additional trained resources with such requisite experience. The material weaknesses will be considered remediated when our management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will continue to monitor the effectiveness of the remediation plan and will make the changes it determines to be appropriate. Although our management intends to complete this remediation process as quickly as practicable, it cannot at this time estimate how long it will take, and initiatives may not prove to be successful in remediating the material weaknesses.
Furthermore, we cannot assure you that the remediation measures taken to date, and the actions we may take in the future, will be sufficient to remediate the control deficiencies that led to the material weaknesses in our internal controls over financial reporting described above or that we will prevent or avoid potential future material weaknesses. Further, additional weaknesses in our disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in material errors in our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the listing requirements of Nasdaq, investors may lose confidence in our financial reporting and our stock price may decline as a result. In addition, we could be subject to sanctions or investigations by the SEC, Nasdaq or other regulatory authorities as well as shareholder litigation which would require additional financial and management resources, and investors may lose confidence in our financial reporting and our stock price may decline as a result. As a result, our ability to obtain financing, or financing on favorable terms, could be materially and adversely affected, which in turn, could materially and adversely affect our business, financial condition and the market value of our common stock and require us to incur additional costs to improve our internal control systems and procedures. In addition, perceptions of us among customers, partners, investors, securities analysts and others could also be adversely affected.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we are required to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, maintaining effective disclosure controls and procedures and internal control over financial reporting. We continue to develop and refine our disclosure controls and other procedures that are designed to ensure that the information we are required to disclose in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers.
We must continue to improve our internal control over financial reporting. Our management will be required to make a formal assessment of the effectiveness of our internal control over financial reporting pursuant to Sarbanes-Oxley Act Section 404(a), and we may in the future be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our Common Stock. In addition, we could be subject to sanctions or investigations by the stock exchange on which our Common Stock is listed, the SEC and other regulatory authorities.
The price of our Common Stock and Public Warrants has been and may continue be volatile.
The price of our Common Stock and Public Warrants has been and may continue to be volatile. From August 11, 2023, the date our Common Stock and Public Warrants began trading on Nasdaq following the Business Combination, through October 13, 2023, the closing price of our Common Stock has fluctuated from a low of $4.66 to a high of $12.00 per share, and the closing price of our Public Warrants has fluctuated from a low of $0.12 to a high of $0.41 per Public Warrant. The price of our Common Stock and Public Warrants may continue to fluctuate in the future due to a variety of factors, including, without limitation:
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the volume and timing of sales of TriNav or other products;

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the introduction of new products or product enhancements by us or others in our industry;

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the timing and results of clinical trials of any of our product candidates;

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regulatory actions with respect to our product candidates or our competitors’ products and product candidates;

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the success of existing or new competitive products or technologies;

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announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

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establishment or termination of collaborations for our product candidates or development programs;

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failure or discontinuation of any of our development programs;

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results of clinical trials of product candidates of our competitors;

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regulatory or legal developments in the United States and other countries;

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developments or disputes concerning patent applications, issued patents or other proprietary rights;

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the level of expenses related to any of our product candidates or development programs;

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the results of our efforts to discover, develop, acquire or in-license additional product candidates or products;

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actual or anticipated changes in estimates as to financial results or development timelines;

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actual or anticipated fluctuations in our quarterly or annual operating results;

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publication of research reports by securities analysts about us or our competitors or our industry;

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the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

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our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

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additions and departures of key personnel;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving us;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of Common Stock available for public sale; and

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general economic and political conditions, such as recessions, interest rates, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our Common Stock and Warrants regardless of our operating performance. It is also possible that an active trading market will not be sustained. Any of these effects would make it difficult for you to sell shares of our Common Stock or our Warrants at an attractive price or at all.
We may be unable to maintain the listing of our securities on Nasdaq in the future.
We cannot guarantee that our securities will continue to be listed on Nasdaq. If we fail to meet the requirements of the applicable listing rules, such failure may result in a suspension of the trading of our shares or delisting in the future. This may further result in legal or regulatory proceedings, fines and other penalties, legal liability for us, the inability for our stockholders to trade their shares and negatively impact our share price, reputation, operations and financial position, as well as our ability to conduct future fundraising activities. If Nasdaq delists our securities and we are not able to list our securities on another national securities exchange, we expect that our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a limited amount of news and analyst coverage for the company; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and share price.
The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, increases in inflation rates, higher interest rates and uncertainty about economic stability. For example, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown and extreme volatility in the capital markets. Similarly, Russia’s ongoing incursion of Ukraine has created extreme volatility in the global capital markets and is expected to have further global economic consequences, including disruptions of the global supply chain and energy markets; it is possible that the war in Israel may have similar effects. There have also recently been disruptions to the U.S. banking system due to bank failures, particularly in light of the recent events that have occurred with respect to Silicon Valley Bank, Signature Bank, and First Republic Bank. Any such volatility and disruptions may have adverse consequences on us or the third parties on whom we rely. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefit costs. In addition, higher inflation could also increase customers’ operating costs, which could result in reduced budgets for customers and potentially less demand for our products and services. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition.
If our operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of Common Stock may decline.
We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this filing and in our public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast our results of operations, will be impacted by a number of factors, many of which are out of our control. Actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic or regulatory uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of Common Stock may decline as well. Even if we issue public guidance, there can be no assurance that we will continue to do so in the future.
We could be subject to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of our securities. This risk is especially relevant for us because life sciences companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and our resources, which could harm our business.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our securities.
Securities research analysts may establish and publish their own periodic projections of us. These projections may vary widely and may not accurately predict the results that we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage to continue, if analysts cease to continue coverage of us, the market price and volume for our securities could be adversely affected.
Sales of our Common Stock and/or Warrants or the perception of such sales, by us or the selling securityholders pursuant to this prospectus, in the public market or otherwise, could cause the market price for our securities to decline, even though the selling securityholders would still realize a profit on sales at lower prices. Resales of the securities offered by this prospectus may cause the market price of such securities to drop significantly, even if our business is doing well.
The sale of our Common Stock in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of our Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Certain of the selling securityholders named in this prospectus acquired securities at prices that are significantly less than the current trading price of our Common Stock. This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees of (i) up to 52,536,549 shares of Common Stock consisting of (a) up to 25,237,094 shares of Common Stock that are issuable upon the conversion of the 4,015,002 PIPE Shares, issued at a price of $10.00 per share, (b) up to 4,062,500 Founder Shares originally issued in a private placement to the Sponsor prior to MTAC’s initial public offering at a price of approximately $0.006 per share, including 3,125,000 Founder Shares subject to vesting and forfeiture, (c) up to 15,575,001 shares of Common Stock issued pursuant to the Merger Agreement to certain former equityholders of Legacy TriSalus, which shares of Common Stock were valued at $10 per share in the Merger Agreement for purposes of setting the approximately 40.5 to one exchange ratio of Legacy TriSalus shares per share of Common Stock that applied in the Business Combination, (d) up to 1,547,719 shares of Common Stock issuable upon exercise of the Assumed Options initially granted by Legacy TriSalus, at a weighted average price of $3.09 per share, (e) up to 180,902 shares of Common Stock issuable upon the settlement of Assumed RSUs that were initially granted by Legacy TriSalus, (f) up to 4,933,333 shares of Common Stock issuable upon exercise of the Private Placement Warrants at a price of $11.50 per share and (g) up to 1,000,000 shares of Common Stock that are issuable upon the exercise of the Conversion Warrants at a price of $11.50 per share and (ii) up to 5,933,333 warrants consisting of (a) up to 4,933,333 Private Placement Warrants and (b) up to 1,000,000 Conversion Warrants. Accordingly, certain of the Selling Securityholder could still realize a profit on sales at lower prices.

In addition, the selling securityholders named in this prospectus hold a disproportionately large portion of our outstanding Common Stock. The Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders would represent approximately 67.3% of our outstanding Common Stock as of October 13, 2023 (after giving effect to the issuance of the shares issuable upon exercise of the Warrants, the acquisition of certain shares acquirable upon the exercise of assumed options and settlement of assumed restricted stock units, and the issuance of the PIPE Shares (assuming conversion at the initial conversion price of $10.00)). Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders of a large number of shares, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Even if our trading price is significantly below $10.00 per share, the offering price for the units offered in the initial public offering of MTAC, the purchasers of which exchanged their MTAC shares for our Common Stock in the business combination described in this prospectus, the Selling Securityholders may still have an incentive to sell our shares of our Common Stock because they purchased the shares at prices that are significantly lower than the purchase prices paid by our public investors or the current trading price of our Common Stock. While certain of the Selling Securityholders may experience a positive rate of return on their investment in our Common Stock as a result, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the trading price. For example, based on the closing price of our Common Stock of $4.90 as of October 13, 2023, assuming all shares held by the Sponsor that are subject to vesting and forfeiture are fully vested, the original holder of the Founder Shares would experience a potential profit of up to approximately $4.90 per share that they purchased prior to the initial public offering of MTAC, or up to approximately $19.9 million in the aggregate (not giving effect to the issuance of Common Stock issuable upon exercise of the Warrants held by them).
Our stockholders will be able to sell all of their securities held for so long as the registration statement of which this prospectus forms a part is in effect, subject to any applicable lock-up restrictions. Such restrictions began at the Closing and end on the earliest of (i) 365 days after the date of the Closing; (ii) the first day after the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing; or (iii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their Common Stock for cash, securities or other property. See the “Selling Securityholders” section in this prospectus for more information on lock-up restrictions. Even if the trading price of our Common Stock falls to or significantly below the current trading price, the selling securityholders may still have an incentive to sell and profit due to the nominal purchase prices paid by such selling securityholders, which are significantly lower than the purchase prices paid by the public securityholders. Certain of our selling securityholders acquired the Common Stock at prices that are significantly lower than the current trading price of our Common Stock.
Our Warrants are exercisable for Common Stock, the exercise of which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
Our 8,333,272 Public Warrants to purchase an aggregate of 8,333,272 shares of Common Stock, 4,933,333 Private Placement Warrants to purchase an aggregate of 4,933,333 shares of Common Stock and 1,000,000 Conversion Warrants to purchase an aggregate of 1,000,000 shares of Common Stock became exercisable on September 10, 2023 in accordance with the terms of that certain warrant agreement, dated December 17, 2020 by and between us and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). The exercise price of the Warrants is $11.50 per share, or approximately $164.0 million in the aggregate, assuming none of the Warrants are exercised through “cashless” exercise. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. So long as the trading price for our Common Stock is less than $11.50 per share, meaning the Warrants are “out of the money,” we believe holders of our Warrants that were issued will be unlikely to exercise their warrants on a cash basis. On October 13, 2023, the last reported sales price of our Common Stock was $4.90 per share and the last reported sales price of our Public Warrants was $0.33 per warrant, both of which are lower than the exercise price of the Warrants. To the extent such Warrants are exercised, additional Common Stock will be issued, which will result in dilution to the holders of Common Stock and will increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Common Stock.
We are an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act and, if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies,” our securities may be less attractive to investors and it may be more difficult to compare our performance with other public companies.
We qualify as an emerging growth company under SEC rules. As an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) presenting only two years of audited financial statements; (2) presenting only two years of related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; (3) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley; (4) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; (5) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements; and (6) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for the Common Stock, and its market price may be more volatile. We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of MTAC’s initial public offering (i.e., December 31, 2025), (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we will have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of Common Stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent that we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Our Warrants may not be exercised at all or may be exercised on a cashless basis and we may not receive any cash proceeds from the exercise of the Warrants.
The exercise price of the Warrants may be higher than the prevailing market price of the underlying shares of common stock. The exercise price of the Warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying shares of common stock is lower than the exercise price. The cash proceeds associated with the exercise of Warrants to purchase our Common Stock are contingent upon our stock price. The value of our Common Stock will fluctuate and may not align with the exercise price of the Warrants at any given time. As of October 13, 2023, the last reported sales price of our Common Stock was $4.90 per share. So long as the trading price of our Common Stock is less than $11.50, meaning the Warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, we believe that holders of the Warrants are unlikely to choose to exercise their Warrants. As a result, we may not receive any proceeds from the exercise of the Warrants.
Furthermore, to the extent that the Private Placement Warrants or Conversion Warrants are exercised on a “cashless basis,” we may not receive cash upon their exercise. A cashless exercise allows holders of such warrants to convert the warrants into shares of our Common Stock without the need for a cash payment. Instead of paying cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula. As a result, the number of shares issued through a cashless exercise will be lower than if the Private Placement Warrants or Conversion Warrants were exercised on a cash basis, which could impact the cash proceeds we receive from the exercise of such warrants.
The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such Public Warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act.
Anti-takeover provisions contained in our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
Our Certificate of Incorporation and Bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the Board or taking other corporate actions, including effecting changes in our management. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may discourage transactions that otherwise could involve the payment of a premium over prevailing market prices for our securities. These provisions include:
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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

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the right of the Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on the Board;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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the requirement that a special meeting of stockholders may only be called by a majority of the Board, the chairperson of the Board, or our chief executive officer which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

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the ability of the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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limitation of the liability of, and the indemnification of, our directors and officers;

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the ability of the Board to amend our Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the potential acquirer’s own slate of directors or otherwise attempting to obtain control of us.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control of us or changes in our Board and our management.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which prevents some stockholders who hold more than 15% of our outstanding Common Stock from engaging in certain business combinations without approval of the holders of substantially all of our Common Stock. Any provision of our Certificate of Incorporation and Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of Common Stock and could also affect the price that some investors are willing to pay for Common Stock.
Our Certificate of Incorporation designates the Delaware Court of Chancery or Delaware state or United States federal district courts as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit such stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, other employees or other stockholders.
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for state law claims for (i) any derivative claim or cause of action brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders, us or our stockholder; (iii) any action against us or any of our current or former directors, officers or other employees asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or Bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Delaware Court of Chancery; and (vi) any action asserting a claim against us or any of our current or former directors, officers or other employees governed by the internal affairs doctrine or otherwise related to our internal affairs. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations promulgated thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring, holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. Although we believe these exclusive forum provisions will benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations promulgated thereunder.
Our Certificate of Incorporation, to the extent permitted by applicable law, contains provisions renouncing our interest and expectation to participate in certain corporate opportunities identified or presented to our non-employee directors or stockholders.
Our officers and directors and their respective affiliates may hold, and may, from time to time in the future, acquire interests in or provide advice to businesses that directly or indirectly compete with certain areas of our business. Our Certificate of Incorporation provides that we renounce, to the fullest extent permitted by Delaware or other applicable law, any expectancy that any of our non-employee directors, stockholders or the affiliates of such stockholders will offer any corporate opportunity of which such director or stockholder may become aware to us except with respect to a corporate opportunity that was offered to a director solely in his or her capacity as our director and (i) such opportunity is one we are legally and contractually permitted to undertake and (ii) the director is permitted to refer that opportunity to us without violating any legal obligation. As a result, these arrangements could adversely affect our business, results of operations, financial condition or prospects if attractive business opportunities are allocated to any of our non-employee directors, stockholders or the affiliates of such stockholders instead of to us.

USE OF PROCEEDS
All of the shares of Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will pay certain expenses associated with the registration of the securities as described in the “Plan of Distribution” section in this prospectus.
We will receive up to an aggregate of approximately $164,066,659 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Due to the uncertainty regarding the exercise of the Warrants, none of our projected liquidity requirements discussed in this prospectus assume the receipt of any proceeds from the exercise of the Warrants. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. We believe the likelihood that holders of the Warrants will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. So long as the trading price for our Common Stock is less than $11.50 per share, meaning the Warrants are “out of the money,” we believe holders of our Warrants will be unlikely to exercise their warrants on a cash basis. In addition, to the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Private Placement Warrants and Conversion Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “TLSIW.”
We cannot currently determine the price or prices at which shares of Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY
Market Information
Our Common Stock and Public Warrants are currently listed on Nasdaq Global Market under the symbols “TLSI” and “TLSIW,” respectively. Prior to the Closing, MTAC’s units, Class A and Class B Common Stock and Public Warrants were historically quoted on the Nasdaq Capital Market under the symbols “MTACU,” “MTAC” and “MTACW,” respectively. As of October 13, 2023, there were 272 holders of record of the Common Stock and 1 holder of record of our Public Warrants. We currently do not intend to list the Private Placement Warrants on any stock exchange or stock market.
Dividend Policy
We have not declared or paid any dividends on shares of Common Stock to date. We anticipate that we will retain our future earnings to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Board and will depend on our financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects, and such other factors as the Board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited interim consolidated financial statements and the related notes thereto as of June 30, 2023, and for the three and six months ended June 30, 2023 and 2022, included elsewhere in this prospectus and our audited consolidated financial statements as of and for the fiscal year ended December 31, 2022, included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” “will,” “continue,” “project,” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those we describe under sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors.
For purposes of this discussion, “TriSalus,” “the Company,” “we,” “us” or “our” refer to TriSalus Life Sciences, Inc. (which changed its name to TriSalus Operating Life Sciences, Inc. in connection with the Business Combination) and its subsidiaries prior to the consummation of the Business Combination and TriSalus Life Sciences, Inc. (formerly known as MedTech Acquisition Corporation) after the consummation of the Business Combination, unless the context otherwise requires. Additionally, all share figures prior to the Business Combination are presented on a pre-Business Combination basis.
Overview
We are engaged in the research, development, and sales of innovative drug delivery technology and immune-oncology therapeutics to improve outcomes in difficult to treat liver and pancreatic cancer. Our technology is utilized in the delivery of our therapeutics and administered by interventional radiologists. We are developing and marketing two product lines — Pressure Enabled Drug Delivery infusion systems, in use today, and an investigational agent, SD-101, which shows potential to enhance response to checkpoint inhibitor therapy used to treat hepatocellular cancer, pancreatic cancer and other liver solid tumors.
In 2020, we also launched TriNav™, which is our newest liver therapy delivery device with SmartValve technology for our proprietary PEDD approach. In November 2019, we gained TPT payments approval from CMS, which allows hospitals to cover the cost of using TriNav. The approval began in January 2020 and is scheduled to expire at the end of 2023. On June 1, 2023, we applied for a new technology APC code with CMS and met with them on June 26, 2023, to review the application. If granted, the new technology APC code would allow for continuing reimbursement for the TriNav device at similar reimbursement rates for the period beginning January 1, 2024, but there can be no assurance that such code will be granted or that continuing reimbursement will be available at similar reimbursement rates or at all.
We are currently in our early stage of development and have yet to generate revenues sufficient to drive positive cash flows from operations. Beginning in 2020, we began a strategic transformation from a company focused solely on the sale of our infusion systems to a therapeutic company whereby our medical devices are marketed alongside the pharmaceutical drugs and other treatments that the devices deliver to patients. This transformation led us to acquire our first immune-oncology drug, SD-101, in July 2020, and to begin clinical development of SD-101 for the treatment of liver and pancreatic cancers.
The Business Combination
On November 11, 2022, pursuant to the Merger Agreement, Legacy TriSalus merged with and into Merger Sub, with Legacy TriSalus surviving the merger and becoming a wholly owned subsidiary of MTAC. The aggregate consideration paid to the stockholders of Legacy TriSalus was $220.0 million, payable solely in shares of Common Stock. The Closing of the Business Combination was subject to certain conditions including, among others, (i) the stockholders of Legacy TriSalus and the stockholders of MTAC approving of the Business Combination, (ii) the Nasdaq Stock Market approving for listing the combined company

Common Stock to be issued in connection with the Business Combination, (iii) MTAC having at least $60.0 million in Available Closing MTAC Cash at closing, and (iv) MTAC has $5.0 million or more in net tangible assets at closing. In May 2023, the Merger Agreement was amended to change the Available Closing MTAC Cash at closing to $35.0 million.
On August 8, 2023, the stockholders of MTAC approved the Business Combination, and the Business Combination closed on August 10, 2023. Pursuant to the Merger Agreement, 890,020,482 shares of Legacy TriSalus common stock (after conversion of all outstanding shares of preferred stock and all in-the-money warrants) were exchanged for approximately 22,000,000 shares of MTAC common stock, reflecting an exchange ratio of approximately 0.02471853.
Following the Closing of the Business Combination, we were deemed the accounting acquirer and we are accounting for the Business Combination as a reverse recapitalization. See “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.
As a result of the Business Combination, we have and will hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.
Factors Affecting Our Performance
We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors.” In particular, our performance is affected by:
1)
The continued acceptance and growth of TriNav in the marketplace.   While we believe TriNav to be a superior technology for the delivery of therapies to tumors, particularly high-density tumors, there are other technologies with which we compete. Our ability to grow TriNav sales depends on the skills of our sales force and the willingness of the marketplace to use TriNav.

2)
Our ability to maintain our current TriNav pricing and gross margins to help fund the rest of our activities.   Our current pricing allows us to generate a substantial gross margin, which provides funds to support our growth and our research and development (“R&D”) for both TriNav and SD-101. TriNav sells at a significant premium to competitive products. Our higher price is currently supported by the TPT payment program from CMS; however, the current TPT authorization expires on December 31, 2023. On June 1, 2023, we applied for a new technology APC with CMS and met with them on June 26, 2023, to review the application. If granted, the new technology APC code would allow for continuing reimbursement for the TriNav device at similar reimbursement rates for the period beginning January 1, 2024, but there can be no assurance that such code will be granted or that continuing reimbursement will be available at similar reimbursement rates or at all. If we are unable to obtain such permanent reimbursement or continuing reimbursement is not available at similar reimbursement rates, we may be forced to reduce our price to compete, which would impact our margins.

3)
The success and cost of our clinical trials of SD-101.   SD-101 is in Phase 1 human trials to determine if, when delivered via TriNav, it is safe and effective in treating certain cancers. As with all drug candidates, the cost of operating clinical trials can be substantial, with no guarantee that the trials will result in favorable data.

4)
Obtaining FDA approval of SD-101 for sale.   Our clinical trials are still in early stages, and there is no certainty that we will generate favorable data or that, upon review, the FDA will approve SD-101 for sale.

Recent Developments
In October 2022, we sold 28,571,428 shares of Series B-2 preferred stock in a private financing, primarily to existing stockholders, at a price of $0.35 per share (raising approximately $9.8 million, net of issuance costs) (the “Initial Preferred Stock Financing”). For each share sold, we also issued a warrant to purchase four shares of Series B-3 preferred stock for no additional consideration (warrants to purchase an aggregate of 114,285,712 shares of Series B-3 preferred stock were issued in the Initial Preferred Stock Financing). The strike price of the warrants issued was $0.05 per share. The Initial Preferred Stock Financing included, at the unilateral option of Legacy TriSalus, a second tranche for to the sale of up to 20,990,498 shares of Series B-2 preferred stock for approximately $7.3 million (which could be increased up to an aggregate of 28,571,428 shares of Series B-2 preferred stock for approximately $10.0 million), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase four shares of Series B-3 preferred stock at a strike price of $0.05 per share (warrants to purchase up to an aggregate of 114,285,712 shares of Series B-3 preferred stock may be issued in closings of the second tranche of the Initial Preferred Stock Financing assuming the full $10.0 million is sold); and a third tranche, at the unilateral election of investors who participated in the second tranche, for the sale of up to 12,381,544 shares of Series B-2 preferred stock, for approximately $4.3 million (which could be increased up to an aggregate of 14,285,714 shares of Series B-2 preferred stock for approximately $5.0 million), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase eight shares of Series B-3 preferred stock at a strike price of $0.05 per share (warrants to purchase up to an aggregate of 114,285,712 shares of Series B-3 preferred stock may be issued in the third tranche closing assuming the full $5.0 million is sold). We made offers to participate in the Series B-2 preferred stock financing to all of our existing preferred stockholders (representing approximately 99.2% of our then outstanding shares on an as converted to common stock basis) to continue to fund our operations through the period until the Closing of the Business Combination, including our for expenses in connection with the Business Combination and readying ourselves to be a public company.
In March 2023, we effectuated closings of a portion of the second tranche of the Initial Preferred Stock Financing whereby (i) 8,396,207 shares of Series B-2 preferred stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 preferred stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.9 million and (ii) 714,285 shares of Series B-2 preferred stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $0.25 million. As a result of the closings of a portion of the second tranche of the Initial Preferred Stock Financing described above, in accordance with the anti-dilution rights in Legacy TriSalus’ certificate of incorporation, the conversion prices of Legacy TriSalus’ preferred stock (i) were adjusted to $1.02 for Series A-1 preferred stock, $0.32 for Series A-2 preferred stock, $0.35 for Series A-3 preferred stock, $0.33 for Series A-4 preferred stock, $0.35 for Series A-5 preferred stock, $0.40 for Series A-6 preferred stock, $0.25 for Series B preferred stock, and $0.29 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.200 to 1 for Series A-1 preferred stock, 1.209 to 1 for Series A-2 preferred stock, 1.229 to 1 for Series A-3 preferred stock, 1.200 to 1 for Series A-4 preferred stock, 1.257 to 1 for Series A-5 preferred stock, 1.250 to 1 for Series A-6 preferred stock, 1.200 to 1 for Series B preferred stock, 1.207 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.
In June 2023, we effectuated closings of a portion of the second tranche of the Initial Preferred Stock Financing whereby (i) 10,428,583 shares of Series B-2 preferred stock and accompanying warrants to purchase 41,714,332 shares of Series B-3 preferred stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $3.7 million, and (ii) 6,714,284 shares of Series B-2 preferred stock and accompanying warrants to purchase 26,857,136 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.3 million. As a result of the closings of a portion of the second tranche of the Initial Preferred Stock Financing described above, in accordance with the anti-dilution rights in Legacy TriSalus’ certificate of incorporation, the conversion prices of Legacy TriSalus’ preferred stock (i) were adjusted to $0.96 for Series A-1 preferred stock, $0.30 for Series A-2 preferred stock, $0.33 for Series A-3 preferred stock, $0.31 for Series A-4 preferred stock, $0.33 for Series A-5 preferred stock, $0.37 for Series A-6 preferred stock, $0.24 for Series B preferred stock, and $0.27 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.275 to 1 for Series A-1 preferred stock, 1.290 to 1 for Series A-2 preferred stock, 1.303 to 1 for Series A-3 preferred stock, 1.277 to 1 for Series A-4 preferred stock, 1.333 to 1 for Series A-5 preferred stock, 1.351 to 1 for

Series A-6 preferred stock, 1.250 to 1 for Series B preferred stock, 1.296 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.
In July 2023, holders of warrants to purchase 90,619,356 shares of Series B-3 preferred stock exercised their purchase rights for proceeds of approximately $4.5 million.
In September 2023, our Board approved a warrant repurchase program, authorizing the repurchase of some or all of the Public Warrants (the “Warrant Repurchase Program”). The Board authorized an aggregate expenditure of up to $4.0 million for such repurchases. The repurchases may be made from time to time in open market or privately negotiated transactions. We may adopt one or more purchase plans pursuant to Rule 10b5-1 under the Exchange Act, in order to implement the Warrant Repurchase Program. The Warrant Repurchase Program does not obligate us to purchase any Public Warrants and may be terminated, increased or decreased by the Board in its discretion at any time.
In October 2023, we entered into a Standby Equity Purchase Agreement (the “Yorkville Purchase Agreement”) with YA II PN, Ltd. (“Yorkville”), whereby we have the right, but not the obligation, to sell to Yorkville up to $30.0 million of shares of Common Stock at our request any time during the 24 months following the execution of the Yorkville Purchase Agreement, subject to certain conditions. We expect to use the net proceeds received from this for working capital and general corporate purposes. We paid a structuring fee and a commitment fee in an aggregate amount of $300,000. Each issuance and sale by us to Yorkville under the Yorkville Purchase Agreement is subject to a maximum limit equal to the greater of: (i) an amount equal to 100% of the aggregate volume traded of our Common Stock on Nasdaq for the five trading days immediately preceding an Advance Notice (as defined in the Yorkville Purchase Agreement), or (ii) 1,000,000 shares of Common Stock.
Components of Results of Operations
The following discussion sets forth certain components of our consolidated statements of operations as well as factors that impact those items.
Revenue
We currently operate in one reportable segment and revenue is generated primarily from sales of PEDD infusion systems to our customers, principally related to TriNav. Revenue is recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration to which we expect to be entitled in exchange for those products or services.
The primary end-user customers for our products are hospitals, clinics and physicians. We had certain arrangements with our distributors under which they purchase our products and then resell them in geographic markets where we do not have a sales presence. These arrangements provided for a discount on the invoice when the distributor resold our units at our normal sales price. Such sales are recorded net of the discounts. All such arrangements were terminated on or before December 31, 2022.
Cost of Goods Sold
Cost of goods sold primarily consists of raw materials, direct labor and manufacturing overhead costs related to sales of TriNav.
Gross Profit and Gross Margin
Gross profit represents revenue less cost of goods sold. Gross margin is gross profit expressed as a percentage of revenue. Our gross margin and overall profitability may in the future fluctuate from period to period based on a number of factors, such as the innovation initiatives we undertake, manufacturing costs and efficiencies, and obtaining a permanent reimbursement code for our product.
Operating Expenses
Our operating expenses consist of R&D, sales and marketing and general and administrative expenses.

Research and Development
R&D expenses include engineering, regulatory, pre-clinical and clinical activities. We expense R&D costs as incurred. We recognize expenses for certain development activities, such as preclinical studies and manufacturing, based on an evaluation of the progress to completion of specific tasks using data or other information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of expenses incurred. Non-refundable advance payments for goods or services to be received in the future for use in R&D activities are recorded as prepaid expenses. These amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.
R&D activities account for a significant portion of our operating expenses. We expect our R&D expenses to increase significantly in future periods as we continue to implement our business strategy, which includes advancing our manufacturing technologies into and through clinical development of SD-101, expanding our R&D efforts, including hiring additional personnel to support our R&D efforts, and seeking regulatory approvals for our drug candidates that successfully complete clinical trials. In addition, drug candidates in later stages of clinical development generally incur higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, although we expect our R&D expenses to increase as SD-101 advances into later stages of clinical development, we do not believe that it is possible at this time to accurately project total program-specific expenses through to commercialization.
Sales and Marketing
Sales and marketing expense consists primarily of salaries, commissions, travel and related business expenses, attendance at medical society meetings, product promotions and marketing activities.
General and Administrative
General and administrative expense includes executive management, finance, information technology, human resources, business development, legal, and the administrative and professional costs associated with those activities. General and administrative costs also include corporate facility costs, including rent, utilities, depreciation and maintenance, not otherwise included in production or R&D expenses, as well as regulatory and professional fees for legal, patent, accounting and other consulting services.
Interest Expense
Interest expense primarily consists of interest incurred under the term loan, convertible notes and amortization of debt issuance costs.
Loss on Conversion of Convertible Notes
Loss on conversion of convertible notes primarily consists of the remaining balance of unamortized debt discounts associated with the conversion of the convertible notes upon a qualified financing.
Loss on Equity Issuance
Loss on equity issuance represents the excess of the fair value of the warrants to purchase Series B-3 preferred stock and the Series B-2 tranche liabilities over the proceeds received from the Initial Preferred Stock Financing and subsequent tranche closings.
Change in Fair Value of Tranche and Warrant Liabilities
Change in fair value of warrant and tranche liabilities represents the change in fair value of the warrants to purchase Series B-3 preferred stock and the Series B-2 tranche liabilities at each reporting period that were issued as part of the Initial Preferred Stock Financing.
Other Income and Expense, Net
Other income and expense primarily consists of gain on forgiveness of our Paycheck Protection Program (“PPP”) loan.

Deemed dividend related to Series B-2 preferred stock down round provision
The deemed dividend represents the value attributed to the increase in shares of common stock that preferred stockholders received as a result of the Series B-2 preferred stock financing rounds in October 2022 and March 2023, which was deemed to be a down round and triggered the anti-dilution provisions associated with our preferred stock. The resulting increase in value of the preferred stock was deemed to be a dividend to the preferred stockholders and was recognized as a non-cash adjustment to additional paid-in-capital.
Income Tax Benefit (Expense)
Our income tax provision consists primarily of U.S. federal and state income taxes. We maintain a full valuation allowance for our federal and state deferred tax assets, including net operating loss carryforwards, as we have concluded that it is not more likely than not that the deferred tax assets will be realized.

Results of Operations:
The following table sets forth our consolidated statements of operations data for each of the periods indicated (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$4,612	$2,878	$7,596	$5,248
Cost of goods sold	772	364	1,434	741
Gross profit	3,840	2,514	6,162	4,507
Operating expenses:
Research and development	6,862	5,516	12,504	10,283
Sales and marketing	3,492	3,146	6,741	5,851
General and administrative	4,920	2,517	8,472	4,929
Loss from operations	(11,434)	(8,665)	(21,555)	(16,556)
Interest income	36	25	71	26
Interest expense	(4)	—	(9)	—
Loss on equity issuance	(3,604)	—	(4,189)	—
Change in fair value of tranche and warrant liabilities	1,070	—	3,491	—
Other income and expense, net	(25)	(36)	(43)	(19)
Loss before income taxes	(13,961)	(8,676)	(22,234)	(16,549)
Income tax benefit (expense)	(13)	(3)	(8)	(3)
Net loss available to common stockholders	$(13,974)	$(8,679)	$(22,242)	$(16,552)
Deemed dividend related to Series B-2 preferred stock down round provision	$(2,022)	$—	$(2,981)	$—
Net loss attributable to common stockholders	$(15,996)	$(8,679)	$(25,223)	$(16,552)
The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue:
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	16.7	12.6	18.9	14.1
Gross profit	83.3	87.4	81.1	85.9
Operating expenses:
Research and development	148.8	191.7	164.6	195.9
Sales and marketing	75.7	109.3	88.7	111.5
General and administrative	106.7	87.5	111.5	93.9
Loss from operations	(247.9)	(301.1)	(283.8)	(315.5)
Interest income	0.8	0.9	0.9	0.5
Interest expense	(0.1)	—	(0.1)	—
Loss on equity issuance	(78.1)	—	(55.1)	—
Change in fair value of tranche and warrant liabilities	23.2	—	46.0	0.0
Other income and expense, net	(0.5)	(1.3)	(0.6)	(0.4)
Loss before income taxes	(302.7)	(301.5)	(292.7)	(315.3)
Income tax benefit (expense)	(0.3)	(0.1)	(0.1)	(0.1)
Net loss available to common stockholders	(303.0)%	(301.6)%	(292.8)%	(315.4)%
Deemed dividend related to Series B-2 preferred stock down round provision	(43.8)%	—%	(39.2)%	0.0%
Net loss attributable to common stockholders	(346.8)%	(301.6)%	(332.1)%	(315.4)%

Comparison of the Three Months Ended June 30, 2023, and 2022
Revenue
	Three Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Revenue	$4,612	$2,878	$1,734	60.3%
Revenue increased by $1.7 million or 60.3% for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase in revenue was primarily due to an increase of $1.5 million in sales of TriNav as our launch of the product, begun in 2020, recovered from the impact of the Covid-19 pandemic. In addition, we recorded a reduction in sales discounts of $0.2 million as we terminated the distributor agreements that required the discounts.
Cost of Goods Sold and Gross Profit
	Three Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Cost of goods sold	$772	$364	$408	112.1%
Gross profit	$3,840	$2,514	$1,326	52.7%
Cost of goods sold increased by $0.4 million, or 112.1%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase in cost of goods sold was primarily due to additional production of TriNav to support our sales growth.
Gross profit increased by $1.3 million or 52.7%, and gross margin decreased to 83.3% from 87.4% for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022, respectively. The increase in gross profit was due primarily to the increase in revenue. The reduction in gross margin was driven principally by higher labor costs, partially offset by lower material costs.
Operating Expenses
Research and Development
	Three Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Research and development	$6,862	$5,516	$1,346	24.4%
R&D expenses increased by $1.3 million, or 24.4%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase was primarily driven by increased activity in our three clinical trials of our drug candidate, SD-101, along with small increases in headcount related expenses and travel.
Sales and Marketing
	Three Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Sales and marketing	$3,492	$3,146	$346	11.0%
Sales and marketing expenses increased by $0.3 million or 11.0%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase was primarily driven by a $0.8 million increase for payroll and travel expenses due to increased headcount of sales and marketing personnel to support our sales of TriNav. The increase was partially offset by a reduction in professional services of $0.5 million, reflecting lower expenditures after completing development of our web site and social media platforms.
General and Administrative
	Three Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
General and administrative	$4,920	$2,517	$2,403	95.5%
General and administrative expenses increased by $2.4 million, or 95.5%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase was primarily due to a $1.8 million increase for professional services, principally for consulting and auditing work in connection with our issuance of Series B-2 preferred stock and the Business Combination, and a $0.6 increase in payroll and travel expenses related to additional personnel.
Interest Income
	Three Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Interest income	$36	$25	$11	N/A
Interest income increased by $11 thousand for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase was due to higher interest received from the investment of our excess cash in short-term money market funds in three months ended June 30, 2023.
Loss on Equity Issuance
	Three Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Loss on equity issuance	$(3,604)	$—	$(3,604)	N/A
A loss on equity issuance of $3.6 million was recorded in the three months ended June 30, 2023, attributable to the issuance of Series B-2 preferred stock and the accompanying warrants to purchase Series B-3 preferred stock, which were valued at $4.0 million in excess of the proceeds received as part of the partial closing of the second tranche. The fair value exceeded proceeds primarily due to the issuance of warrants to purchase four shares of Series B-3 preferred stock for every one share of Series B-2 preferred stock purchased. This was partially offset by a gain on the extinguishment of the tranche liabilities of $0.6 million due to the issuance of 17,142,867 shares of Series B-2 preferred stock, with accompanying warrants to purchase four shares of Series B-3 preferred stock, in June 2023 for proceeds of $6,000.
Change in Fair Value of Tranche and Warrant Liabilities
	Three Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Change in fair value of tranche and warrant liabilities	$1,070	$—	$1,070	N/A%
The change in fair value of tranche and warrant liabilities resulted in a gain of $1.1 million in the three months ended June 30, 2023.

Deemed dividend related to Series B-2 preferred stock down round provision
	Three Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Deemed dividend related to Series B-2 preferred stock down round provision	$(2,022)	$—	$(2,022)	N/A
The deemed dividend is related to the closings of a portion of the second tranche of the Initial Preferred Stock Financing in June 2023, which was deemed to be a down round and triggered the anti-dilution provisions associated with our preferred stock. As a result, the conversion prices of all prior series of preferred stock were adjusted such that the holders would receive more shares of common stock upon conversion than previously. The resulting increase in value of the preferred stock was deemed to be a dividend to the preferred stockholders and we recognized a $2.0 million, non-cash adjustment to additional paid-in-capital for the three months ended June 30, 2023. There was no such adjustment recorded in the three months ended June 30, 2022.
Comparison of the Six Months Ended June 30, 2023, and 2022
Revenue
	Six Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Revenue	$7,596	$5,248	$2,348	44.7%
Revenue increased $2.3 million, or 44.7%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was primarily due to higher sales volume of TriNav, amounting to $2.0 million, and a reduction in discounts of $0.3 million as a result of the shift away from sales to distributors.
Cost of Goods Sold and Gross Profit
	Six Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Cost of goods sold	$1,434	$741	$693	93.5%
Gross profit	$6,162	$4,507	$1,655	36.7%
Cost of goods sold increased by $0.7 million, or 93.5%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase in cost of goods sold was primarily due to the higher volume of TriNav produced in the period to support the higher sales volume.
Gross profit increased by $1.7 million, or 36.7%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, and gross margin decreased from 85.9% to 81.1%. The increase in gross profit was driven primarily by higher sales volume. The decrease in gross margin was driven primarily by higher material costs.
Operating Expenses
Research and Development
	Six Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Research and development	$12,504	$10,283	$2,221	21.6%

R&D expenses increased by $2.2 million, or 21.6%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was primarily due to a $1.8 million increase in spend on our clinical trials, an increase of $0.5 million for development of manufacturing of SD-101, and a decrease of $0.1 million in spend on professional services as we increased our headcount.
Sales and Marketing
	Six Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Sales and marketing	$6,741	$5,851	$890	15.2%
Sales and marketing expenses increased by $0.9 million, or 15.2%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was primarily driven by a $1.2 million increase for additional payroll expenses due to an increase in headcount of sales and marketing personnel, and $0.1 million of additional travel expense, partially offset by a $0.5 million decrease in marketing expense, reflecting lower expenditures after completing development of our web site and social media platforms.
General and Administrative Expenses
	Six Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
General and administrative expenses	$8,472	$4,929	$3,543	71.9%
General and administrative expenses increased by $3.5 million, or 71.9%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was primarily due to a $2.8 million increase in professional service fee due to additional legal and audit-related expenditures for the Business Combination, and a $0.7 million increase for payroll and personnel expenses due to increased headcount of general and administrative personnel.
Interest Income
	Six Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Interest income	$71	$26	$45	(173.1)%
Interest income increased by $45.0 thousand, or (173.1%), for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was primarily due to a combination of higher surplus cash balances invested in money market funds and higher interest rates during the six months ended June 30, 2023.
Loss on Equity Issuance
	Six Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Loss on equity issuance	$(4,189)	$—	$(4,189)	N/A
A loss on equity issuance of $4.2 million was recorded in the six months ended June 30, 2023, attributable to the issuance of Series B-2 preferred stock and the accompanying warrants to purchase Series B-3 preferred stock and related tranche obligations, which were valued in excess of the proceeds received as part of the transaction. The fair value exceeded proceeds primarily due to the issuance of warrants to purchase four shares of Series B-3 preferred stock for every one share of Series B-2 preferred stock purchased in the Initial Preferred Stock Financing.

Change in Fair Value of Tranche and Warrant Liabilities
	Six Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Change in fair value of tranche and warrant liabilities	$3,491	$—	$3,491	N/A
The change in fair value of tranche and warrant liabilities resulted in a loss of $3.5 million in the six months ended June 30, 2023. There were no tranche or warrant liabilities in the six months ended June 30, 2022.
Deemed dividend related to Series B-2 preferred stock down round provision
	Six Months Ended June 30,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Deemed dividend related to Series B-2 preferred stock down round provision	$(2,981)	$—	$(2,981)	N/A
The deemed dividend is related to the Initial Preferred Stock Financing, which was deemed to be a down round and triggered the anti-dilution provisions associated with our preferred stock. As a result, the conversion prices of all prior series of preferred stock were adjusted such that the holders would receive more shares of common stock upon conversion than previously. The resulting increase in value of the preferred stock was deemed to be a dividend to the preferred stockholders and we recognized a $3.0 million, non-cash adjustment to additional paid-in-capital for the six months ended June 30, 2023. There was no such adjustment recorded in the six months ended June 30, 2022.
Liquidity and Capital Resources
Overview
Since inception, we have incurred significant net losses and expect to continue to incur net losses for the foreseeable future due to the investments we will continue to make in R&D and sales and marketing, and due to additional general and administrative costs we expect to incur as a public company. We incurred net losses of $22.2 million for the six months ended June 30, 2023. We had cash and cash equivalents of approximately $3.9 million at June 30, 2023. Since inception, we have financed operations primarily through the issuance of preferred stock, convertible notes, and term loans. We are still in our early stages of development and have yet to generate revenues sufficient to fund cash flows from operations. Our ability to fund future operations and execute our long-term business plan and strategy, including our transformation into a therapeutics company, will require that we raise additional capital through the issuance of additional equity and/or debt. There can be no assurance that we will be able to raise such additional financing on satisfactory terms. If additional capital is not secured when required, we may need to delay or curtail our operations until such funding is received. If we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, financial condition and results of operations could be materially adversely affected. As a result, we have concluded that there is substantial doubt of our ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements.
Our ability to continue as a going concern is dependent upon obtaining additional capital and financing. Our financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern. In connection with the consummation of the Business Combination on August 10, 2023, we raised an additional $36.8 million of cash (net of expenses related to closing the Business Combination). In addition, as described below, we received $4.5 million in cash proceeds from the exercise of warrants to purchase Series B-3 preferred stock in July 2023. As of September 30, 2023, we had approximately $21.4 million in cash and cash equivalents. Based on our sales, operations and research and development plans, we do not currently expect that our cash and cash equivalents as of September 30, 2023 will be sufficient to fund our projected liquidity requirements for the next 12 months, creating substantial doubt about our ability to continue as a going concern. We have based these estimates on assumptions that may prove to be wrong and we could use our available capital resources sooner than we currently expect, and future capital requirements and the adequacy of available funds will depend on many factors, including those described in the section titled “Risk Factors.” See also “— Funding Requirements” below.
In October 2022, we raised $9.8 million, net of issuance costs, through the issuance of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock. This issuance also included, at our option, a second tranche of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock (“Series B-3 Warrants”) for up to approximately $7.4 million (which could be increased to $10 million) and a third tranche, at the election of investors in the second tranche, of up to $4.3 million (which could be increased to $5 million) of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock, subject, in all respects, to the covenants in the Merger Agreement prohibiting us from issuing additional securities during the Interim Period without MTAC’s prior consent. We offered the Series B-2 preferred stock to all of our preferred stockholders at the time of the Initial Preferred Stock Financing (representing approximately 99.2% of our then outstanding shares on an as-converted to common stock basis).
In January through June 2023, holders of warrants to purchase 102,446,428 shares of Series B-3 preferred stock exercised their purchase right, for proceeds of approximately $5.1 million. In March 2023, we effectuated (i) a closing of a portion of the second tranche of the Initial Preferred Stock Financing whereby 8,396,207 shares of Series B-2 preferred stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 preferred stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of $2.9 million, and (ii) an additional closing under the purchase agreement for the Initial Preferred Stock Financing whereby 714,285 shares of Series B-2 preferred stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 preferred stock were sold for an aggregate purchase price of $0.2 million.
In June 2023, we effectuated (i) a closing of a portion of the second tranche of the Initial Preferred Stock Financing whereby 10,428,583 shares of Series B-2 preferred stock and accompanying warrants to purchase 41,714,332 shares of Series B-3 preferred stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of $3.7 million, and (ii) an additional closing under the purchase agreement for the Initial Preferred Stock Financing whereby 6,714,284 shares of Series B-2 preferred stock and accompanying warrants to purchase 26,857,136 shares of Series B-3 preferred stock were sold for an aggregate purchase price of $2.3 million.
In July 2023, holders of warrants to purchase 90,619,356 shares of Series B-3 preferred stock exercised their purchase rights for proceeds of approximately $4.5 million.
Any Series B-3 Warrants that were not exercised for cash were automatically net settled for shares of Legacy TriSalus Common Stock immediately prior to the Closing of the Business Combination and exchanged into shares of the combined company Common Stock at Closing.
In September 2023, our Board approved the Warrant Repurchase Program. The Board authorized an aggregate expenditure of up to $4.0 million for such repurchases. The Warrant Repurchase Program does not obligate us to purchase any Public Warrants and may be terminated, increased or decreased by the Board in its discretion at any time.
In October 2023, we entered into the Yorkville Purchase Agreement with Yorkville, whereby we have the right, but not the obligation, to sell to Yorkville up to $30.0 million of shares of Common Stock at our request any time during the 24 months following the execution of the Yorkville Purchase Agreement, subject to certain conditions.
In addition, we will receive the proceeds from any exercise of any Warrants in cash. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. The aggregate amount of proceeds could be up to approximately $164.0 million if all such Warrants are exercised for cash. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. So long as the trading price for our Common Stock is less than $11.50 per share, meaning the Warrants are “out of the money,” we believe holders of our Warrants will be unlikely to exercise their warrants. In addition, to the extent that our Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of such Warrants will decrease. The Private Placement Warrants and Conversion Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act. We expect to use any such proceeds for general corporate purposes. Due to the uncertainty regarding the exercise of the Warrants, none of our projected liquidity requirements discussed in this prospectus assume the receipt of any proceeds from the exercise of the Warrants.
As of October 13, 2023, the price of our Common Stock was $4.90 per share. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. So long as the market price for our Common Stock is less than $11.50 per share and the Warrants are “out of the money,” we believe holders will be unlikely to exercise their Warrants on a cash basis. To the extent the Warrants are exercised by holders, ownership interest of our stockholders will be diluted as a result of such issuances. Moreover, the resale of shares of Common Stock issuable upon the exercise of such Warrants, or the perception of such sales, may cause the market price of our Common Stock to decline and impact our ability to raise additional financing on favorable terms. See “Risk Factors — Until we are able to generate significant revenues or achieve profitability through product sales, we will require substantial additional capital to finance our operations and continue development of our product candidates. We cannot be certain that such additional financing will be available on terms favorable to us, or at all, which could limit our ability to grow and jeopardize our ability to continue our business operations.” and “Risk Factors — Risks Related the Ownership of Our Securities” for more details.
The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders would represent approximately 67.3% of our outstanding Common Stock as of October 13, 2023 (after giving effect to the issuance of the shares issuable upon exercise of the Warrants, the acquisition of certain shares acquirable upon the exercise of assumed options and settlement of assumed restricted stock units, and the issuance of the PIPE Shares (assuming conversion at the initial conversion price of $10.00)). Furthermore, the Company’s seven beneficial owners of more than 5% of its Common Stock, which together hold an aggregate of 15,047,434 shares of Common Stock as of August 10, 2023, will be able to sell a maximum aggregate of 19,473,832 shares of Common Stock, assuming that all Series A Convertible Preferred Stock held is converted into the maximum number of shares of Common Stock such shares are convertible into following a floor price reset on the 47th month anniversary of August 10, 2023 and so long as the registration statement of which this prospectus forms a part is available for use. Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders of a large number of shares, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock.

Cash Flows
Comparison of the Six Months Ended June 30, 2023, and June 30, 2022
The following table presents net cash from operating, investing, and financing activities (in thousands):
	Six Months Ended June 30,
	2023	2022
Net cash used in operating activities	$(19,739)	$(18,686)
Net cash used in investing activities	(104)	(421)
Net cash provided by financing activities	14,333	3,562
Net increase / (decrease) in cash, cash equivalents and restricted cash	$(5,510)	$(15,545)
Cash Used in Operating Activities
For the six months ended June 30, 2023, net cash used in operating activities was $19.7 million. The net cash used in operating activities consisted of net loss of $22.2 million, adjusted for non-cash charges totaling $1.2 million, primarily related to a gain on the adjustment of the fair value of warrants to purchase preferred stock of $3.5 million, partially offset by a loss on equity issuance of $4.2 million. Net operating assets and liabilities decreased $1.3 million, due primarily to an increase in accounts payable and accrued liabilities.
For the six months ended June 30, 2022, net cash used in operating activities was $18.7 million. The net cash used in operating activities consisted of net loss of $16.6 million, adjusted for non-cash charges totaling $0.6 million, primarily related to depreciation and amortization of $0.3 million, non-cash interest expense of $0.2 million, and stock-based compensation expense of $0.1 million. In addition, there was a net increase of $2.8 million in our net operating assets and liabilities. The increase in our net operating assets and liabilities was driven by an increases in prepaid expenses of $1.5 million and accounts receivable of $0.1 million, and a decrease in trade payable, accrued expenses and other current liabilities of $1.1 million.
Cash Used in Investing Activities
Net cash used in investing activities of $0.1 million for the six months ended June 30, 2023, was primarily due to payments to acquire or maintain intellectual property.
Net cash used in investing activities of $0.4 million for the six months ended June 30, 2022, was primarily due to purchases of property and equipment of $0.4 million.
Cash Used in Financing Activities
Net cash provided by financing activities of $14.3 million for the six months ended June 30, 2023, consisted principally of proceeds from the issuance of Series B-2 preferred stock of $9.2 million, and proceeds from the exercise of warrants to purchase Series B-3 preferred stock of $5.1 million.
Net cash provided by financing activities of $3.6 million for the six months ended June 30, 2022, consisted of proceeds from the issuance of Series B-2 preferred stock.
Funding Requirements
Our primary use of cash is to fund operating expenses, which consist of research, development and clinical expenses related to our lead product candidate SD-101, and preclinical programs, sales and marketing expenses related to the growth of TriNav, as well as general and administrative expenses. We plan to advance the development of SD-101, initiate new research and pre-clinical development efforts and seek marketing approval for product candidates that we successfully develop. If we obtain approval for our product candidates, we expect to incur commercialization expenses, which may be significant, related to establishing sales, marketing, manufacturing capabilities, distribution and other commercial infrastructure to commercialize such products. Accordingly, we may need to obtain substantial additional funding in connection with our continuing operations. Inflation and rising interest rates may result in an economic recession globally or in the U.S., which could lead to a reduction in product demand, a decrease in corporate capital expenditures, prolonged unemployment, labor shortages, reduction in consumer confidence, adverse geopolitical and macroeconomic events, or any similar negative economic condition. Economic conditions in some parts of the world have been worsening, with disruptions to, and volatility and uncertainty in, the credit and financial markets in the U.S. and worldwide resulting from the effects of inflation and rising interest rates. These conditions have been further exacerbated by recent and potential future disruptions in access to bank deposits or lending commitments due to bank failures, the war in Ukraine and the lingering effects of the COVID-19 pandemic. It is not possible at this time to estimate the long-term impact that these and related events could have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted. If these conditions persist and deepen, we could experience an inability to access additional capital, or our liquidity could otherwise be impacted. If we are unable to raise capital when needed and on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs and/or other efforts. A recession or additional market corrections resulting from the impact of difficult macroeconomic conditions, disruptions in the banking system, and the lingering effects of the COVID-19 pandemic could materially affect our business and the value of our securities.
We also expect to continue to incur significant expenses in connection with our ongoing activities related to TriNav, including sales and marketing expenses and expenditures to support expansion of our production capacity to support our expected sales growth. Our future capital requirements, both near and long-term, will depend on many factors, including but not limited to: the success of our commercialization of TriNav including, among other things, continued patient and physician adoption of TriNav and our ability to maintain adequate reimbursement for TriNav; the cost of commercialization activities for TriNav, including manufacturing, distribution, marketing and sales; net product revenues received from sales of TriNav; the outcome, timing and cost of the regulatory approval process for SD-101 by the FDA, including the potential for the FDA to require that we perform more studies and clinical trials than those that we currently expect; the costs involved in preparing, filing and prosecuting patent applications and annuity fees relating to issued patents; the cost of maintaining and enforcing our intellectual property rights, as well as the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us; the initiation, progress, timing, costs and results of clinical trials and other research and development related to our product candidates; and the extent to which we in-license, acquire or otherwise partner in development or commercialization of other products, product candidates or technologies; the achievement of milestones or occurrence of other developments that trigger payments under the Dynavax Agreement or any other collaboration or other agreements; the number of future product candidates that we may pursue and their development requirements; the costs of commercialization activities for any of our product candidates that may receive marketing approval to the extent such costs are not the responsibility of any future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities; the amount and timing of future revenue, if any, received from commercial sales of our current and future product candidates upon any marketing approvals; and the costs of operating as a public company.
Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of securities offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, existing ownership interest in our company may be materially diluted, and the terms of these securities may include liquidation or other preferences that adversely affect common stockholders’ rights. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
If we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

As of September 30, 2023, we had approximately $21.4 million in cash and cash equivalents. Based on our sales, operations and research and development plans, we do not currently expect that our cash and cash equivalents as of September 30, 2023 will be sufficient to fund our projected liquidity requirements for the next 12 months, creating substantial doubt about our ability to continue as a going concern. We will likely require additional capital in the next 12 months in order to continue to fund our operations through equity or debt financings, partnerships, collaborations, or other sources which may not be available on a timely basis, on favorable terms, or at all, and such capital, if obtained, may not be sufficient to enable us to continue to implement our long-term business strategy. See factors in the section titled “Risk Factors” and also “ — Funding Requirements” above. As further discussed above in the section titled “Recent Developments,” in October 2023, we entered into the Yorkville Purchase Agreement, whereby we have the right, but not the obligation, to sell to Yorkville up to $30.0 million of shares of Common Stock.
Additionally, we may never become profitable, or if we do, may not be able to sustain profitability on a recurring basis. If we cannot capitalize on our business opportunities because we lack sufficient capital, our business, financial condition and results of operations could be materially adversely affected and we may need to delay or curtail our operations until such funding is received.
Our continuation as a going concern is dependent on our ability to generate sufficient cash flows from operations and/or obtain additional capital through equity or debt financings, partnerships, collaborations, or other sources to carry out our long-term business strategy. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than fair value for such assets and less than the value at which such assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment. As discussed in Note 1 to our unaudited consolidated financial statements included elsewhere in this prospectus, there is substantial doubt regarding our ability to continue as a going concern as of June 30, 2023.
Contractual Obligations and Commitments
Our contractual obligations as of June 30, 2023, include lease obligations of $1.8 million, reflecting the minimum commitments for our principal administrative and production facility and other office spaces. See Note 15 to our audited consolidated financial statements included elsewhere in this prospectus for more information on our lease obligations, including the scheduled maturities and timing of cash payments related to these obligations.
Pursuant to the Asset Purchase Agreement, dated July 31, 2020, between Legacy TriSalus and Dynavax, we have paid Dynavax $12 million as of June 30, 2023, and may be required to pay Dynavax up to an additional $158 million upon the achievement of certain development and regulatory milestones with respect to SD-101. We will also be required to pay up to $80 million upon achieving certain commercial milestones once sales of SD-101 have begun. The Dynavax Agreement also obligates us to pay low double-digit royalties based on potential future net sales of product containing SD-101 compound on a product-by-product and country-by-country basis during the applicable royalty term. Such royalties are subject to reduction by up to 50% in certain circumstances.
Proceeds from Warrants
We will not receive any of the proceeds from sales of Warrants, except with respect to amounts we may receive upon the cash exercise of the Warrants. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the common stock, the last reported sales price for which was $4.90 per share on October 13, 2023. Each Warrant is exercisable for one share of common stock at an exercise price of $11.50. Therefore, if and when the trading price of the common stock is less than $11.50 per share, we expect that warrantholders would not exercise their Warrants. To the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Private Warrants and Conversion Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act.

We could receive up to an aggregate of approximately $164.0 million if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise their Warrants, which, based on the current trading price of our common stock, is unlikely unless there is a significant increase in the trading price of our common stock. The Warrants may not be, or remain, in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of the Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Estimates:
Our significant accounting policies are summarized in Note 2 “Summary of Significant Accounting Policies” in the unaudited condensed consolidated financial statements included elsewhere in this prospectus. While all of these significant accounting policies affect the reporting of our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require us to use a greater degree of judgment and/or estimates. Actual results may differ from those estimates. Additionally, changes in accounting estimates could occur in the future from period to period.
Revenue Recognition
Our revenue is derived from shipments of our TriNav infusion devices to our customers which are generally comprised of hospitals, clinics and physicians, and is recognized in accordance with the provisions of the Financial Accounting Standards Board (“ASB”) ASC 606, Revenue from Contracts with Customers, and all related applicable guidance.
Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, we perform the following five steps: (i) identify the contract; (ii) identify the performance obligation; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue.
We contract with our customers based on customer purchase orders. For each contract, we consider the promise to transfer products, each of which is distinct, to be the identified performance obligation. As part of our performance obligation, products are delivered in accordance with the terms of the purchase order and we do not have any on-going service obligation after delivery.
We maintain a single, discrete transaction price for each of the products, with no adjustments since the price is approved by CMS. We do not have multiple performance obligations to complete when a purchase order is fulfilled, hence the transaction price is always allocated fully to the units being sold.
Revenue is recognized when the units for a purchase order have been shipped and control of the units has transferred to the customer. Ex-works shipment is followed, wherein we recognize revenue when the shipment leaves our premises. In certain cases where purchase orders specify alternate shipping terms, usually delivery at place, revenue recognition is deferred until we are assured the units are delivered.
Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue. Revenues from product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established for discounts, returns, rebates and allowances.

We do not have a history of any refunds, allowances or other concessions provided to our customers from the agreed-upon sales price after delivery of the product. We do not offer discounts, except to distributors as discussed below. We had certain arrangements with distributors under which the distributors purchased and then resold our products in geographic markets where we did not have sales presence. These arrangements provided for a discount on the invoice. When the distributor resold our units at our normal sales price, the discount served to compensate the distributor for their efforts. We recorded these sales net of the discounts. One of our distributors, ACD, accounted for approximately 26% and 20% of our sales for six months ended June 30, 2023, and the year ended December 31, 2022, respectively. We discontinued the distributor agreement with ACD in December 2022.
We provide certain customers with rebates that are explicitly stated in our contracts and are recorded as a reduction of revenue in the period the conditions for the rebates are achieved. The rebates result from performance-based offers that are primarily based on attaining contractually specified sales volumes.
Research and Development
R&D costs include our engineering, regulatory, pre-clinical and clinical activities. R&D costs are expensed as incurred. Approximately 28% of our R&D costs are headcount-related; the balance is external services we purchase, such as pre-clinical supplies and materials, clinical study management and supplies, and consulting related to our R&D.
We are required to estimate our expenses resulting from our obligations under agreements with vendors, consultants, and contract research organizations, in connection with conducting R&D activities. The financial terms of these contracts are subject to negotiations, which vary from agreement to agreement and may result in payment flows that do not match the periods over which goods or services are provided. We reflect R&D expenses in our consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the agreements, along with preparation of financial models, taking into account discussions with research and other key personnel as to the progress of studies or other services being performed. To date, we have had no material differences between our estimates of such expenses and the amounts actually incurred. Nonrefundable advance payments for goods and services are deferred and recognized as expense in the period that the related goods are consumed or services are performed.
Warrant and Tranche Rights and Obligation Liabilities
We classified the Series B-2 tranche rights and obligations and Series B-3 Warrants as liabilities on the consolidated balance sheets. We measured the Series B-2 Tranche Rights and Series B-3 Warrants at fair value upon issuance in October 2022, March 2023, and June 2023, and remeasured the liabilities to fair value at December 31, 2022, March 31, 2023, and June 30, 2023, with changes in the fair value at each measurement date recognized in Change in fair value of tranche and warrant liabilities in the consolidated statements of operations.
The fair value of the Series B-2 tranche liabilities was determined using a Binomial Tranche Model. The fair value of the Series B-3 Warrants was determined using a probability-weighted expected outcome model whereby the following two scenarios were probability-weighted based on Legacy TriSalus’ expectation of each occurring: (1) a status quo scenario whereby Legacy TriSalus would continue as a private company and (2) a scenario where the Business Combination would close. Under the status quo scenario, the Series B-3 Warrants, including warrants to be issued under the second and third tranches, were valued using the Black-Scholes model.
The fair value of the Series B-2 tranche liabilities and Series B-3 Warrants used various inputs and assumptions that required management to apply judgment and make estimates, including:
•
the equity value under the status quo scenario, which was determined using the Guideline Public Company method within the market approach to estimate the fair value of equity on a minority, marketable basis using selected publicly traded peer companies and valuation multiples based on size, growth, profitability, and other relevant factors;

•
the fair value of underlying Series B-2 preferred stock, which was determined using the Option Pricing Model to allocate the Company’s equity value among its various classes of equity securities under the status quo scenario;

•
issuance and exercise price, which was based on the terms of the purchase agreement;

•
expected term, which we based on the expiry periods as defined in the purchase agreement;

•
expected volatility, which was based on the historical equity volatility of publicly traded peer companies for a term equal to the expected term of the warrants and tranche liabilities;

•
risk-free interest rate, which was determined by reference to the U.S. Treasury yield curve for time periods commensurate with the expected terms of the warrants and tranche liabilities; and

•
expected dividend yield, which we estimate to be zero based on the fact that we have never paid or declared dividends.

These estimates may be subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with exact precision. The scenario probability is the most sensitive estimated input into the calculation of the fair value of the Series B-3 Warrants. The risk of exposure is estimated using a sensitivity analysis of potential changes in the significant unobservable inputs, primarily the scenario probability input that is the most susceptible to valuation risk.
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. MTAC previously elected to avail itself of the extended transition period, and following the Closing of the Business Combination, we are an emerging growth company and will take advantage of the benefits of the extended transition period that the emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.
We will remain an emerging growth company under the JOBS Act until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of MTAC’s initial public offering (i.e., December 31, 2025), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Recent Accounting Pronouncements
Note 2(q) to our audited consolidated financial statements included elsewhere in this prospectus includes more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

OUR BUSINESS
The following discussion reflects the business of TriSalus Life Sciences, Inc., as currently embodied by each of Legacy TriSalus and TriSalus after the Closing of the Business Combination. As used in this section, “TriSalus,” “we,” “us” and “our” generally refer to Legacy TriSalus prior to the Closing of the Business Combination and TriSalus following the Closing of the Business Combination unless the context specifically indicates otherwise.
Overview
We are an oncology company integrating standard-of-care treatments and our investigational immunotherapeutic with disruptive delivery technology with the goal of transforming the treatment paradigm for patients battling liver and pancreatic tumors. We have developed an innovative organ-specific platform that is designed to overcome two of the most significant challenges that prevent optimal delivery and performance of immunotherapeutics in these difficult-to-treat diseases: (i) high intratumoral pressure caused by tumor growth and collapsed vasculature restricting the delivery of oncology therapeutics and (ii) the immunosuppressive properties of liver and pancreatic tumor immune cells. By systematically addressing these barriers, we aim to improve checkpoint inhibitor (“CPI”) response and enable improved patient outcomes.
Background
Liver and pancreatic cancers are among the world’s most lethal diseases. Depending on the disease stage, many patients have no curative treatment options and have poor outcomes, with 5-year survival rates ranging from 8-20% for patients with advanced disease. While immunotherapy represents one of the greatest advancements in cancer treatment over the past 50 years, patients with primary or secondary tumors in the liver or pancreas are less likely to respond to treatment relative to most other cancer types that do not involve these sites of disease. These patients need new treatment options designed to address the unique challenges specific to liver and pancreatic tumors that limit the success of immunotherapy.
The Opportunity: Changing the Treatment Paradigm with an Innovative Platform
We have developed a platform approach to address the unique challenges of treating tumors in the liver and pancreas by integrating our investigational immunotherapeutic, SD-101, with our innovative drug delivery technology with the goal of overcoming the two primary barriers that inhibit treatment success: intratumoral pressure and immunosuppression, both of which limit therapeutic delivery and efficacy.
Our delivery method — Pressure-Enabled Drug Delivery (PEDDTM) (“PEDD”) — modulates pressure and flow within blood vessels to improve the intravascular therapeutic delivery and is designed to increase the likelihood of tumor response in ways traditional approaches currently do not. In addition, we are studying the ability of SD-101, an investigational class C toll-like receptor 9 (“TLR9”) agonist, to reactivate the immune system within the liver and pancreas by broadly reprograming immune cells and reducing myeloid derived suppressor cells (“MDSCs”) which we believe will enable more durable responses to CPIs, thereby improving patient outcomes. SD-101 has previously been shown in both clinical and non-clinical studies to broadly induce interferon production, dendritic cell activation, and B cell activation. Through pre-clinical experiments and early clinical experience in patients with liver tumors, we have recently demonstrated that SD-101 may reduce MDSCs, which are important mediators of immunosuppression in liver and pancreas tumors, while also stimulating immunity systemically. SD-101 delivered via the PEDD method is designed to promote responsiveness to systemic checkpoint inhibition by:
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Reducing or eliminating liver MDSCs by inducing apoptosis and favorably reprogramming them to M1 macrophages; and

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Enhancing innate immunity (e.g., DC and NK cells), directly stimulating B cells, and promoting T-cell infiltration and cytotoxic T-cell programming to create an immuno-responsive environment stimulating greater responses to checkpoint inhibition.

We believe that the combination of PEDD with SD-101 creates a platform approach with the potential to address common therapeutic barriers across numerous cancer indications affecting the liver and pancreas and that this approach could provide a meaningful benefit to patients. There is also the potential that this platform may not only enable CPIs, but other classes of immunotherapy as well, such as cell therapeutics.
The PEDD component of our platform currently comprises two FDA-cleared devices that use our proprietary method to enhance delivery of therapeutics: (i) TriNav for liver tumors used during hepatic artery infusion procedures and (ii) the pancreatic retrograde venous infusion (“PRVI”) device for pancreatic tumors using a novel delivery approach designed to address anatomic limitations of arterial infusion for the pancreas. The TriNav device is currently in use with standard-of-care therapeutics for patients with primary and metastatic liver tumors. PEDD has been used in over 18,000 procedures, primarily for transarterial chemoembolization (“TACE”) and transarterial radioembolization (“TARE”) delivery during routine outpatient interventional radiology procedures. The PRVI device, is currently being studied in a clinical trial for SD-101 delivery into pancreatic tumors. Although FDA-cleared, the PRVI device has not yet been commercialized and commercial sale is not anticipated before 2025.
Currently we are studying our platform approach in three clinical trials, which include four indications, in leading academic oncology centers across the United States (“U.S.”). In these trials, PEDD devices are used to administer our investigational immunotherapy candidate, SD-101, through a regional intravascular approach for patients with liver and pancreatic tumors alone or in combination with intravenous systemic CPI infusions. We believe this approach will maximize TLR9 stimulation within the liver and pancreas and eliminate immunosuppressive cells to broadly reprogram the tumor microenvironment (“TME”) with the goal of enabling improved efficacy of systemic immunotherapies like CPIs or cell therapy.
Strategic Acquisition of SD-101
In July 2020, we acquired SD-101, a class C TLR9 agonist, from Dynavax Technologies Corporation. Prior to acquiring SD-101, we embarked on a comprehensive landscape assessment evaluating assets currently or formerly in clinical development that would fit the criteria for optimal immunomodulation of the TME in the liver and pancreas. Our selection criteria included the identification of an immunotherapeutic with a potential mechanism of action to specifically address immunosuppressive mechanisms in the liver and/or pancreas; the potential to enable systemic checkpoint inhibition in patients with liver or pancreatic tumors to the extent observed in other indications, and the ability to broadly reprogram the TME while addressing MDSCs.
We concluded that the greatest value creation and cancer patient impact opportunity for the PEDD devices, including TriNav, would be to demonstrate clinical efficacy in difficult to treat “cold tumors” such as those affecting the liver and pancreas.
In particular, we chose to focus on TLR agonists since they are well known to have broad TME modulating effects with induction of immunity at distal sites. Many have been in clinical development with varying results, most often using needle injection strategies which limit the ability to treat multiple or large tumors. TLR agonists are generally not safe to be administered intravenously due to concerns related to excessive immune cell activation. Within the TLR agonist space, TLR9 targeting assets were particularly attractive given our hypothesis that MDSC may be eliminated in the liver via TLR9 engagement.
We acquired SD-101 from Dynavax based on Phase 2 study data that demonstrated improved responsiveness to pembrolizumab with acceptable tolerability in stage IV cutaneous melanoma. In particular, Dynavax conducted the Synergy-001/KEYNOTE 184 Phase 1b/2 study (the “Synergy study”) to assess the safety and preliminary efficacy of the combination of intratumoral SD-101 and intravenous (“IV”) pembrolizumab for cutaneous melanoma and head and neck cancer. In the Synergy study, SD-101 + pembrolizumab was associated with a serious adverse event rate on par with that of pembrolizumab alone, and a response rate of 78% was achieved in treatment naïve patients. It was also studied in the I-SPY2 Trial for patients with high-risk, Stage II/III breast cancer. In the melanoma and head and neck carcinoma studies, SD-101 in combination with anti-programmed cell death protein 1 (“PD-1”) therapy produced response rates that are higher than those reported for anti-PD 1 therapy alone. See Note 8 — ”Dynavax Purchase” to our consolidated financial statements included elsewhere in this prospectus for more information. We believed that we could substantially enhance SD-101’s profile to create new liver and pancreas opportunities via PEDD administration to optimize its delivery while minimizing systemic exposure, thereby enhancing the therapeutic index and bringing SD-101 and PEDD into clinical testing as a platform approach. Our goal is to achieve a similar response rate for SD-101 with checkpoint inhibition as reported in stage IV melanoma across a wide array of liver and pancreatic indications.
Since acquiring the worldwide rights to SD-101, we have initiated three Phase 1/1b Pressure Enabled Regional Immuno-oncology (PERIOTM) (“PERIO”) studies which are focused on four indications within the primary liver cancer, metastatic liver cancer, and locally advanced pancreatic cancer categories. We are testing the ability of the SD-101/PEDD therapeutic platform to enable systemic CPIs in:
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Uveal melanoma with liver metastases (PERIO-01, NCT04935229);

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Intrahepatic cholangiocarcinoma (“ICC”) and hepatocellular carcinoma (“HCC”) (PERIO-02, NCT05220722); and

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Locally advanced pancreatic carcinoma (PERIO-03, NCT05607953).

We are also planning on testing the SD-101/PEDD therapeutic platform in patients with liver metastases from colorectal carcinoma. We are collaborating with leading cancer centers across the country to help leverage our deep immuno-oncology expertise and our unique, proprietary platform to improve patient responses to CPI therapy and potentially allow a greater number of cancer patients to benefit from immunotherapy advances.
We believe our approach in combination with CPI therapy has the potential to extend and improve the lives of patients battling liver and pancreatic tumors.
Current Treatment and Limitations
In the 1990s, researchers discovered that cancer cells can block the immune system from attacking the tumor through immune checkpoints such as cytotoxic T-lymphocyte-associated protein 4 (“CTLA-4”) and PD-1. These drugs, known as “checkpoints,” normally control immune responses to infections or other stimuli, to mitigate collateral tissue damage. Cancer cells can exploit these checkpoint molecules to escape detection and elimination by immune cells. CPIs work by blocking the interaction of checkpoint proteins found on T cells and the associated receptor proteins found on other cells, including tumor cells. When these proteins bind together, an “off” signal in T cells is blocked, enabling a potential anti-tumor immune response. These seminal discoveries enabled researchers to focus on developing CPI therapies, which spurred the approval in the last decade of several CPIs including PD-1 and programmed death-ligand 1 (“PD-L1”) blocking antibodies (often referred together as “PD-(L)1”). Importantly, for CPIs to work, tumors require the presence of a sufficient number of CPI targets within them — activated or exhausted T cells.
Two critical barriers have historically hindered immunotherapy success in patients with intrahepatic and pancreatic malignancies: (1) delivery of immunotherapy agents into high-pressure liver tumors is inefficient with conventional approaches and (2) specific immunosuppression pathways hinder immunotherapy responsiveness. In the majority of liver and pancreatic cancers, the tumors are not infiltrated by T cells and the TME overall is suppressed. An accumulation of suppressive immune cells, such as MDSCs, further limit the ability of T cells to enter into tumors and remain in an activated state. For immunostimulatory drugs like SD-101 to enable CPIs and other forms of immunotherapy, successful delivery into tumors is necessary. Intratumoral pressure in the TME may result in subtherapeutic drug concentrations at the site of disease. With systemic intravenous (IV) infusion, it is difficult to achieve therapeutic levels within the tumor due to distribution of cardiac output and high intratumoral pressures, and off-target toxicity is common. Local needle injection, the traditional approach for TLR agonists since they typically cannot be administered systemically, is highly localized at the point of insertion, not uniformly distributed throughout the tissue (particularly in patients with large or multiple tumors), and physically impractical for most tumors, including liver and pancreas. Importantly, regional intravascular delivery with standard microcatheters does not address the intra-tumoral pressure barrier, while balloon catheters cause a cessation of forward blood flow, which may eliminate the ability to augment baseline intravascular pressure.
Despite progress in other cancer treatments with CPIs, tumors in the liver and pancreas remain challenging to treat and patients have extremely poor outcomes. Few patients with liver or pancreatic cancers demonstrate benefit from CPIs and other immunotherapy approaches. Enabling immunotherapy in liver and pancreas cancer patients requires not only optimization of therapeutic delivery, but also a therapeutic with a mechanism of action appropriate for the specific biologic barriers in the liver and pancreatic tumors. This may be particularly important for CPIs as an emerging body of literature indicates that the presence of tumors in the liver may be among the most significant determinants of poor outcomes in patients receiving anti-PD-1 and/or anti-CTLA-4 agents.
Overcoming Barriers to Effective Drug Delivery with PEDD
Systemic delivery of cancer therapeutics presents two critical challenges for patients with liver tumors. First, based on the normal distribution of cardiac output, the liver will receive a small fraction of the dose. Second, intratumoral solid stresses compress the interior of the tumor and deform blood vessels, reducing the delivery of drugs. Hypoperfusion and interstitial hypertension pose major barriers to the systemic administration of chemotherapeutic agents and nanomedicines to tumors, reducing treatment efficacies. In particular, vessel leakiness together with vascular compression cause elevated interstitial fluid pressure that hinders delivery of therapeutic agents and limits efficacy.
As such, a technological solution to the intratumoral pressure barrier may enable more effective delivery of therapeutic agents to liver and pancreas tumors. PEDD devices are engineered to overcome high intratumoral pressure through creation of a favorable pressure gradient, while at the same time minimizing systemic exposure and decreasing toxicity. In small trials and retrospective studies, the capability of PEDD to modulate pressure during infusion has been shown to overcome the infusion barriers of the TME and improve therapeutic delivery.
Treating Immunosuppression in the Liver and Pancreas
The immunosuppressive properties of liver immune cells protect humans from excessive responses to foreign antigens but limit the ability of human immune systems to fight intrahepatic neoplasia. The propensity of primary and metastatic tumors to thrive in the liver is in part reflective of the tolerogenic nature of the intrahepatic milieu. T-cell suppression caused by MDSCs is mediated in part by L-arginine depletion by arginase 1 or by reactive oxygen species. Liver MDSCs expand in response to granulocyte-macrophage colony-stimulating factor (“GM-CSF”) secreted by tumor cells and GM-CSF enhances their capacity to suppress immunotherapeutic cells through exploitation of signal transducer and activator of transcription 3 (“STAT3”) signaling, indoleamine 2,3-dioxygenase (“IDO”) and PD-L1 to suppress anti-tumor immunity. At the same time, PEDD has been shown to significantly improve therapeutic delivery to liver tumors using a regional intravascular approach and SD-101 has demonstrated enhanced response rates to CPI therapy in cutaneous melanoma.

SD-101 mechanism of action.   As a class C TLR9 agonist, SD-101 has the capacity to stimulate a broad array of immune cells and induce numerous cytokines. In addition, SD-101 may be able to reduce myeloid suppressor cells in the liver and pancreas.

SD-101
Liver and pancreatic tumors are unresponsive to immunotherapies due to immunosuppression and high volume of MDSCs
pDC
NK
Endothelial cell
MDSC
1. SD-101 Binds to TLR9
2. MDSC death
3. MDSC conversion to M1 macrophages
Activation of adaptive and innate immune systems
M1 macrophage
MDSC=Myeloid-delivered Suppressor Cell;
NK=Natural Killer Cell;
pDC=Plasmacytoid Dendritic Cells;
TLR9=Toll-like Receptor 9.

Uveal Melanoma Liver Metastases
With fewer than 3,000 new diagnoses per year in the United States, uveal melanoma is a rare solid organ malignancy in which metastatic spread to the liver results in rapidly progressive and often fatal disease. Uveal melanoma, however, is the most common primary intraocular malignancy accounting for 3% to 5% of all melanoma cases. Uveal melanoma arises from melanocytes within the uveal tract, but it is a unique disease with distinct genetic, chromosomal, and biologic features not observed in cutaneous melanoma. Although primary uveal melanoma tumors can be managed effectively with surgical or radiation therapy, metastatic disease occurs in more than 50% of patients and involves the liver in up to 90% of patients. The disease course of uveal melanoma that has metastasized to the liver is well understood, with a 1-year overall survival (“OS”) rate of 43% and approximately 90% of patients not surviving beyond 24 months.
CPIs that target CTLA-4, such as ipilimumab, and those that target PD-1, such as nivolumab and pembrolizumab, while highly effective in cutaneous melanoma, have only had limited efficacy in metastatic uveal melanoma. An important contributor to the failure of current therapies to effectively treat uveal melanoma is the profoundly immunosuppressive intrahepatic environment. The liver contains an abundance of immunosuppressive cell types, including liver sinusoidal endothelial cells, regulatory T cells, and MDSCs. In the setting of liver metastases, MDSC are critical drivers of intrahepatic immunosuppression, enabling growth and progression of malignant tumors and limiting the efficacy of immune-oncology therapies.
The recent regulatory approval of tebentafusp, a bispecific T-cell receptor engager, which had a 1-year OS rate of 73% offers promise for patients with stage IV uveal melanoma and demonstrates that immunotherapy has potential application in addressing this disease. However, approximately 50% of patients are ineligible due to human leukocyte antigen (“HLA”) type. While the OS data was positive, the response rate was only 9% and progression-free survival at one year only approximately 19%. Despite representing a crucial clinical advance, the unmet need in the stage IV uveal melanoma space persists.

Primary Liver Cancer
HCC and ICC are the most common primary liver tumors, with HCC representing approximately 90% of cases. While the underlying reasons for the biologic aggressiveness of HCC and ICC are not fully understood, the profoundly immunosuppressive intrahepatic environment is likely an important contributor to both disease progression and failure of current therapies. Given limited success of single agent CPI therapy for HCC and ICC, these drugs have been used in this patient population, but with less success than other diseases.
Encouraging results have been reported in carefully selected HCC patients with CPI combination therapies, although these are tempered by limited response rates and clinical outcomes, a result that we believe to be associated with the immunosuppression in the liver and the delivery barrier imposed by high intra-tumoral pressure. In the Checkmate-040 study, HCC patients treated with nivolumab + ipilimumab had an overall response rate (“ORR”) of 32% (5% CR) with a median OS time of 22.8 months. The IMbrave 150 trial tested the combination of atezolizumab + bevacizumab in HCC patients, with the reported ORR being 27.3% (CR 5.5%), median progression-free survival (“PFS”) of 6.8 months, and median OS of 19.2 months. Data on the use of CPI in ICC is more limited, but suggests significant challenges related to the TME. A study of biliary tract cancers, including ICC, demonstrated an ORR of 22% and median PFS of 3.7 months following treatment with nivolumab + ipilimumab. In a transcriptome study which categorized 566 cases of ICC, only 11% displayed “hot” phenotype required for CPI responsiveness, whereas 45% showed a “cold” phenotype, which has been associated with CPI failure. For both HCC and ICC, improvements in CPI responsiveness are needed. A recent first-line approval based on the TOPAZ-1 trial, which evaluated durvalumab plus chemotherapy for patients with advanced biliary tract cancer, brings checkpoint therapy into standard-of-care for ICC, but the ORR was 26.7% and incidence of grade 3 or 4 adverse events was 75.7%. Several checkpoint inhibitor regimens are approved for first- and second-line HCC treatment, but recent data published in the Journal of Clinical Oncology indicates the real-world response rates may be lower than observed in the pivotal trials. As with the uveal melanoma immunotherapy landscape, further advances are required to address the remaining significant unmet clinical need.
Locally Advanced Pancreatic Adenocarcinoma (“LA-PDAC”)
LA-PDAC is associated with rapid progression, resistance to conventional therapies, deterioration in quality of life, significant morbidity, and a high mortality rate. PDAC tumors are characterized by dense desmoplastic stroma with a paucity of effector immune cells, rendering both drug delivery and stimulation of immune responses very challenging. Immuno-oncology approaches in general and CPI therapy have been highly successful in other malignancies, but PDAC is a particularly aggressive disease which has proven resistant to 100envat-oncology regimens. Poor responses to CPI therapy in PDAC patients may be due to the presence of suppressive immune mediators such as MSDCs, scarcity of effector T cells, and drug delivery challenges due to a highly desmoplastic stroma creating high tumor pressures. Response rates to CPI in patients with PDAC are routinely below 10% and new therapeutic options capable of addressing the delivery and immunologic barriers are urgently needed. Like uveal melanoma liver metastases, HCC, and ICC, LA-PDAC immunotherapy success may be limited due to challenges with drug delivery and a deeply immunosuppressive TME driven by MDSC. The PERIO programs are designed to test a delivery technology and class C TLR9 agonist with the potential to enhance immunotherapy performance in intrapancreatic indications.
Treatment of Liver Tumors with Transarterial Radioembolization
Radioembolization is a treatment option for HCC patients that are not candidates for resection with intermediate to advanced stage hepatocellular carcinoma as characterized by the Barcelona Clinic Liver Cancer (“BCLC”) staging system. Radioembolization is used in BCLC stage A disease as an alternate to ablation. TACE is an alternative to radioembolization in patients with intermediate-stage disease. However, radioembolization is preferred by many because, relative to TACE, radioembolization is better tolerated and is associated with a longer time to progression, though no survival benefit has been demonstrated.
The PEDD approach may provide a reliable method to maximize the tumor to normal liver ratio (“T/N ratio”). PEDD devices are designed to not only increase therapeutic delivery to target tumors but also to provide anti-reflux protection to minimize off-target delivery of radioactive microspheres and potential complications associated with undesired normal tissue exposure. A pilot study of the anti-reflux catheter not only demonstrated reduced hepatic nontarget embolization but also found a significant increase in tumor deposition of 99mTc-MAA by a factor of 1.68 (range 1.33 to 1.90, p < 0.05). At least one study at the Saint Luc University Hospital and King Albert II Cancer Institute in Brussels, Belgium has also confirmed the superiority of PEDD devices in improving tumor deposition in liver radioembolization with resin microspheres.
In addition to the above benefits of the PEDD approach, the valve on the PEDD device works to provide a fixed centro-luminal catheter position compared to a standard microcatheter where the position of the catheter is in a random off-centered position. This more reproducible catheter positioning has been associated with a more homogeneous particle distribution in an in vivo hepatic arterial model. Augmenting the T/N ratio for the delivery of therapeutic microspheres has the potential to increase therapeutic response as a direct positive relationship between adsorbed dose and tumor response has been shown in patients undergoing radioembolization. In addition to the potential for improved response, an increased T/N ratio reduces radiation exposure to normal liver parenchyma and reduces the risk of associated liver toxicity. The objective of a current study underway at Massachusetts General Hospital is to determine if delivery via a PEDD device increases the T/N ratio of radiotracer in the mapping procedure relative to the standard microcatheter. The reproducibility of catheter positioning between the mapping and treatment procedures, as well as the ability of each catheter type to be centered in the vessel during delivery, are also being looked at in this study. A second study recently opened at the MD Anderson Cancer Center is investigating how a PEDD device may improve the concordance between mapping and treatment procedures.
Treatment of Liver Tumors with Transarterial Chemoembolization
TACE is an image-guided locoregional therapy that involves hepatic artery embolization with intra-arterial infusion of a chemotherapeutic agent and is a commonly used treatment for HCC in the U.S. TACE exploits the vascular biology of HCC, which derives its blood supply from the hepatic artery, to deprive tumors of oxygen and essential nutrients, leading to growth arrest and/or necrosis; however, only a limited number of treated lesions demonstrate extensive or complete pathological necrosis. The mechanisms by which tumor cells survive are thought to be related to their ability to develop an adaptive response to nutrient deprivation. This adaptive response is reflected by the presence of viable tumor cells adjacent to necrotic regions on histopathology and is consistent with the clinical phenomenon of local recurrence observed on follow-up imaging after a brief latency period. These findings emphasize the importance of improving lipiodol TACE delivery to enhance induced ischemia to overcome cell survival mechanisms because poor delivery leads to therapeutic not reaching these areas.
Augmenting lipiodol deposition with hypervascular tumors requires overcoming the interstitial pressure within the tumors. One previously described method of overcoming the relatively high and often heterogenous pressures in the TME could be the PEDD using the 510(k) FDA-cleared TriNav device. TriNav alters downstream hepatic arterial blood pressure and may reduce resistance in tumor microvasculature. In clinical trials, the use of PEDD devices for radioembolization and embolization with drug-coated microspheres to treat HCC has demonstrated improved microsphere deposition, tumor necrosis, and imaging response compared to delivery with conventional end-hole catheters.
Our Platform Solution: Addressing the Limitations of Current Approaches in Cancer Immunotherapy
Our proprietary platform approach seeks to address immune dysfunction in liver and pancreatic tumors by combining our drug delivery technology with immunotherapeutics. In small prospective and retrospective studies, PEDD has shown the ability to overcome intra-tumoral pressure and enable delivery of therapeutics intravascularly into liver tumors relative to conventional regional delivery. By broadly stimulating the TME and making it susceptible to checkpoint inhibition, we aim to enable immunotherapy responsiveness and increase anti-tumor immune activity which may slow disease progression in liver and pancreatic cancer patients.
Platform Components

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PEDD Devices:   Launched in 2020, TriNav is a commercial-stage, FDA-cleared device that is designed to administer therapeutics. TriNav, using the PEDD method, delivers SD-101 to tumors in the liver, with the ability to deliver the therapeutic throughout the entire organ. The improvements in therapeutic delivery with TriNav relative to standard devices is supported by clinical data from multiple peer-reviewed studies conducted at various clinical sites and more than 17,000 PEDD device cases performed to-date for liver tumors. TriNav uses the proprietary PEDD method of administration of therapeutics to liver tumors. It is designed to overcome intra-tumoral pressure through modulation of pressure and flow to increase therapeutic agent delivery and improve patient outcomes. TriNav is currently reimbursed by CMS through TPT payments with TPT status extended by the Consolidated Appropriations Act of 2023 through December 31, 2023. TriSalus has applied for a New Technology Ambulatory Payment Classifications (“APC”) code from CMS and if granted, intends to work toward a Category I CPT code. A second FDA-cleared device, the PRVI device, is designed for therapeutic delivery into pancreatic tumors. The PRVI device has not yet been commercialized and commercial sale is not anticipated before 2025. PEDD devices have been demonstrated in multiple independent clinical studies to increase delivery of chemotherapy beads, enhance response rates to chemotherapy beads, improve tumor targeting with Y-90 products, and enhance cell therapy delivery to liver tumors.
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SD-101:   In July 2020, we acquired SD-101, a class C TLR9 agonist, from Dynavax and are investigating SD-101 as a therapeutic candidate delivered by PEDD to reactivate the immune system within the liver and pancreas with the goal of enabling deeper, more durable responses to other immunotherapeutics (e.g., CPIs) in a range of liver and pancreatic cancers for which limited therapeutic options currently exist. Broad immune suppression driven by MDSCs leads to failure of systemic immunotherapeutics in liver and pancreas tumors. It is believed that activating TLR9 primes immune cells to promote anti-tumor T-cell function, induces interferon pathways, reduces MDSCs and broadly activates the local tumor immune system to reverse immunosuppression in the liver and pancreas.

Market Opportunity for TriNav Delivery Technology and Investigational Therapeutic SD-101
TriNav Market Opportunity
The incidence of primary and metastatic liver tumors is steadily increasing, presenting a large opportunity for developing technologies and therapeutics. According to the American Cancer Society, primary liver tumors, including ICC and HCC, currently represent more than 41,000 cases annually in the U.S. The liver is also one of the most common sites for metastases, which is cancer that has spread from another site, and according to the National Cancer Institute, there are at least 96,000 individuals diagnosed annually with liver metastases, primarily from colorectal cancer or non-small cell lung cancer, for a total of more than 137,000 new liver cancer diagnoses per year. We estimate that approximately 40% of these patients are eligible for TACE or TARE procedures and that between 25% and 30% are appropriate candidates for our current TriNav device, representing a potential market opportunity of approximately 37,000 units, or approximately $286 million, based on our current TPT payment rate of $7,750 issued by CMS for hospital purchases of TriNav. If TriNav Large, a larger version of TriNav capable of being used in larger vessel size 3.0-5.0 mm, is successfully launched, we expect that our addressable market will increase by approximately 25%, resulting in an aggregate opportunity of 47,500 units or approximately $368 million, based on an assumption that TriNav will be assigned a permanent reimbursement rate at a comparable reimbursement price for periods beginning January 1, 2024. Currently, TriNav is used for either TACE or TARE, both of which entail localized delivery to HCC or metastatic liver tumors using standard interventional radiology techniques. We are also exploring additional indications for use, which fall within the present 510(k) clearance. Potential market impact of additional indications will be determined after clinical data become available.
SD-101 Market Opportunity
According to the American Cancer Society and National Cancer Institute, there are approximately 145,000 relevant new cases of cancer diagnosed annually in the U.S. alone, of which more than 80,000 may be addressable through our SD-101/PEDD platform for liver and pancreas. Assuming an average cost per course of therapy of $200,000, we estimate that the total annual addressable market in the U.S. alone for

SD-101 could be in excess of $15 billion. Additionally, there is a high global incidence in key targeted indications, such as HCC and ICC, providing an additional opportunity outside the U.S.
SD-101 Potential Indications: Uveal Melanoma
Melanoma is a malignant tumor derived from melanocytes. Despite similarities between cutaneous and uveal melanoma with respect to cell of origin, the genetic, molecular, and clinical features are entirely distinct. In particular, uveal melanoma has a unique metastatic pattern, with the liver being the dominant site of spread. Uveal melanoma is more aggressive and resistant to current therapies than cutaneous melanoma. Up to 50% of patients develop metastatic disease, with 90% of stage IV patients developing liver metastases. The highly suppressive immune environment in the liver may prevent immunotherapies such as CPIs from achieving success in this patient population.
Currently, there are limited treatments for uveal melanoma. Dual agent checkpoint inhibition can achieve an 18% ORR, providing indication that checkpoint therapy can be responsive. This ORR was reported in a September 2020 study published in the Journal of Clinical Oncology where MD Anderson reported via a Phase 2 trial of 35 patients a median PFS of 5.5 months and median OS of 19.1 months. The cold immune TME may limit the extent of activity of checkpoint therapy in this population. The recent regulatory approval of tebentafusp offers promise for patients with stage IV uveal melanoma and demonstrates that immunotherapy has potential application in addressing this disease. However, approximately 50% of patients are ineligible due to HLA type.
We are seeking to create a TME more amenable to checkpoint inhibition, which we believe may potentially be achievable due to direct delivery of SD-101 to the liver with PEDD, the dual mechanism effect of broad intratumoral immune stimulation coupled with elimination of MDSCs, and the absence of HLA restrictions.
SD-101 Potential Indications: Intrahepatic Cholangiocarcinoma
Cholangiocarcinoma (“CCA”) is a rare and aggressive form of primary bile duct cancer that may arise at any point in the biliary tree. ICC is located within the liver’s bile ducts and, therefore, can be targeted with TriNav in the same manner as liver metastases or HCC. ICC is the second most common primary intrahepatic malignancy after HCC comprising approximately 15% of all liver tumors. ICC has a poor prognosis since it is typically diagnosed when the disease is already in advanced stages. Despite growing awareness and education of the disease, outcomes have not improved substantially in the last decade, with a 5-year survival rate of 7-20% and tumor recurrence rates after resection.

Locoregional therapies are appropriate for selected ICC patients depending on the location of ICC within the liver. Like HCC, ICC tumors are supplied predominantly by the hepatic artery. In patients with localized, unresectable ICC, TACE is a treatment option and associated with median OS durations of 6-20 months. Radioembolization using yttrium-90 microspheres is an alternative treatment option for unresectable ICC (median OS duration of 11-22 months).
For patients with advanced or metastatic disease, systemic chemotherapy with gemcitabine + cisplatin (“gem/cis”) has been the standard-of-care with FOLFOX or FOLFIRI chemotherapy regimens for later line therapy. Recently, the FDA approved the PD-L1 inhibitor, durvalumab, in combination with gem/cis, for the treatment of first-line patients with advanced or metastatic biliary tract cancers, including ICC. In this trial of first-line patients, median OS for durvalumab + gem/cis was 12.8 months, as compared to 11.5 months for gem/cis alone. In 2021, the FDA approved fibroblast growth factor receptor 2 and isocitrate dehydrogenase-1 (“IDH1”) inhibitors for second line and third line treatment in CCA, but less than 15% of the patients are eligible. The results from CPI in microsatellite instability-high CCA (<10% of CCA patients) may suggest the potential for immunotherapy to work if the TME in microsatellite instability-stable patients can be reprogrammed effectively. Since ICC is typically a desmoplastic tumor with a “cold” TME, direct tumor administration of SD-101 via PEDD has the potential to enhance patient outcomes. We will initially seek a second-line and beyond indication for ICC for which the current standard of care is systemic chemotherapy.
SD-101 Potential Indications: Hepatocellular Carcinoma
HCC remains a significant health challenge and is among the most prevalent and deadly cancers. Unique features of HCC include the liver-only or liver-dominant disease location, in addition to the presence of underlying liver disease or cirrhosis in most patients. While HCC may be immunogenic in some cases as demonstrated by limited responsiveness to CPI, the pro-inflammatory conditions enhance the underlying immunosuppression in the liver which drives both disease progression and resistance to immunotherapy. The poor outcomes of HCC primarily stem from: (1) late-stage presentation, (2) liver fibrosis and dysfunction, (3) challenges with systemic drug delivery for a liver-centric disease, and (4) baseline immunosuppression in the liver exacerbated by chronic injury.
Despite effective management of early-stage disease through liver transplantation and surgical resection or ablation, most patients with HCC will recur and more than 50% present with advanced disease. For patients with recurrent or advanced disease, embolization and systemic therapies may offer disease control in subgroups. Stable disease control or cure remain out of reach for most HCC patients. While tyrosine kinase and CPIs have offered improvements relative to historical benchmarks in HCC patients with recurrent or advanced disease, response rates remain low. We will initially seek a second-line and beyond indication for HCC.
SD-101 Potential Indications: Pancreatic Cancer
Pancreatic ductal adenocarcinoma (“pancreatic cancer” or “PDAC”) is a prevalent, highly lethal cancer, with a five-year survival rate of 11%. Systemic first-line therapies for advanced pancreatic carcinoma currently provide short-term disease control. Both locally advanced and metastatic PDAC face similar challenges with respect to drug delivery and deep immunosuppression.
Despite advances in systemic therapy and surgical care, the outcomes for PDAC patients have remained poor highlighting the need for novel approaches. The National Comprehensive Cancer Network recommends consideration of clinical trials as the preferred option in the first-line setting for metastatic and locally advanced PDAC, emphasizing the broad recognition that current therapies are failing. First-line therapy for advanced or recurrent disease patients involves either FOLFIRINOX, a chemotherapy regimen that includes four drugs, or Gemcitabine-Abraxane. Immunotherapy and CPIs have minimally impacted PDAC. A hallmark of PDAC TME is the abundance of noncancer cell components, collectively designated as the stroma, including MDSCs, which can account for up to 90% of the tumor mass. The stroma has been shown to inhibit both spontaneous and therapeutically inducted antitumor immunity making it difficult to treat.
Higher CPI response rates in mismatch repair (“MMR”) deficient PDAC patients suggest promise for CPI in combination with immune reprograming agents, although fewer than 5% of PDAC patients are MMR deficient. The success of immunotherapy in PDAC may hinge on successful management of two critical barriers: (1) PDAC tumors are densely desmoplastic, with the stroma and high tumor pressures posing a major barrier to drug delivery and (2) PDAC tumors foster deep immunosuppression, which is driven in part by MDSCs.
We are initially focusing on locally advanced PDAC due to the potential of the PRVI device to deliver SD-101 into pancreatic tumors with the PRVI approach. Drug delivery to pancreatic tumors is more challenging than to the liver, given the more complicated arterial anatomy for the pancreas. We believe that the potential to administer an immunomodulatory drug, such as SD-101, into pancreatic tumors with PEDD creates a highly differentiated clinical approach and significant value creation opportunity. Following the initial safety trials in PERIO-03, we plan to move into the neoadjuvant setting for PDAC where patients are typically treated earlier in their disease course.
Our Approach
Two critical barriers, high intra-tumoral pressure and broad immune suppression driven by MDSCs, limit the delivery and efficacy of immunotherapies in tumors of the liver and pancreas. Notably, less than 1% of therapeutic may be delivered into a tumor with systemic infusion. We believe that comprehensively addressing these two barriers has the potential to enable patients with liver and pancreatic tumors to benefit more reliably from CPIs.
We believe that the strength of our therapeutic platform is the combination with, and potential to enable, systemic immunotherapies like CPIs and cell therapy. Our proprietary platform approach seeks to address immune dysfunction in liver and pancreatic tumors by combining its drug delivery technology with immunotherapeutics.
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Fast-Growing Device Business:   While we are pursuing commercialization of additional technologies leveraging the PEDD approach, such as the PRVI device, TriNav is already a commercial-stage, high margin, and FDA-cleared drug delivery device. The PEDD approach has undergone peer-reviewed studies at multiple clinical sites and been performed in more than 17,000 cases to date. Longer term, if our platform is validated and approved by the FDA, TriNav is expected to support the growth and effectiveness of SD-101 in addition to SD-101 utilization supporting increased TriNav demand. TriNav achieved $8.4 million in revenue in 2021.

Significant Potential Upside From SD-101 Program in Development:   We are investigating SD-101 as a therapeutic candidate to re-activate the immune system within the liver and pancreas and to enable deeper and more durable responses to other immunotherapeutics (e.g., checkpoint inhibitors) with the goal of achieving better patient outcomes. We are initially evaluating SD-101 for the treatment of uveal melanoma with liver metastases, hepatocellular carcinoma and intrahepatic cholangiocarcinoma. We believe delivering SD-101 through our proprietary FDA cleared PEDD technology creates a potential opportunity to change the paradigm of how liver and pancreatic cancer is treated. We are currently enrolling uveal melanoma patients with liver metastases in the PERIO-01 clinical trial administering SD-101 via our PEDD technology in combination with systemic CPIs (“PERIO-01”), ICC and HCC patients in a similarly designed trial, PERIO-02 (“PERIO-02”), and locally advanced pancreatic adenocarcinoma patients in PERIO-03 (“PERIO-03”). Our current pipeline focuses on liver and pancreas cancer, which represents a market opportunity of more than $15 billion based on multiple indications in these organs, and multiple settings within these indications. Phase 1/1b early response data for the uveal melanoma and ICC indications was received in the first quarter of 2023, with additional data presented in June 2023 at the American Society of Clinical Oncology (“ASCO”). More mature efficacy data at the highest dose levels for the uveal melanoma and ICC and HCC indications is expected in the fourth quarter of 2023. As described below, in July 2023, we received written responses from the FDA in reference to a Type B meeting request related to our PERIO-01 clinical program. Based on the FDA’s feedback, we will wait for Phase 1 to complete enrollment and for efficacy data to mature before initiating any further studies for this program. The initiation and timing of Phase 2 trials and related data milestones are dependent on multiple factors, including prioritization of availablecapital, interactions with regulatory authorities, enrollment rates, and external events which may impact operations at clinical sites. In connection with our development plan for HCC, we are also considering a separate study for advanced second line and beyond HCC with SD-101 in combination with Y-90 radioembolization. HCC study prioritization will be based on data expected to be available in the fourth quarter of 2023.
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Unique Platform Approach Combining Drug Delivery Technology with Immunotherapeutic:   PEDD is designed to overcome infusion barriers of the TME and improve therapy penetration. In small prospective and retrospective studies, PEDD has shown the ability to overcome intra-tumoral pressure and enable higher intra-tumoral drug concentrations, with less therapy delivered to non-target tissue than standard microcatheters.

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Multi-Layered Intellectual Property Protection:   We aim to interweave patents and exclusivity to increase the long-term protection of our intellectual property. By layering multiple levels of intellectual property protection — from process to our platform intellectual property to methods of treatment, all of which surround TriNav and SD-101 product-specific intellectual property — we believe that, notwithstanding the expiration of certain of our patents in December 2023, we have effectively created long-term exclusivity for our most critical intellectual property.

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Successful Track Record of Value Creation:   Our team’s deep clinical expertise and strategic partnerships and collaborations with leading cancer centers and strong track record of value creation across an array of medical device companies provides us with the potential to successfully develop and bring to market life-saving cancer treatments.

Growth Strategies
Our goal is to target the significant unmet medical needs of patients with liver and pancreatic cancers by transforming immunotherapy treatment through using our PEDD method to administer our investigational class C TLR9 agonist, SD-101. We intend to achieve this goal by: (1) advancing our PEDD technology to additional liver and pancreatic indications as well as other organs in the body, (2) expanding the TriNav sales organization in the U.S., (3) expanding internationally through distributors and (4) completing development and obtaining approval of SD-101.
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Advance the Pipeline:   We believe there is a significant opportunity to continue to advance our PEDD technology to additional liver and pancreatic indications as well as other organs in the body. Additionally, we will continue to progress our clinical evidence of PEDD through TriSalus-sponsored and investigator-sponsored research.

TriNav
The next product that we plan to commercialize is TriNav Large, a larger version of TriNav capable of being used in larger vessel sizes, 3.0-5.0 mm, which was 510(k) cleared by the FDA in May 2023. We intend to launch the product commercially in 2024. Also in development is a smaller version of TriNav, designed to enable access to much smaller vessel sizes, 1.0-2.0 mm. We believe that by offering a full range of sizes to address vessels encountered on TACE and TARE procedures, there is a potential that TriNav and our next-generation of PEDD products could be positioned to be utilized across the wide range of procedural approaches, disease stages, and patient vasculatures that interventional radiologists encounter.
We also intend to embed advanced pressure sensing within our devices to aid in detecting vascular pressure at the site of disease. This information, in addition to tumor size and flow rate, is intended to provide the necessary components to optimize infusions and create clear endpoints for drug delivery.
PRVI
Additionally, we are advancing our PRVI device, which is currently 510(k) cleared by the FDA and in the safety run-in period of a Phase 1 clinical trial in locally advanced pancreatic cancer.
Our PRVI approach seeks to address many of the key challenges associated with delivering therapeutics to pancreas tumors. The pancreas’ arterial system is composed of numerous small, collateralized vessels that make targeted delivery challenging. Additionally, pancreatic tumors exhibit a dense, desmoplastic stroma that limits the delivery of therapeutics. Certain cell types within the stroma construct an immunologically suppressed microenvironment that prevents the local immune system from clearing the tumor. We believe our PRVI device may address these challenges by:

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Accessing the pancreatic vasculature via the venous system, which allows the clinician access to larger vessels and a greater ability to isolate the tumor region of the pancreas;

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Embedding real-time pressure sensing capability to optimize the pressure and flow to fully perfuse the tumor vasculature;

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Elevating venous pressure sufficiently during infusion to enable retrograde flow and thereby overcome intra-tumoral pressure and distribute therapy within the tumor;

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Delivering a 3.5 to a 7-fold higher dose of therapeutics to the pancreas tumor compared to systemic administration; and

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Enabling a therapeutic index that is efficacious while limiting toxicity compared to systemic dosing.

Our near-term pipeline focus is to improve outcomes with TARE and TACE for patients, while concurrently investigating how SD-101 may allow more patients with liver tumors to benefit from immunotherapy. Current evidence for the efficacy of specific locoregional therapies is primarily based on retrospective reports as there are few prospective clinical trials, some of which only have the best supportive therapy as the control arm. Given this landscape, along with our PERIO clinical program, we are supporting multiple investigator-initiated trials comparing PEDD with standard catheters for TACE and TARE procedures with respect to therapeutic delivery. Our goal for our PEDD technology is to create enhanced technologies that can assist the clinician in optimizing the pressure range needed to fully open collapsed vessels and to deliver the optimal flow rate to infuse the entire vasculature of the tumor and clear endpoints to reduce the impact of physician technique variability.
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Expand TriNav Sales Organization in the U.S.:   We sell TriNav through our direct sales organization in the U.S. Our sales team has in-depth knowledge of the markets in which we compete and in which we seek to compete. However, we currently can only adequately cover approximately 45% of the high procedure hospitals and high-procedure physicians due to our size and resources. Our intent is to expand our specialized sales organization across the U.S. to provide broader hospital coverage and increased time for the representative to expand utilization within hospital targets from which we expect to foster deep relationships with physicians and drive revenue growth.

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Expand Internationally Through Distributors:   In addition to growing our direct sales organization in the U.S., we intend to sell to distributors in Europe, where we believe that selling through third-party distributors is the best way to optimize our opportunities and resources. We plan to select distribution partners who have deep experience in our markets, have strong customer relationships, and have a demonstrated track record of launching innovative products. In addition, certain Asian markets have a very high incidence of both HCC and ICC, and TACE procedures are the standard of care for many patient types. We currently have a distribution relationship with Hangzhou Ruizhen Therapeutics Co., Ltd. (“Hangzhou”) in China. In collaboration with Hangzhou, TriNav has been submitted for National Medical Products Administration (“NMPA”) approval and we expect a final determination regarding such approval by the end of 2023. If approved, Hangzhou is expected to have the responsibility to launch in the Chinese market with support from us.

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Complete Development and Obtain Approval of SD-101:   Currently, our uveal melanoma liver metastasis, HCC and ICC clinical programs are studying the delivery of SD-101 deep into the vasculature of the liver tumors using our proprietary, FDA-cleared TriNav device. Phase 1/1b early response data for the uveal melanoma and ICC indications was received in the first quarter of 2023. Additional response data for the uveal melanoma program was presented at the ASCO meeting in June 2023. Additional response data at the highest dose levels for the uveal melanoma and ICC and HCC indications is expected in the fourth quarter of 2023. Traditionally, TLR9 agonists like SD-101 have not been administered intravenously but by direct injection into superficial tumors, making treatment of large or multiple tumors, or tumors in deep locations, such as the liver and pancreas very difficult. Infusion by the TriNav device using the PEDD method improves targeted delivery of therapy into high-pressure tumors using a standard intraarterial procedure that allows us to distribute the drug to tumors within the organ, irrespective of size, number and location of tumors.

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Seek Potential Accelerated Approval Regulatory Pathway:   Our targeting of orphan indications and rare disease creates an opportunity for expedited development and the potential for an accelerated path to approval and commercialization. Our clinical development is designed to test the ability of SD-101 to enable CPI therapy in liver and pancreas tumors across a broad array of both orphan and ultra-orphan indications, providing potential to access expedited development and approval pathways. SD-101 is being studied for the treatment of ICC, uveal melanoma and HCC, diseases for which potential therapies have previously received orphan drug designations. However, TriSalus does not currently have orphan designation, nor has it discussed possible use of the accelerated approval pathway for any indication from the FDA or other comparable regulatory agencies and it is possible that TriSalus may never be granted orphan designation or pursue accelerated approval. For approval of new medicines, the regulatory standard for proving “substantial evidence of efficacy” normally requires the execution of two randomized, well-controlled clinical trials. In orphan and ultra-orphan indications with unmet medical need, including many cancer indications, there is significant precedent for FDA approval based on a single pivotal clinical trial. Further, certain drugs in development that have received orphan drug designation have been approved via the accelerated approval regulatory pathway. It is also possible, however, that in the context of either orphan or non-orphan drug development, the FDA may require more than one clinical study and/or may not accept certain clinical data.
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Pursue Potential Relationships with Companies Advancing Checkpoint Inhibition:   The global current immunotherapy market represents the highest growth therapeutic sector in the pharmaceutical industry. This growth has been led, and we anticipate that this growth will continue to be led, by the continuing growth of CPIs, innovative new classes and an expanding patient pool. While immunotherapy targeting CTLA-4 and PD-1/PD-L1 in many cancer types has been introduced, response rates remain low in uveal melanoma, HCC, ICC and pancreatic cancer leaving significant unmet need in these patient groups. According to a 2022 IQVIA publication, PD-(L)1 inhibitors represent one of the most dynamic segments of the current immunotherapy market with global sales of approximately $36 billion in 2021, which is expected to reach approximately $58 billion by 2025. PD-(L)1 therapy has been transformational for a number of cancer types but outcomes with respect to the liver and pancreas have lagged in comparison. ORR among leading PD-(L)1 therapies for liver indications have ranged from 17-35%. Despite this performance, we believe that PD-(L)1 companies remain focused on hepatobiliary cancers given the high unmet need and large global market size. PD-(L)1 companies have significant clinical programs studying various novel combinations of their PD-(L)1 inhibitors with both on-market and investigational drugs, including investigational immmunotherapeutics in hepatobiliary cancers.

CPI companies are open to a wide range of approaches to improve outcomes through novel combinatorial regimens. Based on a 2022 IQVIA publication, nearly 300 separate targets and pathways are being studied in combination with PD-(L)1s. In this competitive environment, we are focused on developing mutually beneficial collaborations with one or more PD-(L)1 companies. We believe collaborating with PD-(L)1 companies to enhance outcomes compared to the current standard of care in our key indications has the potential to provide such companies with significant growth opportunities and act as a differentiator from competitors. We intend to initiate discussions with pharmaceutical companies with CPIs to determine opportunities for collaboration, clinical development and licensing.
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Potential Partnerships with Companies Advancing Chimeric Antigen Receptor T Cells (“CAR-T”) and Other Cell Therapies:   Six FDA approved CAR-T cell therapies are currently commercially available, with none for solid tumors. We believe that these therapies are potentially attractive targets for collaboration, partnership and acquisition because of the promise of cell therapy has yet to be realized in the treatment of solid tumors.

As with CPIs, the immunosuppressive tumor environment in the liver and pancreas combined with high intratumoral pressure has been shown to limit performance of cell therapies in pre-clinical models. Regional delivery via PEDD has the potential to reduce systemic toxicity and has been proven to increase therapeutic delivery to tumor tissue. In clinical trials, PEDD has been reported to improve CAR-T delivery to liver tumors more than 5-fold across two single-arm studies and induced a durable complete positron emission tomography response in a patient with liver metastases. Pre-clinical animal model work has also shown improved cell therapy delivery to liver metastases using PEDD.

Combining SD-101 and PEDD with cell therapy has the potential to facilitate the realization of the full potential of cell therapy in select solid tumors.
Clinical Development Program for SD-101
The following table sets forth information pertaining to the clinical trials for SD-101 with our initial focus on advancing PERIO-01, PERIO-02 and PERIO-03. Initiation and timing of Phase 2 programs and data milestones are subject to change and dependent on multiple factors including interactions with regulatory authorities, enrollment rates, and external events which may impact operations at clinical sites.
Our anticipated upcoming milestones (which are subject to change based on enrollment, competitive environment, and regulatory feedback) include:

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release of PERIO-01 Phase 1 data and PERIO-03 SD-101 initial monotherapy safety data in the fourth quarter of 2023;

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initiation of SD-101 + Y-90 Phase 1b cohort in PERIO-02 in the first half of 2024; and

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initiation of PERIO-03 Phase 1b (SD-101 + anti-PD-1) in the first half of 2024.

Clinical Progress to Date Using Our Therapeutic Platform
PEDD With Standard of Care Therapies:   In clinical and pre-clinical studies, improved therapy delivery has been demonstrated with PEDD across therapeutic classes. Clinical studies have directly compared standard catheters to PEDD devices. For instance, such studies have shown that:
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PEDD has improved tumor targeting in liver radioembolization with resin microspheres and significantly increased both T/N ratio and dose delivery compared to a standard endhole microcatheter in head-to-head comparisons between PEDD devices and standard catheters in two studies summarized below:

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A prospective company sponsored study included 9 patients with a variety of tumor types who were referred for Y-90 radioembolization treatment of their liver tumors. Prior to treatment via PEDD, each patient received two same-day sequential lobar infusions of macroaggregated albumin (MAA) via endhole microcatheter and PEDD. Differences in MAA distribution within the tumors and non-target sites were evaluated and the results showed: a 33% to 90% (mean=68%; p<0.05) increase in tumor deposition; a 24% to 89% (mean=42%; p<0.05) decrease in nontarget embolization; and increased on-target deposition in 100% of the tumors.

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A retrospective independent study of 61 patients with liver cancer (190 lesions) treated with resin Y-90 radioembolization. All patients in the study underwent an MAA planning procedure delivered via a standard endhole (EH) catheter. Resin Y-90 was then delivered via either an EH catheter (control group) or via PEDD, followed by PET/CT imaging. Each patient’s post-Y-90 PET/CT was co-registered to their post- MAA SPECT/CT to compare the tumor to normal liver ratio (T/N) and tumor dose (TD). The results showed that across all tumor types, PEDD increased the T/N by a median of 24%, and the TD by a median of 23%, (p<0.001) with no significant difference seen in the standard EH catheter (control) group. The results showed that PEDD significantly improved both tumor targeting and dose delivery across multiple tumor types.
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PEDD achieved greater on-target distribution of chemotherapy eluting beads, delivering a significantly higher concentration of therapy in the tumor as compared to standard endhole microcatheters in association with higher radiographic and pathologic response rates in a head-to-head comparison between the PEDD device and standard catheter in a study summarized below; and

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A retrospective, single-center study, included 88 treatment-naive with solitary HCC tumors <6.5cm who underwent treatment using either PEDD (n = 18) or a standard EH microcatheter (n = 70). PEDD patients exhibited lower aspartate aminotransferase (p = 0.003) and alanine aminotransferase (p = 0.044) at 6 months. Blinded radiological evaluation showed that PEDD achieved a significantly higher objective response rate, compared to the EH catheter (100% vs 76.5%; p=0.019). Following liver explant, a blinded review of the liver specimens found that PEDD achieved improved pathological response compared to the standard EH catheter (88.8% vs 33.8%; p=0.026) as well as a significantly higher concentration of therapy in tumor compared to the standard EH catheter (88.7 ± 10.6% vs 55.3 ± 32.7%; p=0.002).

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Pre-clinical pancreatic cancer model experiments indicated that using the PRVI method of PEDD improved drug delivery 3.6-7.0-fold.

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We studied PRVI in an orthotopic murine model of PDAC and demonstrated that PRVI delivery of gemcitabine increased intra-tumoral drug concentrations and enhanced the subsequent tumor responses to treatment. PRVI infusion of gemcitabine resulted in more than 100-fold greater tumor concentrations compared with systemic delivery (127 vs 19 ng/mg; P < .01) and lesser tumor volume compared with both systemic gemcitabine and saline via PRVI (274 vs 857 vs 629 mm3; P < .01). The same mouse model was employed to assess the impact of pancreatic retrograde venous infusion (PRVI) on tumor uptake and response to oxaliplatin. It was found that PRVI administration of a 2mg dose of oxaliplatin resulted in a significant decrease in tumor size while preserving nerve conduction velocity and nerve tissue morphology as compared to standard delivery methods under histopathological analysis.

PEDD with SD-101:   As of May 12, 2023, across three clinical trials, 204 infusions of SD-101 have been delivered at multiple dose levels as monotherapy and in combination with CPIs in 51 patients.
Clinical Sites and Partnerships
MD Anderson Cancer Center
We have been engaged with top academic sites and leading clinicians in the liver and pancreas cancer spaces. All three PERIO programs are centered on a 5-year Alliance Program with the University of Texas MD Anderson Cancer Center (“MDACC”) which we entered into in March 2021 (the “MDACC Agreement”). Pursuant to the MDACC Agreement, investigators at MDACC agreed to serve as the lead clinicians for the PERIO-01, PERIO-02, and PERIO-03 studies and we agreed to pay $10.0 million in collaboration funding to MDACC to conduct preclinical and clinical studies as mutually agreed by the parties. To date, we have paid an aggregate of $4.0 million towards these studies and will pay an additional $2.0 million following the consummation of the business combination and on each of the third and fourth anniversaries of the MDACC Agreement. The term of the agreement is for the later of (i) five years or (ii) until the applicable studies are completed. Prior to the expiration of the term of the MDACC Agreement, either party may terminate the MDACC Agreement if the other party commits a material breach of the agreement and fails to cure such breach within 30 days of receiving notice of such breach.
We have the right to terminate a study (and the corresponding study order) upon 30 days prior notice to MDACC, provided that the joint steering committee (which is composed of three representatives of each party and oversees the collaboration) has approved such termination and that all reasonable study costs and fees associated with wind-down activities and final monitoring visit shall be paid by us. Termination of one or more study orders will not automatically result in the termination of the MDACC Agreement or termination of any other study orders.
Under the terms of the MDACC Agreement, each party retains all right, title and interest in and to its own background intellectual property and no license to use such background intellectual property is granted to the other party except for MDACC’s use of the study drug and study devices, as applicable, in a study as set forth in the MDACC Agreement. Within fifteen days after our receipt of an invention disclosure covering any invention, representatives from each party shall meet to assess whether, taking into consideration the intellectual property limits outlined in the MDACC Agreement, the applicable invention in which MDACC has an ownership interest can be assigned to us in full and exclusive ownership. If such assignment would not violate the intellectual property limits agreed to, MDACC assigns to us the sole and exclusive ownership in and to the applicable invention and we shall reimburse MDACC for reasonable patent costs, if any, incurred by MDACC prior to the date of assignment. No intellectual property has been developed or transferred to date.
Other Clinic Sites
Other active clinical sites for the PERIO programs include: University of Colorado Anschutz Medical School, Columbia University, Massachusetts General Hospital, Thomas Jefferson University Hospitals, University of Pittsburgh Medical Center, Stanford University, University of California — Los Angeles, University of Miami and University of Washington Medical Center. We also recently entered into an agreement with Lifespan to open the TriSalus Translational Immunotherapy Lab, which is part of a comprehensive, integrated, academic health system with The Warren Alpert Medical School of Brown University.
Clinical Development Approach
SD-101 is currently in three Phase 1/1b PERIO studies for primary liver cancer (ICC and HCC), metastatic liver cancer (uveal melanoma), and locally advanced pancreatic cancer. TriSalus is testing the ability of the SD-101/PEDD platform to enable systemic CPIs in the following indications:
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Uveal melanoma with liver metastases (PERIO-01, NCT04935229),

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Intrahepatic cholangiocarcinoma and hepatocellular carcinoma (PERIO-02, NCT05220722), and

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Locally advanced pancreatic adenocarcinoma (PERIO-03, NCT05607953).

Response data for PERIO-01 at the lowest SD-101 dose levels was presented at the ASCO meeting in June 2023, with more mature data expected to be released in November 2023. We expect to have further Phase 1/1b efficacy and immunologic data across the dose range for the PERIO-01 and PERIO-02 trials in the fourth quarter of 2023 and to establish the optimal biologic dose in preparation for later phase studies in multiple indications. We are also planning on testing the SD-101/PEDD therapeutic platform in patients with liver metastases from colorectal carcinoma, and possibly other indications as well. We are collaborating with leading cancer centers across the country, to help leverage our deep-immuno-oncology expertise and inventive technology development, to improve patient response rates to checkpoint therapy and improve overall outcomes. Our initial trials are heavily focused on determining the optimal biologic dose for SD-101 to align with FDA Project Optimus guidance, minimize uncertainty or risk for further SD-101 development, and develop a deep understanding of SD-101 efficacy signals.
PERIO-01 and PERIO-02 — Primary and Metastatic Liver Tumors
In September 2021, we initiated our clinical development program by enrolling the first patients in the PERIO-01 clinical study evaluating the TriSalus platform in adults with uveal melanoma with liver metastases. PERIO-01 is an open-label first-in human Phase 1 trial of SD-101 given by hepatic arterial infusion (“HAI”) using PEDD in metastatic uveal melanoma (NCT04935229).
We followed with PERIO-02, which is studying SD-101 for the treatment of HCC and ICC. PERIO-02 is an open-label, Phase 1b/2 study of the pressure-enabled hepatic artery infusion of SD-101 alone or in combination with intravenous checkpoint blockade in adults with HCC and ICC.

As of May 12, 2023, 204 infusions of SD-101 have been administered to 51 patients in the PERIO trials, with no grade 3 or higher cytokine adverse events related to SD-101 or other serious adverse events related to TriNav or PEDD. Preliminary findings include the following:
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Pooled data from 36 patients in the PERIO-01 trial and 12 patients from the PERIO-02 trial that received SD-101 delivered via TriNav showed evidence of induction of immunostimulatory cytokines in the blood as determined by Luminex assays. These pooled data demonstrated a trend toward a dose-related increase in serum cytokines.

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As of May 12, 2023, 39 patients were enrolled in the PERIO-01 trial, with 36 having received at least one dose of SD-101. Of the patients with available data, five patients were treatment-naïve and approximately 81% had failed at least one prior line of therapy, including three patients on their sixth-line of treatment.

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In the PERIO-01 study, the treatment-related serious adverse event rate reported at the ASCO meeting in June 2023 was 5%.

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Pharmacokinetic data indicate that the strategy of delivering a toll-like receptor-9 agonist with the PEDD method results in high drug levels in the liver, while the drug is undetectable after four hours in the serum in 97% of patients with available data.

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There are no HLA-type restrictions for this treatment regimen.

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Concordant with the predicted mechanism of action, PEDD HAI administered SD-101 resulted in decreases in liver tumor monocytic MDSC levels in 5 of 5 patients as determined by multiplex immunofluorescence data.

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Decreased levels of circulating tumor DNA (“ctDNA”) levels were observed within eight out of 13 evaluable patients.

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Stable disease was noted as the best on-treatment response for target lesions in 15 out of 25 patients, with one partial response.

ctDNA and CTCs were quantified at baseline and after two or three infusions of SD-101. (A) Change in ctDNA levels as determined by NGS. (B) Change in CTC levels as determined using the CellSearch. ctDNA has been reported to be a surrogate of survival in this population and imaging can be unreliable at times due to immune mediated tumor swelling or pseudoprogression.
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92% of procedures required a single TriNav device to infuse to all target locations. The average infusion time reported was 40 minutes.

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There were no procedure-related serious adverse events reported, and 15 procedure-related adverse events were reported, including minor adverse events such as puncture site pain, bruising, or hematoma.

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Thirteen immune-related adverse events were reported, including fever and chills during the infusion procedures which were all grade 1 or 2. There were no severe (CTCAE > 3) immune-related events in the procedure rooms or during follow-up, with 1 grade 2 cytokine related event. No other severe adverse events related to SD-101 were noted.

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Pharmacokinetic data from tissue and serum specimens is consistent with the hypothesis that TriNav can achieve high SD-101 levels in the liver (>2000 ng/gm at 8 mg SD-101) with limited systemic exposure (<4 hour detection in serum across all dose levels) using the PEDD method.

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We are hopeful that the TME reprogramming demonstrated thus far in the PERIO-01 and -02 trials, as assessed by NanoString, flow cytometry, and immunofluorescence analyses, including a reduction in MDSC and MDSC-associated genes, may support better immune checkpoint inhibitor performance in metastatic uveal melanoma and other intrahepatic indications presently under study.

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Early data from PERIO-01 subjects, based on liver tumor biopsies taken before SD-101 infusion and then again 57 days later, indicates that gene expression changes, as assessed by NanoString, are induced consistent with our hypothesis regarding liver TME stimulation and MDSC reduction. The NanoString platform was used to measure changes in RNA levels before and after treatment, which indicates which genes are being activated or suppressed, as RNA is produced from the DNA in genes when a cell receives the appropriate signal. Specifically, in pooled analyses from subjects with available biopsy data (n=14) we have documented increased activation of genes associated with cytokine production, TLR signaling, and broad immune cell activation in liver tumors. Evidence of reduction in genes associated with MDSC in liver tumors was also shown. We have also examined gene expression changes in peripheral blood immune cells at multiple time points post SD-101 infusion, and have detected signals of immune cell activation outside of the liver as well.

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We received PERIO-01 and PERIO-02 Phase-1 response data in May 2023. The studies continue to enroll at higher SD-101 dose levels in combination with checkpoint inhibitors.

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In July 2023, we received written responses from the FDA in reference to a Type B meeting request for our PERIO-01 clinical program. The FDA acknowledged that preliminary data from the PERIO-01 program suggests a tolerable safety profile of SD-101 delivered by PEDD in combination with systemic checkpoint inhibition in metastatic uveal melanoma patients, and that there were no concerns raised with respect to delivery of SD-101 via PEDD with the TriNav device. The FDA has asked for additional exploration of the optimal SD-101 dose, in a smaller study prior to proceeding with a registrational trial. We currently expect to have Phase 1 more mature efficacy data at the multiple SD-101 doses for its PERIO-01 clinical trial in the fourth quarter of 2023. Based on the FDA’s feedback, we will wait for Phase 1 to complete enrollment and for efficacy data to mature before initiating any further studies for this program. The initiation and timing of Phase 2 trials and related data milestones are dependent on multiple factors, including prioritization of available capital, interactions with regulatory authorities, enrollment rates, and external events which may impact operations at clinical sites.

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We expect to present updated PERIO-01 efficacy and immunologic data in November 2023.

PERIO-03 — Locally Advanced Pancreatic Carcinoma
PERIO-03 is a study of the SD-101/PEDD therapeutic platform to enable systemic CPIs among locally advanced pancreatic carcinoma (NCT05607953) (“PERIO-03”) and is currently enrolling patients in a three patient safety run-in. See “— Development Plan for SD-101 For Use in Locally Advanced Pancreatic Adenocarcinoma with the Pancreatic Retrograde Venous Infusion Approach — PERIO 03” for additional information.
Development Plan for Uveal Melanoma with Liver Metastases Following PERIO-01
The PERIO clinical program is exploring SD-101, a class C TLR9 agonist delivered intrahepatically via PEDD in combination with systemic CPI therapy. Enrollment and follow-up is ongoing in Phase 1 for determination of potential clinical benefit in this indication and optimal dose for other liver programs.
Development Plan for Intrahepatic Cholangiocarcinoma Following PERIO-02
We plan to progress toward registration for the treatment of ICC with SD-101 delivered via PEDD in combination with systemic CPI. While ICC and HCC have been combined for the safety and dose finding Phase 1b study (PERIO-2), we recognize the need for separate, later-stage efficacy trials. The design of the

ICC study is predicated on the FDA accepting our proposal of a single-arm potentially pivotal Phase 2 trial given the very high unmet need in this patient population, which includes second or later line patients. The study is anticipated to open at clinical sites in the U.S. with the currently planned co-primary endpoints of PFS and ORR. Secondary endpoints may include the determination of the duration of response, safety, PFS, OS, pharmacokinetics, and pharmacodynamics.
Development Plan for Hepatocellular Carcinoma Following PERIO-02
We are also contemplating, subject to FDA feedback, to conduct a Phase 2 expansion study in anticipation of a Phase 3 randomized, active-controlled, open-label study of PEDD administered SD-101 in combination with intravenous CPI therapy, potentially with the addition of Y-90. Based on data from all Phase 1b cohorts, including a cohort in which patients will receive SD-101 + Y-90, we will select the regimen for further study in later phases. The total number of patients required will be determined based on Phase 1b data and regulatory interactions, when appropriate. We anticipate opening sites in Asia for the Phase 3 study. We are also considering a separate study for advanced second line and beyond HCC with SD-101 in combination with Y-90 radioembolization based on previous combination data, both delivered via PEDD. HCC study prioritization will be based on data emerging in the fourth quarter of 2023.
Development Plan for SD-101 For Use in Locally Advanced Pancreatic Adenocarcinoma with the Pancreatic Retrograde Venous Infusion Approach — PERIO-03
Our priority for pancreatic carcinoma patients is to advance the use of our PRVI device in combination with SD-101 and CPI therapy for the treatment of locally advanced pancreatic cancer. The PRVI device is currently 510(k) cleared while also in use in a 3 patient safety run-in portion of a Phase 1 clinical trial open at MD Anderson Cancer Center to validate technical performance in locally advanced pancreatic cancer patients. Once completed, we plan to progress to a full Phase 1 clinical program trial in combination with SD-101 with the goal of evaluating the safety and preliminary efficacy and a further goal to initiate a Phase 1b study in the fourth quarter of 2023. The Phase 1 program will focus on single-agent SD-101 safety (and optimal dose determination), while Phase 1b will test safety (and optimal dose determination) for SD-101 in combination with pembrolizumab. Progression free survival will be the primary endpoint for efficacy based on our experience in the other PERIO programs. For Phase 1, 9-18 patients are anticipated to enroll depending on dose-limiting events, and 6-12 subjects are expected for the Phase 1b portion. A subsequent Phase 2 design and endpoints will be determined following review of Phase 1/1b data.
Development Plan for SD-101 For Use in Patients with Colorectal Cancer with Liver Metastases
Should data from PERIO-01 and PERIO-02 be supportive of further development of SD-101 with PEDD, we will pursue additional indications as we believe the platform has the potential to address immunosuppression and intratumoral pressure in multiple liver cancer types. We believe the TriSalus platform can play a meaningful role in the treatment of colorectal cancer with liver metastases (“CRCLM”) since the liver is the dominant site of failure in colorectal cancer. Overall, about 70% of colorectal cancer patients will develop liver metastases, and 30-40% of patients with advanced disease may have liver-only metastatic disease. Even though resection of CRCLM is potentially curative, a majority of patients develop recurrent disease, and for patients who are not eligible for resection, no therapy options that provide long-term survival exist.
Our intention is to initially use our platform in the 3L+ metastatic colorectal cancer setting for patients who are ineligible for targeted therapies and have liver metastases. Our anticipated approach is based on the low benchmarks and high unmet need in this setting. Additionally, there is potential for accelerated approval here if SD-101 can outperform the low benchmarks set by trifluridine-tipiracil or regorafenib. As a future development pathway, we also believe our platform has the potential to improve outcomes in the neoadjuvant setting for CRCLM patients undergoing surgical resection.
TriSalus’ Currently Marketed Products
TriNav Use
TACE and TARE are minimally invasive, image-guided procedures used to infuse a high dose of chemotherapy or radiation particles into liver tumors. They are an important treatment modality in the management of HCC and liver metastases. The procedures involve gaining catheter access into the arterial system of the hepatic arteries and delivering therapeutics directly to blood vessels supplying the tumor. By administering therapy directly to the tumor, physicians can minimize exposure to healthy parts of the liver while maximizing the dose directed at the tumor.
These outpatient procedures are performed by interventional radiologists in an interventional suite. During the procedures, the physician uses real-time fluoroscopic guidance to place TriNav into the blood vessels feeding the tumors in the liver, through a small incision in the groin or the wrist. The physician will then infuse the chemotherapy and embolic materials through TriNav. By using TriNav, the physician is able to optimize therapeutic delivery and tumor targeting.
TriNav Design
TriNav is a flexible microcatheter that can be used to deliver diagnostic and therapeutic agents into peripheral vasculature beds, with its main clinical use being TACE or TARE for liver tumors. It is equipped with a one-way microvalve (“SmartValve”) capable of generating infusion pressure greater than mean arterial pressure to help overcome intratumoral pressure and improve distribution of therapeutics. The SmartValve is designed to provide reflux protection and to maintain a centroluminal position during infusion.
The unique ability of TriNav in generating infusion pressure to drive therapy deeper into solid tumors is driven by the SmartValve at the distal end of the catheter. It is made of ultra-thin nitinol fibers laid out in a precise braid geometry, that is then overlaid with nanofilaments made of composite polymers — creating a filter valve that allows particles >10µm (for example, red blood cells) to pass through. The exact geometry of the braid and composition of the polymers have been calibrated to create a soft, pliable valve that can react dynamically to varying pressure and flow conditions in vasculatures, yet that is strong enough to prevent reflux of material and generate sufficient pressure without imposing too much radial force on the vessel walls. TriNav’s dimensional specifications are as follows:
Dimensional Specifications
Parameter	Specification (nominal)
Usable Length	120 cm, 150 cm
Outer Diameter (max)	0.038 in (0.97 mm)
Inner Diameter (Infusion Lumen)	0.021 in (0.53 mm)
Expandable Tip Outer Diameter	3.7 mm
The catheter shaft is made of composite polymer (Pebax) segments of varying softness and reinforced with stainless-steel braid. The design and material of the shaft have been optimized to provide strength, kink resistance, ease of tracking and flexibility — all of which are important to enable navigation of the catheter over microwires in tortuous vasculature. At the distal end of the catheter, there are two radiopaque marker bands to help physicians locate the distal end of the catheter as it is being threaded through the vasculature. The inner lumen of the catheter shaft is lined with polytetrafluoroethylene, a highly inert and lubricious polymer, to minimize friction and maximize compatibility with microwires, chemotherapy, cell therapy products, and other agents used during the procedure. Finally, the device is coated with a hydrophilic formulation that is thin yet durable, making it even more trackable and capable of accessing the most tortuous vasculature.

Infusion Hub
Peelable Introducer
Catheter Body
SmartValve™
SmartValve™

The TriNav™ Device and SmartValve™. A schematic of the TriNav device is shown in the top image, with a high-power view of the SmartValve below.

Our Customers
We aim to interact closely with all of our key stakeholders to ensure a patient’s experience with our platform is a success. We view our customers as including the interventional radiologists, oncology providers, nursing support, procedural staff, pharmacy staff, and value analysis committee staff, who use our products and recommend the purchase of such products to hospitals.
Our goal is to establish a high level of engagement and trust with the various clinicians and support individuals in the hospital. Additionally, we believe that many hospitals are under cost pressure and need education on, and assistance to support and embrace, the use of new technology. We have reimbursement, clinical and technical support to ensure each clinician and support individual feels confident in using our technology.
Equally important is educating the broader community including patients, oncologists and support organizations so they understand and appreciate the value and benefits of our platform approach.
Sales and Marketing
We have established a commercial infrastructure designed to drive the adoption of TriNav among interventional radiologists, oncologists and hospital clinicians. Our commercial strategy for TriNav targets hospitals through direct sales engagements with their clinicians and medical staff.
We market our products to U.S. hospitals whose interventional radiologists and oncologists treat patients with liver cancer. We have direct sales capability in the U.S. that targets hospitals with the highest number of TACE and TARE procedures. We plan to expand our sales organization to reach a broader array of hospitals and clinicians.
Our sales representatives and sales managers have substantial and applicable medical device experience, specifically in the interventional radiology space, and market our products directly to interventional radiologists who perform TACE and TARE procedures. We are focused on developing strong relationships with our physicians and hospital customers in order to educate them on the use and benefits of our products. Similarly, our marketing team has a significant amount of domain expertise and a strong track record of success. Our sales and marketing team totals 37 professionals as of July 13, 2023.
We believe that TriNav is simple, intuitive, and easy to use. This provides value to our customers and makes our sales model a source of competitive advantage. Lower service burden means we can develop a cost-efficient sales model by optimizing a mix of clinical specialists and salespeople. In the U.S., TriNav can be provided to hospitals on a consignment basis whereby title is transferred when the technology is used in clinical procedures. Other hospitals purchase TriNav directly, and TriNav is sold for a predetermined set fee for each catheter via a predetermined contract or purchase order.

Reimbursement
In the U.S., hospitals are the primary purchasers of our products. Hospitals bill various third-party payors, which include commercial payors, Medicare and Medicaid. Since there is not a uniform policy for coverage and reimbursement for medical procedures in the U.S., commercial payors may use Medicare coverage policy as key inputs to setting their own rates. However, their processes and methods are separate from Medicare and can differ significantly from payor to payor.
Both TARE and TACE procedures have coding, coverage and payment in all settings of care. TriNav, which is a novel drug delivery technology, uses current endovascular codes for billing. Reimbursement is determined by Medicare’s comprehensive APC, which is a smaller bundle than a Diagnosis Related Group, more specifically related to a single procedure. Hospitals receive a Medicare outpatient payment based on the APC group assigned to the physician service or procedure performed, which are described by Current Procedure Terminology (“CPT®”) codes. CPT® codes are specific to the approach, the technique used and the specific anatomy in which the procedure is performed. TriNav is generally billed under CPT® 37242 and CPT® 37243.
Transitional Pass-Through Payment Overview
Medicare operates the TPT payment program in order to facilitate patient access to new and innovative products that have shown substantial clinical improvement. TPT allows CMS to gather the necessary cost and utilization data for a product and assign appropriate codes and rates for long-term payment purposes. Medicare makes this special TPT payment while it is collecting data to foster use of new technologies in the outpatient setting amid facility cost concerns.
Criteria needed to receive TPT designation
Medicare applied its three-part test — (1) newness, (2) cost impact, and (3) substantial clinical improvement — and determined that TriNav qualified for pass-through payment in hospital outpatient and ASC settings starting January 1, 2020. In support of substantial clinical improvement, CMS considered a number of clinical studies that demonstrated increased intratumoral therapy uptake and improved tumor response in HCC and liver metastases.
Transitional Pass-Through Status
We received approval for TPT payments for TriNav beginning on January 1, 2020, based on CMS’s assessment of clinical evidence demonstrating improved therapeutic delivery and the highly differentiating, innovative nature of TriNav technology. On December 29, 2022, the Consolidated Appropriations Act of 2023 (H.R. 2617) was signed into law and includes an extension of TPT status for certain devices, including TriNav, through December 31, 2023. We intend to consult with CMS to obtain permanent reimbursement for the TriNav device at similar rates for the period beginning January 1, 2024. On June 1, 2023, we applied for a new technology APC code with CMS and met with them on June 26, 2023, to review the application. If granted, the new technology APC code would allow for continuing reimbursement for the TriNav device at similar reimbursement rates for the period beginning January 1, 2024, but there can be no assurance that such code will be granted or that continuing reimbursement will be available at similar reimbursement rates or at all.
Industry and Competition
Our industry is highly competitive and subject to rapid and significant technological change as research provides a deeper understanding of the pathology of diseases and new technologies and treatments are developed. We believe our scientific knowledge, technology, and development capabilities provide us with substantial competitive advantages, but we face potential competition from multiple sources, including large pharmaceutical, biotechnology, specialty pharmaceutical and, to a lesser degree, medical device companies.
TriNav Competition
The primary competition for TriNav is the standard microcatheter, which is frequently used in minimally invasive procedures for delivering therapeutics or devices. However, standard microcatheters do not have the ability to modulate pressure and flow and do not have data on improving therapeutic delivery to tumors.

Microcatheters are manufactured by a wide range of medical device manufacturers. Besides the standard microcatheter, there are two other competitive products: Embolix’s Sniper and Guerbet’s SeQure.

COMPARISON – DIRECT COMPETITORS

	Liver			
	Standard Microcatheter	**Embolx Sniper**	**Guerbet SeQure**	**PEDD™ – TriNav™ with SmartValve™**
Stage	In-Market	In-Market	In-Market	In-Market
Description	Commoditized technology for basic infusion of fluid into a target vasculature.	Balloon occlusion device that stops all blood flow and does not leverage forward blood flow to generate pressure.	Standard microcatheter design modified with side slits to create a fluid barrier that limits reflux of embolics only (can not be used with Y-90).	SmartValve technology maintains forward flow and modulates pressure in the arterial system to increase delivery and penetration of therapy into tumors while minimizing non-target delivery to healthy tissue
Advantages	• Trackability and workflow • Comprehensive sizing options and compatibility • Low cost	• Small outer diameter enables trackability • Some ability to modulate pressure during infusion	• No vessel size limitations allowing distal and selective utilization • Maintains forward blood flow	• Maintains blood/therapy flow to target tissue • Therapy agnostic • Anti-reflux • 12,000 cases without documented aneurism
Disadvantages	• Very little ability to modulate pressure and increase tissue uptake • Cannot be used in venous system due to retrograde flow	• Binary mode of action: all blood flow/pressure is absent when deployed. • Ischema may result downstream if deployed too long • 100% of pressure must be generated by infusion • Published risk of over inflation, balloon rupture, aneurism	• Can only be used with embolics 70μm - 500μm • Flow-directed, not pressure-directed infusion • Not able to generate sufficient pressure to overcome intratumoral pressure barriers of the solid tumor	• Trackability vs. microcatheter (no trackability deficit vs. advanced delivery devices)

Some of our competitors are large, well-capitalized companies with significantly larger market shares and resources than we have. As a consequence, they are able to spend more money on product development, marketing, sales, and other products. We also compete with smaller, niche players that have less resources and more limited influence in the market.
SD-101 Competition
We expect SD-101 to compete primarily with a number of therapeutics that are now, or will soon be, approved for use in uveal melanoma with liver metastases, cholangiocarcinoma HCC, ICC, and locally advanced PDAC. These therapeutics include a range of immunotherapeutics (e.g., tebentafusp for HLA-A*02:01 positive metastatic uveal melanoma patients, atezolizumab in combination with bevacizumab for HCC patients), chemotherapeutics (e.g., gemcitabine combined with cisplatin for cholangiocarcinoma) and a limited number of targeted therapies (e.g., sorafenib or lenvatinib for HCC).
Uveal Melanoma
Uveal melanoma has only one FDA-approved therapy, tebentafusp (KIMMTRAK). Tebentafusp is a bispecific fusion protein that recognizes two targets, with one target present on melanoma cells, and the second target present on T cells. As with all T-cell receptor products, only patients with specific HLA types are eligible for treatment. As a result, only approximately 50% of stage IV uveal melanoma patients are eligible to receive tebentafusp, and a significant unmet need still remains. We believe that SD-101 delivered with PEDD to the site of disease with its believed dual mechanism effect of broad intratumoral immune stimulation coupled with elimination of MDSCs, has the potential to outperform the current treatment option. Moreover, SD-101, if approved, would address the entire stage IV uveal melanoma patient population, with no limitations based on HLA typing.
Intrahepatic Cholangiocarcinoma (ICC)
Most patients at initial presentation of ICC are poor candidates for surgical resection and, in those that undergo surgical resection, recurrence rates are high. Chemotherapy is the primary treatment approach, although the recent approval of the PD-L1 inhibitor durvalumab in combination with gemcitabine + cisplatin for first-line ICC is likely to lead to this regimen becoming the standard of care. FGFs and IDH1 inhibitors have been approved by the FDA, but fewer than 15% of ICC patients are eligible to receive such treatment based on mutation presence. Initially, we will seek approval in previously-treated patients.
Hepatocellular Carcinoma (HCC)
Although there are a number of therapeutics and therapeutic combinations approved by FDA, there is still a substantial unmet need for this disease due to poor clinical outcomes. Advanced stage HCC includes heterogeneous groups of patients with different clinical conditions and radiological features. Keytruda®, Opdivo + Yervoy, Tecentriq® + bevacizumab and Imfinzi® + Imjudo® are FDA approved checkpoint-based therapies for use in HCC, although the combinations of Tecentrq + bevacizumab or Imfinzi + Imjudo are considered the preferred first-line therapies. Tyrosine kinase inhibitors such as sorafenib and lenvatinib are also regularly used to treat HCC.
We believe we have a unique value proposition in HCC due to the potential importance of MDSCs in driving HCC disease progressions, a low level of serious adverse events, and previous confirmation of SD-101’s ability to augment checkpoint inhibitor responses. We believe key competitive factors affecting the commercial success of SD-101 and any other product candidates we may develop are likely to be efficacy, safety and tolerability profile, reliability, convenience of administration, price and reimbursement.
Dynavax Asset Purchase Agreement
On July 31, 2020, we entered into an Asset Purchase Agreement with Dynavax pursuant to which we purchased from Dynavax (i) SD-101 intellectual property and product know-how, together with any and all goodwill, rights to royalties, profits, compensation, license fees and all rights to obtain renewals, reissues and extensions of registrations, (ii) all permits related to SD-101, (iii) all regulatory documentation related to SD-101, (iv) the SD-101 investigational new drug and (v) all clinical trial data associated with SD-101 (the “Dynavax Agreement”).
Pursuant to the Dynavax Agreement, we made an upfront payment to Dynavax of $5 million, and on December 30, 2020, made an additional payment of $4 million to reimburse Dynavax for clinical trial expenses incurred. Dynavax may also receive certain development milestone consideration dependent on the results of (a) certain clinical studies, (b) the dosing of patients in clinical trials, (c) what phase of clinical trial SD-101 reaches, and (d) regulatory approval. The development milestones are valued up to $170 million. Dynavax may also receive certain commercial milestone payments based on (a) first commercial sale and (b) net sales in a fiscal year. Such commercial milestone payments are valued up to $80 million.
We also are obligated to pay Dynavax certain royalty payments equal to 10% of aggregate net sales of products containing the SD-101 compound acquired during each fiscal year up to and including $1 billion and 12% for the portion of aggregate net sales during a fiscal year greater than $1 billion, subject to certain adjustments. Our royalty payment obligations shall expire on the latest to occur of: (i) expiration of the last-to-expire claim of an issued and unexpired patent relating to SD-101 that claims such product (or compound contained therein) or the manufacture or use thereof in the applicable country of sale, or (ii) 10 years after the first commercial sale of such product in such country.
Manufacturing and Distribution
Manufacturing
We manufacture TriNav at our facility in Westminster, Colorado, and have adequate capacity to meet anticipated commercial and clinical demands through the approval of SD-101, at which point we plan to re-evaluate our manufacturing capacity. We are continually strengthening our supply chain and are currently qualifying additional third-party suppliers for select components of TriNav. These alternate third-party suppliers of TriNav components are subject to qualification and approval from the FDA.
We contract with third parties for the manufacture, testing, and storage of SD-101. In our experience, contract manufacturers (“CMOs”) are generally cost-efficient and reliable, and therefore, we currently have no plans to build our own manufacturing capabilities for SD-101. Because we rely on CMOs, we employ personnel with extensive technical, manufacturing, analytical, and quality experience to oversee contract manufacturing and testing activities and to compile manufacturing and quality information for our regulatory submissions. Manufacturing is subject to extensive regulations that impose various procedural and documentation requirements, and which govern record-keeping, manufacturing processes and controls, personnel, quality control, and quality assurance, among other activities. Our systems and our contractors are required to comply with these regulations, and we assess this compliance regularly through monitoring of performance and a formal audit program.
Distribution
Effective January 1, 2023, we are the exclusive distributor in the U.S. for TriNav, which we now distribute directly to our customers. Previously, we contracted with third party distributors for a significant portion of our commercial sales of TriNav. One of our former distributors, Advanced Critical Devices, Inc. (“ACD”), previously served as the third party intermediary between TriSalus and customers who accounted for approximately 20% of our sales for the year ended December 31, 2022, and approximately 25% for the year ended December 31, 2021. The year-over-year decrease in sales through ACD reflects the beginning of our transition to an internal distribution model. As we continue to expand the commercialization of TriNav, we have expanded our direct distribution capabilities to work directly with hospitals across the U.S., including by further expanding our internal sales team to increase our overall sales output.
In May 2019, we entered into a Distribution and Collaboration Agreement with Hangzhou (the “Hangzhou Agreement”) pursuant to which Hangzhou was granted an exclusive, non-transferable and non-sublicensable right to distribute PEDD devices and to develop and commercialize PEDD combination products, if any, in China, Taiwan, Hong Kong and Macau (the “Territory”).
We shall collaborate with Hangzhou with the development, manufacture and commercialization of PEDD combination therapies. We must provide Hangzhou with sufficient quantities of PEDD devices to conduct clinical trials to obtain regulatory approval for each PEDD combination therapy in the Territory and use commercially reasonable best efforts to meet all supply needs to support the commercialization plan (if implemented). Hangzhou is responsible for (i) developing a commercialization plan, (ii) the cost of development activities to obtain regulatory approval for each PEDD combination therapy in the Territory, (iii) securing all rights to each of its drug candidates as necessary to execute the applicable plan and grant the corresponding U.S. option to TriSalus, and (iv) developing, commercializing and obtaining regulatory approvals for each PEDD combination therapy for the applicable indication in the Territory. To date, no clinical trials have commenced nor do we believe such commencement is imminent.
In connection with entering into the agreement, we issued a convertible promissory note (which has been subsequently fully converted to TriSalus common stock) to an affiliate of Hangzhou for gross proceeds of $10 million. No other amounts have been paid or received under the Hangzhou Agreement to date. In collaboration with Hangzhou, we submitted TriNav for NMPA approval and we expect a final determination by the end of 2023. The Hangzhou Agreement also requires Hangzhou to deliver to us a marketing plan no less than 12 months prior to the first distribution of any PEDD device. Such marketing plan has not been delivered to us as of the date of this prospectus and accordingly no PEDD devices have been sold pursuant to this agreement or are expected to be sold in the immediate future. The agreement further includes an obligation for Hangzhou to pay us a milestone payment in the amount of $2.5 million for each PEDD combination therapy that receives regulatory approval in the covered jurisdictions and low-single digit royalties for any subsequent sales of such PEDD combination therapy on a country-by-country basis for the later of (i) ten years after the first commercial sale of such therapy in such country or (b) the first commercial sale of a generic version of such therapy by a third party. No submission for regulatory approval has been made as of the date of this prospectus and none is expected to be made in the immediate future. Under the terms of the Hangzhou Agreement, we will own all intellectual property that is discovered or generated in the course of performance of the collaboration that relates primarily and directly to any PEDD device, including any method of making or using any of the foregoing. Hangzhou shall own all intellectual property generated in the course of performance of the collaboration that relates primarily and directly to a Hangzhou drug candidate, including the composition, salt, polymorph, formulation of or any method of making or using the foregoing; except that TriSalus has the option to obtain an exclusive, non-transferable license under the Hangzhou intellectual property to develop, manufacture and commercialize Hangzhou drug candidates as PEDD combination therapies in the United States. The exercise of such option, or lack thereof, will result in further payment obligations of ours, if exercised, ranging from $0 to $10.0 million dependent on the timing of the exercise, and of Hangzhou in the amount of up to $10.0 million if unexercised. In the event of a material breach, the Hangzhou Agreement can be terminated by the non-breaching party effective upon (i) 90 days written notice of the breach if uncured, (ii) 30 days written notice if the alleged breach related to failure to make payments under the Hangzhou Agreement and is uncured, or (iii) immediately if such notice pertains to the willful and intentional breach related to compliance with anti-corruption laws, confidentiality obligations, distribution of competing PEDD devices, or violation of material intellectual property rights of the non-breaching party.
Intellectual Property
We strive to protect our proprietary technology that we believe is important to our business, including seeking and maintaining patents intended to cover our product candidates and technologies that are important to the development of our business. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection, as well as know-how, trademarks, continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position. We internally developed our intellectual property related to TriNav and related technologies. We have sought and intend to continue to seek appropriate patent protection for our product candidates, as well as other proprietary technologies and their uses by filing patent applications in the U.S. and other select countries.
Patents
As of October 4, 2023, we owned at least 122 registered patents expiring between 2023 and 2040, with at least an additional 69 pending patent applications and four provisional applications.
For our TriNav device, we are the sole owner of five (5) granted U.S. patents, seven (7) pending U.S. patent applications, one (1) granted patent in Japan and four (4) pending foreign patent applications in Canada, China, Europe, and Hong Kong relating to a dynamic reconfigurable microvalve protection device and the PEDD method for infusing an immunotherapy agent to a solid tumor and method for selective pressure-controlled therapeutic delivery. The five (5) granted U.S. patents expire between 2031 and 2038. The one (1) granted patent in Japan expires in 2038. Any patents issuing from the pending patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2030 and 2041, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions.
For SD-101, we are the sole owner of five (5) granted U.S. patents, four (4) pending U.S. patent applications, three (3) pending U.S. provisional patent applications, two (2) pending PCT patent applications, twenty-three (23) pending foreign patent applications, and 61 granted foreign patents in Australia, Canada, China, Europe (counting national validations), Hong Kong, Japan, South Korea, New Zealand and Singapore relating to immunostimulatory sequence oligonucleotides and methods of using the oligonucleotides and specifically SD-101. All of the granted US and foreign patents that relate to composition of matter for SD-101 expire in December 2023. Currently, we do not solely own any granted US or foreign patents relating to SD-101 that expire past December 2023. However, we jointly own with Merck Sharp & Dohme LLC one (1) granted US, seven (7) granted foreign patents, and two (2) pending foreign applications that relate to SD-101, which is a CPG-C type oligonucleotide, as discussed further below. We also jointly own a pending U.S. patent application with the Regents of the University of California and H. Lee Moffitt Cancer Center and Research Institute, Inc. The jointly owned patents and applications are directed to combination of a PD-1 antagonist and CPG-C type oligonucleotide for treating cancer and are listed below.
Any patents issuing from the pending patent applications (if issued from future national phase applications that we file) are expected to expire between 2023 and 2043, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions. The following pending patent applications relating to the composition of matter for SD-101 or methods of using SD-101, that if issued or if issued from future national phase applications that we file, are expected to expire between 2023 and 2043, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions:
Title/Subject Matter	Country	Application No.	Expected Expiration (if granted)
Immunostimulatory Sequence Oligonucleotides and Methods of Using the Same	US	17/713,718	2023
Cancer Therapy Using Toll-Like Receptor Agonists	WO	PCT/US2021/051378	N/A
	US	18/027,883	2041
	AU	2021347154	2041
	CA	3196273	2041
	CN	2021800749390	2041
	DE	112021004999.2	2041
	EP	21873296.4	2041
	JP	2023-518828	2041
	KR	10-2023-0121995	2041
	SG	11202302204S	2041
Cancer Therapy Using Toll-Like Receptor Agonists	WO	PCT/US2021/051384	N/A
	US	18/027,895	2041
	AU	2021347690	2041
	CA	3196274	2041
	CN	2021800730445	2041
	DE	112021004970.4	2041
	EP	21873298.0	2041
	JP	2023-518829	2041
	KR	10-2023-7013610	2041
	SG	11202302205V	2041
Cancer Therapy Using Toll-Like Receptor Agonists	WO	PCT/US2022/022801	2042 (if national phase application(s) are filed and granted)
	US	National Phase in US	2042
	AU	2022249092	2042
	CA	National Phase in CA	2042
	CN	National Phase in CN	2042
	EP	22782201.2	2042
	JP	National Phase in JP	2042
	KR	National Phase in KR	2042
	SG	National Phase in SG	2042
Cancer Therapy Using Toll-Like Receptor Agonists	US	Unpublished U.S. Provisional Patent Application filed on 11/6/2022	N/A
Cancer Therapy Using Toll-Like Receptor Agonists	US	Unpublished U.S. Provisional Patent Application filed on 11/20/2022	N/A

Title/Subject Matter	Country	Application No.	Expected Expiration (if granted)
Cancer Therapy Using Toll-Like Receptor Agonists	WO	PCT/US2023/061035	2043 (if national phase application(s) are filed and granted)
Methods of Treating Uveal Melanoma Liver Metastases with a Therapeutically Effective Combination of One or More Checkpoint Inhibitors and a Toll-Like Receptor 9 Agonist	US	Unpublished U.S. Provisional Patent Application filed on 6/2/2023	N/A
We also jointly own with third parties one (1) granted U.S. patent, two (2) pending U.S. patent applications, and seven (7) granted foreign patents in China, Europe (counting national validations), Hong Kong and Japan and two (2) pending foreign applications relating to combinations with CPG-C type oligonucleotides for treating cancer. The one (1) granted U.S. patent and seven (7) granted foreign patents in China, Europe (counting national validations), Hong Kong and Japan all expire in 2036. Any patents issuing from the two (2) pending U.S. patent applications and the two (2) pending foreign patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2036 and 2039, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions. A listing of the jointly owned granted patents and pending applications relating to combinations with CPG-C type oligonucleotides for treating cancer, along with expiration dates for granted patents is provided below:
Title/Subject Matter	Country	Application No.	Patent No.	Expiration
Combination of a PD-1 Antagonist and CPG-C Type Oligonucleotide for Treating Cancer	US	15/577,369	10,751,412	11/8/2036
	US	17/000,149
	CN	201680043989.1	108025018	5/26/2036
	EP	16804054.1	3302501	5/26/2036
		Validated in:	DE	5/26/2036
			FR	5/26/2036
			GB	5/26/2036
	EP	21159163.1
	HK	18111959.6	1252652	5/26/2036
	HK	42022051138.0
	JP	2017561621	6893608	5/26/2036
	JP	2021041014	7236483	5/26/2036
Combination Including a CPG-C Type Oligonucleotide and a PD-1 Antagonist for Treating Breast Cancer	US	17/229,856
Upon regulatory approval of SD-101 in the U.S., we expect to be granted five (5) years of regulatory exclusivity in the U.S. We also intend to apply for orphan drug designation which, if granted, would extend the exclusivity period for an additional two (2) years. In addition, upon regulatory approval of SD-101 in the EU we expect to be granted eight (8) years of data exclusivity in the EU. We also intend to apply for orphan designation in the EU which, if granted, would provide ten (10) year of regulatory exclusivity starting from the date of approval.
SD-101 is currently undergoing clinical trials using pressure enabled drug delivery of SD-101 using TriNav and the TriSalus Infusion System in various cancers, and in combination with systemic checkpoint inhibitor therapy. Some of the patents and applications described with respect to TriNav and the TriSalus Infusion System are expected to be relevant to the manner SD-101 is administered in clinical development, and post-marketing if SD-101 is approved by regulatory authorities to be used in combination with TriNav and the TriSalus Infusion System.
For the TriSalus Infusion System, we are the sole owner of five (5) granted U.S. patents, seven (7) pending U.S. patent applications, twelve (12) granted foreign patents (counting national validations in Europe) and four (4) pending foreign patent applications in China, Europe, Hong Kong, and India relating to closed tip dynamic microvalve protection device, atraumatic occlusive system with compartment for measurement of vascular pressure change, method for selective pressure-controlled therapeutic delivery and the PRVI method for pressure-controlled retrograde venous therapeutic delivery. The five (5) granted U.S. patents expire between 2035 to 2038. The twelve (12) granted foreign patents expire between 2035 and 2040. Any patents issuing from the pending patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2035 and 2041, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions. Some patents and applications relating to the TriSalus Infusion System overlap with those identified for the TriNav device.
TriSalus’ patent portfolio is a dynamic portfolio that continues to evolve. Currently, we believe the following listing of patents and applications, along with expiration dates for granted patents, comprises all of TriSalus’ patents and applications relating to TriNav, the TriSalus Infusion System, PEDD and PRVI:
Title/Subject Matter	Country	Application No.	Patent No. (if granted)	Expiration
Dynamic Microvalve Protection Device	US	15/804,839	10,813,739	3/26/2031
	US	17/356,270
Closed Tip Dynamic Microvalve Protection Device	US	14/259,293	9,770,319	10/7/2035
	US	14/330,456	9,968,740	10/7/2035
	US	15/970,797	11,135,361	2/17/2035
	US	16/874,144
	US	17/474,633
	AU	2015236464	2015236464	3/20/2035
	CA	2,941,706	2,941,706	3/20/2035
	CN	201580015967.X	106456868	3/20/2035
	EP	15768764.1	3122399	3/20/2035
		Validated in:	CH	3/20/2035
			DE	3/20/2035
			FR	3/20/2035
			GB	3/20/2035
			IE	3/20/2035
	IN	201647035398
	JP	2020-082002	6982811	3/20/2035
	SG	11201607272Q	11201607272Q	3/20/2035
Method for Infusing an Immunotherapy Agent to a Solid Tumor for Treatment	US US	16/219,738 17/376,115	11,090,460	7/4/2036
System and Method for Selective Pressure-Controlled Therapeutic Delivery	US	15/703,951	10,780,250	6/28/2038
	US	15/871,326	11,400,263	4/23/2038
	US	17/671,296
	US	17/886,350
Dynamic Reconfigurable	US	15/464,036	10,588,636	4/7/2038

Title/Subject Matter	Country	Application No.	Patent No. (if granted)	Expiration
Microvalve Protection Device
	US	17/116,790
	CA	3056079
	CN	202111184263.9
	EP	18770345.9
	HK	42022053999.3
	JP	2019-551584	7234131	3/13/2038
Systems And Methods for Pressure-Facilitated Therapeutic Agent Delivery	US	16/408,266
Atraumatic Occlusive System With Compartment for Measurement of Vascular Pressure Change	US	16/431,547
	US	17/236,446
	CA	3,139,118	3,139,118	5/27/2040
	CN	202080041227.4
	EP	20819412.6
	HK	62022053890.9
	JP	2021-572025
Related to Pressure Directed Therapy	US	Unpublished U.S. non-provisional application filed 6/14/2021
Related to Retrograde Venous Therapy	US	Unpublished U.S. non-provisional application filed 7/14/2021
Trade Secrets and Other Proprietary Information
We seek to protect our proprietary information, including our trade secrets and proprietary know-how, by requiring our employees, consultants and other advisors to execute confidentiality agreements upon the commencement of their employment or engagement. These agreements generally provide that all confidential information developed or made known during the course of the relationship with us be kept confidential and not be disclosed to third parties except in specific circumstances. In the case of our employees, the agreements also typically provide that all inventions resulting from work performed for us, utilizing our property or relating to our business and conceived or completed during employment shall be our exclusive property to the extent permitted by law. Where appropriate, agreements we obtain with our consultants also typically contain similar assignment of invention provisions. Further, we generally require confidentiality agreements from business partners and other third parties that receive our confidential information.
Trademarks
We also rely on 16 registered trademarks and trade designs to develop and maintain our competitive position. TriNav, SmartValve, and TRISALUS LIFE SCIENCES are registered trademarks of ours in the U.S, and we have pending applications for U.S. trademarks for TRISALUS, SMARTSENSE, TRIGUIDE, TRISALUS CLINICAL ESSENTIALS.
Government Regulation
We are subject to extensive regulation by the FDA and other federal, state, and local regulatory agencies. The Federal Food, Drug, and Cosmetic Act (the “FD&C Act”) and the FDA’s implementing regulations set forth, among other things, requirements for the testing, development, including clinical trials, manufacture, quality control, safety, effectiveness, approval/clearance, labeling, storage, record-keeping, reporting, distribution, import, export, sale, advertising and promotion of our products and product candidates. Although the discussion below focuses on regulation in the U.S. because that is currently our primary focus, we may seek approval/clearance for, and market, our products in other countries in the future. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the U.S., although there can be important differences.
We expect the global regulatory environment will continue to evolve, which could impact the cost, the time needed to approve, and ultimately, our ability to maintain existing approvals or obtain future approvals for our products. Regulations of the FDA and other regulatory agencies in and outside the U.S. impose extensive compliance and monitoring obligations on our business. These agencies review our design and manufacturing practices, labeling, record keeping, and manufacturers’ required reports of adverse experiences and other information to identify potential problems with marketed products. We are also subject to periodic inspections for compliance with applicable manufacturing and quality system regulations, which govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging, and servicing of finished drugs and medical devices intended for human use. In addition, the FDA and other regulatory bodies, both within and outside the U.S. (including the Federal Trade Commission, the Office of the Inspector General of the Department of Health and Human Services, the U.S. Department of Justice, and various state attorneys general), monitor the promotion and advertising of our products. Any adverse regulatory action, depending on its magnitude, may limit our ability to effectively market and sell our products, limit our ability to obtain future pre-market approvals or result in a substantial modification to our business practices and operations.
Medical Device Development and Approval
Unless an exemption applies, each medical device commercially distributed in the U.S. requires either FDA clearance of a 510(k) premarket notification submission, granting of a de novo request, or premarket application (“PMA”) approval. Under the FD&C Act, medical devices are classified into one of three classes, Class I, Class II, or Class III, depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and includes those devices for which safety and effectiveness can be assured by adherence to the FDA’s general controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Some Class I devices may require premarket notification to the FDA.
Class II devices are moderate risk devices and are subject to the FDA’s general controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries, and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FD&C Act requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or another commercially available device that was cleared to through the 510(k) or de novo process.
Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. For a device that is Class III by default (because it is a novel device that was not previously classified and has no predicate), the device manufacturer may request that FDA reclassify the device into Class II or Class I via a de novo request.
510(k) Marketing Clearance.   To obtain 510(k) clearance by the FDA, a premarket notification submission must be submitted to the FDA demonstrating that the proposed device is “substantially equivalent” to a predicate device. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976, and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I (e.g., via the de novo classification process), or a device that was previously cleared through the 510(k) process. The FDA’s 510(k) review process usually takes from three to six months, but may take longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. If the FDA agrees that the device is substantially equivalent to a predicate device, it will grant 510(k) clearance to market the device.
After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) marketing clearance or, depending on the modification, a de novo request or PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), de novo or a PMA in the first instance, but the FDA can review that decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until FDA has cleared or approved a 510(k), de novo or PMA for the change. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.
De Novo Process.   If a previously unclassified new medical device does not qualify for the 510(k) pre-market notification process because no predicate device to which it is substantially equivalent can be identified, the device is automatically classified into Class III. The Food and Drug Administration Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. The FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. If the FDA agrees with the down-classification, the de novo applicant will then receive authorization to market the device, and a classification regulation will be established for the device type. The device can then be used as a predicate device for future 510(k) submissions by the manufacturer or a competitor.
Premarket Approval Process.   Class III devices require submission through the PMA process before they can be marketed. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain, among other things, a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA submission, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FD&C Act to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a preapproval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR.
The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.
Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.
Clinical Trials.   Clinical trials are almost always required to support de novo or a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s Investigational Device Exemption (“IDE”) regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA notifies the manufacturer that the investigation may not begin or is subject to a clinical hold. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.
In addition, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”) for each clinical site. The IRB is responsible for the initial and continuing review of the IDE and may pose additional requirements for the conduct of the trial. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan.
During a clinical trial, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping, and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA, or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Drug Development and Approval
Under the FD&C Act, FDA approval of an NDA is required before any new drug can be marketed in the U.S. NDAs require extensive studies and submission of a large amount of data by the applicant.
Preclinical Testing.   Before testing any compound in human patients in the U.S., a company must generate extensive preclinical data. Preclinical testing generally includes laboratory evaluation of product chemistry and formulation, as well as toxicological and pharmacological studies in several animal species to assess the toxicity and dosing of the product. Certain animal studies must be performed in compliance with the FDA’s Good Laboratory Practice (“GLP”) regulations and the U.S. Department of Agriculture’s Animal Welfare Act. Some nonclinical testing can happen during the clinical trials.
IND Application.   Human clinical trials in the U.S. cannot commence until an investigational new drug (“IND”) application is submitted and becomes effective. A company must submit preclinical testing results to the FDA as part of the IND, and the FDA must evaluate whether there is an adequate basis for testing the drug in initial clinical studies in human volunteers. Unless the FDA raises concerns, the IND becomes effective 30 days following its receipt by the FDA, and the clinical trial proposed in the IND may begin. Either before or after human clinical trials commence, the FDA may stop a clinical trial by placing it on “clinical hold” because of concerns about the safety of the product being tested or for other reasons.
Clinical Trials.   Clinical trials involve the administration of a drug to healthy human volunteers or to patients, under the supervision of a qualified investigator. The conduct of clinical trials is subject to extensive regulations, including compliance with the FDA’s Good Clinical Practice (“GCP”) requirements, which establish standards for conducting, recording data from, and reporting the results of, clinical trials, and are intended to assure that the data and reported results are credible and accurate and that the rights, safety, and well-being of study participants are protected. The conduct of clinical trials is subject to the FDA’s Bioresearch Monitoring (“BIMO”) program, a comprehensive program of on-site inspections, data audits, and remote regulatory assessments. Clinical trials must be conducted under protocols that detail the study objectives, parameters for monitoring safety, and the efficacy criteria, if any, to be evaluated. Each protocol is reviewed by the FDA as part of the IND. In addition, each clinical trial must be reviewed and approved by, and conducted under the auspices of, an Institutional Review Board (“IRB”) for each clinical site. Companies sponsoring the clinical trials, investigators, and IRBs also must comply with, as applicable, regulations and guidelines for obtaining informed consent from the study patients, following the protocol and investigational plan, adequately monitoring the clinical trial, and timely reporting of adverse events (“AEs”). Foreign studies conducted under an IND must meet the same or comparable requirements as those that apply to studies being conducted in the U.S. Data from a foreign study not conducted under an IND may be submitted in support of an NDA if the study was conducted in accordance with GCP and U.S. regulations and the FDA is able to validate the data.
A study sponsor is required to publicly post specified details about certain clinical trials and clinical trial results on government or independent websites (e.g., http://clinicaltrials.gov). Human clinical trials typically are conducted in three sequential phases, although the phases may overlap, be combined, or be subdivided. In some cases, particularly in the development of therapies to treat orphan or rare disease or diseases with unmet medical need, development is limited to one or two phases.
•
Phase 1 clinical trials involve the initial administration of the investigational drug to humans, typically to a small group of healthy human subjects, but occasionally to a group of patients with the targeted disease or disorder. Phase 1 clinical trials generally are intended to evaluate the safety, metabolism and pharmacologic actions of the drug, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

•
Phase 2 clinical trials generally are controlled studies that involve a relatively small sample of the intended patient population, and are designed to develop initial data regarding the product’s effectiveness, to determine dose response and the optimal dose range, and to gather additional information relating to safety and potential AEs.

•
Phase 3 clinical trials are conducted after preliminary evidence of effectiveness has been obtained and are intended to gather the additional information about safety and effectiveness necessary to evaluate the drug’s overall risk-benefit profile and to provide a basis for physician labeling. Generally,

Phase 3 clinical development programs consist of expanded, multi-site, large-scale studies of patients with the target disease or disorder to obtain statistical evidence of the efficacy and safety of the drug at the proposed dosing regimen. Phase 3 data often form the core basis on which the FDA evaluates a drug’s safety and effectiveness when considering the product application.
The sponsoring company, the FDA or the IRB may suspend or terminate a clinical trial at any time on various grounds, including a finding that the patients are being exposed to an unacceptable health risk. Further, success in early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from clinical activities are not always conclusive and may be subject to alternative interpretations that could delay, limit or prevent regulatory approval.
NDA Submission and Review.   The FD&C Act provides two pathways for the approval of new drugs through an NDA. An NDA under Section 505(b) of the FD&C Act is a comprehensive application to support approval of a product candidate that includes, among other things, data and information to demonstrate that the proposed drug is safe and effective for its proposed uses, that production methods are adequate to ensure its identity, strength, quality, and purity of the drug, and that proposed labeling is appropriate and contains all necessary information. A 505(b)(1) NDA contains results of the full set of preclinical studies and clinical trials conducted by or on behalf of the applicant to characterize and evaluate the product candidate.
Section 505(b)(2) of the FD&C Act provides an alternate regulatory pathway to obtain FDA approval that permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference.
We plan to seek FDA approval of SD-101 through a 505(b)(1) regulatory approval pathway, as part of a combination regimen with checkpoint inhibitor(s). A combination regimen requires data demonstrating the contribution of each drug in the regimen to the treatment of the disease under study. For SD-101 to obtain approval, we will be required to produce data to confirm its contribution to the regimen improves the efficacy of the therapeutic regimen. There is FDA precedent for this data to be obtained from a number of sources, including, a comparator in a controlled trial, prior FDA approvals, historic data from other clinical trials or meta-analysis of clinical practice or “real world” data.
In addition to a combined therapy, the inclusion of a drug (SD-101) and a cleared device component (TriNav) in the platform may be considered a “combination product” under FDA regulations. The FDA exercises significant discretion over the regulation of combination products, including the discretion to require separate marketing applications for the drug and device components in a combination product. For SD-101, we expect that the FDA’s Center for Drug Evaluation and Research (“CDER”) will have primary jurisdiction for review of the NDA, and the drug and cleared device will be reviewed as a combination product under one marketing application. For a drug-device combination product, CDER typically consults with the FDA’s Center for Devices and Radiological Health in the NDA review process. For TriNav to become part of a combination product, we may be required to produce data supporting TriNav or PEDD’s contribution to the efficacy of SD-101 in the targeted indications beyond the original data used in support of 510(k) clearance of the TriNav device. In addition, our PRVI device is currently being studied in combination with SD-101 in the PERIO-03 trial. The PRVI device has received 510(k) clearance and may in the future also meet the definition of a “combination product” under FDA regulations. For the PRVI device to become part of a combination product, we may be required to produce data supporting PRVI or PEDD’s contribution to the efficacy of SD-101 in the targeted indications beyond the original data used in support of 510(k) clearance of the PRVI device.
The submission of an NDA generally requires payment of a substantial user fee to the FDA. The FDA reviews applications to determine, among other things, whether a product is safe and effective for its intended use and whether the manufacturing controls are adequate to assure and preserve the product’s identity, strength, quality, and purity. For some NDAs, the FDA may convene an advisory committee to seek insights and recommendations on issues relevant to approval of the application. Although the FDA is not bound by the recommendation of an advisory committee, the FDA considers such recommendations carefully when making decisions.

Additional regulatory requirements may be implicated. The FDA may determine that a Risk Evaluation and Mitigation Strategy (“REMS”) is necessary to ensure that the benefits of a new product outweigh its risks prior to approving a new product. A REMS may include various elements, ranging from a medication guide or patient package insert to limitations on who may prescribe or dispense the drug, depending on what the FDA considers necessary for the safe use of the drug. Under the Pediatric Research Equity Act, as amended by the FDA Reauthorization Act of 2017, certain molecularly targeted oncology drugs require early evaluation. Specifically, if an original NDA or Biologics License Application for a new active ingredient for adults is directed at a molecular target FDA determines to be substantially relevant to the growth or progression of a pediatric cancer, study of the molecularly targeted pediatric cancer must be submitted with the marketing application, unless FDA waives or defers the requirement. FDA also inspects the facility or facilities where the product is manufactured prior to approving an NDA. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with current Good Manufacturing Practice (“cGMP”) requirements and an adequate quality system to assure consistent production of the product within required specifications.
Once the FDA accepts an NDA submission — which occurs, if at all, within 60 days after submission of the NDA — the FDA’s goal for a non-priority review of an NDA is ten months. The review process can be and often is significantly extended, however, by FDA requests for additional information, studies, or clarification. After review of an NDA and the facilities where the product is manufactured, the FDA either issues an approval letter or a complete response letter (“CRL”) outlining the deficiencies in the submission. The CRL may require additional testing or information, including additional preclinical or clinical data. Even if such additional information and data are submitted, the FDA may decide that the NDA still does not meet the standards for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than the sponsor. FDA’s goal for the review of an application granted priority review is six months after the 60-day acceptance period.
Developing a drug and obtaining regulatory approval often takes a number of years, involves the expenditure of substantial resources, and depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments, and the risks and benefits demonstrated in clinical trials. Additionally, as a condition of approval, the FDA may impose restrictions that could affect the commercial success of a drug or require post-approval commitments, including the completion within a specified time period of additional clinical studies, which often are referred to as “Phase 4” or “post-marketing” studies.
Post-approval modifications to the drug or its use, such as changes in indications, labeling, or manufacturing processes or facilities, may require a sponsor to develop additional data or conduct additional preclinical studies or clinical trials, to be submitted in a new or supplemental NDA, which would require FDA approval.
Post-Approval Regulation
Once approved, drug and medical device products are subject to continuing regulation by the FDA. If ongoing regulatory requirements are not met, or if safety or manufacturing problems occur after the product reaches the market, the FDA may at any time withdraw product approval/clearance or take actions that would limit or suspend marketing. Additionally, the FDA may require post-marketing studies or clinical trials, changes to a product’s approved labeling, including the addition of new warnings and contraindications, or the implementation of other risk management measures, including distribution-related restrictions, if there are new safety information developments.
Good Manufacturing Practices.   Companies engaged in manufacturing drug products or their components must comply with applicable cGMP requirements and product-specific regulations enforced by the FDA and other regulatory agencies. Compliance with cGMP includes adhering to requirements relating to organization and training of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, quality control and quality assurance, packaging and labeling controls, holding and distribution, laboratory controls, and records and reports. The FDA regulates and inspects equipment, facilities, and processes used in manufacturing pharmaceutical products prior to approval. If, after receiving approval, a company makes a material change in manufacturing equipment, location, or process (all of which are, to some degree, incorporated in the

NDA), additional regulatory review and approval may be required. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, and processes following the initial approval of a product.
Failure to comply with applicable cGMP requirements and conditions of product approval may lead the FDA to take enforcement action or seek sanctions, including fines, issuance of warning letters, civil penalties, injunctions, suspension of manufacturing operations, operating restrictions, withdrawal of FDA approval, seizure or recall of products, and criminal prosecution. Although we periodically monitor the FDA compliance of our third-party manufacturers, we cannot be certain that our present or future third-party manufacturers will consistently comply with cGMP and other applicable FDA regulatory requirements.
We also need to comply with some of the FDA’s manufacturing and safety regulations for devices. In addition to cGMP, the FDA requires that devices or drug-device combination products comply with the QSR, which sets forth the FDA’s manufacturing quality standards for medical devices. The FDA also requires that we comply with certain device safety reporting requirements for device or a drug-device combination product.
Advertising and Promotion.   The FDA and other federal regulatory agencies closely regulate the marketing and promotion of drugs and medical devices through, among other things, standards and regulations for direct-to-consumer advertising, advertising and promotion to healthcare professionals, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet. A product cannot be commercially promoted before it is approved. After approval, product promotion can include only those claims relating to safety and effectiveness that are consistent with the labeling approved by the FDA. Healthcare providers are permitted to prescribe drugs for “off-label” uses — that is, uses not approved by the FDA and not described in the product’s labeling — because the FDA does not regulate the practice of medicine. However, FDA regulations impose restrictions on manufacturers’ communications regarding off-label uses. Broadly speaking, a manufacturer may not promote a drug for off-label use, but under certain conditions may engage in non-promotional, balanced, scientific communication regarding off-label use. In addition to FDA restrictions on marketing of pharmaceutical products, state and federal fraud and abuse laws have been applied to restrict certain marketing practices in the pharmaceutical industry. Failure to comply with applicable FDA requirements and restrictions in this area may subject a company to adverse publicity and enforcement action by the FDA, the Department of Justice, or the Office of the Inspector General of the Department of Health and Human Services, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes a drug or medical device.
Other Requirements.   Drug and medical device market authorization holders must comply with other regulatory requirements, including submitting annual reports, reporting information about adverse experiences, and maintaining certain records.
RLD Patents.   In an NDA, a sponsor must identify patents that claim the drug substance or drug product or a method of using the drug. When the drug is approved, those patents are among the information about the product that is listed in the FDA publication Approved Drug Products with Therapeutic Equivalence Evaluations which is referred to as the Orange Book. Following a drug’s approval, a sponsor wishing to submit an Abbreviated New Drug Application (“ANDA” or “generic”) NDA or 505(b)(2) application seeking to rely on the originally approved product as the reference-listed drug (“RLD”) for its ANDA or 505(b)(2) must make one of several certifications regarding each listed patent. A “Paragraph I” certification is the sponsor’s statement that patent information has not been filed for the RLD. A “Paragraph II” certification is the sponsor’s statement that the RLD’s patents have expired. A “Paragraph III” certification is the sponsor’s statement that it will wait for the patent to expire before obtaining approval for its product. A “Paragraph IV” certification is an assertion that the patent does not block approval of the later product, either because the patent is invalid or unenforceable or because the patent, even if valid, is not infringed by the new product.
Regulatory Exclusivities.   The Hatch-Waxman Act provides periods of regulatory exclusivity for products that would serve as RLDs for an ANDA or 505(b)(2) application. If a product is a “new chemical entity”, commonly referred to as an “NCE”, which generally indicates that the active moiety has never before been approved in any drug, there is a period of five years from the product’s approval during which the FDA may not accept for filing any ANDA or 505(b)(2) application for a drug with the same active moiety.

An ANDA or 505(b)(2) application may be submitted after four years, however, if the sponsor of the application makes a Paragraph IV certification.
A product that is not an NCE may qualify for a three-year period of exclusivity if the NDA contains new clinical data, other than bioavailability studies, derived from studies conducted by or for the sponsor, that were necessary for approval. In that instance, the exclusivity period does not preclude filing or review of an ANDA or 505(b)(2) application; rather, the FDA is precluded from granting final approval to the ANDA or 505(b)(2) application until three years after approval of the RLD. Additionally, the exclusivity applies only to the conditions of approval that required submission of the clinical data.
Once the FDA accepts for filing an ANDA or 505(b)(2) application containing a Paragraph IV certification, the applicant must within 20 days provide notice to the RLD or listed drug NDA holder and patent owner that the application has been submitted and provide the factual and legal basis for the applicant’s assertion that the patent is invalid or not infringed. If the NDA holder or patent owner files suit against the ANDA or 505(b)(2) applicant for patent infringement within 45 days of receiving the Paragraph IV notice, the FDA is prohibited from approving the ANDA or 505(b)(2) application for a period of 30 months or the resolution of the underlying suit, whichever is earlier. If the RLD has NCE exclusivity and the notice is given and suit is filed during the fifth year of exclusivity, the regulatory stay extends until 7.5 years after the RLD approval. The FDA may approve the proposed product before the expiration of the regulatory stay if a court finds the patent invalid or not infringed or if the court shortens the period because the parties have failed to cooperate in expediting the litigation.
Patent Term Restoration.   A portion of the patent term lost during product development and FDA review of an NDA may be restored if approval of the application is the first permitted commercial marketing of a drug containing the active ingredient. The patent term restoration period is generally one-half the time between the effective date of the IND or the date of patent grant (whichever is later) and the date of submission of the NDA, plus the time between the date of submission of the NDA and the date of FDA approval of the product. The maximum period of restoration is five years, and the patent cannot be extended to more than 14 years from the date of FDA approval of the product. Only one patent claiming each approved product is eligible for restoration and the patent holder must apply for restoration within 60 days of approval. The U.S. Patent and Trademark Office in consultation with the FDA reviews and approves the application for patent term restoration.
Other Exclusivities
Pediatric Exclusivity.   Section 505A of the FD&C Act provides for six months of additional exclusivity or patent protection if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show that the product is effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or Orange Book listed patent protection that cover the drug are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve an ANDA or 505(b)(2) application owing to regulatory exclusivity or listed patents. When any product is approved, we will evaluate seeking pediatric exclusivity as appropriate.
Orphan Drug Exclusivity.   The Orphan Drug Act provides incentives for the development of drugs intended to treat rare diseases or conditions, which generally are diseases or conditions affecting less than 200,000 individuals in the U.S. If a sponsor demonstrates that a drug product qualifies for orphan drug designation, the FDA grants orphan drug designation to the product for that use. The benefits of orphan drug designation include research and development tax credits and exemption from user fees. A drug that is approved for the orphan drug designated indication generally is granted seven years of orphan drug exclusivity (to run concurrently with any other granted exclusivities). During that period, the FDA generally may not approve any other application for the same product for the same indication, although there are exceptions, most notably when the later product is shown to be clinically superior to the product with exclusivity. The FDA can revoke a product’s orphan drug exclusivity under certain circumstances, including when the product sponsor is unable to assure the availability of sufficient quantities of the product to meet patient needs. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition.
Expedited Development and Review Programs.   The FDA has various programs, including Fast Track Designation, Priority Review Designation, Accelerated Approval Program and Breakthrough Therapy Designation, which are intended to expedite or simplify the process for reviewing product candidates. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product candidate no longer meets the conditions for qualification or that the time period for FDA review or approval will be lengthened. Generally, product candidates that are eligible for these programs are those for serious or life- threatening conditions, those with the potential to address unmet medical needs and those that offer meaningful benefits over existing treatments. For example, Fast Track Designation is a process designed to facilitate the development and expedite the review of product candidates to treat serious or life-threatening diseases or conditions and fill unmet medical needs. Priority Review Designation is designed to give a product candidate that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness, an initial review within eight months as compared to a standard review time of within ten months of the date the FDA files the NDA. Although Fast Track Designation and Priority Review Designation do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track Designation product candidate and expedite review of the application for a Priority Review Designation product candidate.
U.S. Healthcare Reform
In the U.S., there have been and continue to be a number of healthcare-related legislative initiatives that have significantly affected the pharmaceutical industry. For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”) was passed in March 2010, which substantially changed the way healthcare is financed by both governmental and private insurers and continues to significantly impact the pharmaceutical industry.
There have been judicial, congressional and executive branch challenges to certain aspects of the Affordable Care Act. For example, on June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the Affordable Care Act is unconstitutional in its entirety because the individual mandate was repealed by Congress. In addition, there have been a number of health reform initiatives by the Biden administration that have impacted the Affordable Care Act. On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in Affordable Care Act marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost through a newly established manufacturer discount program. It is possible that the Affordable Care Act will be subject to legal challenges and additional health reform measures in the future.
Other legislative changes have been proposed and adopted in the U.S. since the Affordable Care Act was enacted. For example, in August 2011, the Budget Control Act of 2011 was signed into law which, among other things, led to aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect until 2031 unless additional congressional action is taken. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 4% in the final fiscal year of this sequester.
There has been increasing legislative and enforcement interest in the U.S. with respect to prescription-pricing practices. Specifically, there have been several recent U.S. congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. For example, in July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, the U.S. Department of Health and Human Services (“HHS”) released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. In addition, the IRA, among other things, (1) directs HHS to negotiate the price of certain single-source drugs and biologics covered under Medicare, (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation and (3) protects orphan drugs with a single indication label from drug price negotiation but causes an orphan drug to lose the exclusion from price negotiation once it gains additional indications. These provisions will take effect progressively starting in fiscal year 2023, although they may be subject to legal challenges. It is currently unclear how the IRA will be implemented but is likely to have a significant impact on the pharmaceutical industry. Further, the Biden administration released an additional executive order on October 14, 2022, directing HHS to submit a report within 90 days on how the Center for Medicare and Medicaid Innovation can be further leveraged to test new models for lowering drug costs for Medicare and Medicaid beneficiaries.
It is possible that other healthcare reform measures may be adopted in the future, which may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.
Coverage and Reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of our products and any product candidates for which we may obtain regulatory approval. Sales of any of our products and product candidates, if approved, will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government healthcare programs such as Medicare and Medicaid, and private payors, such as commercial health insurers and managed care organizations. Third-party payors determine which drugs they will cover and the amount of reimbursement they will provide for a covered drug. In the U.S., there is no uniform system among payors for making coverage and reimbursement decisions. In addition, the process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication.
In order to secure coverage and reimbursement for our products we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costly studies required to obtain FDA or other comparable regulatory approvals. Even if we conduct pharmacoeconomic studies, our products and product candidates may not be considered medically necessary or cost-effective by payors. Further, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved.
Furthermore, the healthcare industry in the U.S. has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, we cannot be certain that the procedures using our products will be reimbursed at a cost-effective level. Nor can we be certain that third-party payors using a methodology that sets amounts based on the type of procedure performed, such as those utilized by government programs and in many privately managed care systems, will view the cost of our products to be justified so as to incorporate such costs into the overall cost of the procedure. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability. Moreover, we are unable to predict what changes will be made to the reimbursement methodologies used by third-party payors in the future. For example, CMS awarded TPT payments for TriNav for the two-year period through December 31, 2022. On December 29, 2022, the Consolidated Appropriations Act of 2023 (H.R. 2617) was signed into law and includes an extension of TPT status for certain devices, including TriNav, through December 31, 2023. We intend to consult with CMS to obtain permanent reimbursement for the TriNav device at similar rates for the period beginning January 1, 2024, which may include requesting an HCPCS J-code; however, there can be no assurance that CMS will grant such permanent reimbursement at similar rates, or at all.
Additional legislative changes, regulatory changes and judicial challenges related to the Affordable Care Act remain possible, as discussed above under the subheading “U.S. Healthcare Reform.” In addition, there likely will continue to be proposals by legislators at both the federal and state levels, regulators, and third-party payors to contain healthcare costs. Thus, even if we obtain favorable coverage and reimbursement status for our products and any product candidates for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
Healthcare Fraud and Abuse Laws
In addition to FDA restrictions on marketing of pharmaceutical products, our business is subject to healthcare fraud and abuse regulation and enforcement by both the federal government and the states in which we conduct our business. These laws include, but are not limited to, the following:
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The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any healthcare item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federally financed healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Affordable Care Act, among other things, amended the intent requirement of the federal Anti-Kickback Statute such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate in order to commit a violation.

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The federal civil and criminal false claims laws, including the False Claims Act, which can be enforced by private individuals on behalf of the government through civil whistleblower or qui tam actions, and civil monetary penalty laws prohibit individuals or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the U.S. federal government.

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The Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (collectively, “HIPAA”), prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors. HIPAA also prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services.

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and its implementing regulations, imposes obligations on “covered entities,” including certain healthcare providers, health plans, and healthcare clearinghouses, as well as their respective “business associates” and their subcontractors that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HITECH also increased the civil and criminal penalties that may be imposed under HIPAA and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA.

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The majority of states also have statutes or regulations similar to the federal anti-kickback and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Several states now require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products in those states and to report gifts and payments to individual health care providers in those states. Some of these states also prohibit certain marketing-related activities including the provision of gifts, meals, or other items to certain health care providers. Other states have laws requiring pharmaceutical sales representatives to be registered or licensed, and still others impose limits on co-pay assistance that pharmaceutical companies can offer to patients. In addition, several states require pharmaceutical companies to implement compliance programs or marketing codes.

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The Physician Payments Sunshine Act, implemented as the Open Payments program, and its implementing regulations, requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program

(with certain exceptions) to report annually to CMS information related to direct or indirect payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other healthcare professionals (such as physician assistants and nurse practitioners) and teaching hospitals, as well as ownership and investment interests held in the company by physicians and their immediate family members.
Compliance with such laws and regulations requires substantial resources. Because of the breadth of these laws and the narrowness of available statutory exceptions and regulatory safe harbors, it is possible that some of our business activities could be subject to legal challenge and enforcement actions. In the event governmental authorities conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations, they may impose sanctions under these laws, which are potentially significant and may include civil monetary penalties, damages, exclusion of an entity or individual from participation in government health care programs, criminal fines and imprisonment, additional reporting requirements if we become subject to a corporate integrity agreement or other settlement to resolve allegations of violations of these laws, as well as the potential curtailment or restructuring of our operations. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity.
Foreign Corrupt Practices Act
In addition, the U.S. Foreign Corrupt Practices Act of 1997 prohibits corporations and their intermediaries from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any official of another country, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in that capacity.
Facilities
Our principal office is located in Westminster, Colorado, where we lease approximately 21,000 square feet of office, manufacturing, and warehouse space pursuant to a lease that expires on December 31, 2026 with the option of extension for an additional five-year term. We also lease office facilities in Bannockburn, Illinois, and Cranston, Rhode Island. We also lease laboratory space at Brown University in Providence, Rhode Island. We believe our facilities are adequate to meet our current needs, although we may seek to negotiate new leases or evaluate additional or alternate space for our operations. We believe appropriate alternative space will be readily available on commercially reasonable terms.
Our Team
As of October 16, 2023, we had approximately 106 full-time employees. None of our employees is represented by a labor union or covered under collective bargaining agreement. We have not experienced any material work stoppages and we consider our relationship with our employees to be good, healthy and transparent. We actively engage with managers to collect feedback and ideas on how to improve our working environment.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining incentivizing and integrating our existing and new employees, advisors and consultants. The principal purpose of our equity and cash incentive plans is to attract, retain, and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of TriSalus by motivating such individuals to perform to the best of their abilities and achieve our objectives.
Legal Proceedings
From time to time, we may be subject to legal proceedings. We are not currently party to or aware of any active legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT
Directors and Executive Officers
The following table sets forth the names, ages and positions of our directors and executive officers as of October 16, 2023:
Name	Age	Position
Executive Officers and Directors
Mary Szela	60	Chief Executive Officer, President; Director
Sean Murphy	71	Chief Financial Officer; Director
Steven Katz	48	Chief Medical Officer
Bryan Cox	62	Chief Scientific and Manufacturing Officer
Jennifer Stevens	62	Chief Regulatory Officer
Richard Marshak	64	Senior Vice President, Corporate Development & Strategy
Jodi Devlin	61	President, Commercial Operations
Non-Employee Directors
Mats Wahlström	68	Chairman of the Board
Andrew von Eschenbach	81	Director
George Kelly Martin	64	Director
David J. Matlin	62	Director
Arjun Desai	42	Director
Kerry Hicks	63	Director
Anil Singhal	71	Director
Executive Officers
Mary Szela.   Ms. Szela is our Chief Executive Officer and President and a member of our Board and, prior to the Business Combination, had served as the Chief Executive Officer and a director of Legacy TriSalus since January 2018. Prior to joining Legacy TriSalus, Ms. Szela was CEO of Novelion Therapeutics, a biopharmaceutical company, from January 2016 through November 2017 where she led the company through regulatory compliance and legal difficulties to a successful merger and expansion. Prior to that, Ms. Szela served as CEO of Melinta Therapeutics, a biopharmaceutical company, from August 2013 through August 2015. From 1987 to 2012, Ms. Szela held progressive leadership roles with Abbott Laboratories, a multinational medical devices and health care company, including Vice President, U.S. Commercial Operations, President of U.S. Pharmaceuticals, and culminating as Senior Vice President of Global Strategic Market and Services. In addition to her executive experience, Ms. Szela currently sits on the boards of directors of Kura Oncology, a public company, Omega Therapeutics, a public company, and Senda BioSciences. Ms. Szela received both her B.S. in Nursing and her MBA from the University of Illinois at Chicago.
We believe that Ms. Szela is qualified to serve on our Board based on her substantial business, leadership and management experience in the biotechnology sector.
Sean Murphy.   Mr. Murphy is our Chief Financial Officer and a member of our Board and, prior to the Business Combination, had served as the Chief Financial Officer of Legacy TriSalus since June 2022. He was also a director of Legacy TriSalus since August 2020 and served as the chairman of its audit committee from August 2020 through June 2022. Prior to joining Legacy TriSalus, Mr. Murphy was Executive Vice President at Malin PLC, a publicly listed company investing in life sciences companies, from April 2016 through June 2021. Mr. Murphy was a senior advisor at Evercore, an independent investment banking advisory firm, from August 2011 to June 2018. Prior to that, he held numerous positions over a 30-year career with Abbott Laboratories, a multinational medical devices and health care company, culminating as Vice President of Business Development and Licensing. Mr. Murphy has had extensive Board experience as well.

He currently serves on the boards of directors of Xenex, and Prenosis. In addition, Mr. Murphy previously served on the public company board of directors of Radius Health, where he sat on the audit committee, and Poseida, where he was a member of the compensation and governance committee. Mr. Murphy received his BBA in Finance and Accounting from Western Illinois University and his M.S. in Finance from University of Illinois. He is a Certified Public Accountant, State of Illinois.
We believe that Mr. Murphy is qualified to serve on our Board based on his corporate finance experience and his previous experience on boards of directors.
Steven Katz.   Dr. Steven Katz is our Chief Medical Officer and, prior to the Business Combination, had served as Chief Medical Officer of Legacy TriSalus since September 2020 and is Chairman of the Scientific Advisory Board, which includes leadership of our Translational Immunotherapy Laboratory. Previously, Dr. Katz served as an advisor to Legacy TriSalus from June 2014 to August 2020, and Chief Medical Advisor from January 2019 to August 2020. Since 2016, Dr. Katz also has served as a consultant for several companies developing cell therapies for solid tumors. In Dr. Katz’s academic work, he is an Associate Professor of Surgery at Brown University and has been with Brown Surgical Associates in a part-time role since February 2022. From 2009 to 2021, Dr. Katz led the creation of a solid tumor immunotherapy program at CharterCare Health Partners, serving as the Director of the Office of Therapeutic Development and Complex Surgical Oncology Program Director during that time. While at CharterCare, he led a translational immunotherapy laboratory focused on immunosuppression and immunotherapy development, while serving as principal investigator for multiple immunotherapy trials which integrated novel delivery approaches. Dr. Katz received his B.A. in Government & Biochemistry from Wesleyan University and his M.D. from New York University, followed by completion of a general surgery residency at New York University. He completed Immunology Research and Surgical Oncology fellowships at the Memorial Sloan-Kettering Cancer Center.
Bryan Cox.   Bryan Cox is our Chief Scientific and Manufacturing Officer and, prior to the Business Combination, had served as Chief Scientific and Manufacturing Officer of Legacy TriSalus since June 2020. Dr. Cox has also served as the Chief Executive Officer of Nephraegis Therapeutics, a biotechnology company, since November 2018. Prior to joining Legacy TriSalus, Dr. Cox served as a consultant for CoPharm Global Consulting, a boutique consultancy focuses on providing guidance for biotechnology companies, from May 2013 to June 2020. Prior to that, Dr. Cox served as the Director of Integrative Pharmacology for Abbott Laboratories, a multinational medical devices and health care company, from 1996 to 2013. Dr. Cox has served on the board of directors for Nephraegis Therapeutics since November 2018. Dr. Cox received his B.S. in Biological Sciences from North Carolina University and his Ph.D. in Pharmacology from the University of Iowa.
Jennifer Stevens.   Jennifer Stevens is our Chief Regulatory Officer and also serves as our Head of Quality for Devices and Drugs. Prior to the Business Combination, she had served as Chief Regulatory Officer of Legacy TriSalus since March 2022. Previously, Ms. Stevens served as Legacy TriSalus’ Senior Vice President of Regulatory Affairs from March 2021 to March 2022. Prior to joining of Legacy TriSalus, Ms. Stevens held several progressive leadership roles with EMD Serono Inc., a division of Merck KGaA focused on biopharmaceuticals, from January 2016 through March 2021, including as Acting Head of US Oncology Hub  —  Regulatory Affairs. Previously, Ms. Stevens was Regulatory Counsel for the U.S. Food and Drug Administration from July 2008 to December 2012. Earlier in her career, Ms. Stevens was a practicing attorney at several global law firms, achieving partnership at Kirkland & Ellis LLP. Ms. Stevens received her B.A. in Political Sciences from the University of Illinois and her J.D. from George Washington University.
Richard Marshak, VMD.   Dr. Richard Marshak is our Senior Vice President, Corporate Development and Strategy and, prior to the Business Combination, had served as Senior Vice President, Corporate Development and Strategy of Legacy TriSalus since June 2022. Prior to joining of Legacy TriSalus, Dr. Marshak was Managing Principal of LF Consulting, a consulting firm for biotechnology companies, from June 2013 to June 2022. Dr. Marshak also co-founded Nephraegis Therapeutics, a biotechnology company, in September 2018 and served as its Chief Business Officer. Previously, Dr. Marshak served as the Chief Executive Officer of Mount Tam Biotechnologies from May 2016 to October 2019. Prior to these roles, Dr. Marshak held several progressive leadership roles in Abbott Laboratories, a multinational medical devices and health care company, from 1999 to 2013, culminating as the Head of Global Strategic Pricing.

Dr. Marshak has served on the board of directors of Nephraegis Therapeutics since August 2018 and previously served on the board of Mount Tam Biotechnologies from May 2016 to October 2019. Dr. Marshak received his B.A. in Psychology and VMD in Veterinary Medicine from the University of Pennsylvania, and his MBA from the University of Chicago.
Jodi Devlin.   Jodi Devlin is our President, Commercial Operations and joined our team in August 2023 as President, Therapeutics. She has more than 30 years in the biotech and pharmaceutical industry. Previously, Ms. Devlin served as CEO of AltaThera Pharmaceuticals, a specialized, hospital pharmaceutical company, where she executed a turnaround where she raised funding, obtained a new FDA indication, built a commercial and clinical team, completed two new clinical trials, and significantly accelerated revenue. Prior to that, Ms. Devlin spent 21 years at Abbott/AbbVie where she held leadership roles in pipeline planning, global launches, and management of numerous commercial organizations. Ms. Devlin also serves as Chairman of the board of directors of Fitabeo Therapeutics. Before her time in the biotech industry, she worked as a hospital nurse in New York and Missouri. Ms. Devlin received her B.S. in Nursing from University of Oklahoma and her MBA from Washington University, Olin School of Business.
Non-Employee Directors
The size of our Board is nine directors, each of whom was voted upon by MTAC’s stockholders an extraordinary general meeting held on August 2, 2023. In addition to Ms. Szela and Mr. Murphy (who are listed above), our Board members are listed below.
Mats Wahlström.   Mats Wahlström is the Chairman of our Board and, prior to the Business Combination, had served as chairman of the board of directors of Legacy TriSalus since January 2017. He has also served as the Co-Chairman of HW Investment Partners, LLC since July 2016 and as Partner and Executive Chairman of KMG Capital Partners, LLC since April 2012, both investment funds focused on investments in the healthcare industry. In addition, Mr. Wahlström has served as the Chairman of the board of directors of Triomed AB since October 2016, as the lead independent director of Coherus Biosciences, Inc., a public biotech company, since January 2012 and as Chairman of Caduceus Medical Holdings, Inc. since August 2010. Mr. Wahlström has served on the boards of directors of Alteco Medical AB since October 2012, Circuit Clinical Solutions, Inc. since July 2016 and PCI | HealthDev since August 2010. He served as a director of Health Grades, Inc. a Nasdaq-listed healthcare ratings company, from March 2009 through its sale to a private equity firm in October 2010, as a director of Getinge AB, a Swedish Stock Exchange-listed medical device company, from March 2012 to March 2017, and as a director of Zynex Inc. an over-the-counter medical device manufacturer, from October 2010 through January 2014. From January 2004 to December 2009, Mr. Wahlström served as co-CEO of Fresenius Medical Care North America and a member of the management board at Fresenius Medical Care AG & Co. KGaA. From November 2002 to December 2009, Mr. Wahlström served as President and Chief Executive Officer of Fresenius Medical Services. Prior to that, Mr. Wahlström held various positions at Gambro AB in Sweden from January 1983 to February 2000, including President of Gambro North America and Chief Executive Officer of Gambro Healthcare Inc. as well as Chief Financial Officer of the Gambro Group. Mr. Wahlström has a B.S. degree in Economics and Business Administration from the University of Lund, Sweden.
We believe Mr. Wahlström is qualified to serve on our Board based on his extensive management and director experience in the life sciences and healthcare sectors.
Andrew von Eschenbach.   Dr. von Eschenbach has been a member of our Board since August 2023. Dr. von Eschenbach is the President and founder of Samaritan Health Initiatives, Inc., a health care policy consultancy, a role which he has held since 2010. He is also an Adjunct Professor at the University of Texas M.D. Anderson Cancer Center (“MDACC”), a position he has held since 2009. Dr. von Eschenbach holds advisory roles as the Senior Advisor at Target RWE, a biotechnology company, since September 2020, and Medical Advisor at Datavant, a health information technology company, since January 2020. From October 2017 to June 2019, Dr. von Eschenbach served as Chief Medical Advisor at Malin Corporation PLC, a life sciences company. From 2009 to 2021, he worked on the International Advisory Council of Chugai Pharmaceutical Co., Ltd., a Japanese drug manufacturer. From 2012 to 2016, Dr. von Eschenbach was a Senior Fellow and Director of the FDA Project at the Manhattan Institute, a think tank. From 2009 to 2018, he served on the GE Healthymagination Advisory Board, a GE Healthcare initiative to provide better healthcare for more people around the world. From 2012 to 2016, he served as a global council member of

Eli Lilly and Company, PACE, a global collaboration that encourages public policies and healthcare decisions that speed the development of new medicines. From September 2005 to January 2009, Dr. von Eschenbach served as Commissioner of the FDA. Previously, Dr. von Eschenbach served as Director of the National Cancer Institute at the National Institutes of Health from January 2002 to June 2006. As a researcher, clinician and administrator, Dr. von Eschenbach served in a variety of roles at MDACC, including as Director, Genitourinary Cancer Center, Vice President for Academic Affairs, and Executive Vice President and Chief Academic Officer. Dr. von Eschenbach currently serves on the boards of directors of Bausch and Lomb Corporation and Celularity, Inc. In addition, Dr. von Eschenbach previously served on the boards of directors of Bausch Health Companies and Radius Health, Inc. Dr. von Eschenbach received his B.S. in biology from St. Joseph’s University and his M.D. in medicine from Georgetown University.
We believe that Dr. von Eschenbach is qualified to serve on our Board based on his extensive experience in the pharmaceutical and healthcare industries, as well as his service as Commissioner of the FDA.
George Kelly Martin.   Mr. Martin has been a member of our Board since August 2023. Mr. Martin currently serves as Chairman of Transition Bio, Inc., a molecular condensates discovery company, a role which he has held since 2020, and as Vice Chairman of Ride Therapeutics, Inc., a molecular logistics company, a role which he has held since 2022. He has also served as Chairman of WaveBreak (formerly Wren Therapeutics, Inc.), a company that utilizes physical science and kinetics to create therapeutic solutions for protein misfolding diseases, since 2018. Mr. Martin previously served as President and Chief Executive Officer of Radius Health, Inc., a bone and women’s health company, from 2020 to 2022. Prior to that, Mr. Martin served as Chief Executive Officer of Novan, Inc., a development-stage dermatology company, from 2018 to 2020. Prior to joining Novan, Inc., Mr. Martin was the Chief Executive Officer of Malin Corporation PLC, a life sciences investment company, from 2015 to 2017. Mr. Martin also served as Chief Executive Officer of Elan Corporation plc, an Ireland-based neurodegeneration research and development company, from 2003 to 2013. Mr. Martin’s business career started in finance and capital markets, having spent 21 years at Merrill Lynch & Co. Inc. At the time of his departure from Merrill Lynch in 2002, he was a member of the company’s Executive Operating Committee and his tenure included leadership oversight of four global divisions (debt markets, international equities, Information Technology, and International Private Banking). While at Merrill Lynch, Mr. Martin served multi-year assignments in both Tokyo and London. He previously served on the boards of directors of Questcor Pharmaceuticals, Immunocore Holdings, plc, and Kymab Ltd. Mr. Martin received his B.A. in Politics from Princeton University.
We believe that Mr. Martin is qualified to serve on our Board based on his extensive executive experience in the biopharmaceutical industry.
David J. Matlin.   Mr. Matlin has been a member of our Board since August 2023. Mr. Matlin previously served as the Chief Financial Officer and has served as director of MTAC since September 2020. Mr. Matlin was also the co-founder and Chief Executive Officer of MatlinPatterson Global Advisers LLC (“MatlinPatterson”), a distressed securities investment manager, which he co-founded in July 2002, through 2021. Mr. Matlin was also Chief Executive Officer of MatlinPatterson Asset Management L.P. and its operating joint venture affiliates that managed non-distressed credit strategies, from 2015 to 2018. In 2017, MatlinPatterson began winding down its investment activities and its various funds began to return the investment proceeds to their respective investors. In conjunction with this wind-down process and to protect their investors from foreign litigation, two of the MatlinPatterson funds (Matlin Global Opportunities Partners II L.P. and Matlin Global Opportunities Partners (Cayman) II L.P.) that had been unable to settle foreign litigation, filed, along with MatlinPatterson, voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in July 2021. Prior to forming MatlinPatterson, Mr. Matlin was a Managing Director at Credit Suisse, and headed their Global Distressed Securities Group upon its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P., an investment advisory firm, from 1988 to 1994. He began his career as a securities analyst at Halcyon Investments from 1986 to 1988. Until its November 2022 sale, Mr. Matlin also served on the board of directors of US Well Services Inc. (Nasdaq: USWS) (formerly Matlin & Partners Acquisition Corporation) and was Chief Executive Officer and Chairman of the company prior to its business combination with US Well Services LLC. He also serves on the boards of directors of Dermasensor, Inc. and Pristine Surgical LLC, which are medical device manufacturers. Mr. Matlin has served on the board of directors of Clene, Inc. (Nasdaq: CLNN), a biopharmaceutical manufacturer, since December 2020, and has served as the Chairman of its

Board of Directors since May 2021. Since 2020, he has served on the board of Traffk, LLC, an insurance-based data analytics company, and since July 2021, he has served on the board of Empyrean Neuroscience, a biotechnology company. Previously, he served on the board of directors of Flagstar Bank FSB, a federally charted savings bank, and Flagstar Bancorp, Inc. (NYSE: FBC), a savings and loan holding company from 2009 to May 2021, CalAtlantic Group, Inc. (NYSE: CAA), a U.S. homebuilder, from 2009 to 2018, Global Aviation Holdings, Inc., an air charter company, from 2006 to 2012, and Huntsman Corporation (NYSE: HUN), a U.S. chemicals manufacturer, between 2005 and 2007 and Orthosensor, Inc. until the sale of the company to Stryker Corporation in December 2020. Mr. Matlin holds a JD degree from the Law School of the University of California at Los Angeles and a BS in Economics from the Wharton School of the University of Pennsylvania.
We believe that Mr. Matlin’s significant public company board experience qualifies him to serve as a member of our Board.
Arjun Desai.   Dr. Desai has been a member of our Board since August 2023. Dr. Desai has served as the Chief Strategic Innovation Officer at Insightec, a medical device company, since 2018. From 2016 to 2018, he served as the Global Vice President and Chief Operating Officer of Johnson & Johnson Innovation, a company that collaborates with innovators to incorporate science into healthcare solutions. Additionally, Dr. Desai currently serves on the boards of directors of Obvius Robotics, Inc., Tympa Health TechnologiesLtd, Pathology Watch, Openwater Software, Inc., and Wesper. Dr. Desai received his B.S. degree in Economics from the University of Oklahoma and his M.D. from the University of Miami. He also completed his residency and advanced training in Anesthesiology at Stanford University.
We believe that Dr. Desai is qualified to serve on our Board based on his extensive experience in the biotech industry.
Anil Singhal.   Dr. Singhal has been a member of our Board since August 2023. Dr. Singhal has served as the President and Chief Executive Officer of Trishula Therapeutics, a biotechnology company, since January 2021. From May 2019 to September 2020, he served as President and Chief Executive Officer of Adicet Bio, a publicly-traded biotechnology company, and from September 2020 to February 2021, he served as an advisor to Adicet. Dr. Singhal also served as Vice President, Early Oncology Development, of AbbVie Inc., a publicly-traded pharmaceutical company, from January 2013 to March 2018. Dr. Singhal is a member of the American Association of Cancer Research, which he joined in 2005, and a member of the American Society of Clinical Oncology, which he joined in 2007. Dr. Singhal has been a member of the board of directors of Legacy TriSalus since 2018. Dr. Singhal received his B.Sc Honours degree in Biochemistry from Panjab University in India, his MBA in Business Administration from the University of Washington and his PhD in Biochemistry from Rutgers University.
We believe that Dr. Singhal is qualified to serve on our Board based on his extensive experience cancer research and development and his extensive experience in the biotechnology and pharmaceutical industries.
Kerry Hicks.   Mr. Hicks has been a member of our Board since August 2023. Mr. Hicks has served as Partner, Chief Executive Officer, and President of KMG Capital Partners LLC, a boutique healthcare venture capital company, since April 2012. He also currently serves as Executive Chairman of Circuit Clinical, an integrated research organization, and Co-Chairman and Partner of HW Investment Partners, LLC, a venture capital firm that focuses on investing in healthcare companies, both positions which he has held since 2016. Prior to joining KMG Capital Partners, Mr. Hicks served as Chief Executive Officer of Healthgrades, a healthcare information and services company, from 2000 to 2012, Chairman of Healthgrades from 2000 to 2010 and 2012 to 2013, and as President, Chief Executive Officer and Chairman of Specialty Care Network, a predecessor company to Healthgrades, from 1995 to 2000. Mr. Hicks has been a member of the board of directors of Legacy TriSalus since April 2021. Mr. Hicks received his B.S. degree in Management and his MBA in Business Administration from Colorado State University.
We believe that Mr. Hicks is qualified to serve on our Board based on his extensive experience in the healthcare industry and knowledge regarding TriSalus and its products and operations.
Family Relationships
There are no family relationships among our directors and executive officers.

Corporate Governance
Composition of the Board
Our business and affairs are organized under the direction of the Board. Our Board is comprised of nine members. Mats Wahlström is the Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to our management. The Board meets on a regular basis and additionally as required.
In accordance with the terms of our certificate of incorporation (the “Certificate of Incorporation”), our Board is divided into three classes, Class I, Class II and Class III, with one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The Board is divided among the following classes:
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Class I, which consists of Anil Singhal, Kerry Hicks, and Sean Murphy, whose terms will expire at the annual meeting of stockholders to be held in 2024;

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Class II, which consists of David Matlin, Mats Wahlström, and Andrew von Eschenbach, whose terms will expire at the annual meeting of stockholders to be held in 2025; and

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Class III, which consists of Mary Szela, Arjun “JJ” Desai, and George Kelly Martin, whose terms will expire at the annual meeting of stockholders to be held in 2026.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, retirement or death. This classification of the Board may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 662∕3% of our voting stock.
Director Independence
As a result of our common stock being listed on the Nasdaq Stock Exchange (“Nasdaq”), we are required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of Closing, the Board reviewed the independence of the individuals named above. The Board determined that each of the directors on the current Board, other than Mary Szela and Sean Murphy, qualify as independent directors, as defined under the Nasdaq Stock Exchange listing rules (the “Nasdaq listing rules”) and that the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.
Role of the Board in Risk Oversight
One of the key functions of the Board is informed oversight of our risk management process. The Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee will assess and monitor whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of the Board of Directors
The Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee. We have adopted a charter for each of these committees, which complies with the applicable requirements of current Nasdaq rules.
In addition, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of our committee charters were posted on its website, https://investors.trisaluslifesci.com/governance/governance-overview, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.
Audit Committee
Our audit committee was appointed promptly after Closing and consists of David Matlin, Kerry Hicks, and George Kelly Martin. The Board has determined that each of the members of the audit committee will satisfy the independence requirements of Nasdaq listing rules and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable audit committee requirements. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Mr. Matlin serves as the chair of the audit committee. The Board has determined that Mr. Matlin qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the Board considered Mr. Matlin’s formal education and previous experience in financial roles.
Both our independent registered public accounting firm and management periodically meet privately with our audit committee. The primary purposes of the audit committee of the Board are, among other things, to assist the Board in:
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evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

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reviewing our financial reporting processes and disclosure controls;

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reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

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reviewing the adequacy and effectiveness of our internal control policies and procedures, including reviewing, with the independent auditors, management’s plans with respect to the responsibilities, budget, staffing and effectiveness of our internal audit function, and reviewing and approving our head of internal audit (if established);

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reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices we use;

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obtaining and reviewing at least annually (if required by applicable stock exchange listing requirements) or as otherwise determined, a report by our independent auditors describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or any inquiry or investigation by governmental or professional authorities;

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monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

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at least annually, reviewing relationships that may reasonably be thought to bear on the independence of the committee, receiving and reviewing a letter from the independent auditor affirming their independence, discussing the potential effects of any such relationship, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

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reviewing our annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” and “Risk Factors” and discussing the statements and reports with our independent auditors and management;
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reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls and critical accounting policies;

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reviewing with management and our independent auditors any earnings announcements, disclosures and other financial information and guidance;

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establishing procedures for the review, retention and investigation of complaints we receive regarding financial controls, accounting, auditing or other matters;

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preparing the report that the SEC requires in our annual proxy statement;

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reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

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reviewing and discussing with management risks related to data privacy, technology and information security, including cybersecurity, back-up of information systems, and policies and procedures that we have in place to monitor and control such exposures;

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reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

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reviewing any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

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reviewing with management and the independent auditors any disagreement between them regarding financial reporting, accounting practices or policies, or other matters, that individually or in the aggregate could be significant to our financial statements or the independent auditor’s report, reviewing management’s response, and resolving any other conflicts or disagreements regarding financial reporting;

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considering and reviewing with management, the independent auditors, and outside advisors or accountants any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies;

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reviewing with management legal and regulatory compliance and any material current, pending or threatened legal matters; and

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reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.
Compensation Committee
Our compensation committee was appointed promptly after Closing and consists of George Kelly Martin, Arjun “JJ” Desai, and Anil Singhal. Mr. Martin serves as the chair of the compensation committee. The Board has determined that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and will satisfy the independence requirements of Nasdaq. The primary purposes of the compensation committee of the Board are, among other things, to assist the Board in:
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reviewing and approving the corporate objectives that pertain to our overall compensation strategy and policies;

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reviewing and approving annually the compensation and other terms of employment of our executive officers and other members of senior management, in the compensation committee’s discretion;

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reviewing and approving the type and amount of compensation to be paid or awarded to our non-employee Board members;

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administering our equity incentive plans and other benefit plans;

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reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements with our executive officers and other members of senior management, in the compensation committee’s discretion;

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reviewing and establishing appropriate insurance coverage for our directors and officers;

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reviewing and discussing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

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preparing an annual report on executive compensation that the SEC requires in our annual proxy statement;

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reviewing our practices and policies for employee compensation as related to risk management and risk-taking incentives to determine if such compensation policies and practices are reasonably likely to have a material adverse effect;

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establishing and monitoring stock ownership guidelines for our directors and executive officers, if and as determined to be necessary or appropriate;

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providing recommendations to the Board on compensation-related proposals to be considered at our annual meeting of stockholders;

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reviewing and discussing with management, if appropriate, the independence of and any conflicts of interest raised by the work of a compensation consultant, outside legal counsel, or advisor hired by the compensation committee or management and how such conflict is being addressed for disclosure in the appropriate filing or report;

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annually reviewing and discussing with management our human capital management practices with respect to its employees and, where applicable, independent contractors;

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approving and modifying, as needed, clawback policies allowing us to recoup improper compensation paid to employees; and

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reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Board.

The composition and function of the compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.
Nominating and Governance Committee
Our nominating and corporate governance committee was appointed promptly after Closing and consists of Kerry Hicks, Mats Wahlström, Andrew von Eschenbach and David Matlin. Mr. Hicks serves as the chair of the nominating and corporate governance committee. The Board has determined that each of the members of our nominating and corporate governance committee satisfies the independence requirements of Nasdaq. The primary purposes of the nominating and governance committee of the Board are, among other things, to assist the Board in:
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determining the qualifications, qualities, skills and other expertise required to be a director of the Board, and developing and recommending to the Board for approval criteria to be considered in selecting nominees for director;

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identifying, reviewing and making recommendations of candidates to serve on the Board, including incumbent directors for reelection;

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evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;

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periodically reviewing and making recommendations to the Board regarding our process for stockholder communications with the Board, and making such recommendations to the Board with respect thereto;

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evaluating nominations by stockholders of candidates for election to the Board;

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evaluating the structure and organization of the Board and its committees and making recommendations to the Board for approvals;

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considering possible conflicts of interest of officers and directors as set forth in our code of business conduct and ethics;

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reviewing and considering environmental, social responsibility and sustainability and governance matters as it determines appropriate and making recommendations to the Board regarding, or taking action with respect to, such matters;

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periodically reviewing our corporate governance guidelines and code of business conduct and ethics and recommending to the Board any changes to such policies and principles;

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developing and periodically reviewing with our Chief Executive Officer the plans for succession for our Chief Executive Officer and other executive officers, as it sees fit, and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions;

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considering the Board’s leadership structure, including the separation of the roles of chairperson of the Board and the Chief Executive Officer and/or the appointment of a lead independent director;

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periodically reviewing our processes and procedures to provide information to the Board and its committees and the scope of such information and making recommendations to the Board and management for improvement as appropriate; and

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reviewing periodically the nominating and corporate governance committee charter and recommending any proposed changes to the Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.
Science and Technology Committee
Our science and technology committee was appointed promptly after Closing and consists of Andrew Von Eschenbach, Anil Singhal and Arjun Desai. Mr. Von Eschenbach serves as the chair of the science and technology committee. The primary purposes of the science and technology committee of the Board are, among other things, to assist the Board in:
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reviewing, evaluating and advising the Board and management on matters relating to the overall strategy, direction, and effectiveness of our research and development strategy and related investments and on our progress in achieving its long-term strategic research and development goals and objectives;

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reviewing our planned or ongoing research activities and plans;

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evaluating and monitoring, on its own or in conjunction with external experts engaged by the committee, plans as well as individual project progress and performance of our research and development pipeline;

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evaluating and advising the Board and management on the opportunities and risks associated with the products, programs and technologies in which we are, or are considering, investing its research and development efforts;

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providing the Board with strategic advice on emerging regulatory, clinical and scientific issues that are relevant to us and in alignment with our strategy and on areas that are important to the success of our R&D activities;

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assess and advise our Board, from time to time, on the committee’s view of the overall quality and expertise of medical and scientific talent in our R&D organization; and

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assisting the Board in understanding our intellectual property position in connection with the foregoing and otherwise.

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been one of our executive officers or employees. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of our Board or compensation committee.
Limitation on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation limits a director’s or an officer’s liability to the fullest extent permitted under the DGCL. The DGCL provides that, if provided in the certificate of incorporation as we have done, directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
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for any transaction from which the director derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption of shares; or

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for any breach of a director’s or an officer’s duty of loyalty to the corporation or its shareholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of our officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Our bylaws (the “Bylaws”) require that we indemnify and advance expenses to, to the fullest extent permitted by applicable law, our directors, officers and agents. We plan to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, our Certificate of Incorporation prohibits any retroactive changes to the rights or protections or increase the liability of any officer or director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
In addition, we have entered into separate indemnification agreements with our directors and officers, the form of which is attached hereto as Exhibit 10.25 to the registration statement of which this prospectus forms a part. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services to at our request.
We believe these provisions in our Certificate of Incorporation, Bylaws, and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
We have a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.investors.trisaluslifesci.com/governance/governance-overview. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The nominating and corporate governance committee of the Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We plan to disclose any amendments to the Code of Conduct, or any waivers of its requirements, on our website.

Non-Employee Director Compensation
Our Board expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. In August 2023, our Board approved a non-employee director compensation policy (the “Non-Employee Director Policy”) consisting of annual cash retainers of $50,000 for each non-employee director and an additional $30,000 for the chairperson of the Board; an additional $20,000 and $7,500 for the chairperson and each other member of the audit committee of the Board, respectively; an additional $15,000 and $7,500 for the chairperson and each other member of the compensation committee of the Board, respectively; an additional $15,000 and $7,500 for the chairperson and each other member of the nominating and corporate governance committee of the Board, respectively; and an additional $25,000 and $7,500 for the chairperson and each other member of the science and technology committee of the Board, respectively. The Non-Employee Director Policy also provides for an initial grant of a stock option for 35,000 shares on the date an eligible director is first elected or appointed to the Board and an annual stock option grant for 15,000 shares on the date of each annual stockholder meeting for each eligible director who continues to serve as a non-employee member of the Board as of such date. The non-employee directors also received a one-time stock option grant for 35,000 shares immediately following the Closing of the Business Combination.
The Non-Employee Director Policy was developed with input from an independent compensation consultant regarding practices and compensation levels at comparable companies. It is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.

EXECUTIVE COMPENSATION
MTAC
Employment Agreements
Prior to the Closing of the Business Combination, MTAC did not enter into any employment agreements with its executive officers and did not make any agreements to provide benefits upon termination of employment.
Executive Officers and Director Compensation
No MTAC executive officers or directors received any cash compensation for services rendered to MTAC. Executive officers and directors, or any of their respective affiliates, were reimbursed for any out-of-pocket expenses incurred in connection with activities on MTAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.
TriSalus
As used in this section, “TriSalus” refers to Legacy TriSalus prior to the Closing of the Business Combination and TriSalus after the closing of the Business Combination. Upon the Closing of the Business Combination, the executive officers of Legacy TriSalus became executive officers of TriSalus.
Throughout this section, unless otherwise noted, “we,” “us,” “our,” “the Company” and similar terms refer to TriSalus and its subsidiaries prior to the Closing and to TriSalus and its subsidiaries after the Business Combination. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs.
TriSalus’ named executive officers for the year ended December 31, 2022 were:
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Mary Szela, Chief Executive Officer and President;

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Jennifer Stevens, Chief Regulatory Officer; and

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Steven Katz, Chief Medical Officer.

Summary Compensation Table
The table below shows compensation of TriSalus’ named executive officers for the year ended December 31, 2022.
Name, Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Mary Szela CEO and President	2022	463,630	—	—	52,841	340,819	3,612	860,902
Jennifer Stevens Chief Regulatory Officer	2022	398,670	—	—	22,032	190,405	40,920	652,027
Steven Katz Chief Medical Officer	2022	468,197	—	—	85,720	342,461	39,700	936,078

(1)
Salary amounts represent actual amounts earned during fiscal year 2022, whether or not paid in 2022. See “— Narrative Disclosure to Summary Compensation Table — Base Salaries” below.

(2)
This column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2022 computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(3)
See “— Narrative Disclosure to Summary Compensation Table  — Non-Equity Incentive Plan Compensation” below for a description of the material terms of the non-equity incentive plan for fiscal year 2022.

(4)
This column reflects the aggregate value of other categories of payment, including (i) for Dr. Katz, $16,479 for 401(k) plan employer matching contributions and (ii) for Ms. Stevens, $13,486 for 401(k) plan employer matching contributions.

Narrative Disclosure to Summary Compensation Table
Base Salaries
Our named executive officers receive an annual base salary to compensate them for the services they provide to the Company. The annual base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
As of December 31, 2022, Ms. Szela, Ms. Stevens and Dr. Katz had annual base salaries of $466,875, $400,010 and $469,125, respectively.
Following the Business Combination, on August 11, 2023, TriSalus approved annual base salaries of $412,000 and $515,000 for Ms. Stevens and Dr. Katz, respectively. On August 14, 2023, TriSalus approved an annual base salary of $600,000 for Ms. Szela. These salary adjustments were approved in connection with the transition from operating a private corporation to a publicly-traded corporation. These salary adjustments were effective beginning as of August 10, 2023, and were not retroactive to any period prior to such date.
Bonuses
TriSalus has at times provided, and may in the future provide, cash bonuses to certain members of its executive team on an ad hoc basis as deemed appropriate, in the form of spot bonuses or for achievement of certain milestones or as individually negotiated in a named executive officer’s employment agreement or offer letter.
Non-Equity Incentive Plan Compensation
We develop a performance-based cash bonus program annually. Under the 2022 program, each named executive officers was eligible to be considered for an annual performance bonus based on (1) the individual’s target bonus, as a percentage of base salary pursuant to their respective employment agreements, which are described in “— Employment Arrangements with Executive Officers” below and (2) the percentage attainment of 2022 corporate goals established by the Board in its sole discretion and communicated to each officer. Each named executive officer is assigned a maximum target performance bonus expressed as a percentage of their base salary, which for 2022 was 50% for each of Ms. Szela and Dr. Katz and 40% for Ms. Stevens. For the fiscal year ended December 31, 2022, the Board determined that each of Ms. Szela and Dr. Katz was entitled to receive 150% of his or her target bonus and that Ms. Stevens was entitled to 120% of her target bonus. The bonuses are conditioned upon the consummation of the Business Combination and were paid on the Closing Date.
In addition, the Board approved bonuses in an aggregate amount of approximately $2.8 million to TriSalus’ executive officers and other employees, including bonuses of $340,819, $342,461 and $190,405 to Ms. Szela, Dr. Katz and Ms. Stevens, respectively.
Following the Business Combination, on August 11, 2023, TriSalus approved post-merger target bonuses of 40% and 50% for Ms. Stevens and Dr. Katz, respectively. On August 14, 2023, TriSalus approved a a post-merger target bonus of 55% for Ms. Szela. These target bonus adjustments were approved in connection with the transition from operating a private corporation to a publicly-traded corporation. The adjustments were effective beginning as of August 10, 2023, and were not retroactive to any period prior to such date.
Equity-Based Incentive Awards
Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executive officers with a strong link to long-term performance, create an ownership culture and help to align the interests of our executive officers with our stockholders. TriSalus has historically granted both incentive stock options and nonstatutory stock options to executive officers. We believe that equity awards are an important retention tool for our executive officers, as well as for our other employees. We grant equity awards broadly to our employees, including to our nonexecutive employees. The Board is responsible for approving equity grants.
We currently maintain the 2023 Plan, which our Board and stockholders approved in connection with the Business Combination for purposes of granting equity-based incentive awards to our employees and consultants, including our named executive officers. See “— 2023 Equity Incentive Plan” below for further information. Prior to the Business Combination, TriSalus granted equity incentive awards under the 2009 Amended and Restated Equity Incentive Plan (the “2009 Plan”). The 2009 Plan will not be used following the Business Combination. See “— 2009 Equity Incentive Plan” below for further information. Historically, we have used options as an incentive for long-term compensation to our executive officers because options allow our executive officers to realize value from this form of equity compensation only if the value of the underlying equity securities increase relative to the option’s exercise price, which exercise price is set at the fair market value of the underlying equity securities on the grant date.
On April 20, 2022, Ms. Szela was granted an option to purchase 55,616 shares of TriSalus Common Stock at an exercise price of $2.43 per share, Mr. Katz was granted an option to purchase 90,222 shares of TriSalus Common Stock at an exercise price of $2.43 per share, and Ms. Stevens was granted an option to purchase 24,718 shares of TriSalus Common Stock at an exercise price of $2.43 per share. The options vest as described below in “— Outstanding Equity Awards as of December 31, 2022”.
On May 19, 2023, TriSalus approved grants of 279,351 options to new hires and current executives of the Company, including to Ms. Szela, Mr. Katz and Ms. Stevens in the amounts of 58,409, 31,040, and 8,391, respectively, at an exercise price of $10.00 (the per share value of each share of our Common Stock as set forth in Merger Agreement). The options must satisfy both time-based and performance-based requirements in order to vest. The time-based requirement is satisfied as follows: one fourth (1/4th) of the total number of options will satisfy time-based requirement on the vesting start date, which is May 19, 2023, for each of Ms. Szela, Mr. Katz and Ms. Stevens, and one forty-eighth (1/48th) of the total number of options will satisfy the time-based requirement each month thereafter over the following three years. The options satisfied the performance-based requirement upon TriSalus’ consummation of the Business Combination prior to the termination of the Merger Agreement.
On May 19, 2023, TriSalus approved awards of RSUs to certain of its employees in the aggregate amount of 184,031 including to Ms. Szela, Mr. Katz and Ms. Stevens in the amounts of 36,775, 16,644 and 4,127, respectively. The RSUs must satisfy both time-based and performance-based requirements in order to vest. The time-based requirement is satisfied as follows: one fourth (1/4th) of the total number of RSUs will satisfy time-based requirement on each anniversary of the vesting start date, which is October 5, 2022, for each of Ms. Szela, Mr. Katz and Ms. Stevens. The RSUs satisfied the performance-based requirement upon TriSalus’ consummation of the Business Combination prior to the termination of the Merger Agreement.
Following the Business Combination, on August 11, 2023, TriSalus approved awards of 288,000 options to current executives of the Company, including to Mr. Katz and Ms. Stevens in the amounts of 62,500 and 40,000, respectively, at an exercise price of $12.00. On August 14, 2023, TriSalus approved an award of 172,500 options to Ms. Szela at an exercise price of $11.51. Each of these options have a vesting schedule as follows: one-fourth (1/4th) of the shares subject to the option shall vest on the one-year anniversary of August 10, 2023, and 1/36th of the remaining shares shall vest each month thereafter on the same day of the month as August 10, 2023, subject to the optionee’s Continuous Service (as defined in the 2023 Plan)

through each such vesting date. TriSalus approved these option grants in connection with the transition from operating a private corporation to a publicly-traded corporation.
Health and Welfare and Retirement Benefits
All of TriSalus’ named executive officers are eligible to participate in TriSalus’ employee benefit plans, including medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of TriSalus’ other full-time employees. TriSalus pays approximately 80% of the premiums for medical, dental, vision, group term life, disability and accidental death and dismemberment insurance for all of its employees, including its named executive officers. TriSalus generally does not provide perquisites or personal benefits to its named executive officers, except in limited circumstances.
401(k) Plan
TriSalus’ named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. In 2022, contributions made by participants, including the named executive officers, to the 401(k) plan were matched by TriSalus up to a specified percentage of the employees’ contribution. These matching contributions are fully vested when made.
Outstanding Equity Awards at December 31, 2022
The following table presents information regarding outstanding equity awards held by TriSalus’ named executive officers as of December 31, 2022. All awards were granted pursuant to the 2009 Plan. See the section titled “— Equity Incentive Plans  —  2009 Plan” below for additional information.
	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Expiration Price	Option Expiration Date
Mary Szela	01/30/18	177,973	—	$1.22	01/29/28
	10/06/20	17,302	7,930(1)	$0.41	10/05/30
	04/21/21	101,345	—	$0.41	04/20/31
	11/03/21	58,577	157,709(2)	$2.43	11/02/31
	04/20/22	—	55,616(3)	$2.43	04/19/32
Steven Katz	07/14/14	593	—	$1.62	07/13/24
	05/17/16	593	—	$3.65	05/16/26
	01/18/17	2,471	—	$3.65	01/17/27
	04/18/18	2,471	—	$1.22	04/17/28
	01/22/19	2,317	154(4)	$1.22	01/21/29
	10/06/20	65,071	550,611(5)	$0.41	10/05/30
	11/03/21	8,850	23,827(6)	$2.43	11/02/31
	04/20/22	—	90,222(7)	$2.43	04/19/32

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Expiration Price	Option Expiration Date
Jennifer Stevens	04/21/21	2,317	20,856(8)	$0.41	04/20/31
	04/20/22	—	24,718(9)	$2.43	04/19/32

(1)
One forty-eighth (1/48) of the remainder of the shares subject to this option vest each month following the vesting commencement date (October 1, 2020) on the same day of the month as the vesting commencement date, subject to Ms. Szela’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(2)
54,071 of the shares underlying this option were vested as of November 3, 2022, and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month on the same day of the month as the vesting commencement date (November 3, 2021), subject to Ms. Szela’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(3)
One twelfth (1/12) of the shares subject to this option will vest each month following the first anniversary of the vesting commencement date (April 20, 2022) on the same day of the month as the vesting commencement date, subject to Ms. Szela’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(4)
One forty-eighth (1/48) of the remainder of the shares subject to this option vest each month following the vesting commencement date (January 22, 2019) on the same day of the month as the vesting commencement date, subject to Dr, Katz’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(5)
28,920 of the shares underlying this option were vested as of September 21, 2021, and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month on the same day of the month as the vesting commencement date (September 21, 2020), subject to Dr. Katz’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(6)
8,169 of the shares underlying this option were vested as November 3, 2022, and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month on the same day of the month as the vesting commencement date (November 3, 2021), subject to Dr. Katz’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(7)
One twelfth (1/12) of the shares subject to this option will vest each month following the first anniversary of the vesting commencement date (April 20, 2022) on the same day of the month as the vesting commencement date, subject to Dr. Katz’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(8)
9,269 of the shares underlying this option were vested as March 22, 2022, and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month on the same day of the month as the vesting commencement date (March 22, 2021), subject to Ms. Stevens’ continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.
(9)
Twenty-five percent (25%) shares underlying this option will vest on the first anniversary of the vesting commencement date (April 20, 2022) and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month on the same day of the month as the vesting commencement date subject to Ms. Stevens’ continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

Employment Arrangements with Executive Officers
Each of TriSalus’ named executive officers is an at-will employee. TriSalus entered into amended and restated executive employment agreements with each of its named executive officers in November 2022, which are summarized below.
Mary Szela
In November 2022, TriSalus entered into an amended and restated executive employment agreement with Ms. Szela. Pursuant to the amended and restated executive employment agreement, Ms. Szela’s annual base salary was $466,875 and she was eligible to receive an annual performance bonus of a target amount equal up to 50% of her base salary, based upon certain profitability or other financial objectives of the Company, business initiatives and other criteria to be determined by the Board, with such bonus subject to review and adjustment by the Board. Following the Business Combination, TriSalus approved an increase of Ms. Szela’s annual base salary to $600,000 and a revised post-merger target bonus of 55% of her base salary. Ms. Szela is also eligible to participate in TriSalus’ benefit plans generally available to similarly situated employees.
Ms. Szela is entitled to certain severance benefits as described below in “— Potential Payments Upon Termination or Change in Control.”
Jennifer Stevens
In November 2022, TriSalus entered into an executive employment agreement with Ms. Stevens. Pursuant to the executive employment agreement, Ms. Stevens’s annual base salary was $400,010 and she was eligible to receive an annual performance bonus of a target amount equal to up to 55% of her base salary, based upon certain profitability or other financial objectives of the Company, business initiatives and other criteria to be determined by the Board, with such bonus subject to review and adjustment by the Board. Following the Business Combination, TriSalus approved an increase of Ms. Stevens’ annual base salary to $412,000 and a revised post-merger target bonus of 40% of her base salary. Ms. Stevens is also eligible to participate in TriSalus’ benefit plans generally available to similarly situated employees.
Ms. Stevens is entitled to certain severance benefits as described below in “— Potential Payments Upon Termination or Change in Control.”
Steven Katz
In November 2022, TriSalus entered into an amended and restated executive employment agreement with Dr. Katz. Pursuant to the amended and restated executive employment agreement, Dr. Katz’s annual base salary was $469,125 and he was eligible to receive an annual performance bonus of a target amount equal to up to 50% of his base salary, based upon certain profitability or other financial objectives of the Company, business initiatives and other criteria to be determined by the Board, with such bonus subject to review and adjustment by the Board. Following the Business Combination, TriSalus approved an increase of Dr. Katz’s annual base salary to $515,000 and his post-merger target bonus remained at 50% of his base salary. Dr. Katz is also eligible to participate in TriSalus’ benefit plans generally available to similarly situated employees.

Dr. Katz’s executive employment agreement also provides that he is eligible for two cash payments of $500,000 each, which are payable upon achievement of certain corporate milestones.
Dr. Katz is entitled to certain severance benefits as described below in “— Potential Payments Upon Termination or Change in Control.”
Potential Payments Upon Termination or Change in Control
Each of Ms. Szela, Ms. Stevens and Dr. Katz are entitled to the following severance benefits under their employment agreements if their employment is terminated by TriSalus pursuant to a “Discharge Without Cause” (as such term is defined in each of their respective employment agreements), and provided such executive officer timely executes and does not revoke a release of claims in TriSalus’ favor: (a) continuing payments of the executive’s then-current annual base salary for 12 months for both Ms. Szela and Dr. Katz and six months for Ms. Stevens, (b) any accrued obligations, which include accrued but unpaid salary through the date of termination, unreimbursed expenses, and benefits owed to such executive officer under retirement or health plans in which such executive officer was a participant (“Accrued Benefits”), and (c) if Ms. Szela’s, Ms. Stevens’s or Dr. Katz’s “Discharge Without Cause” occurs in the fourth calendar quarter of a year and the Company achieves it financial objectives on which such executive’s bonus for that year is based, such executive would also be entitled to a pro-rata annual bonus for such year.
If Ms. Szela, Ms. Stevens or Dr. Katz experiences a “Resignation For Good Reason” (as such term is defined in each of their respective employment agreements), and provided such executive officer timely executes and does not revoke a release of claims in TriSalus’ favor, the executive is entitled to: (a) continuing payments of the executive’s then-current annual base salary for 12 months for both Ms. Szela and Dr. Katz and six months for Ms. Stevens, (b) the Accrued Benefits, and (c) if such termination is in the fourth calendar quarter of a year and the Company achieves it financial objectives on which such executive’s bonus for that year is based, such executive would also be entitled to a pro-rata annual bonus for such year.
In addition to the foregoing, Dr. Katz is also entitled to receive an applicable Milestone Payment(s) if he experiences a “Discharge Without Cause” or a “Resignation For Good Reason” within 60 days of the achievement of the applicable qualifying milestone or milestones.
Alternatively, if Ms. Szela, Ms. Stevens or Dr. Katz experiences a “Discharge Without Cause” or a “Resignation For Good Reason” within the one-year period following a “Change in Control” (as such term is defined in each of their respective employment agreements) and provided each executive officer timely executes and does not revoke a release of claims in TriSalus’ favor, they will instead be entitled to a lump sum payment equal to: (a) 12 months of their annual base salary, (b) their annual bonus for the year of termination, assuming performance was met at the “target” level, and (c) the cost of one year of continued medical, dental and vision benefits. Additionally, if Ms. Szela’s, Ms. Stevens’s and Dr. Katz’s stock options and other non-performance based equity incentives remain unvested at the time of termination, they shall vest in full and become immediately exercisable when the release of claims is effective and becomes irrevocable.
2023 Plan
In June 2023 our Board adopted and in August 2023 our stockholders approved the 2023 Plan. The 2023 Plan became effective immediately upon the Closing. A summary description of the material features of the 2023 Plan is set forth below. This summary is not a complete description of all provisions of the 2023 Plan and is qualified in its entirety by reference to the 2023 Plan, the form of which is attached as an exhibit to the registration statement of which this prospectus forms a part and incorporated by reference in its entirety.
Eligibility.   Any individual who is our employee or any of our affiliates, or any person who provides services to us or our affiliates, including members of our Board, is eligible to receive awards under the 2023 Plan at the discretion of the plan administrator.
Awards.   The 2023 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares.   Initially, the maximum number of shares of Common Stock that may be issued under the 2023 Plan will not exceed a number of shares of Common Stock equal to the product of (i) 12%, multiplied by (ii) the total number of shares of the Fully Diluted Common Stock determined as of immediately following the Closing (the “Share Reserve”). The TriSalus Options assumed as part of the Business Combination and converted into options to purchase shares of Common Stock are not counted in the Share Reserve. In addition, the Share Reserve will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2024, and ending on January 1, 2033, in an amount equal to (1) five percent (5%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year, or (2) a lesser number of shares of Common Stock determined by our Board prior to January 1 of a given year. The maximum number of shares of Common Stock that may be issued on the exercise of ISOs under the 2023 Plan is equal to 300% of the initial Share Reserve.
Shares subject to stock awards granted under the 2023 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the Share Reserve. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the Share Reserve. If any shares of Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (1) because of the failure to meet a contingency or vest, (2) to satisfy the exercise, strike or purchase price of an award, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert back to the Share Reserve and will again become available for issuance under the 2023 Plan.
Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid to any non-employee director with respect to any period commencing on the date of our Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of our Annual Meeting of Stockholders for the next subsequent year, including awards granted under the 2023 Plan and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to our Board during such annual period, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.
Plan Administration.   Our Board, or a duly authorized committee thereof, administers the 2023 Plan and is referred to as the “plan administrator” herein. Our Board may also delegate to one or more of our officers the authority to, among other things, (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2023 Plan, the Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and exercise price, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award, subject to the limitations of the 2023 Plan.
Under the 2023 Plan, the Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.
Stock Options.   ISOs and NSOs are granted under stock option agreements approved by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2023 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of a share of Common Stock on the date of grant. Options granted under the 2023 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the participant may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary of the participant may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases due to disability, the participant may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
The plan administrator will determine the manner of payment of the exercise of a stock option, which may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Common Stock previously owned by the participant, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of our Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements approved by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock units awards, including vesting and forfeiture terms, as well as the manner of settlement, which may be by cash, delivery of shares of Common Stock, a combination of cash and shares of Common Stock, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards.   Restricted stock awards are granted under restricted stock award agreements approved by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may reacquire any or all of the shares of Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.
Stock Appreciation Rights.   Stock appreciation rights are granted under stock appreciation right agreements approved by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which cannot be less than 100% of the fair market value of our Common Stock on the date of grant. A stock appreciation right granted under the 2023 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service.

This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards.   The 2023 Plan permits the plan administrator to grant performance awards, which may be settled in stock, cash or other property. Performance awards may be structured so that the stock, cash or a combination of stock and cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period as determined by the plan administrator. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
Other Stock Awards.   The plan administrator may grant other awards based in whole or in part by reference to the Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure.   In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2023 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards, and (5) the performance goals of any award if the change in the capital structure affects such goals.
Corporate Transactions.   The following applies to stock awards under the 2023 Plan in the event of a Corporate Transaction (as defined in the 2023 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates.
In the event of a Corporate Transaction, stock awards outstanding under the 2023 Plan may be assumed or continued, or substitute awards may be issued, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to our successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or issue substitute awards for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the Corporate Transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level unless otherwise provided in the award agreement) to a date prior to the effective time of the Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the Corporate Transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a Corporate Transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the holder would have received upon the exercise of the award (including, at the discretion of the plan administrator, any unvested portion of such award), over (ii) any per share exercise price payable by such holder, if applicable, provided that the plan administrator may also determine that the payment to be made to the holder with respect to such award shall be made in the same form, at the same time and subject to the same conditions as the payments to be made to our stockholders in connection with the Corporate Transaction to the extent permitted by Section 409A of the Code. If the amount so determined for any award is $0, then such award shall be automatically cancelled at the effective time for no consideration.
Change in Control.   Awards granted under the 2023 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in the 2023 Plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.
Transferability.   A participant may not transfer stock awards under the 2023 Plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2023 Plan.
Recoupment.   Awards granted under the 2023 Plan are subject to recoupment in accordance with any clawback policy adopted by our Board.
Plan Amendment or Termination.   Our Board has the authority to amend, suspend, or terminate the 2023 Plan at any time, provided that such action does not materially impair (within the meaning of the 2023 Plan) the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date that the Board adopts the 2023 Plan. No stock awards may be granted under the 2023 Plan while it is suspended or after it is terminated.
ESPP
In June 2023 our Board adopted and in August 2023 our stockholders approved the ESPP. The ESPP became effective immediately upon the Closing. A summary description of the material features of the ESPP is set forth below. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, the form of which is attached as an exhibit to the registration statement of which this prospectus forms a part and incorporated by reference in its entirety.
The purpose of the ESPP is to provide a means by which our eligible employees and certain designated companies may be given an opportunity to purchase shares of Common Stock, to assist us in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success. The ESPP includes two components: a 423 Component and a Non-423 Component. We intend that the share purchase rights under the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. The share purchase rights under the Non-423 Component will not qualify as options that are subject to Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Share Reserve.   The maximum number of shares of Common Stock that may be issued under the ESPP will not exceed the number of shares of Common Stock equal to three percent (3%) of the Fully Diluted Common Stock (as defined in the ESPP) determined as of immediately following the closing of the Business Combination. This number is referred to herein as the “Initial Share Reserve”, subject to adjustment for specified changes in our capitalization. Additionally, the number of shares of Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2024, and continuing through and including January 1, 2033, by an amount equal to the lesser of (x) two percent (2%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year, and (y) 200% of the Initial Share Reserve. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares. Shares issuable under the ESPP may be shares of authorized but unissued or reacquired Common Stock, including shares purchased by us on the open market. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.
Administration.   Our Board, or a duly authorized committee thereof, administers the ESPP.

Eligibility.   Our employees and the employees of any of our designated affiliates, are eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees.
An employee may not be granted rights to purchase stock under the 423 Component of the ESPP (a) if such employee immediately after the grant would own stock (including stock issuable upon exercise of all such employee’s purchase rights) possessing 5% or more of the total combined voting power or value of all classes of Common Stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Common Stock for each calendar year that the rights remain outstanding. The Board may approve different eligibility rules for the Non-423 Component.
Offerings.   The 423 Component of the ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings under the 423 Component with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. For the Non-423 Component, the administrator may specify offerings, and purchase periods within each offering, as determined by the administrator. Each offering will have one or more purchase dates on which shares of Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the other terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Common Stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Common Stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions.   The ESPP permits participants to purchase shares of Common Stock through payroll deductions, subject to such limitations as the administrator specifies. The administrator may limit a participant’s payroll deductions to a certain percentage or amount of pay, or by limiting the number of shares that may be purchased during the offering.
Purchase Price.   Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lesser of the fair market value of Common Stock on the first day of an offering or on the applicable date of purchase.
Withdrawal.   Participants may withdraw from an offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, we will distribute to the employee such employee’s accumulated but unused contributions without interest (unless otherwise required by law), and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment.   A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, we will distribute to the participant such participant’s accumulated but unused contributions, without interest (unless otherwise required by law).
Corporate Transactions.   In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination.   The Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by our Board in accordance with the terms of the ESPP.
2009 Plan
The 2009 Plan was originally adopted by the TriSalus Board in July 2009 and last approved by the stockholders of TriSalus on July 19, 2022. Immediately prior to the Business Combination, the 2009 Plan was terminated, and no further grants may be made under the 2009 Plan. Any awards granted under the 2009 Plan remain subject to the terms of the 2009 Plan and the applicable award agreement.
Awards.   The 2009 Plan provided for the grant of ISOs, NSOs, restricted stock, restricted stock units, and stock appreciation rights to TriSalus’ employees, directors, and consultants who provided services to TriSalus.
Authorized Shares.   Subject to certain capitalization adjustments, as of December 31, 2022, the aggregate number of Shares of Common Stock that may be issued pursuant to non-qualified stock awards under the 2009 Plan was 12,020,875 shares. The maximum number of shares of TriSalus Common Stock that could be issued pursuant to the exercise of ISOs under the 2009 Plan was 55,583,282 shares.
Plan Administration.   A committee designated by the Board, or if no such committee is designated by the Board, the Board, referred to herein as the plan administrator, administers the 2009 Plan. The plan administrator has the authority to construe and interpret the terms of the 2009 Plan and awards granted under it.
Stock Options.   As of December 31, 2022, options to purchase 67,604,157 shares of TriSalus Common Stock were outstanding under the 2009 Plan. ISOs and NSOs were granted under stock option agreements adopted by the administrator. The administrator determined the exercise price for stock options, within the terms and conditions of the 2009 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of TriSalus Common Stock on the date of grant. Options granted under the 2009 Plan vested at the rate specified in the stock option agreement as determined by the administrator. The standard form of option award agreement under the 2009 Plan provided that options would vest 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of TriSalus Common Stock with respect to ISOs that were exercisable for the first time by an option holder during any calendar year under all of TriSalus’ stock plans could not exceed $100,000. Options or portions thereof that exceed such limit would generally be treated as NSOs. No ISO could be granted to any person who, at the time of the grant, owned or were deemed to own stock possessing more than 10% of TriSalus’ total combined voting power or that of any of its affiliates unless (i) the option exercise price was at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO did not exceed five years from the date of grant.
Changes to Capital Structure.   In the event there was a specified type of change in TriSalus’ capital structure, such as a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase, or exchange of shares, appropriate adjustments would be made to the number and class of shares that may be delivered under the 2009 Plan and/or number, class, and the exercise price of shares covered by each outstanding award.

Merger or Change in Control.   The 2009 Plan provided that in the event of a merger or change in control awards would be treated as the administrator determines, and the administrator could take one or more of the following actions with respect to such awards:
•
arrange for the assumption or substitution of an award by a surviving or acquiring corporation;

•
terminate the awards;

•
accelerate the vesting of the award and, to the extent the administrator determines, provide for termination if not exercised (if applicable) at or before the effective time of the merger or change in control; or

•
terminate the award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction or the replacement of such award with other rights or property selected by the administrator in its sole discretion.

The administrator would not be obligated to treat all awards or portions of awards in the same manner and would not be obligated to treat all participants in the same manner.
In the event that the successor corporation did not assume or substitute for the award, the participant would fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not have otherwise been vested or exercisable, all restrictions on restricted stock and restricted stock units would lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right was not assumed or substituted in the event of a merger or change in control, the administrator would notify the participant in writing or electronically that the option or stock appreciation right would be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right would terminate upon the expiration of such period.
Under the 2009 Plan, a change in control means the occurrence of any of the following events: (i) a change in ownership of TriSalus, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of the stock of TriSalus that constitutes more than 50% of the total voting power of the stock of TriSalus, except that any changes in the ownership of the stock of TriSalus as a result of a private financing of TriSalus that is approved by the Board will not be considered a change in control, (ii) a change in the effective control of TriSalus, which occurs on the date the majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of members of the Board prior to the date of the appointment or election, or (iii) a change in the ownership of a substantial portion of TriSalus’ assets, which occurs on the date that any person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person) assets from TriSalus that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of TriSalus immediately prior to such acquisition.
Plan Amendment or Termination.   The Board had the authority to amend, alter, suspend, or terminate the 2009 Plan, provided that such action did not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also required the approval of TriSalus stockholders. No stock awards could be granted under the 2009 Plan while it was suspended or after its termination and no further awards will be made under the 2009 Plan following the Closing of the Business Combination.
2022 Director Compensation Table
The following table sets forth information concerning the compensation of TriSalus’ directors for fiscal year 2022. Ms. Szela, our Chief Executive Officer, did not receive additional compensation for her service as a director in fiscal year 2022, and therefore is not included in the Director Compensation table below. All compensation paid to Ms. Szela is reported above in the “Summary Compensation Table.”

Name	Cash	Option Awards ($)(1)	All Other Compensation	Total ($)
Simone Song	$40,000	$10,172	$—	$50,172
John L. Tullis	$50,000	$10,172	$—	$60,172
Gene McGrevin	$40,000	$10,172	$—	$50,172
Kerry Hicks	$42,500	$10,172	$—	$57,132
Diane Parks	$40,000	$8,137	$—	$48,137
Anil Singhal	$30,000	$10,172	$—	$40,172
Mats Wahlström	$150,000	$78,056	$—	$228,056
Sean Murphy	$47,500	$122,067(2)	$207,462(3)	$377,029(3)

(1)
This column reflects the aggregate grant date fair value of the stock options granted to the directors during fiscal year 2022. The aggregate grant date fair value is computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our financial statements and related notes appearing at the end of this prospectus. In accordance with ASC Topic 718, recognition of compensation expense was deferred until the Closing of the Business Combination. This amount does not reflect the actual economic value that may be realized by the director.

(2)
Consists of option awards granted to Mr. Murphy for his service as (i) a director, with an aggregate grant date fair value $10,172 and (ii) as the Chief Financial Officer of TriSalus, with an aggregate grant date fair value of $111,895.

(3)
The amount shown reflects Mr. Murphy’s compensation for serving as the Chief Financial Officer of TriSalus since July 2022.

TriSalus’ policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending Board and committee meetings or performing other services in their capacities as directors.
The table below shows shares underlying options that are vested and unvested for each director who was serving, and held outstanding equity awards, as of December 31, 2022. Ms. Szela, our Chief Executive Officer, did not receive equity awards for her service as a director in fiscal year 2022, and therefore is not included in the table below.
Name	Shares Underlying Options Outstanding (Vested) at Fiscal Year End	Shares Underlying Options Outstanding (Unvested) at Fiscal Year End
Simone Song	6,406	12,874
John L. Tullis	6,406	12,874
Gene McGrevin	6,406	12,874
Kerry Hicks	6,148	18,075
Diane Parks	8,986	8,317
Anil Singhal	8,518	10,763
Mats Wahlström	34,801	101,151
Sean Murphy	4,274	136,621(1)

(1)
Includes 123,593 shares granted in an incentive stock option when Mr. Murphy accepted the role of Chief Financial Officer in July 2022.

Historically, TriSalus did not have a formalized non-employee director compensation program; however, it granted certain of non-employee directors equity awards upon commencement of service and for fiscal years 2021 and 2022. It also compensated non-employee directors in cash for their board service and service on committees. The stock options awarded to directors generally had a percentage that vested upon grant, with the remaining shares vesting over four years, subject to continued service, and accelerated vesting upon a change of control (as defined in the grant agreement).
On January 19, 2022, TriSalus granted to each of Ms. Song, Mr. Tullis, Mr. McGrevin, Mr. Hicks, Mr. Singhal, and Mr. Murphy an option to purchase 12,359 shares of TriSalus Common Stock, and to Ms. Parks an option to purchase 9,887 shares of TriSalus Common Stock, each at an exercise price of $2.43 per share. One-forty eighth (1/48th) of the shares underlying their respective option vest each month following the vesting commencement date on the same day of the month as the vesting commencement date. On July 13, 2022, TriSalus granted to Mr. Hicks an option to purchase 4,943 shares of TriSalus Common Stock, to Mr. Wahlström an option to purchase 86,514 shares of TriSalus Common Stock, and to Mr. Murphy an option to purchase 123,592 shares of TriSalus Common Stock, each at an exercise price of $2.43 per share. Twenty-five percent (25%) of the shares underlying their respective option vest one year following the vesting commencement date on the same day of the year, and one-thirty sixth (1/36th) of the remainder of the shares subject to this option vest each month following the vesting commencement date.
Post-Closing Director Compensation
In connection with the Business Combination, the Board approved a non-employee director compensation policy consisting of annual cash retainers of $50,000 for each non-employee director and an additional $30,000 for the chairperson of the Board; an additional $20,000 and $7,500 for the chairperson and each other member of the audit committee of the Board, respectively; an additional $15,000 and $7,500 for the chairperson and each other member of the compensation committee of the Board, respectively; an additional $15,000 and $7,500 for the chairperson and each other member of the nominating and corporate governance committee of the Board, respectively; and an additional $25,000 and $7,500 for the chairperson and each other member of the science and technology committee of the Board, respectively.
The policy also provides for an initial grant of a stock option for 35,000 shares on the date an eligible director is first elected or appointed to the Board and an annual stock option grant for 15,000 shares on the date of each annual stockholder meeting for each eligible director who continues to serve as a non-employee member of the Board as of such date. The directors also received a one-time stock option grant for 35,000 shares immediately following the Closing of the Business Combination, pursuant to the Non-Employee Director Policy.
Emerging Growth Company Status
As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our chief executive officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and is entitled to take advantage of certain other “scaled” disclosure rules, such as only being required to report the compensation of three named executive officers rather than five.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than the compensation arrangements for TriSalus’ directors and executive officers, which are described in the section titled “Executive Compensation,” below is a description of transactions since January 1, 2021 to which TriSalus was a party, in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of TriSalus’ directors, executive officers or holders of more than 5% of TriSalus’ capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

MTAC’s Transactions and Agreements
Founder Shares
On September 11, 2020, the Sponsor purchased 5,750,000 shares of Class B common stock for an aggregate purchase price of $25,000 to cover certain offering and formation costs. In December 2020, we effected a stock dividend of 0.1 shares for each share of Class B common stock outstanding, resulting in 6,325,000 Founder Shares outstanding. As a result of the partial over-allotment exercised by the underwriters in the IPO, 75,000 shares of Class B common stock were forfeited, and no shares of Class B common stock remain subject to forfeiture, except as provided in the Sponsor Support Agreement.
The Sponsor has agreed that, subject to certain limited exceptions, the Founder Shares will not be sold, pledged, or otherwise disposed until the earlier of (i) twelve months after the Closing Date or (ii) the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.
On June 26, 2023, the Sponsor elected to convert 6,249,999 shares of Class B common stock into 6,249,999 shares of Class A common stock, leaving the Sponsor with 1 remaining Founder Share as Class B common stock.
On August 10, 2023, in connection with the Closing of the Business Combination, the Sponsor forfeited 2,187,500 of its Founder Shares pursuant to the terms of the Sponsor Support Agreement.
Private Placement Warrants
Simultaneously with the closing of the MTAC IPO, the Sponsor purchased an aggregate of 4,933,333 Private Placement Warrants at a price of $1.50 per whole warrant, for an aggregate purchase price of $7,400,000. Each Private Placement Warrant entitles the holder to purchase one share of Common Stock at $11.50 per share, subject to adjustment. The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants, so long as they are held by the Sponsor, the underwriters or their permitted transferees: (i) will not be redeemable by us; (ii) may not (including the Common Stock issuable upon exercise of the Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders thereof until 30 days after the Closing Date; (iii) may be exercised by the holders thereof on a cashless basis; and (iv) will be entitled to registration rights.
Promissory Notes — Related Party
On December 30, 2021, we issued an unsecured promissory note to the Sponsor (as amended, the “2021 Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $544,000. The 2021 Promissory Note was non-interest bearing. On December 2, 2022, the 2021 Promissory Note was amended to clarify that no amount shall be due under the note if a business combination is not consummated on or before the outside date to consummate a business combination pursuant to the Existing Charter.
On January 28, 2022, we issued an unsecured promissory note to the Sponsor (as amended, the “January 2022 Promissory Note”) in principal amount of up to $400,000. The January 2022 Promissory Note was non-interest bearing. On December 2, 2022, the January 2022 Promissory Note was amended to clarify that no amount shall be due under the note if a business combination is not consummated on or before the outside date to consummate a business combination pursuant to the Existing Charter.
On May 24, 2022, we issued a promissory note in the principal amount of up to $1,500,000 to the Sponsor for working capital requirements and payment of certain expenses in connection with a potential business combination transaction (the “Convertible Sponsor Note”). The Convertible Sponsor Note was non-interest bearing and became payable on the date of the Closing of the Business Combination. At any time prior to payment in full of the principal balance of the Convertible Sponsor Note, the Sponsor was permitted to elect to convert all or any portion of the unpaid principal balance into that number of warrants, each exercisable for one share of Common Stock (the “Conversion Warrants”), equal to: (x) the portion of the principal amount of the Convertible Sponsor Note being converted, divided by (y) $1.50, rounded up to the nearest whole number of warrants. Each Conversion Warrant entitles the holder to purchase one share of Common Stock at $11.50 per share, subject to adjustment. The Conversion Warrants and their underlying securities are entitled to certain demand and piggyback registration rights as set forth in the Convertible Sponsor Note. On August 10, 2023, the Convertible Sponsor Note was converted into 1,000,000 Conversion Warrants.
On December 16, 2022, we issued an unsecured promissory note to the Sponsor (the “December 2022 Promissory Note”, together with the 2021 Promissory Note and the January 2022 Promissory Note, the “Sponsor Promissory Notes.”) in principal amount of up to $1,000,000. The December 2022 Promissory Note was non-interest bearing. At the Closing of the Business Combination, we repaid the Sponsor Promissory Notes out of the proceeds of the Trust Account released to us (subject to the MTAC Transaction Expenses Cap (as defined in the Merger Agreement)).
Working Capital Loans
In order to fund working capital deficiencies or finance transaction costs in connection with negotiating and consummating an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors loaned to us additional funds as may be required (“Working Capital Loans”). At the Closing of the Business Combination, we repaid the Working Capital Loans out of the proceeds of the Trust Account released to us (subject to the MTAC Transaction Expenses Cap).
Promissory Notes — Related Party Extension Loans
At the special meeting of MTAC stockholders held on December 12, 2022 (the “First Extension Meeting”), the stockholders approved an amendment to MTAC’s then-current charter (the ‘‘First Extension Amendment”), which extended the date by which MTAC was required to (i) consummate an initial business combination or (ii) dissolve and liquidate, from December 22, 2022 to June 22, 2023. In connection with the First Extension Amendment, the Sponsor agreed to, among other things, deposit, or cause the deposit of, $0.04 for each of the 1,953,422 public shares that were not redeemed in connection with the First Extension Meeting, for a monthly contribution into the Trust Account of $78,136.88 and an aggregate contribution of $468,821.28.
At the special meeting of MTAC stockholders held on June 12, 2023 (the ‘‘Second Extension Meeting’’), the stockholders approved an amendment to MTAC’s then-current charter (the ‘‘Second Extension Amendment’’), which extended the date by which MTAC was required to (i) consummate an initial business combination or (ii) dissolve and liquidate, from June 22, 2023 to September 22, 2023. In connection with the Second Extension Amendment, the Sponsor agreed to, among other things, deposit, or cause the deposit of, $0.04 for each of the 1,144,794 public shares that were not redeemed in connection with the Second Extension Meeting, for a monthly contribution into the Trust Account of $45,791.76 and an aggregate contribution of $91,583.52.
Pursuant to the Merger Agreement, Legacy TriSalus agreed to pay for, as a transaction expense and not as a loan, 50% of the Sponsors contributions into the Trust Account until the earliest to occur of (i) the Closing and (ii) the valid termination of the Merger Agreement.
When we completed the Business Combination, we repaid the Sponsor Notes (representing the Sponsor’s allocable 50% portion of the contributions into the Trust Account) out of the proceeds of the Trust Account released to us (subject, in the case of the Business Combination, to the MTAC Transaction Expenses Cap).

Sponsor Support Agreement
In connection with the execution of the Merger Agreement, on November 11, 2022, we, the Sponsor, and Legacy TriSalus entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor agreed, among other things, to (i) vote or cause to be voted (or express consent or dissent in writing, as applicable) all its shares of Common Stock that were entitled to vote to approve and adopt the Merger Agreement and the Business Combination and (ii) to forfeit 2,187,500 of its shares of Common Stock (which represented 35% of the shares of Common Stock held by Sponsor as of November 11, 2022). The Sponsor Support Agreement also provides that 3,125,000 of the shares of Common Stock held by Sponsor immediately after the Closing are subject to vesting and potential forfeiture if certain share price-based triggering events are not achieved prior to August 10, 2028.
Lock-up Agreements
In connection with the execution of the Merger Agreement, certain Legacy TriSalus stockholders entered into lockup agreements with us, pursuant to which such stockholders agreed, subject to certain customary exceptions, to not transfer any shares of Common Stock held by them prior to the earliest of (x) the date that is 365 days after the Closing Date, (y) the date following the Closing Date on which the last sales price of Common Stock equals or exceeds $12.00 per share, subject to adjustment as provided therein, for any 20 trading days within any 30-consecutive-day trading period commencing at least 150 days after the Closing Date, and (z) the date following the Closing Date on which the Company consummates a liquidation, merger, tender offer, or similar transaction resulting in all of its stockholders having the right to exchange their shares of Common Stock for cash, securities, or other property. The Sponsor is subject to a lockup on substantially similar terms pursuant to the terms of a letter agreement with the Company.
Subscription Agreements
On June 7, 2023 and July 4, 2023, MTAC and the Preferred Stock PIPE Investors entered into the Subscription Agreements pursuant to, and on the terms and subject to the conditions of which, the Preferred Stock PIPE Investors have collectively subscribed for and agreed to purchase in private placements an aggregate of 4,015,002 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $40,150,020. Leonard Capital LLC (“Leonard Capital”), an affiliate of Mr. Wahlström, the chairman of the Board, subscribed to purchase 50,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. In addition, Frankenius Equity AB (“Frankenius”), a 10% or greater holder of our current company, subscribed to purchase 230,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment.
Backstop Letter Agreement
On June 7, 2023, Sponsor and we entered into the Backstop Letter Agreement, pursuant to which the Sponsor agreed that, to the extent that the Sponsor’s members, or their respective affiliates, related parties or designees, did not collectively subscribed to purchase an aggregate of $2 million worth of Series A Convertible Preferred Stock (excluding for such purposes, the subscriptions to purchase $3 million of Series A Convertible Preferred Stock by certain members of the Sponsor pursuant to those Initial Subscription Agreements executed on June 7, 2023 and described above) (any such shortfall, the “Sponsor Commitment Amount”), the Sponsor shall execute and deliver to us a Subscription Agreement providing for a subscription by the Sponsor in an amount equal to the Sponsor Commitment Amount to purchase shares of Series A Convertible Preferred Stock on the same terms and conditions as the other Preferred Stock PIPE Investors who have executed Subscription Agreements as of such date. On July 4, 2023, we and the Sponsor formalized the termination of the Backstop Letter Agreement in a letter agreement to confirm that the Backstop Letter Agreement terminated in accordance with its terms as an additional $2 million of Series A Convertible Preferred Stock were collectively subscribed for by Sponsor’s members and their respective affiliates, related parties and designees pursuant to the Additional Subscription Agreements executed on such date.
Placement Agent Services from Ceros
We engaged Ceros, an SEC registered broker/dealer and FINRA member firm, to act as our placement agent for the noninstitutional equity financing component of the Future PIPE Investment that resulted in our entry into the Subscription Agreements as part of the Preferred Stock PIPE Investment. Christopher Dewey, our former Chief Executive Officer and director, as well as a Managing Member of the Sponsor, is a Managing Director of Ceros. In consideration for its services as placement agent, Ceros received a fee from the Sponsor equal to 10% of the gross proceeds received by us in the Preferred Stock PIPE Investment (excluding amounts raised from stockholders or members of the Company, the Sponsor, Legacy TriSalus, or their affiliates and certain designees) plus expense reimbursement. As part of the engagement, the Sponsor paid the entirety of such placement agent fees and Ceros has agreed that we shall not be responsible or liable for any portion of such payment. Ceros’ placement agent fees were contingent upon the completion of the Preferred Stock PIPE Investment, which closed in connection with the Business Combination.
Legacy TriSalus’ Transactions and Agreements
Note Financings
In multiple closings during March, May and June 2020, Legacy TriSalus sold $10 million in aggregate principal amount of its convertible promissory notes, increasing the aggregate principal amount of convertible notes to be issued and sold in the offering to $30 million from $20 million approved previously in 2018 and 2019. Purchasers of the notes included: Frankenius, in the aggregate principal amount of $2.5 million; Gene McGrevin, a principal stockholder of Legacy and current TriSalus and a former member of the Legacy TriSalus board of directors, in the aggregate principal amount of $1.5 million; Leonard Capital in the amount of $0.3 million; HW Investment Partners, LLC, a principal stockholder of Legacy TriSalus and an affiliate of (i) Mr. Wahlström and (ii) Kerry Hicks, a member of the Legacy TriSalus and our current board of directors, in the aggregate principal amount of $1.4 million (“HW Investment”); KMG TriSalus Investments LLC, an affiliate of Mr. Wahlström, in the aggregate amount of $2.0 million; and Mr. Hicks, in the amount of $1.1 million. The convertible securities accrued interest at an annual rate of 8.0%. In March 2021, the principal amount of the convertible securities, including accrued interest, was exchanged for shares of Legacy TriSalus series B preferred stock at a purchase price of $0.30 per share in connection with the financings described below under “— Series B Preferred Stock Financing.”
In multiple closing during July and August 2020, pursuant to note subscription agreements, Legacy TriSalus issued and sold to certain investors convertible promissory notes having an aggregate principal amount of up to $15 million and warrants (collectively, the “Summer 2020 Notes”). Purchasers of the notes included: Frankenius, in the aggregate principal amount of $2.0 million; Messrs. McGrevin and Hicks in the aggregate principal amount of $1.0 million and $2.4 million, respectively; Mary Szela, Legacy TriSalus’ and our current Chief Executive Officer and President, in the aggregate principal amount of $0.4 million; Leonard Capital in the aggregate principal amount of $2.2 million; and Lord Alpha Investments Limited (“Ori Capital”), a principal stockholder of Legacy TriSalus affiliated with Simone Song, a member of the Legacy TriSalus board of directors, in the aggregate principal amount of $5.0 million. The convertible securities accrued interest at an annual rate of 8.0%. In March 2021, the principal amount of the convertible securities, including accrued interest, was exchanged for shares of Legacy TriSalus series B preferred stock at a purchase price of $0.30 per share in connection with the financings described below under “— Series B Preferred Stock Financing.”
In October and December 2020, Legacy TriSalus amended the Summer 2020 Notes to increase the aggregate principal amount of convertible securities to up to $16 million. In multiple closings, Legacy TriSalus sold convertible promissory notes and warrants to certain purchasers, including: Bryan Cox, one of Legacy TriSalus’ and our current executive officers, in the aggregate principal amount of $35,000; Ms. Szela in the aggregate principal amount of $146,000; and HW Investment in the aggregate principal amount of $0.5 million. The convertible securities accrued interest at an annual rate of 8.0%. In March 2021, the principal amount of the convertible securities, including accrued interest, was exchanged for shares of Legacy TriSalus series B preferred stock at a purchase price of $0.30 per share in connection with the financings described below under “— Series B Preferred Stock Financing.”

Series B Preferred Stock Financing
In March 2021, with subsequent closings through July 2021, Legacy TriSalus entered into a Stock Purchase Agreement, as amended, with a group of investors (the “Series B SPA”) pursuant to which it issued and sold an aggregate of 2,648,349 shares of its series B preferred stock (the “Series B Stock”) to such investors at a purchase price of $12.14 per share, for aggregate gross proceeds of approximately $32.1 million (the “Series B Financing”). In connection with the Series B Financing, the aggregate value of principal and interest of all then outstanding notes were converted into shares of Series B Stock.
Pursuant to the Series B SPA, Legacy TriSalus issued and sold to Frankenius an aggregate of 700,358 shares of Series B Stock, resulting in aggregate gross proceeds of approximately $8.5 million to Legacy TriSalus.
Pursuant to the Series B SPA, Legacy TriSalus issued and sold shares to various entities associated with Mr. Wahlström, including 123,592 shares of Series B Stock to Leonard Capital and an aggregate of 416,097 shares of Series B Stock to HW Investment, a principal stockholder of Legacy TriSalus and an affiliate of (i) Mr. Wahlström and (ii) Mr. Hicks, resulting in aggregate gross proceeds of approximately $6.6 million to Legacy TriSalus.
Pursuant to the Series B SPA, Legacy TriSalus issued and sold shares to various entities associated with Mr. McGrevin, including 82,395 shares of Series B Stock to the Eugene R McGrevin Roth Contributory IRA, resulting in aggregate gross proceeds of approximately $1.0 million to Legacy TriSalus.
Pursuant to the Series B SPA, Legacy TriSalus issued and sold to Steven Katz, one of its executive officers, 4,119 shares of Series B Stock, resulting in aggregate gross proceeds of approximately $50,000 to Legacy TriSalus.
Pursuant to the Series B SPA, Legacy TriSalus issued and sold shares to various entities associated with Mr. Hicks, including an aggregate of 416,097 shares of Series B Stock to HW Investment, resulting in aggregate gross proceeds of approximately $5.1 million to Legacy TriSalus.
Series B-1 Preferred Stock Financing
In September 2021, with subsequent closings through July 2022, Legacy TriSalus entered into a Stock Purchase Agreement, as amended, with a group of investors (the “Series B-1 SPA”) pursuant to which it issued and sold an aggregate of 1,659,672 shares of its series B-1 preferred stock (“Series B-1 Stock”) to such investors at a purchase price of $14.16 per share, for aggregate gross proceeds of approximately $23.5 million.
Pursuant to the Series B-1 SPA, Legacy TriSalus issued and sold to Frankenius 1,059,365 shares of Series B-1 Stock, resulting in aggregate gross proceeds of approximately $15.0 million to Legacy TriSalus.
Series B-2/B-3 Preferred Stock Financing
In October 2022, Legacy TriSalus entered into a Preferred Stock and Warrant Purchase Agreement (the “Series B-2/B-3 Purchase Agreement”) pursuant to which it issued and sold an aggregate of 706,243 shares of its series B-2 preferred shares (“Series B-2 Stock”) to investors at a purchase price of $14.16 per share, for aggregate gross proceeds of approximately $10 million. For each such share of Series B-2 Stock sold under the Series B-2/B-3 Purchase Agreement, Legacy TriSalus also issued a warrant to purchase four shares of its series B-3 preferred stock (“Series B-3 Stock”) for no additional consideration (for an aggregate of 2,824,974 warrants issued in connection with the initial issuance of Series B-2 Stock). The strike price of the warrants issued in the financing was $2.02 per share. The Series B-2/B-3 Purchase Agreement included, at the option of Legacy TriSalus, a second tranche for the sale of up to 518,854 shares of Series B-2 Stock for approximately $7.3 million (which could be increased up to an aggregate of 706,243 shares of Series B-2 Stock for approximately $10.0 million), with each such share of Series B-2 Stock accompanied by a warrant to purchase four shares of Series B-3 Stock at a strike price of $2.02 per share (warrants to purchase up to an aggregate of 2,824,974 shares of Series B-3 Stock may be issued in second tranche closings assuming the full $10.0 million is sold); and a third tranche, at the election of investors who participated in the second tranche, for the sale of up to 306,053 shares of Series B-2 Stock for approximately $4.3 million

(which could be increased up to an aggregate of 353,121 shares of Series B-2 Stock for approximately $5.0 million), with each such share of Series B-2 Stock accompanied by a warrant to purchase eight shares of Series B-3 Stock at a strike price of $2.02 per share (warrants to purchase up to an aggregate of 2,824,974 shares of Series B-3 Stock may be issued in the third tranche closing assuming the full $5.0 million is sold).
In March 2023, Legacy TriSalus effectuated two closings of the second tranche under the Series B-2/B-3 Purchase Agreement whereby (i) 207,541 shares of Series B-2 Stock and accompanying warrants to purchase 830,167 shares of Series B-3 Stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.9 million, and (ii) 17,656 shares of Series B-2 Stock and accompanying warrants to purchase 70,624 shares of Series B-3 Stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $0.2 million. The series B-2/B-3 preferred stock financing was deemed to be non-compensatory to the participating directors and officers because (i) the issuance was not associated to services, (ii) the participating directors and officers participated on the same terms as all parties, and (iii) the participating parties who were non-insiders (i.e., non-service providers) represented greater than 50% of the participation.
In June 2023, Legacy TriSalus effectuated two closings of the second tranche under the Series B-2/B-3 Purchase Agreement whereby (i) 257,779 shares of Series B-2 Stock and accompanying warrants to purchase 1,031,116 shares of Series B-3 Stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $3.7 million, and (ii) 165,967 shares of Series B-2 Stock and accompanying warrants to purchase 663,868 shares of Series B-3 Stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.3 million. The Series B-2/B-3 preferred stock financing was deemed to be non-compensatory to the participating directors and officers because (i) the issuance was not associated to services, (ii) the participating directors and officers participated on the same terms as all parties, and (iii) the participating parties who were non- insiders (i.e., non-service providers) represented greater than 50% of the participation.
Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to Frankenius an aggregate of 655,909 shares of Series B-2 Stock and warrants purchase 2,623,637 shares of Series B-3 Stock, resulting in aggregate gross proceeds of $9.3 million to Legacy TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold shares to various entities associated with Mr. Wahlström, one of its directors, including (i) 104,742 shares of Series B-2 Stock and warrants to purchase 418,970 shares of Series B-3 Stock to Leonard Capital and (ii) 109,470 shares of Series B-2 Stock and warrants to purchase 437,882 shares of Series B-3 Stock to HW Investment, resulting in aggregate gross proceeds of approximately $3.1 million to Legacy TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold shares to various entities associated with Mr. Hicks, including (i) 71,902 shares of Series B-2 Stock and warrants to purchase 287,608 shares of Series B-3 Stock to Mr. Hicks in his individual capacity and (ii) 109,470 shares of Series B-2 Stock and warrants to purchase 437,882 shares of Series B-3 Stock to HW Investment, resulting in aggregate gross proceeds of approximately $2.6 million to Legacy TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to various entities associated with Sean Murphy, one of its executive officers, including (i) 87,397 shares of Series B-2 Stock and warrants to purchase 349,590 shares of Series B-3 Stock to the Murphy Family Trust 2012 and (ii) 17,656 shares of Series B-2 Stock and warrants to purchase 70,624 shares of Series B-3 Stock to the Sean E Murphy TTEE U/A 2/4/2004, resulting in aggregate gross proceeds of approximately $1.5 million to Legacy TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to Ms. Szela, one of its executive officers, 32,116 shares of Series B-2 Stock and warrants to purchase 128,466 shares of Series B-3 Stock, resulting in aggregate gross proceeds of approximately $454,754 to Legacy TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to Mr. McGrevin 33,490 shares of Series B-2 Stock and warrants to purchase 133,961 shares of Series B-3 Stock, resulting in aggregate gross proceeds of approximately $474,205 to Legacy TriSalus.

Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to Dr. Katz, one of its executive officers, 2,411 shares of Series B-2 Stock and warrants to purchase 9,645 shares of Series B-3 Stock, resulting in aggregate gross proceeds of $34,143 to Legacy TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to Dr. Cox, one of its executive officers, 1,674 shares of Series B-2 Stock and warrants to purchase 6,698 shares of Series B-3 Stock, resulting in aggregate gross proceeds of $23,710 to Legacy TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, Legacy TriSalus issued and sold to Richard Marshak, one of its executive officers, 1,674 shares of Series B-2 Stock and warrants to purchase 6,698 shares of Series B-3 Stock, resulting in aggregate gross proceeds of $23,710 to Legacy TriSalus.
In July 2023, holders of warrants to purchase 2,306,471 shares of Series B-3 Stock exercised their warrants, resulting in gross proceeds of approximately $4.5 million. The list below sets forth the number of shares of Series B-3 Stock purchased by related parties pursuant to the exercise of warrants to purchase Series B-3 Stock.

•
Leonard Capital, associated with Mr. Wahlström, purchased 249,471 shares of Series B-3 Stock for $504,625.

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Sean E Murphy TTEE U/A 2/4/2004, associated with Mr. Murphy, purchased 134,186 shares of Series B-3 Stock for $271,428.

•
HW Investment, associated with Mr. Wahlström and Mr. Hicks, purchased 122,680 shares of series B-3 Stock for $248,155.

•
Mr. McGrevin purchased 63,337 shares of Series B-3 Stock for $128,118.

•
Dr. Cox purchased 3,166 shares of Series B-3 Stock for $6,406.

•
Mr. Marshak purchased 3,166 shares of Series B-3 Stock for $6,406.

TriSalus Stockholder Support Agreements
In connection with the execution of the Merger Agreement, MTAC, Legacy TriSalus and certain stockholders of Legacy TriSalus, constituting each of Legacy TriSalus’ officers, directors (and their affiliates), and the holders of 5% or more of Legacy TriSalus’ capital stock, who collectively hold approximately 70% of Legacy TriSalus’ shares of capital stock outstanding as of the date of the Merger Agreement, entered into the Stockholder Support Agreements, pursuant to which, among other things and subject to the terms and conditions therein, such Legacy TriSalus stockholders agreed to, among other things, (a) vote or provide their written consent for the approval and adoption of the Merger Agreement and the Business Combination, subject to certain customary exceptions, (b) not to transfer any of their shares of Legacy TriSalus capital stock (or enter into any arrangement with respect thereto) prior to the Closing, subject to certain customary exceptions, and (c) waive any dissenters’ or approval rights under applicable law in connection with the Business Combination.
Consulting Agreements
In January 2019, Legacy TriSalus entered into a consulting agreement with SCKMD Consulting, Inc. (the “Katz Consulting Agreement”) pursuant to which Dr. Katz, as President of SCKMD Consulting, Inc., was compensated for his consulting services as chair of the company’s Scientific Advisory Board. The Katz Consulting Agreement was terminated in November 2020 and is superseded by our employment agreement with Dr. Katz described in the section titled “Executive Compensation  —  Employment Arrangements with Executive Officers.”
Compensation Arrangements and Stock Option Grants for Executive Officers and Directors
Legacy TriSalus had employment arrangements with its named executive officers that, among other things, provide for certain change in control benefits, as well as severance benefits. For a description of these agreements, see “Executive Compensation.”

Legacy TriSalus had granted stock options to its executive officers and certain of its directors. For a description of these equity awards, see “Executive Compensation  —  Employment Arrangements with Executive Officers” and “Executive Compensation   —  Outstanding Equity Awards as of December 31, 2022.”
Amended and Restated Registration Rights Agreement
On the Closing Date, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, TriSalus, Sponsor, the members of the Sponsor, and the directors and officers and certain former stockholders of Legacy TriSalus entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”). Pursuant to the Amended and Restated Registration Rights Agreement, the Company agreed to file, not later than 45 days after the Closing Date, a registration statement to register for resale, pursuant to Rule 415 under the Securities Act, certain TriSalus securities that are held by the parties thereto (the “Registrable Securities”). Pursuant to the Amended and Restated Registration Rights Agreement, subject to certain requirements and customary conditions, the Company also grants piggyback registration rights and demand registration rights to the parties thereto, will pay certain expenses related to such registration and will indemnify the parties thereto against certain liabilities related to such registration. The Amended and Restated Registration Rights Agreement will terminate with respect to any party thereto, on the date that such party no longer holds any Registrable Securities.
Indemnification Agreements
We have entered into indemnification agreements with our executive officers and directors. The indemnification agreements require us to indemnify our executive officers and directors to the fullest extent permitted by Delaware law.
We have also entered into an indemnification agreement with Dr. Katz with respect to legal fees, judgments and awards in relation to third party claims arising out of the prior consulting services on behalf of our company pursuant to the Katz Consulting Agreement.
Our Related Person Transaction Policy
Our Board has adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of this policy only, a “related person transaction” will be considered a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to our company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with an entity holding more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our Board) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•
the risks, costs, and benefits to us;

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the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

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the terms of the transaction;

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the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of August 10, 2023, after giving effect to the Closing, by:
•
each person known by the Company to be the beneficial owner of more than 5% of Common Stock;

•
each of the Company’s named executive officers and directors; and

•
all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules, which generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power with respect to the security. Under SEC rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through exercise of stock options or warrants, within 60 days and are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.
The beneficial ownership percentages set forth in the table below are based on 26,316,681 shares of Common Stock issued and outstanding as of the Closing Date and other than as noted below, do not take into account the issuance of any shares of Common Stock upon the exercise of 8,333,272 public warrants, each exercisable for one share of Common Stock at a price of $11.50 per share to purchase an aggregate of 8,333,272 shares of Common Stock, the 5,933,333 private warrants, each exercisable for one share of Common Stock at a price of $11.50 per share to purchase an aggregate of 5,933,333 shares of Common Stock or the unexercised stock options and unvested RSUs held by the individuals, except as noted below. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.
Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Directors and Named Executive Officers
Mary Szela(2)	652,639	2.4%
Sean Murphy(3)	580,305	2.2%
Steven Katz, MD, FACS(4)	132,386	*
Jennifer Stevens(5)	32,958	*
Mats Wahlström(6)	2,744,542	10.4%
Andrew von Eschenbach	—	—
George Kelly Martin(7)	247,185	*
David J. Matlin(8)	2,272,421	8.2%
Arjun “JJ” Desai(9)	449,794	1.7%
Anil Singhal	19,278	*
Kerry Hicks(10)	2,310,022	8.8%
All executive officers and directors as a group (14 individuals)	9,405,646	35.2%
Five Percent Holders
Frankenius Equity AB(11)	6,397,776	24.1%
Unique Diamond Investments Limited	1,546,569	5.9%
Christopher Dewey(12)	1,522,789	5.6%
Michael Stansky(13)	1,449,129	5.3%
Gene R. McGrevin(14)	1,403,130	5.3%
HW Investment Partners, LLC(15)	1,370,028	5.2%
Lombard International(16)	1,358,013	5.1%

*
Less than 1%

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o TriSalus Life Sciences, Inc., 6272 W. 91st Avenue, Westminster, Colorado 80031.

(2)
Consists of (i) 243,189 shares held directly by Ms. Szela and (ii) 409,450 shares of Common Stock issuable pursuant to options or restricted stock units that are exercisable within 60 days.

(3)
Consists of (i) 357,535 shares held by Murphy Family Trust 2012, (ii) 167,732 shares held by Sean E Murphy TTEE U/A 2/4/2004 (“Sean Murphy Trust”) and (iii) 55,038 shares of Common Stock issuable pursuant to options or restricted stock units that are exercisable within 60 days. Lisa Murphy, Mr. Murphy’s spouse, has voting and investment discretion with respect to the shares held directly by Murphy Family Trust 2012 and thus Mr. Murphy may be deemed to have beneficial ownership of the shares held directly by Murphy Family Trust 2012. Mr. Murphy is the trustee of the Sean Murphy Trust and thus Mr. Murphy may be deemed to have beneficial ownership of the shares held directly by the Sean Murphy Trust.

(4)
Consists of (i) 17,799 shares held directly by Mr. Katz and (ii) 114,587 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.

(5)
Consists of (i) 13,904 shares held directly by Ms. Stevens and (ii) 19,054 shares of Common Stock issuable pursuant to options or restricted stock units that are exercisable within 60 days.

(6)
Consists of (i) 1,254,259 shares held by Leonard Capital LLC, (ii) 50,000 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Leonard Capital LLC as a Preferred Stock PIPE Investor, (iii) 1,370,028 shares held by HW Investment and (iv) 70,255 shares of Common Stock issuable pursuant to options that are exercisable within 60 days. Mr. Wahlström has sole voting and investment discretion with respect to the shares held directly by Leonard Capital LLC and shared voting and investment discretion with respect to the shares held directly by HW Investment and may be deemed to have beneficial ownership of the shares held by each of them.

(7)
Consists of 247,185 shares of Common Stock held by Varka LLC. Mr. Martin may be deemed to have beneficial ownership of the shares held directly by the Varka LLC.

(8)
Consists of (i) 931,903 shares held directly by Mr. Matlin of which 215,055 shares are vested and 716,848 shares are subject to vesting and forfeiture pursuant to the Sponsor Support Agreement, (ii) 1,240,518 shares underlying private warrants, which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination and (iii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Mr. Matlin as a Preferred Stock PIPE Investor.

(9)
Consists of (i) 203,127 shares held directly by Dr. Desai of which 46,875 shares are vested and 156,252 shares are subject to vesting and forfeiture pursuant to the Sponsor Support Agreement and (ii) 246,667 shares underlying private warrants, which are exercisable for shares of Common Stock commencing 30 days after the Closing of the Business Combination.

(10)
Consists of (i) 514,589 shares held directly by Mr. Hicks, (ii) 1,370,028 shares held by HW Investment, (iii) 81,845 shares held by the Millennium Trust Company, LLC, as custodian FBO Kerry Hicks IRAT, (iv) 322,737 shares held by The Kerry Raymond Hicks Dynasty Trust, for which Mr. Hicks serves as trustee and (v) 20,823 shares of Common Stock issuable pursuant to options that are exercisable within 60 days. Mr. Hicks has shared voting and investment discretion with respect to the shares held directly by HW Investment and may be deemed to have beneficial ownership of the shares held by each of them.

(11)
Consists of (i) 6,167,776 shares held by Frankenius Equity AB (“Frankenius Equity”) and (ii) 230,000 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Frankenius Equity as a Preferred Stock PIPE Investor. Frankenius Equity’s principal place of business is Box 984, 501 10 Boras, Sweden. Paul Frankenius has sole voting and investment discretion with respect to the shares held directly by Frankenius Equity and may be deemed to have beneficial ownership of the shares held by Frankenius Equity.

(12)
Consists of (i) 573,690 shares held directly by the Christopher C Dewey Trust DTD 5/3/18, (ii) 881,599 shares underlying private warrants, which are exercisable for shares of Common Stock commencing

30 days after the Closing of the Business Combination held by the Christopher C Dewey Trust DTD 5/3/18 and (iii) 67,500 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by the Christopher C Dewey Trust DTD 5/3/18. Mr. Dewey is the trustee of the Christopher C Dewey Trust DTD 5/3/18 and thus Mr. Dewey may be deemed to have beneficial ownership of the shares held directly by the Christopher C Dewey Trust DTD 5/3/18.

(13)
Consists of (i) 521,539 shares held directly by Mr. Stansky, (ii) 827,590 shares underlying private warrants, which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination, (iii) 75,000 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Mr. Stansky as a Preferred Stock PIPE Investor and (iv) 25,000 shares of Series A Convertible Preferred Stock held by Skyview Investments LLC (“Skyview”) as a Preferred Stock PIPE Investor. Mr. Stansky is the managing member of Skyview, has voting and investment discretion with respect to the shares held directly by Skyview and, as result, may be deemed to have beneficial ownership of the shares held by each of them.

(14)
Consists of (i) 1,287,481 shares of Common Stock held directly by Mr. McGrevin, (ii) 102,993 shares of Common Stock held directly by Mr. McGrevin through his IRA and (iii) 12,656 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.

(15)
Consists of 1,370,028 shares held by HW Investment. Messrs. Wahlström and Hicks have shared voting and investment discretion with respect to the shares held directly by HW Investment and may be deemed to have beneficial ownership of the shares held by each of them.

(16)
Consists of (i) 41,197 shares held directly by Lombard International Assurance S.A. — P47082 and 33,000 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P47082 as a Preferred Stock PIPE Investor, (ii) 360,478 shares held directly by Lombard International Assurance S.A. — P47083 and 365,000 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P47083 as a Preferred Stock PIPE Investor, (iii) 113,293 shares held directly by Lombard International Assurance S.A. — P47084 and 110,000 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P47084 as a Preferred Stock PIPE Investor, (iv) 237,389 shares held directly by Lombard International Assurance S.A. — P47472, (v) 28,000 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P47473 as a Preferred Stock PIPE Investor, (vi) 52,000 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P69562 as a Preferred Stock PIPE Investor and (vii) 17,656 shares held directly by Lombard International Assurance S.A., policy number 2304-150035.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of up to 52,536,549 shares of Common Stock (including (i) up to 25,237,094 PIPE Shares, (ii) up to 4,062,500 Founder Shares originally issued in a private placement to the Sponsor prior to MTAC’s initial public offering, including 3,125,000 Founder Shares subject to vesting and forfeiture, (iii) up to 15,575,001 shares of Common Stock issued to certain former equityholders of Legacy TriSalus pursuant to the Merger Agreement, (iv) up to 1,547,719 shares of Common Stock issuable upon exercise of the Assumed Options, (v) up to 180,902 shares of Common Stock issuable upon the Assumed RSUs, (vi) up to 4,933,333 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants and (vii) up to 1,000,000 shares of Common Stock issuable upon the exercise of the Conversion Warrants) and up to 5,933,333 warrants (including (i) up to 4,933,333 Private Placement Warrants and (ii) up to 1,000,000 Conversion Warrants). The Selling Securityholders may from time to time offer and sell any or all of the Common Stock and Private Placement Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Securityholders” includes the persons listed in the table below, together with any additional Selling Securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interests in the Common Stock, Private Placement Warrants or Conversion Warrants other than through a public sale.
Certain of the Selling Securityholders listed below entered into a lock-up agreement with us with respect to certain of the shares of Common Stock that may be sold by it, from time to time, pursuant to the registration statement of which this prospectus forms part. Such restrictions began at the Closing of the Business Combination and end on the earliest to occur of (i) 365 days after the date of the Closing; (ii) the first day after the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing; or (iii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their Common Stock for cash, securities or other property. See the section titled “Certain Relationships and Related Party Transactions — Lock-up Agreements.”
Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of August 10, 2023, regarding the beneficial ownership of our Common Stock and Warrants by the Selling Securityholders and the shares of Common Stock and Warrants being offered by the Selling Securityholders. The applicable percentage ownership of Common Stock is based on approximately 26,316,681 shares of Common Stock outstanding as of August 10, 2023. Information with respect to shares of Common Stock, Private Placement Warrants or Conversion Warrants owned beneficially after the offering assumes the sale of all of the shares of Common Stock, Private Placement Warrants or Conversion Warrants. The Selling Securityholders may offer and sell some, all or none of their shares of Common Stock, Private Placement Warrants or Conversion Warrants, as applicable.
We have determined beneficial ownership in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholders is a broker-dealer or an affiliate of a broker dealer.
Relating to shares of Series A Convertible Preferred Stock held by the Selling Securityholders, the floor prices of the PIPE Shares and Series A Convertible Preferred Stock are not in effect as of the date of this prospectus. As of 60 days from August 10, 2023, a holder of a PIPE Share or share of Series A Convertible Preferred Stock is entitled to receive an amount of Common Stock equal to the purchase price of such security divided by the initial conversion price of $10.00.

Relating to shares of Series A Convertible Preferred Stock held by the Selling Securityholders, the number of corresponding shares of Common Stock registered for resale to each Selling Securityholder is the maximum number of shares of Common Stock such shares are convertible into following a floor price reset on the 47th month anniversary of August 10, 2023. See section titled “Description of Our Securities — Series A Convertible Preferred Stock — Anti-dilution Provisions.”
Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholder’s method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby(2)	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
PIPE Investors
2010 Eisenberg Legacy Trust III(3)	20,000	125,714	—	—	—	—	—	—
3700 Bigelow Boulevard LLC(4)	10,000	62,857	—	—	—	—	—	—
Aegis Special Situations Fund LLC – Series Medtech XII(5)	340,000	2,137,142	—	—	—	—	—	—
Albert Vu	5,000	31,428	—	—	—	—	—	—
Alden Thomas Leith	20,000	125,714	—	—	—	—	—	—
Allen Schacher Living Trust(6)	5,000	31,428	—	—	—	—	—	—
Andres R. Lamas	5,000	31,428	—	—	—	—	—	—
Andrew John Shoorlemmer	20,000	125,714	—	—	—	—	—	—
Angelo Paparella	30,000	188,571	—	—	—	—	—	—
Armando Codina	190,000	1,194,285	—	—	—	—	—	—
Barbara R. Soldwedel	2,500	15,714	—	—	—	—	—	—
Barry D. Chandler and Diane E. Chandler	6,000	37,714	—	—	—	—	—	—
Barry Donner	30,000	188,571	—	—	—	—	—	—
Benjamin Dagley	7,500	47,142	—	—	—	—	—	—
BG Holding Group Ltd.(7)	35,000	220,000	—	—	—	—	—	—
Bradley Hanus	5,000	31,428	—	—	—	—	—	—
Bradley T and Tara Johnson	2,000	12,571	—	—	—	—	—	—
Charles Du Pont	5,000	31,428	—	—	—	—	—	—
Charles Hill	5,000	31,428	—	—	—	—	—	—
Charles K. Eby Trust(8)	20,000	125,714	—	—	—	—	—	—
Shares owned by Christopher Dewey(9)	1,522,789	1,879,574	—	—	881,599	881,599	—	—
Shares owned by Christina Dewey(10)	32,500	204,285	—	—	—	—	—	—
Clayton A. Struve	5,000	31,428	—	—	—	—	—	—
Daniel & Annette Pietro	6,000	37,714	—	—	—	—	—	—
Daniel M. Carney Living Trust U/A 6/22/06(11)	17,500	110,000	—	—	—	—	—	—
David E. Hall Living Trust U/A 6/18/09(12)	5,000	31,428	—	—	—	—	—	—
David J. Matlin(13)	2,272,421	2,800,992	—	—	1,240,518	1,240,518	—	—
David M. Sweeney	2,500	15,714	—	—	—	—	—	—
Shares held by Dennis L. Ross and Ann Marie Ross(14)	22,000	138,285	—	—	—	—	—	—
Donald W. Pearson	5,000	31,428	—	—	—	—	—	—
Edward H. Bradbury	7,000	44,000	—	—	—	—	—	—
Edwin John Gerik, Jr.	5,000	31,428	—	—	—	—	—	—
Elizabeth Nicole Hanley Pickett 2002 Descendants Trust(15)	25,000	157,142	—	—	—	—	—	—
Eric O. Tyler and Fran T. Tyler	7,500	47,142	—	—	—	—	—	—
Ernest Riling	10,000	62,857	—	—	—	—	—	—
Erwin L. Gonzalez	10,000	62,857	—	—	—	—	—	—
Federico A. Morano, Jr.	10,000	62,857	—	—	—	—	—	—
Five Talents LP(16)	30,000	188,571	—	—	—	—	—	—
Frankenius Equity AB(17)	6,397,776	7,613,490	—	—	—	—	—	—
Shares held by Frederic H. Moll(18)	1,111,629	835,824	—	—	540,090	540,090	—	—
Gary D. Wilson	4,000	25,142	—	—	—	—	—	—
Gerald A. Tomsic 1995 Trust(19)	5,000	31,428	—	—	—	—	—	—
Shares held by Gerald T. Aaron and Janis L. Aaron(20)	10,000	62,856	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby(2)	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Greg R. Boxberger	6,000	37,714	—	—	—	—	—	—
Gregory P. Hayden	10,000	62,857	—	—	—	—	—	—
Hanta Yo LLC(21)	25,000	157,142	—	—	—	—	—	—
Harvey Greenspan	2,000	12,571	—	—	—	—	—	—
Herbert D. Iverson	20,000	125,714	—	—	—	—	—	—
Huestis Revocable Living Trust(22)	5,000	31,428	—	—	—	—	—	—
James Edwards	3,000	18,857	—	—	—	—	—	—
James Field	6,500	40,857	—	—	—	—	—	—
James Regan	6,000	37,714	—	—	—	—	—	—
James Tomlin	7,500	47,142	—	—	—	—	—	—
Jason H. Gould	2,000	12,571	—	—	—	—	—	—
Jerald A. Koering Trust Dtd. 12/29/2022(23)	2,500	15,714	—	—	—	—	—	—
Jody Bardash	20,000	125,714	—	—	—	—	—	—
Joel Pruzansky	5,000	31,428	—	—	—	—	—	—
John A. & Wendy Cotter	10,000	62,857	—	—	—	—	—	—
John A. Barlow	2,000	12,571	—	—	—	—	—	—
John C. Geraci	12,500	78,571	—	—	—	—	—	—
John Duffy	2,500	15,714	—	—	—	—	—	—
John Foster	20,000	125,714	—	—	—	—	—	—
John H. & Jyl E. Pomeroy	20,000	125,714	—	—	—	—	—	—
John J. Todd	30,000	188,571	—	—	—	—	—	—
John M. Guynn	2,500	15,714	—	—	—	—	—	—
John Olsen	10,000	62,857	—	—	—	—	—	—
John S. Mendicino	5,000	31,428	—	—	—	—	—	—
John V. & Michelle Kay Family Trust(24)	20,000	125,714	—	—	—	—	—	—
Jonathan E. Martinez	7,500	47,142	—	—	—	—	—	—
Jonathan Singer	15,000	94,285	—	—	—	—	—	—
Jose Alberto Ferre	2,000	12,571	—	—	—	—	—	—
Jose Luis Ferre	2,000	12,571	—	—	—	—	—	—
Jose Remigio Lamas Bejos Revocable Trust(25)	100,002	628,584	—	—	—	—	—	—
Joseph Trobunella	10,000	62,857	—	—	—	—	—	—
Justin Pieper	5,000	31,428	—	—	—	—	—	—
KC Venture Holdings LLC	300,000	1,885,714	—	—	—	—	—	—
Kenneth Ray	5,000	31,428	—	—	—	—	—	—
Kent Mitchell	10,000	62,857	—	—	—	—	—	—
Kerry W. Phelan	15,000	94,285	—	—	—	—	—	—
Kevin Kearney	5,000	31,428	—	—	—	—	—	—
Kyle Bratton	2,500	15,714	—	—	—	—	—	—
Larry Kellner	3,000	18,857	—	—	—	—	—	—
Lee Merrill Hanley Curtis 2002 Descendants Trust(26)	25,000	157,142	—	—	—	—	—	—
Lee Michael Bank Revocable Trust(27)	3,000	18,857	—	—	—	—	—	—
Lies Holdings LLC(28)	5,000	31,428	—	—	—	—	—	—
Shares held by Lombard International Assurance S.A.(29)	1,358,013	3,695,998	770,013	2.8%	—	—	—	—
Lucina Green	4,000	25,142	—	—	—	—	—	—
Shares held by Manuel E. Aguero(30)	150,000	414,285	—	—	100,000	100,000	—	—
Mark Bunselmeyer	5,000	31,428	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby(2)	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Mark D. Kellam	2,500	15,714	—	—	—	—	—	—
Mark Sullivan	10,000	62,857	—	—	—	—	—	—
Mats L. Wahlstrom(31)	2,744,542	1,704,489	—	—	—	—	—	—
Michael & Marilyn Bernstein	10,000	62,857	—	—	—	—	—	—
Michael A. Parimucha	3,000	18,857	—	—	—	—	—	—
Michael L. & Melanie B. Tyler	10,000	62,857	—	—	—	—	—	—
Michael P. Driscoll	5,000	31,428	—	—	—	—	—	—
Michael Stansky(32)	1,449,129	1,977,699	—	—	827,590	827,590	—	—
Mike J. & Evelyn Schaublin	2,500	15,714	—	—	—	—	—	—
MTAC Investment LLC(33)	200,000	1,257,142	—	—	—	—	—	—
Okema Corporation	2,500	15,714	—	—	—	—	—	—
Pamela Goldman	10,000	62,857	—	—	—	—	—	—
Paul Montaneralla	2,500	15,714	—	—	—	—	—	—
Portofino Ventures LP(34)	4,000	25,142	—	—	—	—	—	—
Randall B. Hall	10,000	62,857	—	—	—	—	—	—
Richard Brafford	5,000	31,428	—	—	—	—	—	—
Richard Bush	2,500	15,714	—	—	—	—	—	—
Richard C. Eden	20,000	125,714	—	—	—	—	—	—
Richard J. Hall Trust U/A 11/23/2010(35)	5,000	31,428	—	—	—	—	—	—
Richard J. Kavanagh III Trust(36)	4,000	25,142	—	—	—	—	—	—
Richard McLean	6,000	37,714	—	—	—	—	—	—
Robert B. & Barbara U. Tomes	10,000	62,857	—	—	—	—	—	—
Robert J. Bargar & Elinor Nelson	5,000	31,428	—	—	—	—	—	—
Robert J. Reutter	5,000	31,428	—	—	—	—	—	—
Robert Kipperman	5,000	31,428	—	—	—	—	—	—
Robert Korn	12,500	78,571	—	—	—	—	—	—
Robert Perry	2,000	12,571	—	—	—	—	—	—
Ronald Dagley	3,000	18,857	—	—	—	—	—	—
Ronald E. & Debbie M. Bratton	2,000	12,571	—	—	—	—	—	—
Ronald H. White	10,000	62,857	—	—	—	—	—	—
Ronald L. Asher	16,500	103,714	—	—	—	—	—	—
Sands Point LLC(37)	500,000	3,142,857	—	—	—	—	—	—
Scott R. Brown	2,500	15,714	—	—	—	—	—	—
Steven Paul & Martina Rodi	2,500	15,714	—	—	—	—	—	—
Steven Wietsma	5,000	31,428	—	—	—	—	—	—
Susan Ann Swanson	2,000	12,571	—	—	—	—	—	—
Tamberlaine Harris	2,500	15,714	—	—	—	—	—	—
The Alice H. Hanley Revocable Trust(38)	50,000	314,285	—	—	—	—	—	—
Thomas D. Siciliano Jr.	3,000	18,857	—	—	—	—	—	—
Thomas Duffy	4,000	25,142	—	—	—	—	—	—
Thomas J. Rutherford	5,000	31,428	—	—	—	—	—	—
Thomas Kennedy	6,000	37,714	—	—	—	—	—	—
T J Brown Living Trust(39)	5,000	31,428	—	—	—	—	—	—
Tosh D. & Ashley M. Grebenik	5,000	31,428	—	—	—	—	—	—
Garner W. Mcnett	6,000	37,714	—	—	—	—	—	—
Wilfred L. Alcorn	2,500	15,714	—	—	—	—	—	—
William C. Loveless	2,000	12,571	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby(2)	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
William Scott Miller(40)	203,141	188,571	173,141	*	—	—	—	—
Other Holders of Registration Rights Pursuant to the Registration Rights Agreement
Anil Singhal(41)	19,278	19,278	—	—	—	—	—	—
Antonia F. Ferre(42)	26,539	26,539	—	—	13,502	13,502	—	—
Arjun Desai(43)	449,794	449,794	—	—	246,667	246,667	—	—
Bryan Cox(44)	72,384	90,965	—	—	—	—	—	—
Camila M. Ferre(45)	47,772	47,772	—	—	24,304	24,304	—	—
Chateau Caroline LLC(46)	100,000	100,000	—	—	100,000	100,000	—	—
David L. Treadwell	90,000	90,000	—	—	90,000	90,000	—	—
Diane Parks(47)	18,536	18,536	—	—	—	—	—	—
Gene R. McGrevin(48)	1,403,130	1,390,474	12,656	*	—	—	—	—
HW Investment Partners, LLC(49)	1,370,028	1,370,028	—	—	—	—	—	—
Isabella M. Ferre(50)	26,539	26,539	—	—	13,502	13,502	—	—
Ivan Delevic(51)	362,325	362,325	—	—	258,018	258,018	—	—
James Alecxih(52)	—	189,508	—	—	—	—	—	—
Jennifer Stevens(53)	52,012	74,313	—	—	—	—	—	—
Karim Karti(54)	318,489	318,489	—	—	162,027	162,027	—	—
Lisa Matlin(55)	530,814	530,814	—	—	270,045	270,045	—	—
Manmeet Singh Ahluwalia	75,000	75,000	—	—	75,000	75,000	—	—
Martin W. Roche(56)	309,243	309,243	—	—	231,014	231,014	—	—
Mary T. Szela(57)	652,639	906,895	—	—	—	—	—	—
Maurice E. Ferre(58)	26,539	26,539	—	—	13,502	13,502	—	—
Maurice R. Ferre(59)	1,040,396	1,040,396	—	—	529,288	529,288	—	—
Richard Marshak(60)	44,163	82,686	—	—	—	—	—	—
Robert H. Weiss(61)	403,915	403,915	—	—	266,667	266,667	—	—
Roman Bensen	50,000	50,000	—	—	50,000	50,000	—	—
Shares owned by Kerry Hicks(62)	2,310,022	939,994	—	—	—	—	—	—
Shares owned by Sean Murphy(63)	580,305	714,092	—	—	—	—	—	—
Simone Song(64)	20,513	20,513	—	—	—	—	—	—
Steven Katz(65)	132,386	312,070	—	—	—	—	—	—
Trevor McCaw	39,539	39,539	—	—	—	—	—	—
Shares held by John Tullis(66)	851,295	851,295	—	—	—	—	—	—
Unique Diamond Investments Limited	1,546,569	1,546,569	—	—	—	—	—	—
Yankon Lighting Inc.(67)	1,180,055	1,180,055	—	—	—	—	—	—

*
Less than one percent.

(1)
As 60 days from August 10, 2023, the floor prices of the Series A Convertible Preferred Stock are not in effect and each share of such security is entitled to receive an amount of Common Stock equal to the purchase price of such security divided by the initial conversion price of $10.00.

(2)
The number of Series A Convertible Preferred Stock registered for resale hereby assumes that each selling securityholder’s Series A Convertible Preferred Stock is convertible into the maximum number of shares of Common Stock following a floor price reset on the 47th month anniversary of August 10, 2023. See section titled “Description of Our Securities — Series A Convertible Preferred Stock — Anti-dilution Provisions.”

(3)
Glenn M. Eisenberg, as Trustee of 2010 Eisenberg Legacy Trust III, has voting and/or dispositive power over the holdings of such entity.

(4)
Thomas Kopff, as Managing Member of 3700 Bigelow Boulevard LLC, has voting and/or dispositive power over the holdings of such entity.

(5)
Cosme Ordonez, as Manager of the Manager of Aegis Special Situations Fund LLC — Series Medtech XII, has voting and/or dispositive power over the holdings of such entity. Managers of the Manager of Aegis Special Situations Fund LLC — Series Medtech XII, Aegis Special Situations Management LLC, are affiliates of Aegis Capital Corp, which is a registered broker dealer with the Commission.

(6)
Allen Shacher, as Trustee of the Allen Schacher Living Trust, has voting and/or dispositive power over the holdings of such entity.

(7)
Rodolfo Batres has voting and/or dispositive power over the shares held by BG Holding Group Ltd.

(8)
Charles K. Eby and Jean C. Eby, each as Trustee of Charles K. Eby Trust, each have voting and/or dispositive power over the holdings of such entity.

(9)
Consists of (i) 573,690 shares held directly by the Christopher C Dewey Trust DTD 5/3/18, (ii) 881,599 private warrants, which are exercisable for shares of Common Stock commencing 30 days after the Closing of the Business Combination held by the Christopher C Dewey Trust DTD 5/3/18, (iii) 881,599 shares of Common Stock underlying such private warrants and (iv) 424,285 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by the Christopher C Dewey Trust DTD 5/3/18 (with 67,000 shares convertible within 60 days). Mr. Dewey is the trustee of the Christopher C Dewey Trust DTD 5/3/18 and thus Mr. Dewey may be deemed to have beneficial ownership of the shares held directly by the Christopher C Dewey Trust DTD 5/3/18.

(10)
Consists of (i) 56,571 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Christopher C. Dewey Family Trust Dated 9/7/07 (with 9,000 shares convertible within 60 days) and (ii) 147,714 shares of Common Stock issuable upon conversion of shares of Dewey Family Properties LLC (with 23,500 shares convertible within 60 days). Christina Dewey has voting and/or dispositive power over the holdings of Christopher C. Dewey Family Trust Dated 9/7/07 and Dewey Family Properties LLC.

(11)
Daniel M. Carney, as Trustee of the Daniel M. Carney Living Trust U/A 6/22/06, has voting and/or dispositive power over the shares held by such entity.

(12)
David E. Hall and Diane A. Hall, each as Trustee of David E. Hall Living Trust U/A 6/18/09, each have voting and/or dispositive power over the holdings of such entity.

(13)
Consists of (i) 931,903 shares held directly by Mr. Matlin of which 215,055 shares are vested and 716,848 shares are subject to vesting and forfeiture pursuant to the Sponsor Support Agreement, (ii) 1,240,518 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination, (iii) 1,240,518 shares of Common Stock underlying such private warrants and (iv) 628,571 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Mr. Matlin (with 100,000 shares convertible within 60 days). Mr. Matlin is a member of our board of directors.

(14)
Consists of (i) 37,714 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Ross Real Estate Co., LC (with 6,000 shares convertible within 60 days) and (ii) 100,571 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Dennis Ross Living Trust (with 16,000 shares convertible within 60 days). Dennis L. Ross and Ann Marie Ross are each a Member of Ross Real Estate Co., LC and have voting and/or dispositive power over the holdings of such entity. Dennis L. Ross and Ann Marie Ross are each a Trustee of Dennis Ross Living Trust and have voting and/or dispositive power over the holdings of such entity.

(15)
Elizabeth Nicole Hanley Pickett has voting and/or dispositive power over the shares held by the Elizabeth Nicole Hanley Pickett 2002 Descendants Trust.

(16)
James Traweek has voting and/or dispositive power over the shares held by Five Talents LP.

(17)
Consists of (i) 6,167,776 shares of Common Stock held by Frankenius and (ii) 1,445,714 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Frankenius (with 230,000 shares convertible within 60 days). Frankenius’ principal place of business is

Box 984, 501 10 Boras, Sweden. Paul Frankenius has sole voting and investment discretion with respect to the shares held directly by Frankenius and may be deemed to have beneficial ownership of the shares held by Frankenius.
(18)
Consists of (i) 521,539 shares of Common Stock held directly by MLB Growth Fund LLC, (ii) 314,285 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by The Frederic H. Moll Revocable Trust (with 50,000 shares convertible within 60 days), (iii) 540,090 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination, (iv) 540,090 shares of Common Stock underlying such private warrants. Frederic H. Moll has voting and/or dispositive power over the holdings of MLB Growth Fund LLC and The Frederic H. Moll Revocable Trust.

(19)
Gerald A Tomsic has voting and/or dispositive power over the holdings of Gerald A. Tomsic 1995 Trust.

(20)
Gerald T. Aaron and Janis L. Aaron, as trustees of Gerald T. Aaron Living Trust U/A 8/1/07, each have voting and/or dispositive power over the holdings of such entity.

(21)
Kristin Johnson has voting and/or dispositive power over the holdings of Hanta Yo LLC.

(22)
Richard J. Huestis, as Trustee of the Huestis Revocable Living Trust, has voting and/or dispositive power over the shares held by such entity.

(23)
Jerald Koering, as Trustee of the Jerald A. Koering Trust Dtd. 12/29/2022, has voting and/or dispositive power over the shares held by such entity.

(24)
John V. Kay and Michelle F. Kay are each a Trustee of John V. & Michelle Kay Family Trust and have voting and/or dispositive power over the holdings of such entity.

(25)
Jose Antonio Lamas, Alejandra Lamas Berliner and Maria Guadalupe Lamas are each a Trustee of Jose Remigio Lamas Bejos Revocable Trust and each have voting and/or dispositive power over the holdings of such entity.

(26)
Lee Merrill Hanley Curtis has voting and/or dispositive power over the holdings of Lee Merrill Hanley Curtis 2002 Descendants Trust.

(27)
Lee M. Bank, as Trustee of the Lee Michael Bank Revocable Trust, has voting and/or dispositive power over the holdings of such entity.

(28)
Michael Lies, as Manager of Lies Holdings LLC, has voting and/or dispositive power over the holdings of such entity.

(29)
Consists of (i) 41,197 shares of Common Stock and 207,428 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P47082 (with 33,000 shares convertible within 60 days), (ii) 360,478 shares of Common Stock held directly by and 2,294,285 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P47083 (with 365,000 shares convertible within 60 days), (iii) 113,293 shares of Common Stock held directly by and 691,428 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P47084 (with 110,000 shares convertible within 60 days), (iv) 176,000 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P47473 (with 28,000 shares convertible within 60 days), (v) 326,857 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P69562 (with 52,000 shares convertible within 60 days), (vi) 17,656 shares of Common Stock held by Lombard International Assurance S.A., policy number 2304-150035, and (vii) 237,389 shares of Common Stock held by Lombard International Assurance S.A. — P47472.

(30)
Consists of (i) 314,285 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Aguero Ventures, LLLP (with 50,000 shares convertible within 60 days), (ii) 100,000 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination directly held by Manuel E. Aguero and (iii) 100,000 shares of Common Stock underlying such private warrants. Manuel E. Aguero has voting and/or dispositive power over the holdings of Aguero Ventures, LLLP.

(31)
Consists of (i) 1,254,259 shares of Common Stock held by Leonard Capital LLC, (ii) 314,285 shares of

Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Leonard Capital LLC (with 50,000 shares convertible within 60 days), (iii) 1,370,028 shares of Common Stock held by HW Investment and (iv) 135,945 shares of Common Stock issuable upon exercise of Assumed Options (70,255 of which are exercisable within 60 days). The 1,370,028 shares of Common Stock held by HW Investment are not reflected in Mr. Wahlström’s “Number Registered for Sale Hereby figure”; they are reflected in the HW Investment row below. Mr. Wahlström has sole voting and investment discretion with respect to the shares held directly by Leonard Capital LLC and shared voting and investment discretion with respect to the shares held directly by HW Investment and may be deemed to have beneficial ownership of the shares held by each of them.
(32)
Consists of (i) 521,539 shares of Common Stock held directly by Mr. Stansky, (ii) 827,590 private warrants, which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination, (iii) 827,590 shares of Common Stock underlying such private warrants, (iii) 471,428 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Mr. Stansky (with 75,000 shares convertible within 60 days) and (iv) 157,142 shares of Series A Convertible Preferred Stock held by Skyview Investments LLC (“Skyview”) (with 25,000 shares convertible within 60 days). Mr. Stansky is the managing member of Skyview, has voting and investment discretion with respect to the shares held directly by Skyview and, as result, may be deemed to have beneficial ownership of the shares held by each of them.

(33)
Consists of 1,257,142 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by MTAC Investment LLC, a Delaware limited liability company (“MTAC Investment”) (with 200,000 shares convertible within 60 days). MTAC Manager LLC (“MTAC Manager”) is the managing member of MTAC Investment, has the power to vote and dispose of the shares held by MTAC Investment and, as a result, may be deemed to beneficially own the securities owned by MTAC Investment. MTAC Manager disclaims any beneficial ownership of the securities held by MTAC Investment, other than to the extent of any pecuniary interest it may have therein, directly or indirectly. Michael Viola has voting and/or dispositive power over the holdings of MTAC Investment LLC. MTAC Investment LLC is affiliated with Virtu Americas LLC, which is a registered broker dealer with the Commission.

(34)
Michael Knudsen, as President of Portofino Management, Inc., the General Partner of Portofino Ventures LP, has voting and/or dispositive power over the holdings of Portofino Ventures LP.

(35)
Richard Hall, as Trustee of the Richard J. Hall Trust U/A 11/23/2010, has voting and/or dispositive power over the holdings of such entity.

(36)
Richard J. Kavanagh III, as Trustee of the Richard J. Kavanagh III Trust, has voting and/or dispositive power over the holdings of Richard J. Kavanagh III Trust.

(37)
Kenneth G. Langone, as Manager, Sole Member and President of Sands Point LLC, has voting and/or dispositive power over the holdings of such entity.

(38)
Alice H. Hanley has voting and/or dispositive power over the holdings of The Alice H. Hanley Revocable Trust.

(39)
Toliver J. Brown Jr has voting and/or dispositive power over the holdings of T J Brown Living Trust.

(40)
Consists of (i) 101,747 shares of Common Stock held directly by Mr. Miller, (ii) 71,394 shares of Common Stock held by Mr. Miller through his IRA and (iii) 188,571 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by William Scott Miller (with 30,000 shares convertible within 60 days).

(41)
Consists of 19,278 shares of Common Stock issuable upon exercise of Assumed Options (19,278 of which are exercisable within 60 days).

(42)
Consists of (i) 13,037 shares of Common Stock held directly by Ms. Antonia Ferre, (ii) 13,502 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination and (iii) 13,502 shares of Common Stock underlying such private warrants.

(43)
Consists of (i) 203,127 shares of Common Stock held directly by Dr. Desai of which 46,875 shares are vested and 156,252 shares are subject to vesting and forfeiture pursuant to the Sponsor Support Agreement, (ii) 246,667 private warrants, which are exercisable for shares of Common Stock commencing 30 days after the Closing of the Business Combination and (iii) 246,667 shares of Common Stock underlying such private warrants. Dr. Desai is a member of our board of directors.

(44)
Consists of (i) 67,817 shares of Common Stock held directly by Mr. Cox, (ii) 14,454 shares of Common Stock issuable upon exercise of Assumed Options (3,536 of which are exercisable within 60 days) and (iii) 4,127 shares of Common Stock issuable upon settlement of Assumed RSUs (1,031 of which can settle within 60 days). Dr. Cox is our Chief Scientific and Manufacturing Officer.

(45)
Consists of (i) 23,468 shares of Common Stock held directly by Ms. Camila Ferre, (ii) 24,304 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination and (iii) 24,304 shares of Common Stock underlying such private warrants.

(46)
Thierry Thaure has voting and/or dispositive power over the holdings of Chateau Caroline LLC.

(47)
Consists of (i) 18,536 shares of Common Stock issuable upon exercise of Assumed Options (18,536 of which are exercisable within 60 days) and (ii) 1,235 shares of Common Stock issuable upon settlement of Assumed RSUs.

(48)
Consists of (i) 1,287,481 shares of Common Stock held directly by Mr. McGrevin, (ii) 102,993 shares of Common Stock held directly by Mr. McGrevin through his IRA and (iii) 12,656 shares of Common Stock issuable pursuant to Assumed Options that are exercisable within 60 days

(49)
Consists of 1,370,028 shares of Common Stock held directly by HW Investment. Messrs. Wahlström and Hicks have shared voting and investment discretion with respect to the shares held directly by HW Investment and may be deemed to have beneficial ownership of the shares held by each of them.

(50)
Consists of (i) 13,037 shares of Common Stock held directly by Ms. Isabella Ferre, (ii) 13,502 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination and (iii) 13,502 shares of Common Stock underlying such private warrants.

(51)
Consists of (i) 104,307 shares of Common Stock held directly by Mr. Delevic, (ii) 258,018 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination and (iii) 258,018 shares of Common Stock underlying such private warrants.

(52)
Consists of (i) 94,754 shares of Common Stock issuable upon exercise of Assumed Options (none of which are exercisable within 60 days) and (ii) 189,508 shares of Common Stock issuable upon settlement of Assumed RSUs (none of which can settle within 60 days). Mr. Alecxih separated from the Company in October 2023.

(53)
Consists of (i) 13,904 shares of Common Stock held directly by Ms. Stevens, (ii) 56,282 shares of Common Stock issuable upon exercise of Assumed Options (18,023 of which are exercisable within 60 days) and (iii) 4,127 shares of Common Stock issuable upon settlement of Assumed RSUs (1,031 of which can settle within 60 days). Ms. Stevens is our Chief Regulatory Officer.

(54)
Consists of (i) 156,462 shares of Common Stock held by Mr. Karti, (ii) 162,027 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination and (iii) 162,027 shares of Common Stock underlying such private warrants.

(55)
Consists of (i) 260,769 shares of Common Stock held directly by Ms. Matlin, (ii) 270,045 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination and (iii) 270,045 shares of Common Stock underlying such private warrants.

(56)
Consists of (i) 78,229 shares of Common Stock held directly by Dr. Roche, (ii) 231,014 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination and (iii) 231,014 shares of Common Stock underlying such private warrants.

(57)
Consists of (i) 243,189 shares of Common Stock held directly by Ms. Szela, (ii) 626,932 shares of Common Stock issuable upon exercise of Assumed Options (400,257 of which are exercisable within 60 days) and (iii) 36,774 shares of Common Stock issuable upon settlement of Assumed RSUs (9,193 of which can settle within 60 days). Ms. Szela is our Chief Executive Officer and a member of our board of directors.

(58)
Consists of (i) 13,037 shares of Common Stock held directly by Mr. Maurice E. Ferre, (ii) 13,502 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination and (iii) 13,502 shares of Common Stock underlying such private warrants.

(59)
Consists of (i) 511,108 shares of Common Stock held directly by Mr. Maurice R. Ferre, (ii) 529,288 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination and (iii) 529,288 shares of Common Stock underlying such private warrants.

(60)
Consists of (i) 8,372 shares of Common Stock held directly by Mr. Marshak, (ii) 70,187 shares of Common Stock issuable upon exercise of Assumed Options (34,760 of which are exercisable within 60 days) and (iii) 4,127 shares of Common Stock issuable upon settlement of Assumed RSUs (1,031 of which can settle within 60 days). Mr. Marshak is our Senior Vice President, Corporate Development and Strategy.

(61)
Consists of (i) 137,248 shares of Common Stock held directly by Mr. Weiss, (ii) 266,667 private warrants which are exercisable for shares of Common Stock commencing 30 days after the closing of the Business Combination and (iii) 266,667 shares of Common Stock underlying such private warrants.

(62)
Consists of (i) 514,589 shares of Common Stock held directly by Mr. Hicks, (ii) 1,370,028 shares of Common Stock held by HW Investment, (iii) 81,845 shares of Common Stock held by the Millennium Trust Company, LLC, as custodian FBO Kerry Hicks IRAT, (iv) 322,737 shares of Common Stock held by The Kerry Raymond Hicks Dynasty Trust, for which Mr. Hicks serves as trustee and (v) 24,222 shares of Common Stock issuable upon exercise of Assumed Options (20,823 of which are exercisable within 60 days). The 1,370,028 shares of Common Stock held by HW Investment are not reflected in Mr. Hick’s “Number Registered for Sale Hereby” figure; they are reflected in the HW Investment row above. Mr. Hicks has shared voting and investment discretion with respect to the shares held directly by HW Investment and may be deemed to have beneficial ownership of the shares held by each of them. Mr. Hicks is a member of our board of directors.

(63)
Consists of (i) 357,535 shares of Common Stock held by Murphy Family Trust 2012, (ii) 167,732 shares of Common Stock held by Sean E Murphy TTEE U/A 2/4/2004 (“Sean Murphy Trust”), (iii) 172,181 shares of Common Stock issuable upon exercise of Assumed Options (50,877 of which are exercisable within 60 days) and (iv) 16,644 shares of Common Stock issuable upon settlement of Assumed RSUs (4,161 of which can settle within 60 days). Lisa Murphy, Mr. Murphy’s spouse, has voting and investment discretion with respect to the shares held directly by Murphy Family Trust 2012 and thus Mr. Murphy may be deemed to have beneficial ownership of the shares held directly by Murphy Family Trust 2012. Mr. Murphy is the trustee of the Sean Murphy Trust and thus Mr. Murphy may be deemed to have beneficial ownership of the shares held directly by the Sean Murphy Trust. Mr. Murphy is our Chief Financial Officer and a member of our board of directors.

(64)
Consists of (i) 19,278 shares of Common Stock issuable upon exercise of Assumed Options (19,278 of which are exercisable within 60 days) and (ii) 1,235 shares of Common Stock issuable upon settlement of Assumed RSUs (1,235 of which can settle within 60 days).

(65)
Consists of (i) 17,799 shares of Common Stock held directly by Mr. Katz, (ii) 277,627 shares of Common Stock issuable upon exercise of Assumed Options (110,426 of which are exercisable within 60 days) and (iii) 16,644 shares of Common Stock issuable upon settlement of Assumed RSUs. Dr. Katz is our Chief Medical Officer.

(66)
Consists of (i) 440,917 shares of Common Stock held by Tullis Growth Fund II, L.P. and (ii) 389,865 shares of Common Stock held by Tullis Growth Fund, L.P. John Tullis also directly holds (i) 19,278 shares of Common Stock issuable upon exercise of Assumed Options (19,278 of which are exercisable within 60 days) and (ii) 1,235 shares of Common Stock issuable upon settlement of Assumed RSUs (1,235 of which can settle within 60 days). James L.L. Tullis, John L. Tullis and Nora Mende have shared voting and/or dispositive power over the holdings of Tullis Growth Fund II, L.P. and Tullis Growth Fund, L.P.

(67)
Chen Wei has voting and/or dispositive power over the holdings of Yankon Lighting Inc.

DESCRIPTION OF OUR SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrants described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, our Bylaws, and the Warrants-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 410,000,000 shares of our capital stock, consisting of (a) 400,000,000 shares of Common Stock, having a par value per share of $0.0001, and (b) 10,000,000 shares of preferred stock, having a par value per share of $0.0001 (the “Preferred Stock”). As of October 13, 2023, there were approximately 26,316,681 shares of our Common Stock and an aggregate of 4,015,002 shares of preferred stock, par value $0.0001 per share, designated as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) issued and outstanding.
Common Stock
Voting Rights
Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters submitted to a vote of our stockholders, provided, however, that, except as otherwise required in our Certificate of Incorporation or by applicable law, the holders of Common Stock shall not be entitled to vote on any amendment to our Certificate of Incorporation or any certificate of designation filed with respect to any series of our preferred stock that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of our preferred stock (including the Series A Convertible Preferred Stock) if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.
Dividend Rights
Subject to applicable law and the rights of the holders of any outstanding class of our preferred stock, including the Series A Convertible Preferred Stock, and the provisions of our Certificate of Incorporation, holders of Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board, in its sole discretion, from time to time out of assets or funds of the Company legally available therefor.
Rights upon Liquidation
Subject to applicable law and the rights and preferences of the holders of any outstanding class of preferred stock, including the Series A Convertible Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of Common Stock and the holders of any other class or series of capital stock ranking equally with the Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.
Preemptive or Other Rights
The holders of Common Stock do not have preemptive or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock are subject to those of the holders of the Series A Convertible Preferred Stock and any other series of preferred stock that we may issue in the future.

Election of Directors
The Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors. Under the Bylaws, the election of directors is determined by plurality vote.
Dividends
We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, general financial condition, contractual restrictions and other factors that the Board may deem relevant and will be within the discretion of the Board at such time. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that we or our subsidiaries incur.
Founder Shares
The Founder Shares are identical to the shares of our Common Stock, and holders of Founder Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below and (ii) are entitled to registration rights. With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of  (A) August 10, 2024, (B) if the reported closing price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after August 10, 2023 or (C) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
Preferred Stock
Our Certificate of Incorporation authorizes 10,000,000 shares of Preferred Stock and provides that shares of Preferred Stock may be issued, from time to time, in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring, or preventing a change of control of us or the removal of existing management. As of October 13, 2023, there were 4,015,002 shares of Preferred Stock outstanding. Although we do not currently intend to issue any additional shares of Preferred Stock, circumstances in which we might issue other series of Preferred Stock in the future could include, among others, offerings of Preferred Stock undertaken for capital raising purposes, issuances in connection with acquisitions we might make in the future, or issuances in connection with potential change of control or strategic transactions involving us. Any determination by us to issue shares of Preferred Stock in the future will be dependent on the facts and circumstances at the time.
Series A Convertible Preferred Stock
As of October 13, 2023, there were 4,015,002 shares of Series A Convertible Preferred Stock outstanding. Our Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”) establishes the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of our Series A Convertible Preferred Stock. The following description of our Series A Convertible Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Certificate of Designations, which is attached hereto as Exhibit 3.3 to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. We urge you to read the Certificate of Designations because it, and not this description, defines the rights of holders of shares of Series A Convertible Preferred Stock.
Ranking
With respect to any payment of dividends and distribution of assets upon our liquidation, dissolution or winding up, the Series A Convertible Preferred Stock ranks: (i) junior to any class or series of our capital stock hereafter created which expressly ranks senior to the Series A Convertible Preferred Stock; (ii) on parity with any class or series of our capital stock hereafter created that expressly ranks pari passu with the Series A Convertible Preferred Stock; and (iii) senior to the Common Stock or any class or series of our capital stock hereafter created that expressly ranks junior to the Series A Convertible Preferred Stock.
Optional Conversion
The Series A Convertible Preferred Stock are convertible at any time at the option of the holder thereof into the number of shares of our Common Stock determined by the quotient of (i) the sum of $10.00 (as adjusted for any stock dividend, stock split, reverse stock split, combination or similar event affecting the Series A Convertible Preferred Stock) (the “Liquidation Preference”) and if we have not elected to otherwise pay the accrued Annual Dividends (as defined below) in cash to the holder, the accrued Annual Dividends on such shares as of the date of conversion, divided by (ii) the Conversion Price (as defined in the Certificate of Designations) of such shares in effect at the time of conversion. See section titled “Certain Relationships and Related Party Transactions — Subscription Agreements” for a further description of the Conversion Price.
Automatic Conversion
On the four year anniversary of the Closing, all then outstanding shares of Series A Convertible Preferred Stock shall automatically convert into the number of shares of our Common Stock equal to the quotient of (i) the sum of the Liquidation Preference and if we had not elected to otherwise pay the accrued Annual Dividends in cash to the holder, the accrued Annual Dividends on such shares as of the date of conversion, divided by (ii) the Conversion Price of such shares in effect at the time of conversion.
Dividends
Holders of the Series A Convertible Preferred Stock are entitled to participate equally in any dividends declared to holders of Common Stock (the “Participating Dividends”). In addition, each holder of the Series A Convertible Preferred Stock is entitled to receive, when, as and if authorized and declared by our Board, annual dividends that accrue and accumulate on a daily basis at a rate per annum (calculated on the basis of an actual 365- or 366-day year, as applicable) equal to 8.0% of the Liquidation Preference, which will be either paid in cash, paid by issuing fully paid and nonassessable shares of Common Stock, or a combination thereof (the “Annual Dividends”). So long as any shares of Series A Convertible Preferred Stock remain outstanding, unless all Annual Dividends on all outstanding shares of Series A Convertible Preferred Stock have been declared and paid in cash, we will be prohibited from declaring any dividends on, or making any distributions relating to, other classes of our preferred stock ranking junior to the Series A Convertible Preferred Stock, subject to certain exceptions.
Anti-dilution Provisions
The Conversion Price is subject to customary adjustments in the case of certain distributions to holders of our Common Stock payable in shares of our Common Stock, subdivisions, splits or combinations of the shares of our Common Stock and distributions to all holders of shares of our Common Stock of any convertible securities or options or any other assets for which there is no corresponding distribution in respect of the Series A Convertible Preferred Stock.
The initial Conversion Price will automatically reset upon each of February 10, 2025 and July 10, 2027, the eighteen (18) month and forty-seven (47) month anniversaries of the Closing Date, to be equal to the lower of (i) the then-current Conversion Price and (ii) the VWAP of our Common Stock for the ten trading days immediately prior to, but excluding, the applicable reset date, on the Nasdaq Stock Market LLC (subject to the Floor Price (as defined in the Certificate of Designations)).
Voting Rights
Holders of the Series A Convertible Preferred Stock are entitled to vote with the holders of our Common Stock on all matters submitted to a vote of our stockholders, except as otherwise provided in the Certificate of Designations or as required by applicable law, voting together with the holders of our Common Stock as a single class. Each holder is entitled to a number of votes in respect of the shares of Series A Convertible Preferred Stock owned as of the record date by it, or if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, equal to the quotient of (i) $10.00 divided by (ii) the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) of our Common Stock as determined at Closing.
As long as any shares of Series A Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Convertible Preferred Stock, (i) amend, alter, repeal or otherwise modify any provision of our certificate of incorporation or the Certificate of Designations in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Series A Convertible Preferred Stock as to affect them adversely; (ii) authorize, create, increase the authorized amount of, or issue any class or series of senior to the Series A Convertible Preferred Stock; (iii) increase the authorized number of shares of Series A Convertible Preferred Stock or (iv) enter into any agreement with respect to the foregoing.
Liquidation
Upon any liquidation, dissolution or winding-up by us, whether voluntary or involuntary (excluding any mergers, consolidations, reorganizations or other changes of control), after payment or provision for payment of our debts and other liabilities, the holders of the Series A Convertible Preferred Stock are entitled to receive, before the holders of any of our Common Stock or other classes of our preferred stock ranking junior thereto, out of our remaining net assets, the amount equal to the greater of (i) the sum of (A) the Liquidation Preference, and (B) the aggregate accrued Annual Dividends of such shares as of the date of the liquidation, and (ii) the amount such holder would have received had such shares of Series A Convertible Preferred Stock, immediately prior to such liquidation, been converted into shares of our Common Stock.
In the event that the assets available for distribution to our stockholders upon a liquidation are insufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Convertible Preferred Stock, such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Convertible Preferred Stock ratably in proportion to the full respective liquidating distributions to which each holder would otherwise be entitled upon such liquidation.
Fundamental Transactions
Upon any sale of all or substantially all of our assets, any merger, consolidation, reorganization, change of control or other similar transaction (each a “Fundamental Transaction”), holders of Series A Convertible Preferred Stock shall have the right to receive, for each share of our Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of our Common Stock (if we are the surviving entity), or common stock of the successor or acquiring corporation (if it is the surviving entity), and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of our Common Stock for which the Series A Convertible Preferred Stock is convertible immediately prior to such Fundamental Transaction.
Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion
If we fail to timely deliver shares of our Common Stock upon conversion of the Series A Convertible Preferred Stock within the time period specified in the Certificate of Designations, then we are obligated to (A) pay to the holder, in cash, the amount, if any, by which (x) such holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of our Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series A Convertible Preferred Stock equal to the number of shares of Series A
Convertible Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such holder the number of shares of our Common Stock that would have been issued if we had timely complied with its delivery requirements.
Warrants
Public Stockholders’ Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The Public Warrants will expire five years on August 10, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit of MTAC containing such warrant, if not cash settled, will have paid the full purchase price for the unit of MTAC solely for the share of Common Stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than 15 business days following the Closing, we will use our reasonable best efforts to file with the SEC a registration statement registering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Common Stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the Closing Date or within a specified period following the consummation of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.
Once the Public Warrants become exercisable, we may call the warrants for redemption:
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

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if, and only if, the reported closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our reasonable best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Public Warrants were initially offered by us.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a cashless basis. In determining whether to require all holders to exercise their Public Warrants on a cashless basis, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of  (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of  (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. This formula is to compensate the warrantholder for the loss of the option value portion of the Public Warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The Public Warrants were issued in registered form under the Warrant Agreement. The description of the Public Warrants set forth herein is a summary and does not purport to be complete. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments require the vote or written consent of the holders of at least a majority of the then outstanding public warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. Holders of our Private Placement Warrants are entitled to certain registration rights and the Private Placement Warrants will not be redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in MTAC’s initial public offering. Any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. For these purposes, the “fair market value” means the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
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a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

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an affiliate of an interested stockholder; or

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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
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our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

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on or subsequent to the date of the transaction, the initial business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Certificate of Incorporation provides that the Board is classified into three classes of directors, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.
The authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum for Certain Lawsuits
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.
Despite the fact that our Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act, or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Special Meeting of Stockholders
Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Action by Written Consent
Any action required or permitted to be taken by holders of our Common Stock must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
Limitations on Liability and Indemnification of Officers and Directors
Under our Certificate of Incorporation, none of our directors or officers will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may be amended. We have entered into customary indemnification agreements, the form of which is attached hereto as Exhibit 10.25, with each of our officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Our Transfer Agent and Warrant Agent
The transfer agent for our Common Stock and the warrant agent for our Warrants is Continental Stock Transfer & Trust Company. Continental Stock Transfer & Trust Company’s address is One State Street Plaza, 30 Floor New York, New York 10004.
Registration Rights Agreement
At the Closing, we, Sponsor and certain stockholders of Legacy TriSalus who received shares of Common Stock pursuant to the Merger Agreement entered into the Amended and Restated Registration Rights Agreement (which amended and restated the Registration Rights Agreement between us and Sponsor, dated as of December 17, 2020). Pursuant to the Amended and Restated Registration Rights Agreement, among other things, we are obligated to file, not later than 45 days after the Closing Date, a registration statement covering the re-sale of the Registrable Securities.
Pursuant to the Amended and Restated Registration Rights Agreement, subject to certain requirements and customary conditions, we will also grant piggyback registration rights and demand registration rights to the Sponsor and Legacy TriSalus stockholders that are parties thereto, will pay certain expenses related to such registration and will indemnify the Sponsor and Legacy TriSalus stockholders that are parties thereto against certain liabilities related to such registration. The Amended and Restated Registration Rights Agreement will terminate with respect to any party thereto, on the date that such party no longer holds any Registrable Securities.
Exchange Listing
Our Common Stock and Public Warrants are listed on Nasdaq Global Market under the symbols “TLSI” and “TLSIW,” respectively.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Common Stock and the purchase, exercise, disposition and lapse of our Warrants. The Common Stock and the Warrants are collectively referred to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local, and non-U.S. tax consequences of the purchase, ownership, and disposition of our securities.
This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements, and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership, or disposition of our securities. We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes, or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle, or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.
In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
Tax Considerations Applicable to U.S. Holders
Taxation of Distributions
If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “Tax Considerations Applicable to U.S. Holders — U.S. Holders — Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock
A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange, or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.
In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the Common Stock received upon exercise of the Warrant.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.
If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Because the term of the Warrants is more than one year, a U.S. Holder’s capital loss will be treated as a long-term capital loss. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section titled “Description of our Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding.
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Tax Considerations Applicable to Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States or, if an applicable tax treaty so requires, are not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Tax Considerations Applicable to Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section titled “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “Tax Considerations Applicable to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”
Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants
A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants or an expiration or redemption of our Warrants, unless:
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the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

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the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, (i) the non-U.S. Holder is disposing of our Common Stock and has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such

Non-U.S. Holder’s holding period for the shares of our Common Stock or (ii), in the case where our Warrants are regularly traded on an established securities market, the non-U.S. Holder is disposing of our Warrants and has owned, directly or constructively, more than 5% of our Warrants at any time within the within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Warrants. There can be no assurance that our Common Stock or Warrants will be treated as regularly traded or not regularly traded on an established securities market for this purpose.
Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section titled “Description of our Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.
Foreign Account Tax Compliance Act
Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S.

entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION
We are registering the issuance by us of an aggregate of up to 14,266,605 shares of Common Stock, consisting of up to (a) 4,933,333 shares of Common Stock that are issuable upon the exercise of the equivalent number of Private Placement Warrants by the holders thereof; (b) 8,333,272 shares of Common Stock that are issuable upon the exercise of the equivalent number of Public Warrants by the holders thereof, and (c) 1,000,000 shares of Common Stock that are issuable upon the exercise of the equivalent number of Conversion Warrants by the holders thereof other than the initial holder.
We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 52,536,549 shares of Common Stock, consisting of (a) up to 25,237,094 PIPE Shares that are issuable upon the conversion of the 4,015,002 shares of Series A Convertible Preferred Stock; (b) up to 4,062,500 Founder Shares originally issued in a private placement to the Sponsor prior to MTAC’s initial public offering, including 3,125,000 Founder Shares subject to vesting and forfeiture; (c) up to 15,575,001 shares of Common Stock issued to certain former equityholders of Legacy TriSalus pursuant to the Merger Agreement; (d) up to 1,547,719 shares of Common Stock issuable upon exercise of Assumed Options; (e) up to 180,902 shares of Common Stock issuable upon the settlement of Assumed RSUs; (f) up to 4,933,333 shares of Common Stock that are issuable upon the exercise of the equivalent number of Private Placement Warrants by the holders thereof; and (g) up to 1,000,000 shares of Common Stock that are issuable upon the exercise of the equivalent number of Conversion Warrants by the holders thereof, (ii) up to 5,933,333 warrants, consisting of (a) up to 4,933,333 Private Placement Warrants and (b) up to 1,000,000 Conversion Warrants.
We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus, including with regard to compliance with state securities or “blue sky” laws.. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholders as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of Nasdaq;

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through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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short sales;

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distribution to employees, members, limited partners or securityholders of the Selling Securityholders;

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through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

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by pledge to secured debts and other obligations;

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delayed delivery arrangements;

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to or through underwriters or broker-dealers;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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in privately negotiated transactions;

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in options transactions;

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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholder. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholder may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the Selling Securityholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In connection with any sales of securities offered hereunder, the Selling Securityholders and any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. Any profits realized by Selling Securityholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
A holder of Warrants may exercise their Warrants in accordance with the Warrant on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus.
Pursuant to the Amended and Restated Registration Rights Agreement, we have agreed to keep the registration statement of which this prospectus constitutes a part effective until such time as (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (B) such securities have been otherwise transferred, new certificates or book entry provisions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC) without limitation as to volume and manner of sale or other public information requirements; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
Pursuant to the Subscription Agreements, we have agreed to keep the registration statement of which this prospectus constitutes a part effective with respect to each Subscriber (as defined in the Subscription Agreements) until the earliest to occur of (i) two (2) years from the effective date of such registration statement, (ii) the date on which Subscriber ceases to hold any Company Shares issued pursuant to the Subscription Agreement and covered by such registration statement and (iii) the first date on which such Subscriber can sell all of its Conversion Shares underlying the Preferred Shares issued pursuant to the Subscription Agreement (or securities received in exchange therefor) and covered by such registration statement under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). For purposes of this paragraph, capitalized terms not otherwise defined shall have the meanings given to them in the Subscription Agreements.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Cooley LLP.
EXPERTS
The consolidated financial statements of TriSalus Life Sciences, Inc. as of December 31, 2022 and 2021, and for the years then ended, have been included in this Prospectus and Registration Statement in reliance upon the report of KPMG LLP (“KPMG”), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2022, consolidated financial statements contains an explanatory paragraph that states that TriSalus Life Sciences, Inc.’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
The financial statements of MedTech Acquisition Corporation as of December 31, 2022 and 2021, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by WithumSmith+Brown, PC (“Withum”), independent registered public accounting firm, as set forth in their report thereon (which includes an explanatory paragraph relating to MedTech Acquisition Corporation’s ability to continue as a going concern), appearing elsewhere in this Prospectus and Registration Statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT
On August 10, 2023, the Board approved the engagement of KPMG as our independent registered public accounting firm for the year ending December 31, 2023. KPMG previously served as the independent registered public accounting firm of Legacy TriSalus prior to the Business Combination. Accordingly, Withum, MTAC’s independent registered public accounting firm prior to the Business Combination, was informed on the Closing Date that it would be replaced by KPMG as our independent registered public accounting firm.
Withum’s report on our consolidated balance sheets as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2022 and 2021, and the related notes to the financial statements (collectively, the “financial statements”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about our ability to continue as a going concern.
During the period from September 11, 2020 (inception) through December 31, 2022, and the subsequent interim period through August 9, 2023, there were no: (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused Withum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
During the period from September 11, 2020 (inception) through December 31, 2022, and the interim period through August 9, 2023, we did not consult KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by KPMG that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
We have provided Withum with a copy of the disclosures we made in response to Item 4.01 of our Current Report on Form 8-K filed on August 16, 2023, and have requested that Withum furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us in response to Item 4.01 of Current Report on Form 8-K and, if not, stating the respects in which it does not agree. A letter from Withum is attached hereto as Exhibit 16.1 of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.trisaluslifesci.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus.
Introduction
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of MTAC and New TriSalus adjusted to give effect to the Business Combination and related transactions. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes. Defined terms included below have the same meaning as terms defined and included in this prospectus.
The unaudited pro forma condensed combined balance sheet as of June 30, 2023, gives pro forma effect to the Business Combination and Preferred Stock PIPE Investment as if it was completed on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and the year ended December 31, 2022, give pro forma effect to the Business Combination and Preferred Stock PIPE Investment as if it had occurred on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:
•
The historical unaudited condensed consolidated financial statements of Legacy TriSalus as of and for the six months ended June 30, 2023, and the historical audited consolidated financial statements of Legacy TriSalus as of and for the year ended December 31, 2022; and

•
The historical unaudited financial statements of MTAC as of and for the six months ended June 30, 2023, and the historical audited financial statements of MTAC as of and for the year ended December 31, 2022.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination and Preferred Stock PIPE Investment, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the consolidated results of operations or consolidated financial position that would actually have occurred had the Business Combination and Preferred Stock PIPE Investment been consummated on the dates assumed or to project consolidated results of operations or consolidated financial position for any future date or period. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TriSalus,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MTAC,” and other financial information included elsewhere in this prospectus.
Description of the Business Combination
On Closing Date, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy TriSalus, with Legacy TriSalus surviving the merger as a wholly-owned subsidiary of MTAC. Upon the close of the Business Combination, each share of MTAC’s Class A Common Stock and each share of MTAC’s Class B Common Stock that was outstanding was reclassified into a single class of common stock.

Immediately prior to Closing, shares of Legacy TriSalus Preferred Stock converted into shares of Legacy TriSalus Common Stock based on the applicable Exchange Ratio. In addition, each outstanding warrant of Legacy TriSalus (“Legacy TriSalus Warrant”) to purchase shares of Legacy TriSalus Preferred Stock or Legacy TriSalus Common Stock that was in-the-money and would have been exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Business Combination, was automatically exercised for shares of Legacy TriSalus Common Stock. Legacy TriSalus Warrants that were out-of-the-money and automatically expired worthless in accordance with their terms were cancelled for no consideration. Following the Legacy TriSalus Preferred Stock Conversion and the exercise of the Legacy TriSalus Warrants, the Legacy TriSalus Common Stock was converted into the right to receive such number of shares of New TriSalus Common Stock as was equal to (i) the number of shares of New TriSalus Common Stock multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement). The total shares of New TriSalus Common Stock issued to holders of Legacy TriSalus Common Stock was 21,999,886, which includes the issuance of Legacy TriSalus Common Stock resulting from the Legacy TriSalus Preferred Stock Conversion and exercise of Legacy TriSalus Warrants. At the Closing, each outstanding option to purchase shares of Legacy TriSalus Common Stock, whether or not then vested and exercisable, was assumed and converted into an option to purchase such number of shares of New TriSalus Common Stock as was equal to (i) the number of shares of Legacy TriSalus Common Stock subject to such option prior to the Closing multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms described in the Merger Agreement), with a per share exercise price equal to the exercise price prior to the Closing divided by the Exchange Ratio. The Exchange Ratio was 0.02471853.
In connection with the Business Combination, the Preferred Stock PIPE Investment closed with the Preferred Stock PIPE Investors purchasing 4,015,002 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share, for an aggregate purchase price of approximately $40.2 million.
Total Capitalization	Shares	%
TriSalus Stockholders	21,999,886	72.6
MTAC Public Stockholders	254,295	0.8
Preferred Stock PIPE Investors(1)	4,015,002	13.2
Holders of founder shares(2)	4,062,500	13.4
Total Shares	30,331,683	100.0

(1)
Assumes the 4,015,002 shares of Series A Convertible Preferred Stock issued at $10.00 per share in the Preferred Stock PIPE Investment are converted into shares of New TriSalus Common Stock at the initial conversion price of $10.00 per share.

(2)
Includes 3,125,000 Sponsor Earnout Shares that are subject to vesting and forfeiture if the New TriSalus Common Stock does not meet certain price thresholds following the Closing Date. While unvested, holders of the Sponsor Earnout Shares will have full ownership rights to the Sponsor Earnout Shares, including the right to vote such shares. The founder shares (including Sponsor Earnout Shares) were distributed pro rata to the members of the Sponsor in connection with the consummation of the Business Combination.

Accounting for the Business Combination
The Business Combination has been accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, MTAC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the fact that subsequent to the Business Combination, the Legacy TriSalus stockholders have a majority of the voting power of New TriSalus, Legacy TriSalus comprises all of the ongoing operations of New TriSalus, Legacy TriSalus has appointed a majority of the governing body of New TriSalus, and Legacy TriSalus’ senior management comprises all of the senior management of New TriSalus. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of Legacy TriSalus issuing shares for the net assets of MTAC, accompanied by a recapitalization. The net assets of MTAC have been stated at historical cost, with no goodwill or other intangible assets recorded. The financial statements of New TriSalus represent a continuation of the financial statements of Legacy TriSalus.

Accounting for the Sponsor Earnout Shares
New TriSalus has restructured the 6,250,000 shares of common stock previously outstanding and held by the Sponsor (the “Sponsor Shares”), with such Sponsor Shares reclassified into shares of New TriSalus Common Stock as of Closing. Thirty-five percent (35%), or 2,187,500 shares, of the Sponsor Shares have been forfeited and canceled as of Closing; fifteen percent (15%), or 937,500 shares, of the Sponsor Shares have fully vested and are free from forfeiture; and fifty percent (50%), or 3,125,000 shares, of the Sponsor Shares are subject to vesting and forfeiture if the New TriSalus Common Stock does not meet certain price thresholds prior to the fifth anniversary of the Closing Date. One-fourth of the Sponsor Earnout Shares will vest when the volume-weighted average price (“VWAP”) of the New TriSalus Common Stock price equals or exceeds $15.00 per share for at least 20 trading days during any 30 trading-day period, one- fourth of the Sponsor Earnout Shares will vest when the VWAP of the New TriSalus Common Stock price equals or exceeds $20.00 for at least 20 trading days during any 30 trading-day period, one- fourth of the Sponsor Earnout Shares will vest when the VWAP of the New TriSalus Common Stock price equals or exceeds $25.00 for at least 20 trading days during any 30 trading-day period, and the remaining one-fourth will vest when the VWAP equals or exceeds $30.00 for at least 20 trading days during any 30 trading-day period. Additionally, the Sponsor Earnout Shares will vest if there is a change in control of New TriSalus on or before the 5th anniversary of the Closing Date that results in the holders of New TriSalus Common Stock receiving a price per share equal to or in excess of the applicable earnout targets.
The accounting for the Sponsor Earnout Shares was evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, and ASC Subtopic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, to determine if the Sponsor Earnout Shares should be classified as a liability or within equity. As part of that preliminary analysis, it was determined that the Sponsor Earnout Shares subject to vesting are freestanding from other shares of common stock held by the Sponsor and do not meet the criteria in ASC 815-40 to be considered indexed to the New TriSalus Common Stock. As a result, the Sponsor Earnout Shares will be classified as a liability. Therefore, an adjustment to recognize a liability related to the Sponsor Earnout Shares has been applied to the unaudited pro forma combined financial information.
Accounting for the Preferred Stock PIPE Investment
In connection with closing of the Business Combination, MTAC issued 4,015,002 shares of New TriSalus’ Series A Convertible Preferred Stock, at a purchase price of $10.00 per share, for gross proceeds of approximately $40.2 million. The Series A Convertible Preferred Stock will initially be convertible into shares of New TriSalus Common Stock at $10.00 per share, subject to customary adjustments and a conversion price reset feature, at any time at the option of the holder. The Series A Convertible Preferred Stock will also automatically convert into shares of New TriSalus Common Stock, at the then-applicable conversion price, upon the four- year anniversary of the Business Combination.
The Series A Convertible Preferred Stock accrues cumulative dividends at 8.0% per annum, which will be paid upon declaration by the board of directors, upon liquidation, or upon conversion. It will also participate in any dividends or distributions (other than dividends paid in the form of New TriSalus Common Stock, convertible securities, or options) made to the common stockholders on an as-converted basis. Dividends may be paid in cash or, at the election of the New TriSalus, by delivery of shares of the New TriSalus Common Stock.
The accounting for the Series A Convertible Preferred Stock is currently under evaluation. A preliminary analysis was performed whereby ASC Topic 480, Distinguishing Liabilities from Equity, ASC Subtopic 815-15, Derivatives and Hedging — Embedded Derivatives and ASC Subtopic 815-40, Derivatives and Hedging —  Contracts in Entity’s Own Equity were considered in determining whether the Series A Convertible Preferred Stock should be classified as a liability or within equity. As part of that analysis, it was preliminarily determined that the Series A Convertible Preferred Stock does not meet the criteria in ASC 480 to be classified as a liability, rather, it meets the criteria in ASC 815-40 to be considered indexed to the New TriSalus Common Stock and classified as equity. Further, as part of the preliminary analysis, it was determined that there aren’t any embedded features that require bifurcation or result in a classification outside of permanent equity. As a result, the Series A Convertible Preferred Stock will be classified as equity for purposes of the pro forma financial information, and an adjustment to recognize the expected cash proceeds and issuance of Series A Convertible Preferred Stock has been applied to the unaudited pro forma combined financial information.
Other Financing and Related Events
MTAC — Final Redemption
As described in the proxy statement/prospectus, MTAC provided holders of its shares of Class A Common Stock with the opportunity to have all or a portion of their shares redeemed for cash upon the closing of the Business Combination. On August 8, 2023, MTAC held a special meeting of stockholders, at which, holders of an aggregate of 890,499 shares of MTAC’s Class A Common Stock elected to exercise their right to redeem their shares for a pro rata portion of the funds in the Company’s trust account (the “Trust Account”). As a result, approximately $9.4 million (approximately $10.58 per redeemed share) was removed from the Trust Account to pay such holders.
Basis of Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination entity upon the Closing.
The unaudited pro forma condensed combined financial information is for illustrative purposes only.
The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the post-combination entity will experience. Legacy TriSalus and MTAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Accounting Policies
Following consummation of the Business Combination, management is performing a comprehensive review of Legacy TriSalus’ and MTAC’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New TriSalus. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2023
(in thousands)
	TriSalus Historical	MTAC Historical	Subsequent Event Adjustments		Financing Adjustments		Transaction Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,904	$104	—		$40,150	(B)	$2,655	(C)	$40,128
							(685)	(E)
							(6,000)	(F)
Accounts receivable	2,094	—	—		—		—		2,094
Inventory, net	1,522	—	—		—		—		1,522
Prepaid expenses	4,859	57	—		—		(4,233)	(E)	683
Total current assets	12,379	161	—		40,150		(8,263)		44,427
Property and equipment, net	1,885	—	—		—		—		1,885
Right-of-use asset	1,322	—	—		—		—		1,322
Intangible assets, net	858	—	—		—		—		858
Other assets	367	—	—		—		—		367
Investments held in Trust Account	—	12,076	(9,421)	(A)	—		(2,655)	(C)	—
Total assets	$16,811	$12,237	$(9,421)		$40,150		$(10,918)		$48,859
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade payables	$4,297	$—	$—		$—		$—		$4,297
Accrued expenses	9,106	2,670	—		—		(2,170)	(F)	9,606
Series B-2 tranche liabilities	959	—	—		—		(959)	(G)	—
Series B-3 warrant liabilities	17,190	—	—		—		(17,190)	(G)	—
Short-term lease liabilities	384	—	—		—		—		384
Convertible note	—	1,500	—		—		(1,500)	(K)	—
Promissory note – related party	—	1,573	—		—		(1,573)	(F)	—
Other current liabilities	253	288	—		—		(257)	(F)	284
Total current liabilities	32,189	6,031	—		—		(23,649)		14,571
Long-term lease liabilities	1,410	—	—		—		—		1,410
Warrant liabilities	262	531	—		—		(262)	(H)	573
							42	(K)
Deferred underwriting fee payable	—	8,750	—		—		(8,750)	(F)	—
Other long-term liabilities	—	—	—		—		24,499	(I)	24,499
Total liabilities	33,861	15,312	—		—		(8,120)		41,053
Commitments and contingencies
Class A common stock subject to possible redemption	—	12,046	(9,421)	(A)			(2,625)	(D)	—
Convertible preferred stock	181,313	—	—		—		17,190	(G)	—
							(198,503)	(H)
Shareholders’ equity (deficit)
Convertible preferred stock	—	—	—		—		—		—
Common stock	18	—	—		—		(16)	(H)	2
Class B Common stock, $0.0001 par value	—	1	—		—		(1)	(I)	—
Additional paid-in capital	13,200	—	—		40,150	(B)	2,625	(D)	221,734
							(1,610)	(E)
							6,750	(F)
							198,781	(H)
							(24,498)	(I)
							(15,122)	(J)
							1,458	(K)
Accumulated deficit	(211,581)	(15,122)	—		—	(B)	(3,308)	(E)	(213,930)
							959	(G)
							15,122	(J)
Total shareholders’ equity (deficit)	(198,363)	(15,121)	—		40,150		181,140		7,806
Total liabilities, temporary equity and shareholders’ equity (deficit)	$16,811	$12,237	$(9,421)		$40,150		$(10,918)		$48,859

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2023
(in thousands, except share and per share data)
	TriSalus Historical	MTAC Historical	Transaction Adjustments		Pro Forma Combined
Revenue	$7,596	$—	$—		$7,596
Cost of goods sold	1,434	—	—		1,434
Gross profit	6,162	—	—		6,162
Operating expenses:
Research and development	12,504	—	—		12,504
Sales and marketing	6,741	—	—		6,741
General and administrative	8,472	2,273	—		10,745
Loss from operations	(21,555)	(2,273)	—		(23,828)
Interest income	71	369	(369)	(AA)	71
Interest expense	(9)	—	—		(9)
Loss on equity issuance	(4,189)	—	—		(4,189)
Change in fair value of warrant and tranche liabilities	3,491	531	(3,753)	(BB)	269
Other income and expense, net	(43)	—	—		(43)
(Loss) income before income taxes	(22,234)	(1,373)	(4,122)		(27,729)
Income tax expense	8	70	—		78
Net (loss) income	$(22,242)	$(1,443)	$(4,122)		$(27,807)
Net (loss) income per share:
Weighted average shares outstanding of Class A common stock, basic and diluted		2,024,925
Basic and diluted net income per share, Class A common stock		$(0.18)
Weighted average shares outstanding of Class B common stock, basic and diluted		6,111,111
Basic and diluted net income per share, Class B common stock		$(0.18)
Weighted average shares outstanding of common stock, basic and diluted	17,068,505				23,191,681
Basic and diluted net loss per share, common stock	$(1.48)				$(1.27)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022
(in thousands, except share and per share data)
	TriSalus Historical	MTAC Historical	Transaction Adjustments		Pro Forma Combined
Revenue	$12,398	$—	$—		$12,398
Cost of goods sold	2,258	—	—		2,258
Gross profit	10,140	—	—		10,140
Operating expenses:
Research and development	21,358	—	—		21,358
Sales and marketing	12,738	—	—		12,738
General and administrative	12,483	2,746	—		15,229
Loss from operations	(36,439)	(2,746)	—		(39,185)
Interest income	180	3,019	(3,019)	(CC)	180
Interest expense	(1)	—	—		(1)
Change in fair value of warrant and tranche liabilities	(2,186)	5,837	2,208	(DD)	5,859
Loss on equity issuance	(8,312)	—	—		(8,312)
Other income and expense, net	(420)	—	(22)	(DD)	(6,291)
			(8,266)	(EE)
			1,458	(FF)
			959	(GG)
(Loss) income before income taxes	(47,178)	6,110	(6,682)		(47,750)
Income tax expense	9	571	—		580
Net (loss) income	$(47,187)	$5,539	$(6,682)		$(48,330)
Net (loss) income per share:
Weighted average shares outstanding of Class A common stock, basic and diluted		23,358,326
Basic and diluted net income per share, Class A common stock		$0.19
Weighted average shares outstanding of Class B common stock, basic and diluted		6,250,000
Basic and diluted net income per share, Class B common stock		$0.19
Weighted average shares outstanding of common stock, basic and diluted	12,526,248				23,191,681
Basic and diluted net loss per share, common stock	$(3.99)				$(2.22)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on June 30, 2023, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.
The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TriSalus issuing stock for the net assets of MTAC, accompanied by a recapitalization. The net assets of MTAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The financial statements of New TriSalus will represent a continuation of the financial statements of TriSalus.
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Business Combination and related transactions (“Transaction Accounting Adjustments”). The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The unaudited pro forma condensed combined financial information does not give effect to any tax impacts associated with the pro forma adjustments as such pro forma adjustments result in the generation of additional net operating losses offset by a full valuation allowance recorded on such net operating losses as it is more likely than not that the net operating losses will not be utilized.
The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New TriSalus. They should be read in conjunction with the historical financial statements and notes thereto of Legacy TriSalus and MTAC.
2.
Transaction Accounting Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023, are as follows:
(A)
Represents the adjustment to record the redemption of shares of MTAC’s Class A Common Stock on August 10, 2023. See “Other Financing and Related Events” section above.

(B)
Represents the pro forma adjustment to record the gross proceeds of $40.2 million from the issuance of 4,015,002 shares of Series A Convertible Preferred Stock to the Preferred Stock PIPE

Investors. The gross proceeds were not reduced by Preferred Stock PIPE Investment related transaction costs, which were estimated at $1.6 million, as they were settled by the Sponsor on the Closing Date. Pursuant to the Sponsor Support Agreement, the Sponsor is solely responsible for the payment of MTAC transaction costs in excess of the MTAC Transaction Expenses Cap, which, for the purposes of this adjustment, was exceeded from transaction costs captured in Adjustment (F). As a result, Additional paid in capital was increased by a total of $40.2 million, resulting from the $38.6 million of additional paid in capital, net of transaction costs, from the issuance of the Series A Convertible Preferred Stock, in addition to the Sponsor’s $1.6 million noncash contribution for transaction costs related to the Preferred Stock PIPE Investment.
(C)
Represents the reclassification of cash and investments held in the Trust Account remaining as of June 30, 2023. The cash held in the Trust Account became available in conjunction with the closing of the Business Combination.

(D)
Reflects the reclassification of New TriSalus Common Stock of the $2.6 million of MTAC Class A Common Stock, subject to possible redemption.

(E)
Represents the payment of estimated Legacy TriSalus transaction costs of $4.9 million in non-recurring costs incurred in connection with the Business Combination, which are primarily related to legal and accounting fees. Such transaction costs are allocated to additional paid-in capital of $1.6 million and accumulated deficit of $3.3 million based on the relative fair value of the acquired Sponsor Earnout Shares and the outstanding New TriSalus Common Stock at Closing in connection with the Business Combination.

(F)
Represents the adjustments associated with the estimated MTAC transaction costs and the MTAC related party promissory notes either settled by MTAC or settled by the Sponsor on the Closing Date. Pursuant to the Sponsor Support Agreement, the Sponsor is solely responsible for the payment of MTAC transaction costs in excess of the MTAC Transaction Expenses Cap, which for the purposes of this adjustment, is $6.0 million as the Available Closing MTAC Cash was less than $70 million. The MTAC Transaction Expenses Cap also includes the payment of any promissory notes and convertible notes, if not converted into warrants, in favor of the Sponsor as well as MTAC transaction costs incurred from transactions prior to the Business Combination and, to the extent not waived, the deferred underwriting fee that would otherwise be due on the Closing Date. On November 11, 2022 MTAC and Raymond James amended the underwriting agreement to provide for a waiver by Raymond James of the $8.8 million deferred underwriting fee in its entirety if the proposed Business Combination between MTAC and TriSalus is consummated. As a result of the consummation of the Business Combination, the deferred underwriting fee payable of $8.8 million as of June 30, 2023 was eliminated with an offsetting adjustment to additional paid-in-capital and is not included in the MTAC Transaction Expenses Cap. Further, as discussed in adjustment (K), the MTAC convertible notes were converted into MTAC Warrants at Closing. As a result, the MTAC convertible notes are not included in the MTAC Transaction Expenses Cap. This adjustment reflects $7.1 million of MTAC estimated transaction costs to be settled on the Closing Date, of which $6.7 million relates to the legal and financial advisory costs in connection with the Business Combination and $0.4 million relates to transaction costs from a prior transaction. In addition, the adjustment reflects the settlement of the MTAC related promissory and extension notes outstanding of $1.6 million and $0.3 million, respectively, as of June 30, 2023.

The following table reconciles the cash outflow related to MTAC transaction costs and promissory and extension notes on the Closing Date (in thousands):
Amount
Total MTAC transaction costs and promissory and extension notes settled on the Closing Date	$8,958
Less: Portion settled by Sponsor	(2,958)
MTAC transaction costs and promissory notes paid via MTAC cash	$6,000
The following table reconciles total MTAC transaction costs and promissory and extension notes settled on the Closing Date to MTAC transaction costs expensed on the Closing Date (in thousands):

Amount
Total MTAC transaction costs and promissory notes settled on the Closing Date	$8,958
Less: MTAC promissory notes outstanding as of 6/30/23 and settled on the Closing Date	(1,573)
Less: MTAC extension note outstanding as of 6/30/23 and settled on the Closing Date	(257)
Less: MTAC transaction costs related to Business Combination accrued as of 6/30/23 and paid on the Closing Date	(1,811)
Less: MTAC transaction costs related to prior transaction accrued as of 6/30/23 and paid on the Closing Date	(359)
MTAC transaction costs expensed on the Closing Date	$4,958
As the MTAC transaction costs would have been initially recognized on the MTAC pre-closing balance sheet immediately prior to Closing and the accumulated deficit of MTAC would be reclassified to additional paid in capital at Closing (see adjustment (J)), for purpose of this adjustment, the MTAC transaction expenses are recorded directly to additional paid-in capital. The following presents the adjustment to additional paid in capital as a result of the MTAC transaction costs (in thousands):
Amount
Sponsor non-cash contribution from payment of MTAC transaction costs on behalf of MTAC	$2,958
Plus: Waiver of deferred underwriting fee	8,750
Less: MTAC transaction costs expensed on the Closing Date	(4,958)
MTAC transaction costs – additional paid in capital adjustment	$6,750

(G)
Represents the gain on expiration of the Series B-2 tranche liabilities and the automatic conversion of unexercised Series B-3 Warrants into Series B-3 preferred stock on a cashless basis upon consummation of the Business Combination. The expiration of the Series B-2 tranche liabilities resulted in a decrease in the Series B-2 tranche liabilities and a decrease in Accumulated deficit, for a gain on expiration, of $1.0 million. The automatic conversion of unexercised Series B-3 Warrants into Series B-3 preferred stock resulted in a decrease in the Series B-3 warrant liabilities and increase in Convertible preferred stock of $17.2 million.

(H)
Represents the issuance of 21,999,886 shares of New TriSalus Common Stock to Legacy TriSalus stockholders (including Legacy TriSalus common stockholders who received their shares upon conversion of the Legacy TriSalus Preferred Stock and automatic exercise of the Legacy TriSalus Warrants) as consideration for the reverse recapitalization.

(I)
Prior to Closing, the Sponsor held 6,249,999 shares of MTAC’s Class A Common Stock and 1 share of Class B Common Stock. At Closing, 2,187,500 of these shares were forfeited and cancelled; 3,125,000 became Sponsor Earnout Shares; and 937,500 were reclassified as New TriSalus Common Stock. The Sponsor Earnout Shares will be accounted for as a liability. See section “Accounting for the Sponsor Earnout Shares” for further discussion.

The preliminary estimated fair value of the Sponsor Earnout Shares is $24.5 million. The pro forma value of the Sponsor Earnout Shares was estimated using a Monte Carlo simulation model. The significant assumptions utilized in estimating the fair value of the Sponsor Earnout Shares include the following: (i) starting share value of $10.00; (ii) a dividend yield of 0.0%; (iii) a risk-free rate of 4.18%; and (iv) expected equity volatility of 65.0%.
(J)
Reflects the elimination of MTAC’s historical accumulated deficit.

(K)
Represents the conversion of MTAC’s related party convertible notes into Public Warrants (which have the same terms and conditions as the Private Placement Warrants) at Closing, which was convertible at the option of the convertible note holder. Based on the outstanding balance as of June 30, 2023 of $1.5 million, the MTAC convertible notes were converted into 1,000,000 Public Warrants based on a $1.50 conversion price. The fair value of the 1,000,000 MTAC Warrants issued upon conversion is $42 thousand. A gain on conversion of $1.46 million of the MTAC convertible note is recorded to additional paid-in capital as a result of the elimination of MTAC’s historical accumulated deficit at Closing (see adjustment (J)).
3.
Transaction Accounting Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2023

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, are as follows:
(AA)
Reflects the elimination of interest earned on investments held in the Trust Account.

(BB)
Reflects the elimination of the change in fair value of Legacy TriSalus Warrant liabilities as a result of the settlement of the Legacy TriSalus Warrants at or immediately prior to Closing.

4.
Transaction Accounting Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, are as follows:
(CC)
Reflects the elimination of interest earned on investments held in the Trust Account.

(DD)
Reflects the elimination of the change in fair value of Legacy TriSalus Warrant liabilities as a result of the settlement of the Legacy TriSalus Warrants at or immediately prior to Closing.

(EE)
Represents the pro forma adjustment to record the nonrecurring expense related to $3.3 million of Legacy TriSalus transaction costs and $5.0 million of MTAC transaction costs, discussed further at adjustments (E) and (F).

(FF)
Represents the gain on conversion upon the expected conversion of MTAC convertible notes into MTAC Warrants (which would have the same terms and conditions as the Private Placement Warrants) at Closing, discussed further at adjustment (K).

(GG)
Represents the pro forma adjustment to record the nonrecurring expense related to the gain on expiration of the Series B-2 tranche liabilities upon the Business Combination; as discussed further at adjustment (G).

5.
Net Loss per Share

The pro forma weighted average shares calculations have been calculated for the six months ended June 30, 2023 using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the Business Combination occurred on January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for both basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. Holders of Legacy TriSalus Common Stock received shares of New TriSalus Common Stock in an amount determined by application of the Exchange Ratio.
The 3,125,000 Sponsor Earnout Shares are not considered outstanding from an accounting perspective. Further, due to the fact that the Sponsor Earnout Shares are contingently issuable for accounting purposes based upon New TriSalus Common Stock share price reaching specified thresholds that have not yet been achieved, the Sponsor Earnout Shares have been excluded from basic and diluted pro forma net loss per share.

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:
Number of Shares
Sponsor Earnout Shares	3,125,000
Stock Options (formerly TriSalus Options)	1,759,366
Restricted Stock Units (“RSU’s”) (formerly TriSalus RSU’s)	184,018
Public Warrants	8,333,272
Private Placement Warrants	4,933,333
Series A Convertible Preferred Stock	4,015,002
Additional Public Warrants (adjustment (K))	1,000,000
The unaudited pro forma condensed combined net loss per share has been prepared for the six months ended June 30, 2023 and the year ended December 31, 2022 (in thousands, except for share and per share data):
	For the Six Months Ended June 30, 2023	For the Year Ended December 31, 2021
	Combined Pro Forma	Combined Pro Forma
Numerator
Pro forma net loss – basic and diluted	$(27,807)	$(48,330)
Less: Annual 8% cumulative dividend for Convertible Preferred Shareholders	(1,606)	(3,212)
Net loss attributable to common Stockholder	(29,413)	(51,542)
Denominator
Pro forma weighted average shares of common stock outstanding – basic and diluted(1)	23,191,681	23,191,681
Pro forma basic and diluted net loss per share(1)	$(1.27)	$(2.22)

(1)
Excludes the effects of potentially dilutive shares from Sponsor Earnout Shares, Series A Convertible Preferred Stock, stock options, public warrants, and Private Placement Warrants from the computation of diluted net loss per share because including them would have had an antidilutive effect.

INDEX TO FINANCIAL STATEMENTS
MEDTECH ACQUISITION CORPORATION
TRISALUS LIFE SCIENCES, INC.

MEDTECH ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash	$103,975	$153,563
Prepaid expenses	57,479	206,329
Total current assets	161,454	359,892
Cash and investments held in Trust Account	12,076,340	19,827,884
TOTAL ASSETS	$12,237,794	$20,187,776
LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$2,670,241	$1,442,941
Due to stockholders	—	48,135
Income taxes payable	30,694	27,854
Extension Note	257,307	39,068
Convertible Promissory Note – related party	1,500,000	1,341,000
Promissory note – related party	1,573,222	944,000
Total current liabilities	6,031,464	3,842,998
Warrant liabilities	530,666	1,061,334
Deferred underwriting fee payable	8,750,000	8,750,000
TOTAL LIABILITIES	15,312,130	13,654,332
Commitments and Contingencies
Class A common stock subject to possible redemption, 1,144,794 and 1,953,422 shares at $10.52 and $10.14 per share redemption value as of June 30, 2023 and December 31, 2022, respectively	12,045,646	19,800,030
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.0001 per share; 1,000,000 shares authorized, none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Class A common stock, par value $0.0001 per share; 100,000,000 shares authorized, 6,249,999 and none issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	625	—
Class B common stock, par value $0.0001 per share; 10,000,000 shares authorized; 1 and 6,250,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	625
Additional paid-in capital	—	—
Accumulated deficit	(15,120,607)	(13,267,211)
TOTAL STOCKHOLDERS’ DEFICIT	(15,119,982)	(13,266,586)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$12,237,794	$20,187,776
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
General and administrative expenses	$1,429,989	$288,273	$2,273,335	$958,080
Loss from operations	(1,429,989)	(288,273)	(2,273,335)	(958,080)
Other income:
Change in fair value of warrant liabilities	265,334	2,388,000	530,668	5,837,332
Interest earned on marketable securities held in Trust Account	212,338	314,714	369,371	371,914
Total other income, net	477,672	2,702,714	900,039	6,209,246
(Loss) Income before provision for income taxes	(952,317)	2,414,441	(1,373,296)	5,251,166
Provision for income taxes	(42,722)	(28,202)	(69,840)	(28,202)
Net (loss) income	$(995,039)	$2,386,239	$(1,443,136)	$5,222,964
Weighted average shares outstanding of Class A common stock	2,096,428	25,000,000	2,024,925	25,000,000
Basic and diluted net (loss) income per share, Class A common stock	$(0.12)	$0.08	$(0.18)	$0.17
Weighted average shares outstanding of Class B common stock	5,972,222	6,250,000	6,111,111	6,250,000
Basic and diluted net (loss) income per share, Class B common stock	$(0.12)	$0.08	$(0.18)	$0.17
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
	Class B Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2023	—	$—	6,250,000	$625	$—	$(13,267,211)	$(13,266,586)
Investment pursuant to business combination agreement	—	—	—	—	199,633	—	199,633
Capital Contribution by Sponsor	—	—	—	—	25,000	—	25,000
Accretion of shares of Class A common stock to redemption amount	—	—	—	—	(224,633)	(139,693)	(364,326)
Net loss	—	—	—	—	—	(448,097)	(448,097)
Balance – March 31, 2023	—	—	6,250,000	625	—	(13,855,001)	(13,854,376)
Investment pursuant to business combination agreement	—	—	—	—	90,056	—	90,056
Class B common stock converted into Class A common stock	6,249,999	625	(6,249,999)	(625)	—	—	—
Accretion of shares of Class A common stock to redemption amount	—	—	—	—	(90,056)	(270,567)	(360,623)
Net loss	—	—	—	—	—	(995,039)	(995,039)
Balance – June 30, 2023	6,249,999	$625	1	$—	$—	$(15,120,607)	$(15,119,982)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2022	6,250,000	$625	$—	$(16,717,728)	$(16,717,103)
Net income	—	—	—	2,836,725	2,836,725
Balance – March 31, 2022	6,250,000	625	—	(13,881,003)	(13,880,378)
Accretion of shares of Class A common stock to redemption amount	—	—	—	(48,138)	(48,138)
Net income	—	—	—	2,386,239	2,386,239
Balance – June 30, 2022	6,250,000	$625	$—	$(11,542,902)	$(11,542,277)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(1,443,136)	$5,222,964
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Change in fair value of warrant liabilities	(530,668)	(5,837,332)
Interest earned on marketable securities held in Trust Account	(369,371)	(371,914)
Changes in operating assets and liabilities:
Prepaid expenses	148,850	127,750
Income taxes payable	2,840	28,202
Due to stockholders	(48,135)	—
Accounts payable and accrued expenses	1,227,300	(292,372)
Net cash used in operating activities	(1,012,320)	(1,122,702)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(425,418)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	67,000	91,000
Cash withdrawn from Trust Account in connection with redemptions	8,479,333	—
Net cash provided by investing activities	8,120,915	91,000
Cash Flows from Financing Activities:
Proceeds from promissory note – related party	629,222	400,000
Proceeds from convertible promissory note – related party	159,000	500,000
Proceeds from extension note	218,239	—
Capital Contribution by Sponsor	25,000	—
Investment pursuant to the business combination agreement	289,689	—
Redemptions of common stock	(8,479,333)	—
Net cash (used in) provided by financing activities	(7,158,183)	900,000
Net Change in Cash	(49,588)	(131,702)
Cash – Beginning of period	153,563	200,884
Cash – End of period	$103,975	$69,182
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$67,000	$—
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
MedTech Acquisition Corporation (the “Company”) was incorporated in Delaware on September 11, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has one wholly-owned subsidiary, MTAC Merger Sub, Inc, a Delaware corporation (“MTAC Merger Sub”), which was incorporated on November 9, 2022.
As of June 30, 2023, the Company had not commenced any operations. All activity from inception through June 30, 2023, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination, including the terminated Business Combination with Memic Innovative Surgery Ltd. and Maestro Merger Sub, Inc. (the “Memic Business Combination”) (as more fully described in Note 6) and TriSalus Business Combination (as defined and more fully described in Note 6). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering, held in the Trust Account (as defined below).
The registration statements for the Company’s Initial Public Offering were declared effective on December 17, 2020. On December 22, 2020, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares,” whether they were purchased in the Initial Public Offering or thereafter in the open market. For the avoidance of doubt, the Public Shares exclude the shares of Class A common stock held by the Sponsor after the Sponsor Conversion, as defined below), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,933,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to MedTech Acquisition Sponsor LLC (the “Sponsor”), generating gross proceeds of $7,400,000, which is described in Note 4.
Following the closing of the Initial Public Offering on December 22, 2020, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below. In December 2022, the Company instructed the trustee, Continental Stock Transfer & Trust Company, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in a demand deposit account. Accordingly, the funds in the Trust Account no longer contain marketable securities.
Transaction costs amounted to $14,161,525, consisting of $5,000,000 in cash underwriting fees, $8,750,000 of deferred underwriting fees and $411,525 of other offering costs.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and net of taxes payable). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
If the Company seeks stockholder approval for a Business Combination, the Company will only proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by September 22, 2023 (or such earlier date as determined by the board of directors of the Company (the “Board”)) and (c) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.
The Company will have until September 22, 2023 (or such earlier date as determined by the Board) to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
On December 12, 2022, the Company held a special meeting in lieu of the 2022 annual meeting of stockholders (the “First Meeting”). At the First Meeting, the Company’s stockholders approved an amendment (the “First Charter Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (including amendments thereto, the “Charter”) to extend the date by which the Company must consummate its initial Business Combination from December 22, 2022 to June 22, 2023 (or such earlier date as determined by the Board). The Company filed the First Charter Amendment with the Secretary of State of the State of Delaware on December 12, 2022.
On June 12, 2023, the Company held a second special meeting of stockholders (the “Second Meeting”). At the Second Meeting, the Company’s stockholders approved (1) an amendment to the Charter to extend the date by which the Company must consummate its initial Business Combination from June 22, 2023 to September 22, 2023 (or such earlier date as determined by the Board); (2) an amendment to the Charter such that subject to the rights of the holders of any outstanding class of preferred stock, the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s capital stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; (3) an amendment to the Charter to provide for the right of the holder of the Company’s Class B common stock to convert into Class A common stock, on a one-for-one basis at any time prior to the closing of an initial Business Combination at the option of the holder; and (4) amendments to the Charter to eliminate from the Charter the limitation that the Company may not redeem Public Shares to the extent that such redemption would result in the Company having net tangible assets of less than $5,000,001 (all the aforementioned amendments, collectively, the “Second Charter Amendments”). The Company filed the Second Charter Amendments with the Secretary of State of the State of Delaware on June 12, 2023.
On June 26, 2023, the Sponsor converted a total of 6,249,999 shares of the Company’s Class B common stock into the equal number of shares of Class A common stock (the “Sponsor Conversion”). The shares of Class A common stock issued in connection with the Sponsor Conversion are subject to the

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
same restrictions as applied to the shares of Class B common stock before the Sponsor Conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the prospectus for the Initial Public Offering.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2023, the Company had $103,975 in its operating bank account and working capital deficit of $5,839,316, which excludes $30,694 of income taxes payable.
On December 30, 2021, the Company issued an unsecured promissory note to the Sponsor in the principal amount of $544,000 (the “2021 Promissory Note “). The 2021 Promissory Note , as described in Note 5, does not bear interest and matures upon closing of the Company’s initial Business Combination. As of June 30, 2023 and December 31, 2022, there was $544,000 outstanding under the 2021 Promissory Note.
On January 28, 2022, the Company issued an unsecured promissory note in the principal amount of up to $400,000 to the Sponsor (the “2022 Promissory Note I”). The 2022 Promissory Note I, as described in Note 5, does not bear interest and matures upon closing of the Company’s initial Business Combination. As of June 30, 2023 and December 31, 2022, there was $400,000 outstanding under the 2022 Promissory Note I.
On December 16, 2022, the Company issued an unsecured promissory note in the principal amount of up to $1,000,000 to the Sponsor (the “2022 Promissory Note III”). The 2022 Promissory Note III, as described in Note 5, does not bear interest and matures upon closing of the Company’s initial Business Combination. As of June 30, 2023 and December 31, 2022, there were amounts of $629,222 and $0 outstanding under the 2022 Promissory Note III, respectively.
On May 24, 2022, the Company issued the Convertible Promissory Note (as defined in Note 5) in the principal amount of up to $1,500,000 to the Sponsor. As of June 30, 2023 and December 31, 2022, there were amounts of $1,500,000 and $1,341,000 outstanding under the Convertible Promissory Note, respectively.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
On December 16, 2022, the Company issued a promissory note in the aggregate principal amount of up to $468,821 to the Sponsor (the “First Extension Note”), pursuant to which the Sponsor agreed to loan to the Company up to $468,821 (the “First Extension Funds”) to deposit into the Trust Account for the Public Shares that were not redeemed in connection with the extension of the Company’s termination date from December 22, 2022 to June 22, 2023 or such earlier date as determined by the Board (the “First Extension”). The First Extension Note, as described in Note 5, does not bear interest and is repayable in full upon the consummation of an initial Business Combination. As of June 30, 2023 and December 31, 2022, there were amounts of $234,411 and $39,068 outstanding under First Extension Note, respectively.
In connection with the First Extension, the Company deposited $0.04 per share into the Trust Account for each month from December 22, 2022 until June 22, 2023.
On June 15, 2023, the Company issued a promissory note in the aggregate principal amount of up to $137,375 to the Sponsor (the “Second Extension Note”), pursuant to which the Sponsor agreed to loan to the Company up to $137,375 (the “Second Extension Funds”) to deposit into the Trust Account for the Public Shares that were not redeemed in connection with the extension of the Company’s termination date from June 22, 2023 to September 22, 2023 or such earlier date as determined by the Board (the “Second Extension”). The Second Extension Note, as described in Note 5, does not bear interest and is repayable in full upon consummation of an initial Business Combination. As of June 30, 2023, there was $22,896 outstanding under the Second Extension Note.
In connection with the Second Extension, the Company has and will deposit $0.04 per share into the Trust Account for each month (commencing on June 23, 2022 and ending on the 22nd day of each subsequent month), or portion thereof, that is needed by the Company to complete an initial Business Combination until September 22, 2023 or such earlier date as determined by the Board.
Pursuant to the TriSalus Merger Agreement, TriSalus (as defined under Note 6) has agreed to pay, as a transactional expense and not as a loan, for 50% of the costs incurred by the Company in connection with the preparation and filing of applicable proxy materials and the holding of the First and Second Meetings (TriSalus’ portion of such fees, the “TriSalus Extension Fees”), in addition to 50% of the amounts deposited into the Trust Account in connection with the extensions, with the remainder to be funded by the Sponsor and/or its designee in the form of a loan to the Company; provided that TriSalus’ obligation to pay the TriSalus Extension Fees and its portion of the deposits for the Extension will terminate immediately at the earliest to occur of (i) the closing date of the TriSalus Business Combination (as defined under Note 6) and (ii) the valid termination of the TriSalus Merger Agreement. Upon such termination, the Company will have no obligation to repay the TriSalus Extension Fees or any portion of the Extension Funds paid by TriSalus.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until September 22, 2023, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 22, 2023.
Risks and Uncertainties
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, a vote by the stockholders to extend the period of time to complete the Company’s initial Business Combination (the “extension vote”) or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
the SEC on March 22, 2023. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, which was incorporated on November 9, 2022. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available, and accordingly, the actual results could differ significantly from those estimates.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $103,975 and $153,563 of cash as of June 30, 2023 and December 31, 2022, respectively, and no cash equivalents.
Cash and Investments Held in Trust Account
At June 30, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in a demand deposit account held by Continental Stock Transfer & Trust Company. The demand deposit account accrues interest monthly.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.
In connection with the First Meeting, stockholders holding 23,046,578 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $232.37 million (approximately $10.08 per Public Share) was removed from the Trust Account to pay such holders and approximately $19.70 million remained in the Trust Account. Following redemptions, the Company had 1,953,422 Public Shares outstanding. In addition, a total of $78,137 was deposited into the Trust Account, of which 50% was drawn down under the First Extension Note and 50% was funded by TriSalus pursuant to the TriSalus Merger Agreement (as described in Note 6).
In connection with the Second Meeting, stockholders holding 808,628 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $8.48 million (approximately $10.49 per Public Share) was removed from the Trust Account to pay such holders and approximately $12.00 million remains in the Trust Account. Following redemptions, the Company has 1,144,794 Public Shares outstanding. In addition, a total of $45,791 was deposited into the Trust Account of which 50% was drawn down under the Second Extension Note and 50% was funded by TriSalus pursuant to the TriSalus Merger Agreement (as described in Note 6).
Accordingly, at June 30, 2023 and December 31, 2022, 1,144,794 and 1,953,422 shares of Class A common stock subject to possible redemption are presented at $10.52 and $10.14 redemption value, respectively, as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of common stock to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
At June 30, 2023 and December 31, 2022, the Class A common stock subject to possible redemption reflected in the condensed consolidated balance sheets is reconciled in the following table:
Class A common stock subject to possible redemption, December 31, 2021	$250,000,000
Less:
Redemptions of Class A common stock	(232,371,273)
Plus:
Accretion of carrying value to redemption value	2,093,167
Extension Deposit	78,136
Class A common stock subject to possible redemption, December 31, 2022	19,800,030
Less:
Redemption	(8,479,333)
Plus:
Extension deposit	425,418
Accretion of carrying value to redemption value	299,531
Class A common stock subject to possible redemption, June 30, 2023	$12,045,646
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the condensed consolidated statements of operations. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. A total of $14,161,525 in offering costs was incurred. Of these offering costs, $13,638,664 was related to the Initial Public Offering and charged to Class A common stock subject to possible redemption. Offering costs allocable to Public Warrants (as defined below) and Private Placement Warrants were $514,106 and $8,755, respectively, and expensed at the date of Initial Public Offering.
Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company accounts for the Public Warrants and Private Placement Warrants (together with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
any change in fair value is recognized in the statements of operations. The Private Placement Warrants were initially and subsequently valued using a Monte Carlo Simulation Model. The Public Warrants for periods where no observable traded price was available were also valued using a Monte Carlo simulation Model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740-270-25-2 requires that an annual effective tax rate be determined and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. As of June 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was 4.49% and 1.17% for the three months ended June 30, 2023 and 2022, respectively, and 5.09% and 0.54% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2023 and 2022, due to changes in fair value in warrant liability, and the valuation allowance on the deferred tax assets.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has been subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net (Loss) Income per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net (loss) income per share of common stock is computed by dividing net (loss) income by the weighted average number of common stock outstanding for the period. The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of common stock. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted (loss) income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 13,266,666 shares of Class A common stock in the aggregate. As of June 30, 2023

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
and 2022, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net (loss) income per common stock is the same as basic net (loss) income per common stock for the periods presented.
The following table reflects the calculation of basic and diluted net (loss) income per common stock (in dollars, except per share amounts):
	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per Share of common stock
Numerator:
Allocation of net (loss) income	$(258,535)	$(736,504)	$1,908,991	$477,248	$(359,173)	$(1,083,963)	$4,178,371	$1,044,593
Denominator:
Basic and diluted weighted average shares outstanding	2,096,428	5,972,222	25,000,000	6,250,000	2,024,925	6,111,111	25,000,000	6,250,000
Basic and diluted net (loss) income per Share of common stock	$(0.12)	$(0.12)	$0.08	$0.08	$(0.18)	$(0.18)	$0.17	$0.17
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation’s coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, except for the Warrant Liabilities.
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Recent Accounting Standards
In August 2020, the FASB issued ASU Topic 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of June 30, 2023.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
NOTE 3.   PUBLIC OFFERING
In connection with the Initial Public Offering, the Company sold 25,000,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,400,000) from the Company in a private placement. Each Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On September 11, 2020, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In December 2020, the Company effected a stock dividend for 0.1 shares for each share of Class B common stock outstanding, resulting in

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
6,325,000 Founder Shares outstanding. As a result of the partial over-allotment exercised by the underwriters, 75,000 shares of Class B common stock were forfeited, and no shares remain subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
On June 26, 2023, the Sponsor converted a total of 6,249,999 Founder Shares into the equal number of shares of Class A common stock. The shares of Class A common stock issued in connection with this Conversion are subject to the same restrictions as applied to the Founder Shares before the Conversion.
Administrative Services Agreement
The Company entered into an agreement, commencing on December 22, 2020, to pay the Sponsor an amount not to exceed $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2023, the Company incurred $30,000 and $60,000, respectively, in fees for these services. For the three and six months ended June 30, 2022, the Company incurred $30,000 and $60,000, respectively, in fees for these services. There were amounts of $300,000 and $240,000 included in accounts payable and accrued expenses for these services in the accompanying condensed consolidated balance sheets at June 30, 2023 and December 31, 2022, respectively.
Promissory Note - Related Party
On December 30, 2021, the Company issued the 2021 Promissory Note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $544,000. The 2021 Promissory Note is non-interest bearing. No amount shall be due under the 2021 Promissory Note if the Business Combination is not consummated within the Combination Period. As of June 30, 2023 and December 31, 2022, there was an amount of $544,000 outstanding under the 2021 Promissory Note.
On January 28, 2022, the Company issued the 2022 Promissory Note I in the principal amount of up to $400,000 to the Sponsor. The 2022 Promissory Note is non-interest bearing. No amount shall be due under 2022 Promissory Note if the Business Combination is not consummated within the Combination Period. As of June 30, 2023 and December 31, 2022, there was an amount of $400,000 outstanding under the 2022 Promissory Note I.
On December 16, 2022, the Company issued the 2022 Promissory Note III, an unsecured promissory note in the principal amount of up to $1,000,000 to the Sponsor for working capital purposes, which may be drawn down from time to time upon request by the Company. The 2022 Promissory Note III does not bear interest and the principal amount will not be payable if the Company fails to complete its initial Business Combination within the Combination Period. As of June 30, 2023 and December 31, 2022, there were amounts of $629,222 and $0 outstanding under the 2022 Promissory Note III, respectively.
Extension Note
On December 16, 2022, the Company issued the First Extension Note, a promissory note in the aggregate principal amount of up to $468,821 to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company the First Extension Funds to deposit into the Trust Account for the Public Shares that

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
were not redeemed in connection with the First Extension. The First Extension Note does not bear interest and is repayable in full upon the date of the consummation of an initial Business Combination. As of June 30, 2023 and December 31, 2022, there were amounts of $234,411 and $39,068 outstanding under First Extension Note, respectively.
On June 15, 2023, the Company issued the Second Extension Note, a promissory note in the aggregate principal amount of up to $137,375 to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company the Second Extension Funds to deposit into the Trust Account for the Public Shares that were not redeemed in connection with the Second Extension. The Second Extension Note does not bear interest and is repayable in full upon the consummation of the initial Business Combination. As of June 30, 2023, there was an amount of $22,896 outstanding under Second Extension Note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
On May 24, 2022, the Company entered into the Working Capital Loans through the issuance of a promissory note in the principal amount of up to $1,500,000 to the Sponsor for working capital requirements and payment of certain expenses in connection the Company’s initial Business Combination (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and payable on the earlier of (i) the date of the initial Business Combination or (ii) the winding up of the Company. At any time prior to payment in full of the principal balance of the Convertible Promissory Note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of warrants, each exercisable for one share of Class A common stock of the Company (the “Conversion Warrants”), equal to (x) the portion of the principal amount of this Note being converted, divided by (y) $1.50, rounded up to the nearest whole number of warrants. The Conversion Warrants and their underlying securities are entitled to certain demand and piggyback registration rights as set forth in the Convertible Promissory Note. The Company determined that the fair value of the Convertible Promissory Note was par value.
As of June 30, 2023 and December 31, 2022, the Company had borrowings of $1,500,000 and $1,341,000, respectively, under the Convertible Promissory Note.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on December 17, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
in other registration statements filed by the Company, subject to certain limitations. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Raymond James Agreements
Raymond James & Associates, Inc. (“Raymond James”) was originally engaged by the Company to act as sole manager for the Initial Public Offering and would be entitled to a deferred underwriting fee of $8,750,000 upon the consummation of a Business Combination. In connection with the entry into the TriSalus Merger Agreement, on November 11, 2022, the Company and Raymond James amended that certain Underwriting Agreement, dated December 17, 2020, pursuant to which, Raymond James agreed to waive the foregoing deferred underwriting fee in its entirety if the proposed Business Combination between the Company and TriSalus is consummated. Raymond James was separately engaged by the Company to act as its investment banking advisor in connection with a Business Combination, and will receive customary fees for its services in that role if the Business Combination with TriSalus is consummated. The Company also engaged Raymond James to act as sole placement agent for an institutional debt financing that resulted in the Company’s entry into the non-binding term sheet with Magnetar Capital LLC (“Magnetar”). On June 23, 2023, the non-binding term sheet with Magnetar expired in accordance with its own terms. In consideration for its services as the Company’s investment banking advisor and its services as placement agent, Raymond James will be entitled to receive an aggregate fee of $2 million from the Company at the closing of the Business Combination with TriSalus plus expense reimbursements for a maximum of $700,000. Raymond James’s transaction fees are contingent upon the closing of the Business Combination with TriSalus and if the Company is unable to consummate the Business Combination with TriSalus, then Raymond James will not receive any compensation for its investment banking advisory services (but will remain entitled to reimbursement of expenses). Raymond James will not receive any placement agent fees in connection with the consummation of the Business Combination with TriSalus.
Contingent Professional Fees
The Company incurred legal fees of $508,525 and investment advisory fees of $400,000, which were contingent upon the consummation of the Memic Business Combination. On March 12, 2022, the Memic Business Combination was terminated, as such, the incurred contingent legal and investment advisory fees are no longer due. These fees were not recorded on the Company’s condensed consolidated balance sheets, therefore no reversal was required.
The Company incurred legal fees of $912,752, which are contingent on the consummation of the Merger with TriSalus. These fees were not recorded on the Company’s condensed consolidated balance sheet.
Terminated Memic Business Combination
Memic Business Combination Agreement
On August 12, 2021, the Company entered into the Business Combination Agreement (the “ Memic Business Combination Agreement”) with Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (“Memic”), and Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Memic (“Memic Merger Sub”).
Termination of Memic Business Combination Agreement
On March 10, 2022, the Company, Memic and Memic Merger Sub entered into a Termination of Memic Business Combination Agreement (the “Termination Agreement”), pursuant to which the parties

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
agreed to mutually terminate the Memic Business Combination Agreement. The termination of the Memic Business Combination Agreement was effective as of March 9, 2022.
As a result of the termination of the Memic Business Combination Agreement, the Memic Business Combination Agreement, along with any Transaction Agreement (as defined in the Memic Business Combination Agreement) entered into in connection therewith, are void and there is no liability under either of the Memic Business Combination Agreement or any Transaction Agreement on the part of any party thereto (including, without limitation, under the sponsor letter agreement by and among Memic, the Sponsor, and the other parties signatory thereto dated August 12, 2021). Pursuant to the Termination Agreement, subject to certain exceptions, the Company, Memic and Memic Merger Sub have also agreed, on behalf of themselves and their respective related parties, to a release of claims relating to the Memic Business Combination.
TriSalus Business Combination
TriSalus Merger Agreement
On November 11, 2022, the Company (herein referred to as “MTAC” in this Note 6), entered into an Agreement and Plan of Merger (the “TriSalus Merger Agreement”) with MTAC Merger Sub, and TriSalus Life Sciences, Inc., a Delaware corporation (“TriSalus”), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into TriSalus (the “Merger”), with TriSalus surviving the Merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of MTAC (the transactions contemplated by the TriSalus Merger Agreement and the related ancillary agreements, the “TriSalus Business Combination”). The TriSalus Business Combination is subject to certain closing conditions. Upon consummation of the TriSalus Business Combination, MTAC will be renamed “TriSalus Life Sciences, Inc.”
The TriSalus Merger Agreement was amended on April 4, 2023 (the “First Amendment”) and May 13, 2023 (the “Second Amendment”). The amendments under the First Amendment included, among other matters, (i) the assumption by MTAC of any restricted stock unit awards under TriSalus’ existing equity plan that are outstanding as of immediately prior to the closing of the TriSalus Business Combination, which will be converted into restricted stock unit awards covering shares of Common Stock and (ii) removing the right for either party to terminate the TriSalus Merger Agreement if MTAC has not obtained by March 31, 2023 commitments for private financing of at least $40 million in support of the TriSalus Business Combination. The amendments under the Second Amendment included, among other matters, (i) permitting MTAC to seek the necessary stockholder approval to file an amendment to its Amended and Restated Certificate of Incorporation to extend the period to consummate a Business Combination (the “Outside Date”) to a date no later than September 22, 2023, (ii) clarifying that no greenshoe or other investor-held options to purchase MTAC’s securities will count towards the Available Closing Acquiror Cash (as defined in the TriSalus Merger Agreement), and (iii) reducing the Available Closing Acquiror Cash condition to TriSalus’ obligations under the TriSalus Merger Agreement from $60 million to $35 million. For additional information on the First Amendment and the Second Amendment, refer to MTAC’s Current Report on Form 8-K, as filed with the SEC on April 5, 2023 and May 15, 2023, respectively.
Merger Consideration
The aggregate consideration payable to the stockholders of TriSalus at the closing of the TriSalus Business Combination (the “Closing”) is $220,000,000, payable solely in shares of MTAC common stock, par value $0.0001 per share (“Common Stock”), valued at $10.00 per share (the “Closing Merger Consideration”). Immediately prior to the Closing, the shares of Class A common stock of MTAC and the warrants to purchase shares of Class A common stock of MTAC issued to the public that comprise each issued and outstanding Unit will be automatically separated, if not already separated prior to such time, and

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
the holder thereof shall be deemed to hold one share of Class A common stock of MTAC and one-third of one warrant to purchase Class A common stock; provided that any fractional warrants issuable to a holder upon the separation of the Units will be rounded down to the nearest whole number of warrants. Following the separation of the Units but prior to the Closing, the Class B common stock of MTAC will automatically convert into Class A common stock, and pursuant to the proposed amended and restated certificate of incorporation of MTAC to be effective immediately prior to the effective time of the Merger, if approved by MTAC’s stockholders, Class A common stock and Class B common stock will be reclassified into a single class of Common Stock.
Immediately prior to the Closing, each share of TriSalus’ issued and outstanding preferred stock will automatically convert into shares of TriSalus common stock (the “Preferred Conversion”), and all in-the-money TriSalus warrants that would be exercised or otherwise exchanged in full in accordance with their terms by virtue of the occurrence of the TriSalus Business Combination will be exercised for shares of TriSalus common stock, such that the holders thereof will receive Closing Merger Consideration as holders of TriSalus common stock. TriSalus warrants that are out-of-the-money will be cancelled for no consideration immediately prior to the Closing. At the time of the TriSalus Business Combination, (i) the outstanding options for shares of TriSalus common stock under TriSalus’ equity plan will be assumed by MTAC and converted into options to purchase Common Stock and (ii) any outstanding restricted stock unit awards under TriSalus’ equity plan will be assumed by MTAC and converted into restricted stock unit awards covering shares of Common Stock (collectively, the “Assumed Equity”).
Representations, Warranties and Covenants
The TriSalus Merger Agreement contains customary representations, warranties and covenants by the parties thereto, including, among other things, covenants with respect to the conduct of MTAC and TriSalus during the period between execution of the TriSalus Merger Agreement and the Closing, including the parties’ agreement not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions. The representations, warranties and covenants made under the TriSalus Merger Agreement will not survive the Closing; provided, however, that any covenants that are to be performed at or after the Closing shall survive until such covenant has been performed or satisfied pursuant to their terms. Each of MTAC and TriSalus have agreed to use their commercially reasonable efforts to cause the TriSalus Business Combination to be consummated as soon as practicable.
The TriSalus Merger Agreement may be terminated prior to the Closing under certain circumstances, including, among others, (i) by written consent of TriSalus and MTAC, (ii) by written notice from either MTAC or TriSalus, if (A) the Closing has not occurred on or before December 22, 2022, as such date may be extended to match the Outside Date (currently September 22, 2023) obtained by MTAC stockholder approval, unless the terminating party’s failure to comply in any material respect with its obligations under the TriSalus Merger Agreement shall have contributed to the failure of the Closing to have occurred on or prior to the Outside Date, (B) the consummation of the TriSalus Business Combination is permanently enjoined, or (C) MTAC does not obtain stockholder approval of the TriSalus Business Combination at the special meeting at which such approval shall be voted upon, (iii) by written notice from either MTAC or TriSalus, in the event that the other party breaches any of its representations, warranties, covenants or other agreements under the TriSalus Merger Agreement that would result in the failure of the conditions to MTAC’s or TriSalus’ obligation to consummate the TriSalus Business Combination and such breach has not been cured by the breaching party within 30 days after receiving notice of such breach, (iv) by TriSalus at any time prior to the approval of the TriSalus Business Combination by MTAC’s public stockholders, if the board of directors of MTAC has made a change in recommendation to its stockholders regarding the TriSalus Business Combination, and (v) by written notice to TriSalus from MTAC, if TriSalus does not obtain stockholder approval within 25 days after delivering an information statement regarding the TriSalus Business Combination to its stockholders.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
For additional information, refer to MTAC’s Current Report on Form 8-K, as filed with the SEC on November 14, 2022.
Advisory Agreement
In March 2023, the Company and the Sponsor engaged Ceros Financial Services, Inc. to render certain advisory and placement services to the Company. Pursuant to such engagement, the Sponsor (and not the Company) would be solely responsible for any and all fees and expenses payable to Ceros Financial Services, Inc., if any, that would arise or accrue prior to, or in connection with, the closing of an initial Business Combination.
Preferred Stock PIPE
Subscription Agreements
On June 7, 2023 and July 4, 2023, MTAC and certain investors (the “Preferred Stock PIPE Investors”) entered into subscription agreements (the “Subscription Agreements”) pursuant to, and on the terms and subject to the conditions of which, the Preferred Stock PIPE Investors collectively subscribed for and agreed to purchase in private placements an aggregate of 4,015,002 shares of a to-be-authorized class of preferred stock, par value $0.0001 per share that will be designated as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $40,150,020. Upon issuance, each share of Series A Convertible Preferred Stock will be initially convertible into one share of Common Stock. The closing of the purchase and sale of the Series A Convertible Preferred Stock will occur concurrently with the closing of the TriSalus Business Combination and is subject to the conditions in the Subscription Agreements, including the filing of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”), specifying the terms of the Series A Convertible Preferred Stock, with the Secretary of State of the State of Delaware. The Subscription Agreements contain customary representations, warranties, and covenants of MTAC and the Preferred Stock PIPE Investors.
Pursuant to the Certificate of Designations, the Series A Convertible Preferred Stock will rank senior to the Common Stock with respect to dividends and distributions on liquidation, dissolution, or winding up the affairs of MTAC. The Series A Convertible Preferred Stock will participate equally in any dividends declared to holders of Common Stock and also carry an additional dividend at a rate per annum of 8.0% of $10.00 per share of Series A Convertible Preferred Stock (as adjusted upon the occurrence of certain events), which shall accumulate on a daily basis. The holder of Series A Convertible Preferred Stock will be entitled to vote with the holders of Common Stock on all stockholder matters, with each share of Series A Convertible Preferred Stock entitling the holder to a number of votes equal to the quotient of (A) $10.00, divided by (B) the Minimum Price (as defined under Nasdaq Listing Rule 5635(d)) of the Common Stock as determined at the Closing. Holders of Series A Convertible Preferred Stock will also be entitled to a separate class vote on any modification to MTAC’s certificate of incorporation or the Certificate of Designations that adversely affects the powers, preferences, or rights of the Series A Convertible Preferred Stock.
Backstop Letter Agreement
On June 7, 2023, the Sponsor and MTAC entered into a letter agreement (the “Backstop Letter Agreement”), pursuant to which the Sponsor agreed that, to the extent that the Sponsor’s members, or their respective affiliates, related parties or designees, did not collectively subscribe to purchase an aggregate of $2 million worth of Series A Convertible Preferred Stock (excluding for such purposes, the subscriptions to purchase $3 million of Series A Convertible Preferred Stock by certain members of the Sponsor pursuant to Subscription Agreements executed on June 7, 2023) (any such shortfall, the “Sponsor Commitment

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
Amount”), the Sponsor would execute and deliver to MTAC a Subscription Agreement providing for a subscription by the Sponsor in an amount equal to the Sponsor Commitment Amount to purchase shares of Series A Convertible Preferred Stock on the same terms and conditions as the other Preferred Stock PIPE Investors who have executed Subscription Agreements as of such date. On July 4, 2023, MTAC and the Sponsor formalized the termination of the Backstop Letter Agreement in a letter agreement to confirm that the Backstop Letter Agreement terminated in accordance with its terms as an additional $2 million of Series A Convertible Preferred Stock were collectively subscribed for by Sponsor’s members and their respective affiliates, related parties and designees pursuant to Subscription Agreements executed on such date.
NOTE 7.   STOCKHOLDERS’ DEFICIT
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2023, there were 6,249,999 shares of Class A common stock issued and outstanding, excluding 1,144,794 Class A common stock subject to possible redemption which are presented as temporary equity. As of December 31, 2022, there were 1,953,422 shares of Class A common stock subject to possible redemption which are presented as temporary equity.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 1 and 6,250,000 shares of Class B common stock issued and outstanding, respectively.
Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as otherwise required by law.
The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one for one basis. The Company cannot determine at this time whether a majority of the holders of Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.
NOTE 8.   WARRANT LIABILITIES
As of June 30, 2023 and December 31, 2022, there were 8,333,333 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem for cash the outstanding Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
As of June 30, 2023 and December 31, 2022, there were 4,933,333 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   FAIR VALUE MEASUREMENTS
At June 30, 2023, assets held in the Trust Account were comprised of $12,076,340 in cash. During the three and six months ended June 30, 2023, the Company withdrew an amount of $67,000 of interest income from the Trust Account to pay tax obligations and $8,479,333 in connection with redemptions of common stock.
At December 31, 2022, assets held in the Trust Account were comprised of $19,827,884 in cash. During the year ended December 31, 2022, the Company withdrew $905,000 of interest income from the Trust Account to pay for tax obligations and $232,371,273 in connection with redemptions of common stock.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding loss and fair value of the Trust Account at June 30, 2023 and December 31, 2022, are as follows:
	Level	June 30, 2023	December 31, 2022
Liabilities:
Warrant Liabilities – Public Warrants	2	$333,333	$666,667
Warrant Liabilities – Private Placement Warrants	3	$197,333	$394,667

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants in the condensed consolidated statements of operations.
The Private Placement Warrants were initially and subsequently valued using a Monte Carlo Simulation Model, which is considered to be a Level 3 fair value measurement. The Monte Carlo Simulation model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement. The expected volatility as of the Initial Public Offering date and subsequent was derived from observable Public Warrant pricing on comparable ‘blank-check’ companies without an identified target. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.
The key inputs into the Monte Carlo Simulation for the Private Placement Warrants as of June 30, 2023 and December 31, 2022, were as follows:
	June 30, 2023	December 31, 2022
Exercise price	$11.50	$11.50
Stock price	$10.48	$10.03
Volatility	4.90%	6.40%
Term	5.09	5.25
Risk-free rate	4.04%	3.91%
Dividend yield	0.00%	0.00%
The following table presents the changes in the Level 3 fair value of warrant liabilities during the three and six months ended June 30, 2023 and December 31, 2022:
Private Placement
Fair value as of December 31, 2022	$394,667
Change in fair value	(98,667)
Fair value as of March 31, 2023	296,000
Change in fair value	(98,667)
Fair value as of June 30, 2023	$197,333
Private Placement
Fair value as of December 31, 2021	$2,565,333
Change in fair value	(1,282,666)
Fair value as of March 31, 2022	1,282,667
Change in fair value	(888,000)
Fair value as of June 30, 2022	$394,667

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the period ended June 30, 2023 and 2022.
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.
On July 5, 2023, the Company, MTAC Merger Sub, and TriSalus amended the TriSalus Merger Agreement (the “Third Amendment”) to, among other matters, update the Bylaws for the Company that will become effective immediately prior to the consummation of the TriSalus Merger Agreement. For additional information, refer to the Company’s Current Report on Form 8-K, as filed with the SEC on July 6, 2023.
On July 7, 2023 and July 26, 2023, the Company drew an additional $100,000 and $40,000, respectively, on 2022 Promissory Note III as described in Note 5.
Subsequent to June 30, 2023, $22,896 was drawn on the Second Extension Note, as described in Note 5 and deposited into the Trust Account. In addition, TriSalus deposited $22,896 in the Trust Account pursuant to the Merger Agreement.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Medtech Acquisition Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Medtech Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 22, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 22, 2023
PCAOB Number 100

MEDTECH ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS
	December 31,
	2022	2021
ASSETS
Current assets
Cash	$153,563	$200,884
Prepaid expenses	206,329	325,000
Total current assets	359,892	525,884
Cash and investments held in Trust Account	19,827,884	250,007,295
TOTAL ASSETS	$20,187,776	$250,533,179
LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$1,442,941	$1,057,616
Due to stockholders	48,135	—
Income taxes payable	27,854	—
Extension Note	39,068	—
Promissory note – related party	944,000	544,000
Total current liabilities	2,501,998	1,601,616
Warrant liabilities	1,061,334	6,898,666
Convertible Promissory Note – related party	1,341,000	—
Deferred underwriting fee payable	8,750,000	8,750,000
TOTAL LIABILITIES	13,654,332	17,250,282
Commitments and Contingencies
Class A common stock subject to possible redemption, 1,953,422 and 25,000,000 shares at $10.14 and $10.00 per share redemption value as of December 31, 2022 and 2021, respectively	19,800,030	250,000,000
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.0001 per share; 1,000,000 shares authorized, none issued and outstanding as of December 31, 2022 and 2021	—	—
Class A common stock, par value $0.0001 per share; 100,000,000 shares authorized, none issued and outstanding as of December 31, 2022 and 2021	—	—
Class B common stock, par value $0.0001 per share; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding as of December 31, 2022 and 2021	625	625
Additional paid-in capital	—	—
Accumulated deficit	(13,267,211)	(16,717,728)
TOTAL STOCKHOLDERS’ DEFICIT	(13,266,586)	(16,717,103)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$20,187,776	$250,533,179
The accompanying notes are an integral part of these consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Year Ended December 31,
	2022	2021
General and administrative expenses	$2,746,125	$3,040,714
Loss from operations	(2,746,125)	(3,040,714)
Other income:
Change in fair value of warrant liabilities	5,837,332	7,744,000
Interest earned on cash and investments held in Trust Account	3,018,726	63,997
Total other income	8,856,058	7,807,997
Income before provision for income taxes	6,109,933	4,767,283
Provision for income taxes	(570,854)	—
Net income	$5,539,079	$4,767,283
Weighted average shares outstanding of Class A common stock	23,358,326	25,000,000
Basic and diluted net income per share, Class A common stock	$0.19	$0.15
Weighted average shares outstanding of Class B common stock	6,250,000	6,250,000
Basic and diluted net income per share, Class B common stock	$0.19	$0.15
The accompanying notes are an integral part of these consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2021	6,250,000	$625	$—	$(21,485,011)	$(21,484,386)
Net income	—	—	—	4,767,283	4,767,283
Balance – December 31, 2021	6,250,000	625	—	(16,717,728)	(16,717,103)
Investment pursuant to business combination agreement	—	—	82,741	—	82,741
Accretion for Class A common stock to redemption amount	—	—	(82,741)	(2,088,562)	(2,171,303)
Net income	—	—	—	5,539,079	5,539,079
Balance – December 31, 2022	6,250,000	$625	$—	$(13,267,211)	$(13,266,586)
The accompanying notes are an integral part of these consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$5,539,079	$4,767,283
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(5,837,332)	(7,744,000)
Interest earned on cash and investments held in Trust Account	(3,018,726)	(63,997)
Changes in operating assets and liabilities:
Prepaid expenses	118,671	348,200
Accounts payable and accrued expenses	385,325	954,400
Due to stockholders	48,135	—
Income taxes payable	27,854	—
Net cash used in operating activities	(2,736,994)	(1,738,114)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(78,136)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	905,000	60,000
Cash withdrawn from Trust Account in connection with redemptions	232,371,273	—
Net cash provided by investing activities	233,198,137	60,000
Cash Flows from Financing Activities:
Proceeds from promissory note	39,068	—
Proceeds from promissory note – related party	400,000	544,000
Proceeds from Convertible Promissory Note – related party	1,341,000	—
Extension capital contribution from TriSalus	82,741	—
Redemptions of Class A common stock	(232,371,273)	—
Net cash (used in) provided by financing activities	(230,508,464)	544,000
Net Change in Cash	(47,321)	(1,134,114)
Cash – Beginning of year	200,884	1,334,998
Cash – End of year	$153,563	$200,884
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$543,000	$—
The accompanying notes are an integral part of the financial statements.

MEDTECH ACQUISITION CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
MedTech Acquisition Corporation (the “Company”) was incorporated in Delaware on September 11, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has one wholly-owned subsidiary that was created on November 9, 2022, MTAC Merger Sub, Inc, a Delaware corporation (“Merger Sub”).
As of December 31, 2022, the Company had not commenced any operations. All activity from inception through December 31, 2022, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination, including the terminated Memic Business Combination and the Merger Agreement with TriSalus (as defined and more fully described in Note 6). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering, held in the Trust Account.
The registration statements for the Company’s Initial Public Offering were declared effective on December 17, 2020. On December 22, 2020, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,933,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to MedTech Acquisition Sponsor LLC (the “Sponsor”), generating gross proceeds of $7,400,000, which is described in Note 4.
Following the closing of the Initial Public Offering on December 22, 2020, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
Transaction costs amounted to $14,161,525, consisting of $5,000,000 in cash underwriting fees, $8,750,000 of deferred underwriting fees and $411,525 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and net of taxes payable). The

Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by June 22, 2023 (or such earlier date as determined by the board of directors of the Company (the “Board”)) and (c) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.
The Company will have until June 22, 2023 (or such earlier date as determined by the Board) to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
On December 12, 2022, the Company held a special meeting in lieu of the 2022 annual meeting of stockholders. At the meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Extension Amendment”) to extend the date by which the Company must consummate its initial business combination from December 22, 2022 to June 22, 2023 (or such earlier date as determined by the Board). The Company filed the Extension Amendment with the Secretary of State of the State of Delaware on December 12, 2022.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2022, the Company had $153,563 in its operating bank account and working capital deficit of $2,114,252, which excludes $27,854 of income taxes payable.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5).
On December 30, 2021, the Company issued an unsecured promissory note to the Sponsor in the principal amount of $544,000 (the “2021 Promissory Note”). The 2021 Promissory Note, as described in Note 5, does not bear interest and matures upon closing of the Company’s initial Business Combination. As of December 31, 2022 and 2021, there was $544,000 outstanding under the 2021 Promissory Note.
On January 28, 2022, the Company issued an unsecured promissory note in the principal amount of up to $400,000 to the Sponsor (the “2022 Promissory Note”). The 2022 Promissory Note, as described in Note 5, does not bear interest and matures upon closing of the Company’s initial Business Combination. As of December 31, 2022 and 2021, there was $400,000 and $0 outstanding under the 2022 Promissory Note, respectively.

On May 24, 2022, the Company issued the Convertible Promissory Note (as defined in Note 5) in the principal amount of up to $1,500,000 to the Sponsor. As of December 31, 2022 and 2021, there were amounts of $1,341,000 and $0 outstanding under the Convertible Promissory Note, respectively.
On December 16, 2022, the Company issued a promissory note in the aggregate principal amount of up to $468,821 to the Sponsor (the “Extension Note”), pursuant to which the Sponsor agreed to loan to the Company up to $468,821 (the “Extension Funds”) to deposit into the Company’s trust account (the “Trust Account”) for the shares of Class A common stock of the Company (the “Public Shares”) that were not redeemed in connection with the extension of the Company’s termination date from December 22, 2022 to June 22, 2023 or such earlier date as determined by the Board (the “Extension”). The Extension Note, as described in Note 5, does not bear interest and is repayable in full upon the date of the consummation of an initial business combination. As of December 31, 2022 and 2021, there were the amounts of $39,068 and $0 outstanding under Extension Note, respectively.
The Company will deposit $0.04 per share into the Trust Account for each month (commencing on December 23, 2022 and ending on the 22nd day of each subsequent month) (the “Extension Deposit”), or portion thereof, that is needed by the Company to complete an initial business combination until June 22, 2023 or such earlier date as determined by the Board (the “Extension”).
Pursuant to the Merger Agreement, TriSalus has agreed to pay, as a transactional expense and not as a loan, for 50% of the costs incurred by the Company in connection with the preparation and filing of applicable proxy materials and the holding of the Meeting (as defined below) (TriSalus’ portion of such fees, the “TriSalus Extension Fees”), in addition to 50% of the amounts deposited into the Trust Account in connection with the Extension, with the remainder to be funded by the Sponsor and/or its designee in the form of a loan to the Company; provided that TriSalus’ obligation to pay the TriSalus Extension Fees and its portion of the deposits for the Extension will terminate immediately at the earliest to occur of (i) the closing date of the TriSalus Business Combination and (ii) the valid termination of the Merger Agreement. Upon such termination, the Company will have no obligation to repay the TriSalus Extension Fees or any portion of the Extension Funds paid by TriSalus.
On December 16, 2022, the Company issued an unsecured promissory note in the principal amount of up to $1,000,000 (the “Working Capital Note”) to the Sponsor for working capital purposes, which may be drawn down from time to time upon request by the Company. The Working Capital Note does not bear interest and the principal amount will not be payable if the Company fails to complete its initial business combination within the required time period as set forth in its amendment and restated certificate of incorporation, as amended from time to time. As of December 31, 2022 and 2021, there was no outstanding amount under the Working Capital Note.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until June 22, 2023, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 22, 2023.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, a vote by the stockholders to extend the period of time to complete the Company’s initial Business Combination (the “extension vote”) or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, which were formed on November 9, 2022. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $153,563 and $200,884 of cash as of December 31, 2022 and 2021, respectively, and no cash equivalents.
Cash and Investments Held in Trust Account
The Company classifies its U.S. Treasury and equivalent securities as held to maturity in accordance with FASB Accounting Standard Codification (“ASC”) Topic 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At December 31, 2022, substantially all of the assets held in the Trust Account were held in a demand deposit account held by Continental Stock Transfer & Trust Company. At December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which invest primarily in U.S. Treasury securities. The money market funds are presented at fair value within the accompanying consolidated balance sheets, and fair value of the investments in the Trust Account is equal to the amortized cost basis of the money market funds.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.
In connection with the special meeting in lieu of the 2022 annual meeting of stockholders held by the Company on December 12, 2022, stockholders holding 23,046,578 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $232.37 million (approximately $10.08 per Public Share) was removed from the Trust Account to pay such holders and approximately $19.70 million remains in the Trust Account. Following redemptions, the Company has 1,953,422 Public Shares outstanding. $78,137 was deposited into the Trust Account of which 50% was be drawn down under the Extension Note and 50% was funded by TriSalus.
Accordingly, at December 31, 2022 and 2021, 1,953,422 and 25,000,000 shares of Class A common stock subject to possible redemption are presented at $10.14 and $10.00 redemption value, respectively, as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of common stock to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.
At December 31, 2022 and 2021, the Class A common stock subject to possible redemption reflected in the consolidated balance sheets is reconciled in the following table:
Class A common stock subject to possible redemption, January 1, 2021	$250,000,000
Plus:
Accretion of carrying value to redemption value
Class A common stock subject to possible redemption, December 31, 2021	250,000,000
Less:
Redemptions of Class A common stock	(232,371,273)
Plus:
Accretion of carrying value to redemption value	2,093,167
Extension Deposit	78,136
Class A common stock subject to possible redemption, December 31, 2022	$19,800,030
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. A total of $14,161,525 in offering costs was incurred. Of these offering costs, $13,638,664 was related to the Initial Public Offering and charged to Class A Common Stock subject to possible redemption. Offering costs allocable to Public Warrants (as defined below) and Private Placement Warrants were $514,106 and $8,755, respectively, and expensed at the date of Initial Public Offering.

Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company accounts for the Public Warrants and Private Placement Warrants (together with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The Private Placement Warrants were initially and subsequently valued using a Monte Carlo Simulation Model. The Public Warrants for periods where no observable traded price was available were also valued using a Monte Carlo simulation Model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740-270-25-2 requires that an annual effective tax rate be determined and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. As of December 31, 2022 and 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it. The Company’s effective tax rate was 9.34% and 0% for the years ended December 31, 2022 and 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the years ended December 31, 2022 and 2021, due to changes in fair value in warrant liability and the valuation allowance on the deferred tax assets.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has been subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income per Common Stock
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share”. Net income per share of common stock is computed by dividing net income by the weighted average number of common stock outstanding for the period. The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of common stock, which assumes a business combination as to be the most likely outcome. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 13,266,666 shares of Class A common stock in the aggregate. As of December 31, 2022 and 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income per common stock is the same as basic net income per common stock for the periods presented.
The following table reflects the calculation of basic and diluted net income per common stock (in dollars, except share and per share amounts):
	For the Year Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share of common stock
Numerator:
Allocation of net income	$4,369,839	$1,169,240	$3,813,826	$953,457
Denominator:
Basic and diluted weighted average shares outstanding	23,358,326	6,250,000	25,000,000	6,250,000
Basic and diluted net income per share of common stock	$0.19	$0.19	$0.15	$0.15
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature, except for the Warrant Liabilities (See Note 10).
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Recent Accounting Standards
In August 2020, the FASB issued ASU Topic 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of December 31, 2022.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   PUBLIC OFFERING
In connection with the Initial Public Offering, the Company sold 25,000,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,400,000) from the Company in a private placement. Each Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On September 11, 2020, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In December 2020, the Company effected a stock dividend for 0.1 shares for each share of Class B common stock outstanding, resulting in 6,325,000 Founder Shares outstanding. As a result of the partial over-allotment exercised by the underwriters, 75,000 shares of Class B common stock were forfeited, and no shares remain subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination and

(B) subsequent to a Business Combination, (x) if the reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on December 22, 2020, to pay the Sponsor an amount not to exceed $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022, the Company incurred $120,000, in fees for these services. For the year ended December 31, 2021, the Company incurred $120,000, in fees for these services. There were $240,000 and $120,000 included in accrued expenses for these services in the accompanying consolidated balance sheets at December 31, 2022 and 2021, respectively.
Promissory Note — Related Party
On December 30, 2021, the Company issued the 2021 Promissory Note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $544,000. The 2021 Promissory Note is non-interest bearing. No amount shall be due under the 2021 Promissory Note if the Business Combination is not consummated on or before June 22, 2023 (or such earlier date as determined by the Board). As of December 31, 2022 and 2021, there was $544,000 outstanding under the 2021 Promissory Note.
On January 28, 2022, the Company issued the 2022 Promissory Note I in the principal amount of up to $400,000 to the Sponsor. The 2022 Promissory Note is non-interest bearing. No amount shall be due under 2022 Promissory Note if the Business Combination is not consummated on or before June 22, 2023 (or such earlier date as determined by the Board). As of December 31, 2022 and 2021, there were amounts of $400,000 and $0 outstanding under the 2022 Promissory Note, respectively.
On December 16, 2022, the Company issued the Extension Note, a promissory note in the aggregate principal amount of up to $468,821 to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company the Extension Funds to deposit into the Trust Account for the Public Shares that were not redeemed in connection with the Extension. The Extension Note does not bear interest and is repayable in full upon the date of the consummation of an initial business combination. As of December 31, 2022 and 2021, there was $39,068 and $0 outstanding under Extension Note, respectively.
On December 16, 2022, the Company issued the 2022 Promissory Note I, an unsecured promissory note in the principal amount of up to $1,000,000 to the Sponsor for working capital purposes, which may be drawn down from time to time upon request by the Company. The Working Capital Note does not bear interest and the principal amount will not be payable if the Company fails to complete its initial business combination within the Combination Period. As of December 31, 2022 and 2021, there was no outstanding under Working Capital Note, respectively.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to

$1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants as described in Note 8.
On May 24, 2022, the Company issued a promissory note in the principal amount of up to $1,500,000 to the Sponsor for working capital requirements and payment of certain expenses in connection the Company’s initial Business Combination (“Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and payable on the earlier of (i) the date of the initial Business Combination or (ii) the winding up of the Company. At any time prior to payment in full of the principal balance of the Convertible Promissory Note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of warrants, each exercisable for one share of Class A common stock of the Company (the “Conversion Warrants”), equal to (x) the portion of the principal amount of this Note being converted, divided by (y) $1.50, rounded up to the nearest whole number of warrants. The Conversion Warrants and their underlying securities are entitled to certain demand and piggyback registration rights as set forth in the Convertible Promissory Note. The Company determined that the fair value of the Convertible Promissory Note was par value. As of December 31, 2022 and 2021, the Company had $1,341,000 and $0, respectively, borrowings under the Working Capital Loans.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on December 17, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Raymond James Agreements
Raymond James & Associates, Inc. (“Raymond James”) was originally engaged by the Company to act as sole manager for the Initial Public Offering and would be entitled to a deferred underwriting fee of $8,750,000 upon the consummation of a Business Combination. In connection with the entry into the Merger Agreement with TriSalus, on November 11, 2022, the Company and Raymond James amended that certain Underwriting Agreement, dated December 17, 2020, pursuant to which, Raymond James agreed to waive the foregoing deferred underwriting fee in its entirety if the proposed Business Combination between the Company and TriSalus is consummated. Raymond James was separately engaged by the Company to act as its investment banking advisor in connection with a Business Combination, and will receive customary fees for its services in that role if the Business Combination with TriSalus is consummated. The Company also engaged Raymond James to act as sole placement agent for an institutional debt financing that resulted in the Company’s entry into the non-binding term sheet with Magnetar Capital LLC (“Magnetar”). In consideration for its services as the Company’s investment banking advisor and its services as placement agent, Raymond James will be entitled to receive an aggregate fee ranging between $3 million to $4.5 million from the Company at the closing of the Business Combination with TriSalus plus expense reimbursements, depending on the amount raised in the institutional debt financing with Magnetar and/or other institutional investors, excluding any incremental fee consideration for exercise of the greenshoe. If the Company is unable to consummate the Business Combination with TriSalus or is unable to obtain private financing in connection with the Business Combination with TriSalus, then Raymond James will not receive any compensation for its investment banking advisory or placement agent services, respectively.

Contingent Professional Fees
The Company incurred legal fees of $508,525 and investment advisory fees of $400,000, which were contingent upon the consummation of the Memic Business Combination. On March 12, 2022, the Memic Business Combination was terminated, as such, the incurred contingent legal and investment advisory fees are no longer due. These fees were not recorded on the Company’s consolidated balance sheets, therefore no reversal was required.
The company incurred legal fees of $479,262, which are contingent on the consummation of the Merger with TriSalus. These fees were not recorded on the Company’s consolidated balance sheet.
Business Combination Agreement
On August 12, 2021, the Company entered into the Business Combination Agreement (the “Memic Business Combination Agreement”) with Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (“Memic”), and Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Memic (“Merger Sub”).
Termination of Business Combination Agreement
On March 10, 2022, the Company, Memic and Merger Sub entered into a Termination of Business Combination Agreement (the “Termination Agreement”), pursuant to which the parties agreed to mutually terminate the Business Combination Agreement. The termination of the Business Combination Agreement was effective as of March 9, 2022.
As a result of the termination of the Business Combination Agreement, the Business Combination Agreement, along with any Transaction Agreement (as defined in the Business Combination Agreement) entered into in connection therewith, are void and there is no liability under either of the Business Combination Agreement or any Transaction Agreement on the part of any party thereto (including, without limitation, under the SPAC Sponsor Letter Agreement by and among Memic, the Sponsor, and the other parties signatory thereto dated August 12, 2021). Pursuant to the Termination Agreement, subject to certain exceptions, the Company, Memic and Merger Sub have also agreed, on behalf of themselves and their respective related parties, to a release of claims relating to the business combination.
Merger Agreement
On November 11, 2022, the Company (herein referred to as “MTAC” in this Note 6), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of MTAC (“Merger Sub”), and TriSalus Life Sciences, Inc., a Delaware corporation (“TriSalus”), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into TriSalus (the “Merger”), with TriSalus surviving the Merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of MTAC (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “TriSalus Business Combination”). The TriSalus Business Combination is subject to certain closing conditions. Upon consummation of the TriSalus Business Combination, MTAC will be renamed “TriSalus Life Sciences, Inc.”
Merger Consideration
The aggregate consideration payable to the stockholders of TriSalus at the closing of the TriSalus Business Combination (the “Closing”) is $220,000,000, payable solely in shares of MTAC common stock, par value $0.0001 per share (“Common Stock”), valued at $10.00 per share (the “Closing Merger Consideration”). Immediately prior to the Closing, the shares of Class A Common Stock of MTAC and the warrants to purchase shares of Class A Common Stock of MTAC issued to the public that comprise each issued and outstanding Unit will be automatically separated, if not already separated prior to such time, and the holder thereof shall be deemed to hold one share of Class A Common Stock of MTAC and one-third of one warrant to purchase Class A Common Stock; provided that any fractional warrants issuable to a holder upon the separation of the Units will be rounded down to the nearest whole number of warrants.

Following the separation of the Units but prior to the Closing, the Class B Common Stock of MTAC will automatically convert into Class A Common Stock, and pursuant to the proposed amended and restated certificate of incorporation of MTAC to be effective immediately prior to the effective time of the Merger, if approved by MTAC’s stockholders, Class A Common Stock and Class B Common Stock will be reclassified into a single class of Common Stock.
Immediately prior to the Closing, each share of TriSalus’ issued and outstanding preferred stock will automatically convert into shares of TriSalus common stock (the “Preferred Conversion”), and all in-the-money TriSalus warrants that would be exercised or otherwise exchanged in full in accordance with their terms by virtue of the occurrence of the TriSalus Business Combination will be exercised for shares of TriSalus common stock, such that the holders thereof will receive Closing Merger Consideration as holders of TriSalus common stock. TriSalus warrants that are out-of-the-money will be cancelled for no consideration immediately prior to the Closing. At the time of the TriSalus Business Combination, the outstanding options for shares of TriSalus common stock under TriSalus’ equity plan will be assumed by MTAC and converted into options to purchase Common Stock (the “Assumed Equity”).
Representations, Warranties and Covenants
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto, including, among other things, covenants with respect to the conduct of MTAC and TriSalus during the period between execution of the Merger Agreement and the Closing, including the parties’ agreement not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions. The representations, warranties and covenants made under the Merger Agreement will not survive the Closing; provided, however, that any covenants that are to be performed at or after the Closing shall survive until such covenant has been performed or satisfied pursuant to their terms. Each of MTAC and TriSalus have agreed to use their commercially reasonable efforts to cause the TriSalus Business Combination to be consummated as soon as practicable.
Termination
The Merger Agreement may be terminated prior to the Closing under certain circumstances, including, among others, (i) by written consent of TriSalus and MTAC, (ii) by written notice from either MTAC or TriSalus, if (A) the Closing has not occurred on or before December 22, 2022, as such date may be extended to match the extension of the last date for MTAC to consummate a Business Combination under its certificate of incorporation (currently June 22, 2023) obtained by MTAC stockholder approval (the “Outside Date”), unless the terminating party’s failure to comply in any material respect with its obligations under the Merger Agreement shall have contributed to the failure of the Closing to have occurred on or prior to the Outside Date, (B) the consummation of the TriSalus Business Combination is permanently enjoined, (C) MTAC does not obtain stockholder approval of the TriSalus Business Combination at the special meeting at which such approval shall be voted upon, or (D) by March 31, 2023, MTAC shall not have obtained commitments for private financing of at least $40,000,000 in support of the TriSalus Business Combination, (iii) by written notice from either MTAC or TriSalus, in the event that the other party breaches any of its representations, warranties, covenants or other agreements under the Merger Agreement that would result in the failure of the conditions to MTAC’s or TriSalus’ obligation to consummate the TriSalus Business Combination and such breach has not been cured by the breaching party within 30 days after receiving notice of such breach, (iv) by TriSalus at any time prior to the approval of the TriSalus Business Combination by MTAC’s public stockholders, if the board of directors of MTAC has made a change in recommendation to its stockholders regarding the TriSalus Business Combination, and (v) by written notice to TriSalus from MTAC, if TriSalus does not obtain stockholder approval within 25 days after delivering an information statement regarding the TriSalus Business Combination to its stockholders.
For additional information, refer to MTAC’s Current Report on Form 8-K, as filed with the SEC on November 14, 2022.
NOTE 7.   STOCKHOLDERS’ DEFICIT
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 1,953,422 and 25,000,000 shares of Class A common stock subject to possible redemption which are presented as temporary equity, respectively.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 6,250,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as otherwise required by law.
The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one for one basis. The Company cannot determine at this time whether a majority of the holders of Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.
NOTE 8.   WARRANT LIABILITIES
As of December 31, 2022 and 2021, there were 8,333,333 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem for cash the outstanding Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if  (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
As of December 31, 2022 and 2021, there were 4,933,333 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement

Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   INCOME TAX
The Company’s net deferred tax assets for the year ended December 31, 2022 and 2021 are as follows:
	December 31, 2022	December 31, 2021
Deferred tax assets
Net operating loss carryforward	$—	$40,819
Organizational costs/start-up expenses	1,160,666	606,383
Total deferred tax assets	1,160,666	647,202
Valuation allowance	(1,160,666)	(647,202)
Deferred tax assets, net of allowance	$—	$—
The income tax provision for the years ended December 31, 2022 and 2021 consisted of the following:
	For the Year Ended December 31,
	2022	2021
Federal
Current	$570,854	$—
Deferred	(513,464)	(625,111)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	513,464	625,111
Income tax provision	$570,854	$—
As of December 31, 2022 and 2021, the Company had a U.S. federal net operating loss carryover of approximately $0 and $194,000 available to offset future taxable income, respectively.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the change in the valuation allowance was $513,464 and $625,111, respectively.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:
	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of warrant liabilities	(20.1)%	(34.1)%
Change in valuation allowance	8.4%	13.1%
Income tax provision	9.3%	(0.0)%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.
NOTE 10.   FAIR VALUE MEASUREMENTS
At December 31, 2022, assets held in the Trust Account were comprised of $19,827,884 in cash. During the year ended December 31, 2022, the Company withdrew $905,000 of interest income from the Trust Account to pay for taxes and $232,371,273 in connection with redemptions of common stock.
At December 31, 2021, assets held in the Trust Account were comprised of $250,007,295 in money market funds. During the year ended December 31, 2021, the Company withdrew $60,000 of interest income from the Trust Account to pay for taxes.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding loss and fair value of the Trust Account at December 31, 2022 and 2021, are as follows:
	Level	December 31, 2022	December 31, 2021
Assets:
Cash and investments held in Trust Account	1	$19,827,884	$250,007,295
Liabilities:
Warrant Liabilities – Public Warrants	1	$666,667	$4,333,333
Warrant Liabilities – Private Placement Warrants	3	$394,667	$2,565,333
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants in the statements of operations.
The Private Placement Warrants were initially and subsequently valued using a Monte Carlo Simulation Model, which is considered to be a Level 3 fair value measurement. The Monte Carlo Simulation model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement. The expected volatility as of the Initial Public Offering date and subsequent was derived from observable Public Warrant pricing on comparable ‘blank-check’ companies without an identified target. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.
The key inputs into the Monte Carlo Simulation for the Private Placement Warrants as of December 31, 2022 and 2021, were as follows:
	December 31, 2022	December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$10.03	$9.88
Volatility	6.40%	9.60%
Term	5.25	5.16
Risk-free rate	3.91%	1.27%
Dividend yield	0.00%	0.00%

The following table presents the changes in the Level 3 fair value of warrant liabilities during the years ended December 31, 2022 and 2021:
	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2021	$2,565,333	$—	$2,565,333
Change in fair value	(2,170,666)	—	(2,170,666)
Fair value as of December 31, 2022	$394,667	$—	$394,667
	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$5,476,000	$9,166,666	$14,642,666
Change in fair value	(2,910,667)	(4,833,333)	(7,744,000)
Transfer to level 1	—	(4,333,333)	(4,333,333)
Fair value as of December 31, 2021	$2,565,333	$—	$2,565,333
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was $4,333,333, when the Public Warrants were separately listed and traded. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the year ended December 31, 2022.
NOTE 11.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
Subsequent to December 31, 2022, $78,136 was drawn on the Extension Note, as described in Note 5 and deposited into the Trust Account. In addition, TriSalus deposited $78,136 in the Trust Account pursuant to the Merger Agreement.
On January 13, 2023, the Company drew an additional $159,000 on the Convertible Promissory Note as described in Note 5.
On January 13, 2023 and February 8, 2023, the Company drew an additional $215,222 and $200,000 on the 2022 Promissory Note III as described in Note 5, respectively.
In March 2023, the Company and the Sponsor engaged Ceros Financial Services, Inc. to render certain advisory and placement services to the Company. Pursuant to such engagement, the Sponsor (and not the Company) would be solely responsible for any and all fees and expenses payable to Ceros Financial Services, Inc., if any, that would arise or accrue prior to, or in connection with, the closing of an initial Business Combination.

TRISALUS LIFE SCIENCES, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands except share and per share data)
	June 30, 2023	December 31, 2022
Assets
Assets
Cash and cash equivalents	$3,904	$9,414
Accounts receivable	2,094	1,557
Inventory, net	1,522	1,471
Prepaid expenses	4,859	4,772
Total current assets	12,379	17,214
Property and equipment, net	1,885	2,231
Right-of-use assets	1,322	1,381
Intangible assets, net	858	802
Other assets	367	367
Total assets	$16,811	$21,995
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Trade payables	$4,297	$4,947
Accrued liabilities	9,106	6,377
Series B-2 tranche liabilities	959	4,702
Series B-3 warrant liabilities	17,190	15,819
Short-term lease liabilities	384	370
Other current liabilities	253	141
Total current liabilities	32,189	32,356
Long-term lease liabilities	1,410	1,593
Warrant liabilities	262	369
Total liabilities	33,861	34,318
Commitments and contingencies
Convertible preferred stock	181,313	164,006
Stockholders’ deficit:
Common stock, $0.001 par value per share. Authorized 1,250,000,000 shares at June 30, 2023, and December 31, 2022, respectively; issued and outstanding, 18,138,685 and 14,075,524 shares at June 30, 2023, and December 31, 2022, respectively	18	14
Additional paid-in capital	13,200	10,015
Accumulated deficit	(211,581)	(186,358)
Total stockholders’ deficit	(198,363)	(176,329)
Total liabilities, convertible preferred stock and stockholders’ deficit	$16,811	$21,995
See accompanying notes to condensed consolidated financial statements.

TRISALUS LIFE SCIENCES, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$4,612	$2,878	$7,596	$5,248
Cost of goods sold	772	364	1,434	741
Gross profit	3,840	2,514	6,162	4,507
Operating expenses:
Research and development	6,862	5,516	12,504	10,283
Sales and marketing	3,492	3,146	6,741	5,851
General and administrative	4,920	2,517	8,472	4,929
Loss from operations	(11,434)	(8,665)	(21,555)	(16,556)
Interest income	36	25	71	26
Interest expense	(4)	—	(9)	—
Loss on equity issuance	(3,604)	—	(4,189)	—
Change in fair value of tranche and warrant liabilities	1,070	—	3,491	—
Other income and expense, net	(25)	(36)	(43)	(19)
Loss before income taxes	(13,961)	(8,676)	(22,234)	(16,549)
Income tax benefit	(13)	(3)	(8)	(3)
Net loss available to common stockholders	$(13,974)	$(8,679)	$(22,242)	$(16,552)
Deemed dividend related to Series B-2 preferred stock down round provision	$(2,022)	$—	$(2,981)	$—
Net loss attributable to common stockholders	$(15,996)	$(8,679)	$(25,223)	$(16,552)
Net loss per share, basic and diluted	$(0.89)	$(0.75)	$(1.48)	$(1.39)
Weighted average common shares outstanding, basic and diluted	18,056,822	12,272,254	17,068,505	11,890,802
See accompanying notes to condensed consolidated financial statements.

TRISALUS LIFE SCIENCES, INC.
Condensed Consolidated Statements of Stockholders’ Deficit
(unaudited, in thousands except share data)
	Six months ended June 30, 2022
	Common stock		Additional paid-in capital	Accumulated deficit	Total
	Shares	Amount
At December 31, 2021	10,719,806	$11	$6,727	$(136,342)	$(129,604)
Exercise of options	1,401,250	1	60	—	61
Stock-based compensation	0	—	62	—	62
Net loss	0	—	—	(7,873)	(7,873)
At March 31, 2022	12,121,056	$12	$6,849	$(144,215)	$(137,354)
Exercise of options	379,989	—	4	—	4
Stock-based compensation	—	—	70	—	70
Net loss	—	—	—	(8,679)	(8,679)
At June 30, 2022	12,501,045	$12	$6,923	$(152,894)	$(145,959)
	Six months ended June 30, 2023
	Common stock		Additional paid-in capital	Accumulated deficit	Total
	Shares	Amount
At December 31, 2022	14,075,524	$14	$10,015	$(186,358)	$(176,329)
Exercise of options	3,877,352	4	46	—	50
Stock-based compensation	—	—	73	—	73
Deemed dividend	—	—	959	(959)	—
Net loss	—	—	—	(8,268)	(8,268)
At March 31, 2023	17,952,876	18	11,093	(195,585)	(184,474)
Exercise of options	185,809	—	16	—	16
Stock-based compensation	—	—	69	—	69
Deemed dividend	—	—	2,022	(2,022)	—
Net loss	—	—	—	(13,974)	(13,974)
At June 30, 2023	18,138,685	$18	$13,200	$(211,581)	$(198,363)
See accompanying notes to condensed consolidated financial statements.

TRISALUS LIFE SCIENCES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)
	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss available to common stockholders	$(22,242)	$(16,552)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	334	281
Gain on fair value adjustment of warrants	(3,491)	(19)
Non-cash interest expense	—	197
Loss on equity issuance	4,189	—
Stock-based compensation expense	142	132
Gain (loss) on disposal of fixed assets	60	49
Changes in operating assets and liabilities:
Accounts receivable	(537)	(132)
Inventory	(51)	(55)
Prepaid expenses	(266)	(1,471)
ROU assets	59	—
Trade payables, accrued expenses and other liabilities	2,064	(1,116)
Net cash used in operating activities	(19,739)	(18,686)
Cash flows from investing activities:
Purchases of property and equipment	(38)	(400)
Cash paid for intellectual property and licenses	(66)	(21)
Net cash used in investing activities	(104)	(421)
Cash flows from financing activities:
Proceeds from the issuance of preferred stock	9,184	3,499
Proceeds from exercise of preferred stock warrants	5,126	—
Payments on finance lease liabilities	(43)	(3)
Cash proceeds from the exercise of stock options and warrants for common stock	66	66
Net cash provided by financing activities	14,333	3,562
Decrease in cash, cash equivalents and restricted cash	(5,510)	(15,545)
Cash, cash equivalents and restricted cash, beginning of period	9,664	30,301
Cash, cash equivalents and restricted cash, end of period	$4,154	$14,756
See accompanying notes to condensed consolidated financial statements.

TriSalus Life Sciences, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)
(Unaudited)
(1)
Nature of Business

TriSalus Life Sciences, Inc. (the “Company,” “we,” “us”), a Delaware corporation, was incorporated in 2009 as Surefire Medical, Inc. We began doing business as TriSalus Life Sciences (“TriSalus”) in 2018, and changed our name to TriSalus Life Sciences, Inc. in August 2021. We are engaged in the research, development, and sales of innovative drug delivery technology and immune-oncology therapeutics to improve outcomes in difficult to treat liver and pancreatic cancer. Our technology is utilized in the delivery of our therapeutics and administered by interventional radiologists. We are developing and marketing two product lines — Pressure Enabled Drug Delivery (“PEDD™) infusion systems, in use today, and an investigational agent, SD-101, which shows potential to enhance immune system response in the treatment of hepatocellular cancer, pancreatic cancer and other liver solid tumors. Our PEDD with SmartValve™ is the only technology designed to work in synchrony with the cardiac cycle to open collapsed vessels in the tumor to enable deeper perfusion and improve therapeutic drug delivery in tumors with high intratumoral pressure. PEDD with SmartValve has been shown in prospective and retrospective clinical studies and in multiple pre-clinical models to improve therapy uptake and tumor response.
TriNav™ is the newest therapy delivery device with SmartValve technology for the proprietary PEDD approach. Current sales consist of the TriNav Infusion System, introduced in 2020, and a family of related guiding catheters. In 2020, we gained transitional pass-through payments (“TPT”) approval from the Centers for Medicare & Medicaid Services (“CMS”), which allows hospitals to cover the cost of using TriNav. The approval is scheduled to expire at the end of 2023. On June 1, 2023, TriSalus applied for a new technology Ambulatory Payment Classifications (“APC”) code with CMS and met with them on June 26, 2023, to review the application. If granted, the new technology APC code would allow for continuing reimbursement for the TriNav device at similar reimbursement rates for the period beginning January 1, 2024, but there can be no assurance that such code will be granted or that continuing reimbursement will be available at similar reimbursement rates, or at all.
We believe the full potential of our technology can be realized through the combination of our drug delivery technology with immune-oncology drugs, so, in July 2020, we acquired our first immune-oncology drug, SD-101, and began clinical development of SD-101 for treatment of liver and pancreatic cancers.
We have funded operations to date principally with proceeds from the sale of preferred stock and from the issuance of debt and convertible debt. Since inception of the Company in 2009 through June 30, 2023, we have issued for cash $122,980 of preferred stock, which, along with $523 from common stock and $57,466 from convertible notes and warrants, has funded our accumulated deficit of $211,581. During the six months ended June 30, 2023, we raised $9,183 in cash through the issuance of Series B-2 preferred stock, $5,127 in cash through the issuance of Series B-3 preferred stock, and $66 from the exercise of stock options.
As of June 30, 2023, we had cash and cash equivalents of $3,904. The Company is still in its early stage, has yet to generate revenues sufficient to create positive cash flow and has an accumulated deficit of $211,581 as of June 30, 2023. We are currently undergoing a strategic transformation from a company focused solely on the sale of our infusion systems to a therapeutics company whereby our medical devices will be marketed alongside the pharmaceutical drugs and other treatments that the devices deliver to patients. This transformation requires that we restructure our operating infrastructure, resulting in an increase in operating expenses — including the development of a candidate pharmaceutical — that, in the short term, will not be fully offset by increased revenues. We expect that, absent the plans described below, cash on hand will last into the third quarter of 2023.
In accordance with ASC Topic 205-40, Presentation of Financial Statements, Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, we are required to evaluate whether there is substantial doubt about our ability to continue as a going concern each reporting period. In evaluating our ability to continue as a going concern, management projected our cash flow sources and needs and evaluated the conditions and events have raised substantial doubt about our ability to continue as a going concern within one year after the date that these consolidated financial statements were issued. Management’s plans to address the conditions and events have considered our current projections of future cash flows, current financial condition, sources of liquidity and debt obligations for at least one year from the date of issuance of these consolidated financial statements in considering whether we have the ability to fund future operations and meet our obligations as they become due in the normal course of business.
Our ability to fund future operations and to continue the execution of our long-term business plan and strategy, including our transformation into a therapeutics company, will require that we raise additional capital through the issuance of additional equity and/or long-term debt. There can be no assurance that we will be able to raise such additional financing or, if available, that such financing can be obtained on satisfactory terms. If adequate capital resources are not available on a timely basis, we intend to consider limiting our operations substantially. This limitation of operations could include a hiring freeze, reductions in our workforce, reduction in cash compensation, deferring clinical trials and capital expenditures, and reducing other operating costs.
Our current operating plan, which is in part determined based on our most recent results and trends, along with the items noted above, causes substantial doubt to exist about our ability to continue as a going concern and management’s plans do not alleviate the existence of substantial doubt. Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the continuity of normal business activities and realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments that might be necessary should we be unable to continue as a going concern.
We are subject to various risks and uncertainties frequently encountered by companies in the early stages of growth, particularly companies in the rapidly evolving market for medical technology-based and pharmaceutical products and services. Such risks and uncertainties include, but are not limited to, a limited operating history, need for additional capital, a volatile business and technological environment, the process to test and obtain approval to market the candidate pharmaceutical, an evolving business model, and demand for our products. To address these risks, we must, among other things, gain access to capital in amounts and on acceptable terms, maintain and increase our customer base, implement and successfully execute our business strategy, develop the candidate pharmaceutical, continue to enhance our technology, provide superior customer service, and attract, retain, and motivate qualified personnel. There can be no guarantee that we will be successful in addressing such risks.
On August 10, 2023, we completed the Business Combination with MedTech Acquisition Corporation, in which we received $42,854, less expenses of the Business Combination of $6,050.
(2)
Summary of Significant Accounting Policies

Basis of Presentation
The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The interim unaudited condensed consolidated financial statements are comprised of the financial statements of the Company. In management’s opinion, the interim financial data presented includes all adjustments necessary for a fair presentation. All intercompany accounts and transactions have been eliminated. Certain information required by U.S. generally accepted accounting principles (“GAAP”) has been condensed or omitted in accordance with rules and regulations of the SEC. Operating results for the six months ended June 30, 2023, are not necessarily indicative of the results that may be expected for any future period or for the year ending December 31, 2023. The accompanying Unaudited Condensed Financial Statements should be read in conjunction with the audited Consolidated Financial Statements included elsewhere in this registration statement/prospectus.
(a)
Cash, Cash Equivalents and Restricted Cash

We consider all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents. We invest excess cash primarily in money market funds.

(b)
Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. The most significant estimates relate to the valuation of warrant and tranche liabilities, and the valuation allowance on deferred tax assets.
(3)
Financial Instruments

Our financial instruments consist of cash, accounts receivable, accounts payable, and warrants to purchase preferred stock. The carrying values of these financial instruments (other than warrants and tranche liabilities, which are held at fair value) approximate fair value at June 30, 2023, and December 31, 2022. In general, asset and liability fair values are determined using the following categories:
Level 1 — Inputs utilize quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs include quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.
Level 3 — Inputs are unobservable inputs and include situations where there is little, if any, market activity for the balance sheet items at period end. Pricing inputs are unobservable for the terms and are based on the Company’s own assumptions about the assumptions that a market participant would use.
Our warrants and tranche liabilities are measured at fair value on a recurring basis. The carrying amount of outstanding warrant liabilities was $17,452 and $16,188 at June 30, 2023, and December 31, 2022, respectively. The carrying amount of outstanding tranche liabilities was $959 and $4,702 at June 30, 2023, and December 31, 2022, respectively. These carrying values represent the remeasurement to fair value each reporting period based on unobservable inputs, or Level 3 inputs, using assumptions made by us, including the probabilities assigned to the status quo scenario and the potential closing of the Business Combination (see Note 11) scenario, the value of the Series B-3 warrants upon closing of the Business Combination, the fair value of the Company, the fair value of the underlying preferred stock, the Company’s volatility, discount rate, and expected term of the related instrument. See Note 8 for further discussion. These assumptions require significant judgment on the part of management and actual outcomes may materially differ from those estimated by management.
In March 2023, we sold shares of Series B-2 preferred stock with accompanying warrants to purchase Series B-3 preferred stock as part of the Second Tranche Closings (see Note 8). At issuance, the warrants issued to purchase Series B-3 preferred stock had a fair value of $4,654 and have been classified as a liability. The issuance of the Series B-2 preferred stock and accompanying warrants to purchase Series B-3 preferred stock as part of the Second Tranche Closings resulted in a $584 loss on equity issuance.
In June 2023, we sold shares of Series B-2 preferred stock with accompanying warrants to purchase Series B-3 preferred stock as part of the Second Tranche Closings (see Note 8). At issuance, the warrants issued to purchase Series B-3 preferred stock had a fair value of $10,047 and have been classified as a liability. The issuance of the Series B-2 preferred stock and accompanying warrants to purchase Series B-3 preferred stock as part of the Second Tranche Closings resulted in a $3,605 loss on equity issuance.
The following tables summarize the changes in fair value of our outstanding warrant and tranche liabilities in the six months ended June 30, 2023 and 2022:
Level 3 Liabilities	Fair Value at December 31, 2021	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at June 30, 2022
Warrant liability	$391	$(19)	$—	$—	$372

Level 3 Liabilities	Fair Value at December 31, 2022	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at June 30, 2023
Warrant liability	$369	$(1)	$(106)	$—	$262
Series B-2 tranche liabilities	$4,702	$(2,241)	$(1,502)(1)	$—	$959
Series B-3 warrant liabilities	$15,819	$(1,248)	$2,619(2)	$—	$17,190

(1)
This amount includes the gain on extinguishment of the tranche liabilities.

(2)
This amount includes settlements of $12,082, transferred to convertible preferred stock, offset by issuances of $14,701

(4)
Cash, cash equivalents and restricted cash

Cash, cash equivalents and restricted cash, as presented in the Condensed Consolidated Statements of Cash Flows, consisted of the following:
	June 30, 2023	December 31, 2022
Cash and cash equivalents	$3,904	$9,414
Restricted cash (included in Other assets)	250	250
Total cash, cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flows	$4,154	$9,664
Restricted cash is $250 held by our bank to support our corporate credit card program.
(5)
Inventory

The components of inventory are summarized as follows:
	June 30, 2023	December 31, 2022
Raw materials	$620	$753
Finished goods	902	718
Inventory, net	$1,522	$1,471
Finished goods amounts include a reserve for excess or obsolete inventory of $43 as of June 30, 2023 and December 31, 2022.
(6)
Accrued Liabilities

Accrued Liabilities consists of the following:
	June 30, 2023	December 31, 2022
Accrued liabilities	$4,240	$2,905
Accrued bonus	4,140	2,896
Accrued vacation	391	329
Accrued payroll	335	247
	$9,106	$6,377

(7)
Income Taxes

At the end of each interim period, we make our best estimate of the effective tax rate expected to be applicable for the full calendar year and use that rate to provide for income taxes on a current year-to-date basis before discrete items. If a reliable estimate cannot be made, we may make a reasonable estimate of the annual effective tax rate, including use of the actual effective rate for the year-to-date. The impact of the discrete items is recorded in the quarter in which they occur.
We utilize the balance sheet method of accounting for income taxes and deferred taxes which are determined based on the differences between the financial statements and tax basis of assets and liabilities given the provisions of the enacted tax laws. In assessing the realizability of the deferred tax assets, we considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized through the generation of future taxable income. In making this determination, we assessed all of the evidence available at the time including recent earnings, forecasted income projections, and historical financial performance. We have fully reserved deferred tax assets as a result of this assessment.
Based on our full valuation allowance against the net deferred tax assets, our effective federal tax rate for the calendar year is zero, and we recorded an immaterial income tax expense in the six months ended June 30, 2023 and 2022.
(8)
Convertible Preferred Stock

Since inception, we have issued various series of preferred stock as more fully described below. Prior to June 2021, the preferred stock was redeemable at any time after February 21, 2022, upon the affirmative vote of two thirds of the then outstanding shares of preferred stock. In June 2021, the redemption feature was eliminated, however, the in-substance redemption feature described below is still in place. Upon an acquisition of the Company, the proceeds will be used to first pay the liquidation preferences on the preferred stock, as defined below, prior to payment to common stockholders. We have determined this is an in-substance redemption feature since holders of preferred stock represent a majority of our board of directors and control a majority of the stockholder vote on an as-if-converted basis. Thus, a decision to pursue an acquisition or accept the terms of an acquisition — and thereby redeem the convertible preferred stock — is deemed to be outside of our control. As a result, our convertible preferred stock has been classified as temporary equity in the accompanying condensed consolidated balance sheets. We have not adjusted the carrying values of the convertible preferred stock to the respective liquidation preferences of such shares as the instruments are currently not redeemable and we believe it is not probable that the instruments will become redeemable at this point in time. Adjustments to increase the carrying values of the respective liquidation preferences will be made if and when it becomes probable that an event will occur obligating us to pay such amounts.
Convertible preferred stock at June 30, 2023, and December 31, 2022, is as follows:
Series	June 30, 2023	December 31, 2022
Series A-1 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 5,331,943 shares at June 30, 2023, and December 31, 2022	$6,065	$6,065
Series A-2 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 23,307,464 shares at June 30, 2023, and December 31, 2022	8,976	8,976
Series A-3 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 24,792,020 shares at June 30, 2023, and December 31, 2022	10,611	10,611
Series A-4 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 5,169,690 shares at June 30, 2023, and December 31, 2022	1,993	1,993
Series A-5 preferred stock, $0.001 par value per share. Authorized 29,715,910 shares; issued and outstanding 29,545,455 shares at June 30, 2023, and December 31, 2022	12,858	12,858
Series A-6 preferred stock, $0.001 par value per share. Authorized 32,601,000 shares; issued and outstanding 32,391,000 shares at June 30, 2023, and December 31, 2022	15,476	15,476
Series B preferred stock, $0.001 par value per share. Authorized 284,065,377 shares; issued and outstanding 283,030,377 and 282,580,377 shares at June 30, 2023, and December 31, 2022, respectively	84,637	84,528
Series B-1 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 67,142,854 shares at June 30, 2023, and December 31, 2022	23,500	23,499

Series	June 30, 2023	December 31, 2022
Series B-2 preferred stock, $0.001 par value per share. Authorized 71,428,570 shares; issued and outstanding 54,824,787 and 28,571,428 shares at June 30, 2023 and December 31, 2022, respectively	—	—
Series B-3 preferred stock, $0.001 par value per share. Authorized 342,857,136 shares; issued and outstanding 102,446,428 and 0 shares at June 30, 2023, and December 31, 2022, respectively	17,197	—
Total convertible preferred stock	$181,313	$164,006

The following table summarizes activity in convertible preferred stock in the six months ended June 30, 2023, and 2022.
Series	Balance at December 31, 2022	Issuances	Balance at June 30, 2023
Series A-1	$6,065	$—	$6,065
Series A-2	8,976	—	8,976
Series A-3	10,611	—	10,611
Series A-4	1,993	—	1,993
Series A-5	12,858	—	12,858
Series A-6	15,476	—	15,476
Series B	84,528	109	84,637
Series B-1	23,499	1	23,500
Series B-2	—	—	—
Series B-3	—	17,197	17,197
Total convertible preferred stock	$164,006	$17,307	$181,313
Series	Balance at December 31, 2021	Issuances	Balance at June 30, 2022
Series A-1	$6,065	$—	$6,065
Series A-2	8,976	—	8,976
Series A-3	10,611	—	10,611
Series A-4	1,993	—	1,993
Series A-5	12,858	—	12,858
Series A-6	15,476	—	15,476
Series B	84,528	—	84,528
Series B-1	20,000	3,499	23,499
Total convertible preferred stock	$160,507	$3,499	$164,006
Warrants to purchase convertible preferred stock at June 30, 2023, and December 31, 2022, are as follows:
Series	June 30, 2023	December 31, 2022
Series A-5 preferred stock, $0.44 exercise price	170,455	170,455
Series A-6 preferred stock, $0.50 exercise price	210,000	210,000
Series B preferred stock, $0.01 exercise price	1,035,000	1,485,000
Series B-3 preferred stock, $0.05 exercise price	116,852,720	114,285,712
Total warrants	118,268,175	116,151,167

The following table summarizes activity in warrants to purchase preferred stock in the six months ended June 30, 2023. There was no activity in the six months ended June 30, 2022.
Series	Balance at December 31, 2022	Exercises	Issuances	Balance at June 30, 2023
Series A-5	170,455	—	—	170,455
Series A-6	210,000	—	—	210,000
Series B	1,485,000	(450,000)	—	1,035,000
Series B-3	114,285,712	(102,446,428)	105,013,436	116,852,720
As of June 30, 2023, the Company is authorized to issue up to 886,411,964 shares of preferred stock, with 170,455 shares of Series A-5, 210,000 shares of Series A-6, 1,035,000 shares of Series B, 16,603,783 shares of Series B-2 and 240,410,708 shares of Series B-3 available for issuance. All other authorized shares have been issued. The original issue prices for the Series A-1, A-2, A-3, A-4, A-5, A-6, B, B-1, B-2, and B-3 Preferred Stock are $1.224, $0.387, $0.43, $0.396, $0.44, $0.50, $0.30, $0.35 $0.35, and $0.05, respectively. All shares of preferred stock had the following rights as of June 30, 2023:
(i)
Conversion

Each share of preferred stock is convertible into common stock at any time at the option of the holder. The conversion rate is equal to the original issue price for each share of preferred stock plus any declared but unpaid dividends divided by the conversion price. The conversion ratio may be adjusted from time to time based upon the occurrence of certain events or circumstances, such as stock splits, dividends, recapitalizations, certain corporate transactions, and certain dilutive issuances. Each share of preferred stock will be automatically convertible into shares of the common stock at the then-prevailing conversion ratio if (i) approved by (a) the holders of a two-thirds of the outstanding shares of preferred stock (voting together as a single class on an as-converted basis), and (b) the majority of either the Series A-5 or Series A-6 preferred stock voting each individually as a separate class, or (ii) upon the closing of an underwritten initial public offering of the Company’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which (a) the per share price of the Common Stock is not less than $1.00 (adjusted for any stock dividends, combinations, splits, or recapitalizations) and (b) the aggregate net cash proceeds are at least $50,000.
(ii)
Voting Rights

Each holder of shares of preferred stock is entitled to the number of votes on an as-if converted basis to shares of common stock. Certain corporate actions require the approval of a majority of the holders of preferred stock, including but not limited to changes in the authorized shares of preferred stock, authorization of any new class or series of preferred stock, effecting a recapitalization, increasing or decreasing the authorized size of the Board of Directors, the payment of certain dividends and capital distributions, a sale, liquidation or dissolution of the Company, and certain incurrences of debt.
(iii)
Dividends

Dividends are payable on preferred stock in preference to common stock when and if declared by the board on a noncumulative, annual basis and are paid to the holders of preferred stock in proportion of their individual dividend amounts to the total dividend amount of all preferred holders. The per annum preferred dividend rates for each share of Series A-1, A-2, A-3, A-4, A-5, A-6, B, B-1, B-2, and B-3 preferred stock are $0.09792, $0.03096, $0.0344, $0.03168, $0.0352, $0.04, $0.024, $0.028, $0.028, and $0.0004, respectively. To date, the board has not declared any dividends on the preferred stock.
(iv)
Liquidation Preferences

The terms of the preferred stock provide for liquidation preferences in the event of a change in control, liquidation, dissolution, or certain other fundamental transactions of the Company (a “Liquidation Event”), none of which were deemed probable of occurring at June 30, 2023. Preferences are payable in the following order of priority and in the following amounts as of June 30, 2023 (plus all declared but unpaid dividends);

Liquidation Preference	Series	Shares	Price	Aggregate Liquidation Preference
1	Series B-3 preferred stock	102,446,428	$0.050	$5,122
1	Series B-2 preferred stock	54,824,787	0.350	19,189
2	Series B-1 preferred stock	67,142,854	0.350	23,500
2	Series B preferred stock	283,030,377	0.300	84,909
3	Series A-6 preferred stock	32,391,000	0.500	16,196
4	Series A-5 preferred stock	29,545,455	0.440	13,000
4	Series A-4 preferred stock	5,169,690	0.396	2,047
5	Series A-3 preferred stock	24,792,020	0.430	10,661
6	Series A-2 preferred stock	23,307,464	0.387	9,020
7	Series A-1 preferred stock	5,331,943	1.224	6,526
	Total liquidation preference			$190,170
If the assets of the Company or the consideration received in such Liquidation Event are insufficient to make payment in full to all holders of a particular series of preferred stock, then such assets will be distributed ratably to the holders of such series of preferred stock in proportion to the full amounts to which they would otherwise have been entitled. After payment of the aforementioned liquidation preferences, any remaining proceeds from a Liquidation Event will be distributed to all preferred and common stockholders — except for stockholders holding Series A-1 or Series A-2 Preferred Stock — pro rata on an as-if converted basis.
October 2022 Financing
In early October 2022, we sold 28,571,428 shares of Series B-2 preferred stock in a private financing, primarily to existing stockholders, at a price of $0.35 per share, raising approximately $9,755 in net proceeds (the “B-2 Preferred Stock Financing”). For each share sold, we also issued a warrant to purchase four shares of Series B-3 preferred stock (with total warrants issued being for 114,285,712 shares of Series B-3 preferred stock) with a strike price of $0.05 per share. The B-2 Preferred Stock Financing included, at our audit committee’s option, a second tranche for the sale of up to 20,990,498 shares of Series B-2 preferred stock for $7,347 (which could be increased up to $10,000 through the sale of additional shares), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase four shares of Series B-3 preferred stock at a strike price of $0.05 per share, for a total of 83,961,992 shares of Series B-3 preferred stock, and a third tranche, at the election of investors who participated in the second tranche, for the sale of up to 12,381,544 shares of Series B-2 preferred stock for $4,334 (which could be increased up to an aggregate of 14,285,714 shares of Series B-2 preferred stock for approximately $5,000 through the sale of additional shares of Series B-2 preferred stock), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase eight shares of Series B-3 preferred stock at a strike price of $0.05 per share, for a total of 99,052,352 shares of Series B-3 preferred stock. Investors can elect to not participate in the second tranche, and thereby give up their rights to participate in the third tranche, but such election would cause all of their shares of Series B-2 preferred stock and Series B-3 preferred stock to immediately convert to common stock and any warrants to purchase Series B-3 preferred stock to convert to warrants to purchase common stock.
As a result of the issuance of the Series B-2 preferred stock, accompanying warrants to purchase Series B-3 preferred stock, and the second and third tranche rights and obligations, the anti-dilution feature of all prior issued preferred stock series was triggered. In accordance with the anti-dilution rights in the Company’s certificate of incorporation, and in connection with the initial closing of the B-2 Preferred Stock Financing, the conversion prices of the Company’s preferred stock (i) were adjusted to $1.06 for Series A-1 preferred stock, $0.33 for Series A-2 preferred stock, $0.37 for Series A-3 preferred stock, $0.34 for Series A-4 preferred stock, $0.37 for Series A-5 preferred stock, $0.42 for Series A-6 preferred stock, $0.26 for Series B preferred stock, and $0.30 for Series B-1 preferred stock and (ii) set to $0.35 for Series B-2 preferred stock and $0.05 for Series B-3 preferred stock, which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.155 to 1 for Series A-1 preferred stock, 1.173 to 1 for Series A-2 preferred stock, 1.162 to 1 for Series A-3 preferred stock, 1.165 to 1 for Series A-4 preferred stock, 1.189 to 1 for Series A-5 preferred stock, 1.190 to 1 for Series A-6 preferred stock, 1.154 to 1 for Series B preferred stock, 1.167 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.
We offered the Series B-2 preferred stock to all of our existing preferred stockholders (representing approximately 99.2% of our then-outstanding shares on an as-converted to common stock basis) to continue to fund our operations through the expected period for completing the Business Combination (see Note 11), including expenses expected to be incurred in connection with the Business Combination and readying ourselves to be a public company. Board members, executives and other employees who participated in the B-2 Preferred Stock Financing did so under the same terms as other holders who do not provide services. As such, the Company concluded the B-2 Preferred Stock Financing was not compensatory and is not within the scope of ASC Topic 718, Compensation — Stock Compensation.
The warrants to purchase Series B-3 preferred stock (“Series B-3 Warrants”) represent freestanding financial instruments that should be recognized as a liability as we are required to deliver puttable shares upon exercise of the warrants, which may be ultimately settled for cash due to the in-substance redemption feature, as described above. Similarly, the combined rights and obligations for the second and third tranches for Series B-2 preferred stock (“Series B-2 Tranche Liability”) represents a freestanding financial instrument that should be classified as a liability under ASC 480 as, (i) the decision to exercise the tranche is outside of our control, as holders of Series B-2 preferred stock represent a majority of our Audit Committee (which, pursuant to the financing agreements for the B-2 Preferred Stock Financing determines whether to call the second tranche), and (ii) the Company is required to deliver puttable shares upon execution of the tranches rights and obligations, which may be ultimately settled in cash. Both the Series B-3 Warrants and the Series B-2 Tranche Liability are classified as liabilities and are presented on the balance sheet at their estimated fair values at each reporting date and immediately prior to settlement with the resulting change in fair value recognized in earnings.
2023 Financing
In January through June 2023, holders of warrants to purchase 102,446,428 shares of Series B-3 preferred stock exercised their purchase rights, for proceeds of approximately $5,122. In addition, $12,082 of warrant liabilities was transferred to Series B-3 preferred stock. Also, holders of warrants to purchase 450,000 shares of Series B preferred stock exercised their purchase rights, for proceeds of $4, plus the transfer of warrant liabilities of $106 to Series B preferred stock.
In February 2023, we amended the Series B-2 preferred stock agreement and warrant agreement to purchase Series B-3 preferred stock to extend the expiration date for the second tranche from February 28, 2023, to May 31, 2023.
In March 2023, we effectuated closings (“Second Tranche Closings”) of a portion of the second tranche of the B-2 Preferred Stock Financing whereby (i) 8,396,207 shares of Series B-2 preferred stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 preferred stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2,932, net of execution costs, and (ii) 714,285 shares of Series B-2 preferred stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $250. As a result of the closings of a portion of the second tranche of the B-2 Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $1.02 for Series A-1 preferred stock, $0.32 for Series A-2 preferred stock, $0.35 for Series A-3 preferred stock, $0.33 for Series A-4 preferred stock, $0.35 for Series A-5 preferred stock, $0.40 for Series A-6 preferred stock, $0.25 for Series B preferred stock, and $0.29 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.200 to 1 for Series A-1 preferred stock, 1.209 to 1 for Series A-2 preferred stock, 1.229 to 1 for Series A-3 preferred stock, 1.200 to 1 for Series A-4 preferred stock, 1.257 to 1 for Series A-5 preferred stock, 1.250 to 1 for Series A-6 preferred stock, 1.200 to 1 for Series B preferred stock, 1.207 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.
On May 12, 2023, we amended the Series B-2 preferred stock agreement and warrant agreement to purchase Series B-3 preferred stock to extend the expiration date for the second tranche from May 31, 2023 to July 31, 2023.
In June 2023, we effectuated closings of a portion of the second tranche of the B-2 Preferred Stock Financing whereby (i) 10,428,583 shares of Series B-2 preferred stock and accompanying warrants to purchase 41,714,332 shares of Series B-3 preferred stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $3,650, and (ii) 6,714,284 shares of Series B-2 preferred stock and accompanying warrants to purchase 26,857,136 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $2,350. As a result of the closings of a portion of the second tranche of the B-2 Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $0.96 for Series A-1 preferred stock, $0.30 for Series A-2 preferred stock, $0.33 for Series A-3 preferred stock, $0.31 for Series A-4 preferred stock, $0.33 for Series A-5 preferred stock, $0.37 for Series A-6 preferred stock, $0.24 for Series B preferred stock, and $0.27 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.275 to 1 for Series A-1 preferred stock, 1.290 to 1 for Series A-2 preferred stock, 1.303 to 1 for Series A-3 preferred stock, 1.277 to 1 for Series A-4 preferred stock, 1.333 to 1 for Series A-5 preferred stock, 1.351 to 1 for Series A-6 preferred stock, 1.250 to 1 for Series B preferred stock, 1.296 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock. Any portion of the Series B-3 warrants that remain unexercised at the time the Business Combination is consummated will automatically be net settled for shares of the Company’s common stock (“TriSalus Common Stock”) immediately prior to the closing of the Business Combination (see Note 11) and exchanged into shares of common stock, par value $0.0001 of the combined company (“Combined Company Common Stock”) at the Effective Time.
In July 2023, holders of warrants to purchase 90,619,356 shares of Series B-3 preferred stock exercised their purchase rights for proceeds of approximately $4.5 million.
The fair value of the Series B-3 Warrants as of June 30, 2023 and December 31, 2022 was determined using a probability-weighted expected outcome model whereby the following two scenarios were probability-weighted based on the Company’s expectation of each occurring: (1) a status quo scenario whereby the Company would continue as a private company and (2) a scenario where the Business Combination would close. Under the status quo scenario, the Series B-3 Warrants, including warrants to be issued under the second and third tranches, were valued using the Black-Scholes model. The fair value of the Series B-2 Tranche Liability was determined using a Binomial Tranche Model. Both models incorporated the following significant assumptions for the respective valuation dates:
	June 30, 2023	December 31, 2022
Series B-2 preferred stock fair value per share	$0.36	$0.37
Series B-2 preferred stock exercise price per share	$0.35	$0.35
Series B-3 preferred stock fair value per share	$0.06	$0.08
Series B-3 Warrants exercise price per share	$0.05	$0.05
Volatility	35.0% – 55.0%	50.0% – 65.0%
Risk free rate	5.2% – 5.5%	4.0% – 4.7%
Series B-2 Tranche Liability expected term	0.1 – 0.5	0.2 – 0.4 years
Series B-3 Warrants expected term	5.3 – 6.0 years	5.8 – 6.0 years
Expected dividends	—	—
The fair value of the underlying shares of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock used in these models were derived from estimates of the Company’s equity fair value using the Guideline Public Company Method, specifically revenue multiples of comparable public companies were multiplied by the Company’s forecasted 2023 and 2024 revenue. The valuation of Series B-3 Warrants under the Business Combination scenario incorporates an estimate of the fair value of the underlying Series B-3 preferred stock upon the close of the Business Combination of $0.23 and $0.27 per share, at June 30, 2023 and December 31, 2022, respectively, which is based upon the enterprise value stated in the merger agreement of $220,000 allocated to all outstanding shares of preferred stock, warrants to purchase preferred stock, and common stock on an as-if converted basis, discounted at 30% from the expected Business Combination closing date. The Business Combination scenario as of June 30, 2023, and December 31, 2022, assumed there would be no additional exercises of the second and third tranches, and thus no value was assigned to the outstanding tranche rights and obligations, as the Company would not exercise its right to call the remaining second tranche.
The fair value of the Series B-3 Warrant Liabilities at issuance resulting from the completion of the Second Tranche Closings was estimated at $14,701. The excess of the warrant liability’s fair value compared to the proceeds received in the Second Tranche Closings resulted in a charge to loss on equity issuance in the condensed consolidated statements of operations of $5,511 for the six months ended June 30, 2023.
(9)
Net Loss per Share

Basic net loss attributable to common stockholders per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. During periods where we might earn net income, we would allocate to participating securities a proportional share of net income determined by dividing total weighted-average participating securities by the sum of the total weighted-average common shares and participating securities (the “two-class method”). Our preferred stock participates in any dividends declared by us and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods where we incurred net losses, we allocate no loss to participating securities because they have no contractual obligation to share in our losses. We computed diluted loss per common share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such nonparticipating securities would be antidilutive. Because we have reported net losses for the six-month periods ended June 30, 2023 and 2022, diluted net loss per common share is the same as basic net loss per common share for those periods.
The following potentially dilutive securities (in common stock equivalent shares) have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:
	June 30,
	2023	2022
Preferred stock	627,982,018	470,260,803
Preferred stock warrants	118,268,175	1,865,455
Common stock warrants	—	—
Options to purchase common stock	69,389,688	60,859,556
	815,639,881	532,985,814
As described in Note 8, the triggering of the anti-dilution feature resulting from the closing of the second tranche of the Initial Preferred Stock Financing decreased the conversion prices applicable to all outstanding shares for previously issued preferred stock. As a result, a deemed dividend to the preferred stockholders of $2,981 was recorded as an increase in the net loss attributable to common stockholders reflected in our unaudited consolidated statement of operations for the six months ended June 30, 2023. The deemed dividend increased the net loss per common share by $0.17 for the six months ended June 30, 2023.
(10)
Commitments and Contingencies

From time to time, we may have certain contingent liabilities, including litigation, which arise in the ordinary course of its business activities. We accrue contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on our consolidated financial position, results of operations, or cash flows.
Other than as described above, we are not a party to any legal proceedings and we are not aware of any claims or actions pending or threatened against us. In the future, we might from time to time become involved in litigation relating to claims arising from our ordinary course of business.
(11)
Merger Agreement with MedTech Acquisition Corporation

On November 11, 2022, we entered into an Agreement and Plan of Merger (as amended on April 4, 2023, May 13, 2023 and July 5, 2023, the “Merger Agreement”) with MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), and MTAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MTAC (“Merger Sub”). On May 13, 2023, MTAC, Merger Sub, and TriSalus entered into an amendment to the Merger Agreement to: (i) extend the Final Outside Date to September 22, 2023 (based on a potential Extension of MTAC’s last date to consummate an initial business combination under its Existing Charter), (ii) clarify that no greenshoe or other investor-held options to purchase MTAC’s securities that are exercisable at the investor’s sole discretion will count towards the Available Closing MTAC Cash, and (iii) reduce the minimum available cash condition from $60 million to $35 million. The aggregate consideration payable to our stockholders was approximately $220,000, payable solely in shares of MTAC common stock.
On August 8, 2023, the stockholders of MTAC approved the Business Combination..
Pursuant to the Merger Agreement, on August 10, 2023, Merger Sub merged with and into TriSalus, with TriSalus surviving as a wholly owned subsidiary of MTAC (the “Business Combination”) and 890,020,482 shares of TriSalus Common Stock (after conversion of all outstanding shares of preferred stock and all in-the-money warrants) were exchanged for approximately 22,000,000 shares of MTAC common stock, reflecting an exchange ratio of 0.02471853. In connection with the consummation of the Business Combination, MTAC was renamed “TriSalus Life Sciences, Inc.”
Immediately prior to the effective time of the Business Combination, each issued and outstanding share of TriSalus’ Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6, Series B, Series B-1, Series B-2, and Series B-3 preferred stock, par value $0.001 (collectively, the “TriSalus Preferred Stock”) was converted into shares of TriSalus Common Stock at the then-applicable conversion rates. In addition, each outstanding warrant to purchase shares of TriSalus Common Stock or TriSalus Preferred Stock (each, a “TriSalus Warrant”) that is in-the-money and would be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Business Combination, was automatically exercised for shares of TriSalus Common Stock. TriSalus Warrants that were out-of-the-money were canceled for no consideration.
At the effective time, each outstanding option to purchase shares of TriSalus Common Stock under TriSalus’ equity incentive plans, whether or not then vested and exercisable, and each restricted stock unit award with respect to TriSalus Common Stock under TriSalus’ equity incentive plans, was assumed and converted into an option to purchase shares of MTAC common stock and restricted stock unit with respect to MTAC common stock, respectively.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
TriSalus Life Sciences, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of TriSalus Life Sciences, Inc. and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2022.
Denver, Colorado
April 21, 2023

TRISALUS LIFE SCIENCES, INC.
Consolidated Balance Sheets
December 31, 2022 and 2021
(in thousands, except share and per share data)
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$9,414	$30,301
Accounts receivable	1,557	1,357
Inventory, net	1,471	1,292
Prepaid expenses	4,772	2,181
Total current assets	17,214	35,131
Property and equipment, net	2,231	1,797
Right-of-use assets	1,381	—
Intangible assets, net	802	794
Other assets	367	115
Total assets	$21,995	$37,837
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Trade payables	$4,947	$1,300
Accrued liabilities	6,377	4,969
Series B-2 tranche liabilities	4,702	—
Series B-3 warrant liabilities	15,819	—
Short-term lease liabilities	370	—
Other current liabilities	141	104
Total current liabilities	32,356	6,373
Long-term lease liabilities	1,593	—
Warrant liabilities and other long-term liabilities	369	561
Total liabilities	34,318	6,934
Commitments and contingencies
Convertible preferred stock	164,006	160,507
Stockholders’ deficit:
Common stock, $0.001 par value per share. Authorized 1,250,000,000 and 635,000,000 shares at December 31, 2022 and 2021, respectively; issued and outstanding 14,075,524 shares and 10,719,806 shares at December 31, 2022 and 2021, respectively	14	11
Additional paid-in capital	10,015	6,727
Accumulated deficit	(186,358)	(136,342)
Total stockholders’ deficit	(176,329)	(129,604)
Total liabilities, convertible preferred stock and stockholders’ deficit	$21,995	$37,837
See accompanying notes to consolidated financial statements.

TRISALUS LIFE SCIENCES, INC.
Consolidated Statements of Operations
Years ended December 31, 2022 and 2021
(in thousands, except share and per share data)
	2022	2021
Revenue	$12,398	$8,401
Cost of goods sold	2,258	1,193
Gross profit	10,140	7,208
Operating expenses:
Research and development	21,358	14,224
Sales and marketing	12,738	8,263
General and administrative	12,483	8,753
Loss from operations	(36,439)	(24,032)
Interest income	180	—
Interest expense	(1)	(1,761)
Loss on conversion of convertible notes	—	(3,416)
Loss on equity issuance	(8,312)	—
Change in fair value of tranche and warrant liabilities	(2,186)	(379)
Other income and expense, net	(420)	746
Loss before income taxes	(47,178)	(28,842)
Income tax expense	(9)	(3)
Net loss available to common stockholders	$(47,187)	$(28,845)
Deemed dividend related to Series B-2 preferred stock down round provision	$(2,829)	$—
Net loss attributable to common stockholders	$(50,016)	$(28,845)
Net loss per share, basic and diluted	$(3.99)	$(3.25)
Weighted average common shares outstanding, basic and diluted	12,526,248	8,864,082
See accompanying notes to consolidated financial statements.

TRISALUS LIFE SCIENCES, INC.
Consolidated Statements of Stockholders’ Deficit
Years ended December 31, 2022 and 2021
(in thousands, except share data)
	Common stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ Deficit
	Shares	Amount
At December 31, 2020	7,820,080	$8	$1,357	$(107,497)	$(106,132)
Exercise of options	2,898,553	3	51	—	54
Modification of convertible debt to remove conversion discount	—	—	5,210	—	5,210
Exercise of common stock warrants	1,173	—	—	—	—
Share-based compensation	—	—	109	—	109
Net loss	—	—	—	(28,845)	(28,845)
At December 31, 2021	10,719,806	$11	$6,727	$(136,342)	$(129,604)
Exercise of options	3,352,916	3	91	—	94
Exercise of common stock warrants	2,802	—	—	—	—
Share-based compensation	—	—	368	—	368
Deemed dividend	—	—	2,829	(2,829)	—
Net loss	—	—	—	(47,187)	(47,187)
At December 31, 2022	14,075,524	$14	$10,015	$(186,358)	$(176,329)
See accompanying notes to consolidated financial statements.

TRISALUS LIFE SCIENCES, INC.
Consolidated Statements of Cash Flows
Years ended December 31, 2022 and 2021
(in thousands)
	2022	2021
Cash flows from operating activities:
Net loss	$(47,187)	$(28,845)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	398	464
Gain on PPP loan forgiveness	—	(828)
Loss on conversion of convertible notes	—	3,416
Loss on equity issuance	8,312	—
Change in fair value of tranche and warrant liabilities	2,186	379
Discount amortization and amortization of deferred financing costs	—	1,743
Share-based compensation expense	368	109
Gain (loss) on disposal of fixed assets	310	(4)
Milestone payment to Dynavax	1,000	1,000
Changes in operating assets and liabilities:
Accounts receivable	(200)	(741)
Inventory	(179)	(725)
Prepaid expenses	(2,592)	(1,840)
Operating lease right-of-use assets	112	—
Operating lease liabilities	(87)	—
Trade payables, accrued expenses and other liabilities	5,246	3,175
Net cash used in operating activities	(32,313)	(22,697)
Cash flows from investing activities:
Purchases of property and equipment	(655)	(1,097)
Milestone payment to Dynavax	(1,000)	(1,000)
Cash paid for intellectual property and licenses	(131)	(161)
Net cash used in investing activities	(1,786)	(2,258)
Cash flows from financing activities:
Proceeds from the issuance of preferred stock, net of costs of $0 and $242, in the years ended December 31, 2022 and 2021, respectively	13,499	51,900
Proceeds from exercise of Series B preferred stock warrants	—	117
Payments on finance lease liabilities	(131)	—
Repayments on term loan (including $254 balloon payment)	—	(1,348)
Net proceeds from issuance of convertible notes	—	45
Cash proceeds from the exercise of stock options and warrants for common stock	94	54
Net cash provided by financing activities	13,462	50,768
Increase (decrease) in cash, cash equivalents and restricted cash	(20,637)	25,813
Cash, cash equivalents and restricted cash, beginning of period	30,301	4,488
Cash, cash equivalents and restricted cash, end of period	$9,664	$30,301
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$—	$18
Income taxes	9	3
Supplemental disclosure of noncash items:
Value of warrants issued with convertible notes	$—	$10
Transfer of warrant liability to preferred stock upon exercise of warrants	—	3,397
Fixed asset purchases included in trade payables and accrued expenses	12	—
Put option liability transferred to Additional paid-In capital	—	5,210
Carrying value of convertible notes and accumulated interest transferred to preferred stock	—	49,118
See accompanying notes to consolidated financial statements.

TriSalus Life Sciences, Inc.
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
(1)
Nature of Business

TriSalus Life Sciences, Inc. (the “Company,” “we,” “us”), a Delaware corporation, was incorporated in 2009 as Surefire Medical, Inc. The Company began doing business as TriSalus Life Sciences (“TriSalus”) in 2018, and changed its name to TriSalus Life Sciences, Inc, in August 2021. We are engaged in the research, development, and sales of innovative drug delivery technology and immune-oncology therapeutics to improve outcomes in difficult to treat liver and pancreatic cancer. Our technology is utilized in the delivery of our therapeutics and administered by interventional radiologists. We are developing and marketing two product lines — Pressure Enabled Drug Delivery (“PEDD™”) infusion systems, in use today, and an investigational agent, SD-101, which shows potential to enhance immune system response in the treatment of hepatocellular cancer, pancreatic cancer and other liver solid tumors. Our PEDD with SmartValve™ is the only technology designed to work in synchrony with the cardiac cycle to open collapsed vessels in the tumor to enable deeper perfusion and improve therapeutic drug delivery in tumors with high intratumoral pressure. PEDD with SmartValve has been shown in prospective and retrospective clinical studies and in multiple pre-clinical models to improve therapy uptake and tumor response.
TriNav™ is the newest therapy delivery device with SmartValve technology for the proprietary PEDD approach. Current sales consist of the TriNav infusion System, introduced in 2020, the Surefire Medical infusion System and a family of related guiding catheters. In 2020, we gained transitional pass-through payments (“TPT”) approval from the Centers for Medicare & Medicaid Services (“CMS”), which allows hospitals to cover the cost of using TriNav. The approval is scheduled to expire at the end of 2023; we are actively seeking an extension of the approval.
We believe the full potential of our technology can be realized through the combination of our drug delivery technology with immune-oncology drugs, so, in July 2020, we acquired our first immune-oncology drug, SD-101, and began clinical development of SD-101 for treatment of liver and pancreatic cancers.
We have funded operations to date principally with proceeds from the sale of preferred stock and from the issuance of debt and convertible debt. Since inception of the Company in 2009 through December 31, 2022, we have issued for cash $108,664 of preferred stock, $458 of common stock and $57,466 of convertible notes and warrants, which has funded the cumulative net losses of $186,358. During the year ended December 31, 2022, we raised $13,499 in cash through the issuance of Series B-1 and Series B-2 preferred stock and $94 from the exercise of stock options. In March 2021, all of the then outstanding principle amount of convertible notes, with accumulated interest, converted to shares of Series B preferred stock in accordance with the terms contained in the note agreements; the note conversion did not raise any cash. See notes 10 and 11 for further discussion of the convertible debt, warrants and the 2022 financing rounds.
As of December 31, 2022, we had cash, cash equivalents and restricted cash of $9,664. The Company is still in its early stage, has yet to generate revenues sufficient to create positive cash flow and has accumulated deficit of $186,358 as of December 31, 2022. We are currently undergoing a strategic transformation from a company focused solely on the sale of our infusion systems to a therapeutic company whereby our medical devices will be marketed alongside the pharmaceutical drugs and other treatments that the devices deliver to patients. This transformation requires that we restructure our operating infrastructure, resulting in an increase in operating expenses — including the development of a candidate pharmaceutical — that, in the short term, will not be fully offset by increased revenues.
In accordance with ASC Topic 205-40, Presentation of Financial Statements, Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, we are required to evaluate whether there is substantial doubt about our ability to continue as a going concern each reporting period. In evaluating our ability to continue as a going concern, management projected our cash flow sources and needs and evaluated the conditions and events that could raise substantial doubt about our ability to continue as a going concern within one year after the date that these consolidated financial statements were issued.

Management considered our current projections of future cash flows, current financial condition, sources of liquidity and debt obligations for at least one year from the date of issuance of these consolidated financial statements in considering whether we have the ability to fund future operations and meet our obligations as they become due in the normal course of business.
Our ability to fund future operations and to continue the execution of our long-term business plan and strategy, including our transformation into a therapeutics company, will require that we raise additional capital through the issuance of additional equity and/or long-term debt. There can be no assurance that we will be able to raise such additional financing or, if available, that such financing can be obtained on satisfactory terms. If adequate capital resources are not available on a timely basis, we intend to consider limiting our operations substantially. This limitation of operations could include a hiring freeze, reductions in our workforce, reduction in cash compensation, deferring clinical trials and capital expenditures, and reducing other operating costs.
Our current operating plan, which is in part determined based on our most recent results and trends, along with the items noted above, raises substantial doubt about the Company’s ability to continue as a going concern. Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the continuity of normal business activities and realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments that might be necessary should we be unable to continue as a going concern.
We are subject to various risks and uncertainties frequently encountered by companies in the early stages of growth, particularly companies in the rapidly evolving market for medical technology-based and pharmaceutical products and services. Such risks and uncertainties include, but are not limited to, a limited operating history, need for additional capital, a volatile business and technological environment, the process to test and obtain approval to market the candidate pharmaceutical, an evolving business model, and demand for our products. To address these risks, we must, among other things, gain access to capital in amounts and on acceptable terms, maintain and increase our customer base, implement and successfully execute our business strategy, develop the candidate pharmaceutical, continue to enhance our technology, provide superior customer service, and attract, retain, and motivate qualified personnel. There can be no guarantee that we will be successful in addressing such risks.
(2)
Summary of Significant Accounting Policies

(a)
Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries as of December 31, 2022 and 2021, respectively: TriSalus Medical LLC and TriSalus Therapeutics LLC. Unless otherwise specified, references to the Company are references to TriSalus Life Sciences Inc. and its consolidated subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation. The presentation of change in fair value of warrants for 2021 on the consolidated statement of operations has been reclassified to conform to current year presentation.
(b)
Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. We invest excess cash primarily in money market funds.
(c)
Concentrations of Credit Risk and Other Risks and Uncertainties

Our cash is deposited primarily with one financial institution. At times, the deposits in this institution may exceed the amount of insurance provided on such deposits. We have not experienced any losses in such accounts and believe that we are not exposed to any significant risk on these balances.
(d)
Accounts Receivable and Customer Concentrations

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We review our allowance for doubtful accounts periodically and establish reserves based on management’s expectations of realization based on historical write-off experience, as well as current general economic conditions and expectations regarding collection. Account balances are charged against the allowance after all reasonable means of collection have been exhausted and the potential for recovery is considered remote.
As of December 31, 2022, one distributor customer constituted 19% of our accounts receivable balance. As of December 31, 2021, one distributor customer constituted 34% of our accounts receivable balance.
We had one distributor customer which constituted 20% and 25% of our revenue for the years ended December 31, 2022 and 2021, respectively. The arrangement with this distributor terminated on December 31, 2022.
(e)
Leases

We account for leases in accordance with Accounting Standards Codification (“ASC”) Topic 842, Leases. We determine if an arrangement is or contains a lease at contract inception, and, if it does, we recognize a right-of-use (ROU) asset and a lease liability at the lease commencement date.
For operating and finance leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method.
The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received.
For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
For finance leases, the ROU asset is subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the ROU asset is amortized over the useful life of the underlying asset. Amortization of the ROU asset is recognized and presented separately from interest expense on the lease liability.
(f)
Inventory

Inventory is carried at the lower of cost or net realizable value. The balance includes the cost of raw materials, and finished goods — including direct labor and manufacturing overhead — and is recorded on the first-in first-out method. Write-downs for excess and obsolete inventory are charged to cost of goods sold in the period when conditions giving rise to the write-downs are first recognized. Valuation reserves are recorded when, in our best judgment, we determine the carrying value of the affected inventory may be impaired or its net realizable value exceeds its cost.
(g)
Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. The most significant estimates relate to the valuation of warrant liabilities and tranche liabilities, and the valuation allowance on deferred tax assets.

(h)
Property and Equipment

Property and equipment are recorded at cost. Repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from two to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of estimated useful lives or the lease term.
(i)
Impairment and Disposal of Long-Lived Assets

We review long-lived assets and intangible assets (principally patents) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is generally measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the estimated fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.
(j)
Share-Based Compensation

We account for all employee share-based compensation awards by recording expense based on the estimated fair value of the awards at the time of grant using the Black-Scholes-Merton option valuation model (“Black-Scholes”). The determination of fair value using an option-pricing model is affected by the estimated fair value of the Company’s stock, as well as assumptions regarding a number of variables including, but not limited to, the fair value of underlying stock at the grant date, expected volatility of the underlying stock over the term of the awards, projected employee stock option exercise behaviors, and risk-free interest rates. We have elected to not include an estimated forfeiture rate in our share-based compensation expense recognition, in accordance with ASC Topic 718, Compensation — Stock Compensation, and we account for forfeitures in the period in which they occur. The estimated fair value of options granted is recognized as compensation expense on a straight-line basis over the expected life for each separately vesting portion of the awards.
(k)
Segment Reporting

We have determined, in accordance with ASC Topic 280, Segment Reporting, that we operate under one operating segment, and therefore one reportable segment, TriSalus. Our Chief Executive Officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of assessing performance and allocation resources. All of our long-lived assets, and all of our customers, are located in the United States.
(l)
Revenue Recognition

Our revenue is derived from the shipments of our PEDD infusion systems to our customers. Our customers are generally comprised of hospital, clinics and physicians. Under ASC Topic 606, Revenue Recognition, we evaluate five steps to determine the appropriate timing and amount to recognize revenue. The five steps are:
1.
Identify the contract — We do not maintain long-term contracts with our customers. Typically, customers will submit a purchase order to us for delivery of a quantity of our products, which incorporate enforceable rights and obligations constituting the contract with the customer.

2.
Identify the performance obligation — Our performance obligation is to deliver the ordered products in accordance with the terms of the purchase order, which constitutes a single performance obligation. We do not have any on-going service obligation after delivery.

3.
Determine the transaction price — We maintain a single sales price for each of our products, which is generally fixed. We do not have a history of any significant refunds, allowances or other concessions provided to our customers from the agreed-upon sales price after delivery of the product. We do not offer discounts, except to distributors as discussed below.

We have certain arrangements with distributors under which the distributors purchase our products and then resell them in geographic markets where we do not have a sales presence. Those arrangements provide for a discount on the invoice; when the distributor resells our units at our normal sales price, the discount serves to compensate the distributor for their efforts. We record these sales net of the discounts.
4.
Allocate the transaction price — We do not have multiple performance obligations to complete when we fulfill a purchase order, as such, the transaction price is allocated fully to the units being sold.

5.
Recognize revenue — We recognize revenue at the point-in-time when the units for a purchase order have been shipped and control of the units has transferred to the customer, as evidenced by the delivery terms on the shipping documents. Typically, we ship Ex Works, so we recognize revenue when the shipment leaves our premises. In certain cases, the purchase order specifies alternate shipping terms, usually DAP (delivery at place). In those cases, we defer revenue recognition until we are assured the units have been delivered and control has transferred to the customer.

(m)
Research and Development

Research and development (“R&D”) costs include our engineering, regulatory, pre-clinical and clinical activities. R&D costs are expensed as incurred and included milestone payments of $1,000 to Dynavax for SD-101 in each of the years ended December 31, 2022 and 2021, respectively. See Note 9 for further discussion of Dynavax.
We are required to estimate our expenses resulting from our obligations under agreements with vendors, consultants, and contract research organizations, in connection with conducting R&D activities. The financial terms of these contracts are subject to negotiations, which vary from agreement to agreement and may result in payment flows that do not match the periods over which goods or services are provided. We reflect R&D expenses in our consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the agreements, along with preparation of financial models, taking into account discussions with research and other key personnel as to the progress of studies or other services being performed. To date, we have had no material differences between our estimates of such expenses and the amounts actually incurred. Nonrefundable advance payments for goods and services are deferred and recognized as expense in the period that the related goods are consumed or services are performed.
(n)
Advertising

Advertising expense, which is included in sales and marketing costs, is expensed as incurred, and expense for the years ended December 31, 2022 and 2021, was $2,201 and $1,400, respectively.
(o)
Income Taxes

We account for income taxes pursuant to ASC Topic 740, Income Taxes, which requires the use of the asset-and-liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to the extent it is more likely than not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.
The Company recognizes the effect of income tax positions when it is more likely than not, based on technical merits, that the position will be sustained upon examination. Through 2022, management determined that no uncertain tax positions have been taken or are expected to be taken that could have a material effect on the Company’s income tax liabilities.

(p)
Warrant and Tranche Rights and Obligation Liabilities

Freestanding financial instruments that permit the holder to acquire shares that are either puttable by the holder, redeemable or contingently redeemable are required to be reported as liabilities in the financial statements. We present such liabilities on the balance sheets at their estimated fair values. Changes in fair value of the liability are calculated each reporting period, and any change in value are recognized in the consolidated statements of operations. We have determined that the warrants issued to investors and lenders, which are exercisable for shares of our convertible preferred stock, should be classified as liabilities due to contingent redemption features of the underlying convertible preferred stock.
The B-2 Preferred Stock Financing (as described in Note 12) included second and third tranche rights and obligations to investors who participated in the initial B-2 Preferred Stock Financing round. We offered the Series B-2 preferred stock to all of our preferred stockholders at the time of the initial B-2 Preferred Stock Financing round (representing approximately 99.2% of our then outstanding shares on an as-converted to common stock basis). The second and third tranche rights and obligations are exercisable into shares of our convertible preferred stock at a specified future date. The second and third tranche rights and obligations are considered freestanding financial instruments, and are classified as liabilities under ASC 480. See Note 12 for further discussion.
(q)
Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (“ASC Topic 842”), which supersedes FASB ASC Topic 840, Leases, and makes other conforming amendments to U.S. GAAP. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on the balance sheet via a right of use asset and lease liability, and additional qualitative and quantitative disclosures. ASU 2016-02 was effective for us, as a private company, for fiscal years beginning after December 15, 2021, permits early adoption, and mandates a modified retrospective transition method. We adopted this guidance as of January 1, 2022. The adoption resulted in an increase in assets of $1,512 (net of $320 of accrued rent and unamortized tenant improvement allowances), current liabilities of $236, and long-term liabilities of $1,596.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The ASU removes certain exceptions to the general principles in ASC Topic 740 and clarifies the existing guidance to improve consistent application. ASU 2019-12 was effective for us, as a private company, beginning on January 1, 2022, with early adoption permitted. The transition method (retrospective, modified retrospective, or prospective basis) for adopting the guidance depends on the specific facts and circumstances addressed in the guidance. We adopted this guidance with no material impact on our consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. Specifically, the ASU “simplifies accounting for convertible instruments by removing major separation models required under current GAAP, including the concept of beneficial conversion features.” In addition, the ASU “removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it” and “simplifies the diluted earnings per share (EPS) calculation in certain areas.” ASU 2020-06 is effective for private and emerging growth companies for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted in years beginning after December 15, 2020. ASU 2020-06 permits adoption on a retrospective basis to financial instruments outstanding as of the beginning of the first comparative reporting period presented. We elected to adopt ASU 2020-06 on January 1, 2022, on a retrospective basis. The adoption of ASU 2020-06 did not have a material impact on our consolidated financial statements.
In October 2021, the FASB issued ASU 2021-07, Determining the Current Price of an Underlying Share for Equity-Classified Share-Based Awards, which allows nonpublic entities to use, as a practical expedient, the application of a reasonable valuation method to determine the current price input of equity-classified share-based payment awards issued in exchange for goods or services. The ASU notes that a valuation performed in accordance with specified U.S. Treasury regulations related to internal Revenue Code Section 409A is an example of a reasonable valuation method. The guidance is effective for fiscal years beginning on or after December 15, 2021. We adopted this guidance on January 1, 2022. The adoption did not have a material impact on our consolidated financial statements.
(3)
Financial Instruments

Our financial instruments consist of cash, accounts receivable, trade accounts payable, tranche and warrant liabilities to purchase preferred stock, long-term debt and convertible notes. The carrying values of these financial instruments (other than tranche liabilities and warrant liabilities, which are held at fair value) approximate fair value for the years ended December 31, 2022 and 2021. In general, asset and liability fair values are determined using the following categories:
Level 1 — Inputs utilize quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs include quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.
Level 3 — Inputs are unobservable inputs and include situations where there is little, if any, market activity for the balance sheet items at period end. Pricing inputs are unobservable for the terms and are based on the Company’s own assumptions about the assumptions that a market participant would use.
Our financial instruments, including tranche liabilities and warrant liabilities, are measured at fair value on a recurring basis, including immediately prior to exercise. The carrying amount of outstanding warrant liabilities was $16,188 and $391 at December 31, 2022 and 2021, respectively, and the carrying amount of outstanding tranche liabilities was $4,702 and $0 at December 31, 2022 and 2021, respectively. These carrying values approximate fair value based on unobservable inputs, or Level 3 inputs, using assumptions made by us, including the fair value of the underlying preferred stock, volatility, discount rate, and expected term. The put option liability was retired in March 2021 in conjunction with the conversion of all convertible notes to Series B preferred stock; see note 11 for further discussion. There were no transfers between levels for the years ended December 31, 2022 and 2021.
In October 2022, we sold shares of Series B-2 preferred stock with accompanying warrants to purchase Series B-3 preferred stock (see Note 12). This also included rights and obligations exercisable for additional Series B-2 preferred stock and Series B-3 warrants through a second and third tranche. We offered the Series B-2 preferred stock to all of our preferred stockholders at the time of the initial B-2 Preferred Stock Financing round (representing approximately 99.2% of our then outstanding shares on an as-converted to common stock basis). At issuance, the warrants issued to purchase Series B-3 preferred stock had a fair value of $11,966 (remeasured to $15,819 at December 31, 2022), the tranche rights and obligations associated with the second tranche had a fair value of $3,109 (remeasured to $2,250 at December 31, 2022), and the tranche rights and obligations associated with the third tranche had a fair value of $3,238 (remeasured to $2,452 at December 31, 2022), all of which have been classified as liabilities. The fair value is determined based on unobservable inputs, or Level 3 inputs, using assumptions made by us, including the probabilities assigned to both a status quo scenario and the potential closing of the Business Combination (see Note 16), the value of the Series B-3 warrants upon closing of the Business Combination, the fair value of the Company and resulting fair value of the underlying preferred stock, volatility, and expected term; see note 12 for further discussion. These assumptions require significant judgment on the part of management and actual outcomes may materially differ from those estimated by management.
The following tables summarize the changes in fair value of our outstanding warrant and tranche liabilities for the years ended December 31, 2022 and 2021:
Level 3 Liabilities	Fair Value at December 31, 2020	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2021
Warrant liability	$3,399	$379	$(3,387)(1)	$—	$391
Put option liability	$5,140	$70	$(5,210)	$—	$—

Level 3 Liabilities	Fair Value at December 31, 2021	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2022
Warrant liability	$391	$(22)	$—	$—	$369
Series B-2 tranche liabilities	$—	$(1,645)	$6,347	$—	$4,702
Series B-3 warrant liabilities	$—	$3,853	$11,966	$—	$15,819

(1)
This amount includes settlements of $3,397, reduced by issuances of $10.

(4)
Cash, cash equivalents and restricted cash

Cash, cash equivalents and restricted cash, as presented in the Condensed Consolidated Statements of Cash Flows, consisted of the following:
	December 31, 2022	December 31, 2021
Cash and cash equivalents	$9,414	$30,301
Restricted cash (included in Other assets)	250	—
Total cash, cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flows	$9,664	$30,301
Restricted cash is $250 held by our bank to support our corporate credit card program.
(5)
Inventory

The components of inventory at December 31 are summarized as follows:
	2022	2021
Raw materials	$753	$646
Finished goods	718	646
Inventory, net	$1,471	$1,292
The finished goods amounts in the table above include a reserve for excess inventory of $43 and $97 as of December 31, 2022 and 2021, respectively.
(6)
Long-Lived Assets

Property and Equipment
Property and equipment as of December 31 consists of the following:
	Useful Life (Years)	2022	2021
Machinery and equipment	5 – 7	$2,795	$2,031
Computers and software	2	602	672
Furniture	5	475	448
Leasehold improvements	5	772	783
Other property	7	12	12
		4,656	3,946
Less accumulated depreciation		(2,425)	(2,149)
		$2,231	$1,797
Depreciation expense for property and equipment for the years ended December 31, 2022 and 2021, was $276 and $361, respectively. The Company did not recognize any impairment losses for the years ended December 31, 2022 and 2021, other than a loss on disposal of $310 in 2022.

Intangible Assets
Intangible assets consist entirely of patent costs that provide the Company with rights, titles, and interests in the development of certain processes, discoveries, and inventions with the right to commercialize that are probable of future economic benefits. Patent costs associated with pharmaceutical intellectual property are expensed as incurred as future economic benefits are not deemed to be probable. Intangible assets are recorded at cost and are amortized over the estimated life of the patents, based on the approval and expiration dates applicable to each patent — typically 20 years — on a straight-line basis. Amortization expense related to intellectual property for 2022 and 2021 was $122 and $103, respectively. We did not record any impairment losses in 2022 or 2021. The estimated aggregate amortization expense for intangible assets subject to amortization for each of the five succeeding fiscal years is as follows:
2023	65
2024	65
2025	65
2026	65
2027	65
Thereafter	477
$802

(7)
Accrued Liabilities

Accrued liabilities consists of the following:
	December 31,
	2022	2021
Accrued liabilities	$2,905	$2,910
Accrued incentives	2,896	1,562
Accrued vacation	329	271
Accrued payroll	247	226
	$6,377	$4,969

(8)
Income Taxes

The income tax expenses (benefits) from continuing operations for the years ended December 31, 2022 and 2021, are summarized as follows:
	2022	2021
Federal:
Current	$—	$—
Deferred	—	—
	—	—
State:
Current	9	3
Deferred	—	—
	9	3
Total	$9	$3

The provision for income taxes differs from income taxes computed at the federal statutory tax rates for the years ended December 31, 2022 and 2021, due to the following items:
	2022	2021
Statutory rate	21.0%	21.0%
State and local taxes	2.0	2.5
Change in valuation allowance	(19.0)	(20.0)
Other	1.0	(0.1)
Permanent differences	(5.0)	(3.4)
	—%	—%
The income tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities at December 31, 2022 and 2021, are presented below:
	2022	2021
Deferred tax assets:
NOL carryforwards	$30,421	$27,002
Fixed assets and intangibles	2,371	2,306
Accruals	815	108
Inventory	76	229
Other	87	—
Capitalized R&D expenses	4,613	—
Stock-based compensation expense	76	63
Total deferred income tax assets	38,459	29,708
Deferred tax liabilities:
Prepaid expenses	(101)	(78)
Total deferred income tax assets and liabilities	38,358	29,630
Less: valuation allowance	(38,358)	(29,630)
Net deferred income tax assets and liabilities	$—	$—
In assessing the realizability of our deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As we do not have any historical taxable income, projections of future taxable income over the periods in which the deferred tax assets are deductible, and after consideration of the history of operating losses, we do not believe it is more likely than not that we will realize the benefits of the net deferred tax assets and, accordingly, have established a valuation allowance equal to 100% of net deferred tax assets. The change in the valuation allowance for the years ended December 31, 2022 and 2021 was $8,728 and $5,779, respectively.
As of December 31, 2022, we had net operating losses (“NOLs”) as follows (the NOLs which do not expire are subject to an annual utilization limitation of 80% of taxable income):
	December 31, 2022
	Federal	State
NOLs expiring between 2029 and 2037	$43,912	$67,380
NOLs which do not expire	82,009	18,398
Total NOLs	$125,921	$85,778
The Internal Revenue Code contains provisions that may further limit the net operating loss carryovers available to be used in any one year if certain events occur, including significant changes in ownership interests. Utilization of net operating loss and tax credit carryforwards are subject to a substantial annual limitation due to the ownership change limitations set forth in Section 382 of the Code and similar state provisions. We prepared an Internal Revenue Code 382 analysis to determine the annual limitations on our consolidated net operating loss carryforwards. All of our tax attributes are subject to an annual limitation. Such annual limitations could result in the expiration of the net operating loss and tax credit carryforwards before utilization.
As of December 31, 2022 and 2021, we did not have any unrecognized tax benefits and does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months. Our accounting policy is to accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense.
Our federal and state returns for all years remain open to examination by tax authorities.
(9)
Dynavax Purchase

In July 2020, we purchased all of the intellectual property and trial drug substance for SD-101 from Dynavax Technologies (“Dynavax”). We did not acquire any equity in Dynavax, nor any production facilities or personnel; this was a purchase of in-process research and development (“IPR&D”). SD-101, an investigational agent in development, is a toll-like receptor 9 (“TLR9”) agonist which is believed to bind to the TLR9 receptors found on suppressive immune cells including myeloid-derived suppressor cells (“MDSCs”) and antigen-presenting immune cells. Toll-like receptors play a key role in the innate immune system and create a bridge to adaptive immunity. It is believed that activating TLR9 primes immune cells to promote anti-tumor T cell function. We believe that SD-101, when delivered using our PEDD devices, can improve therapeutic distribution to solid tumors and improve outcomes for liver metastases and pancreatic cancer. We initiated a clinical study to evaluate SD-101 for the treatment of uveal melanoma liver metastases in September 2021, and initiated an additional study, for primary liver tumors, in March 2022.
Payments under the Dynavax purchase agreement consist of: (a) one upfront payment of $9,000 that was split into two payments ($5,000 and $4,000, paid in July and December 2020, respectively), (b) milestone payments upon the achievement of certain development and commercial milestones, and (c) royalty payments based on aggregate annual net sales after SD-101 receives FDA approval to be sold.
The milestone payments range from $1,000 to $10,000, triggered by development achievements for each of up to four indications. The development milestone payments cannot exceed $170,000. We made a milestone payment of $1,000 in September 2021 after initiating our clinical study of uveal melanoma liver metastases. We made an additional $1,000 milestone payment in June 2022 after initiating our clinical study for primary liver tumors.
In addition, we will have to pay up to four commercial milestones, $10,000 upon first commercial sale of the product; $20,000 upon the first occurrence of $250,000 in annual net sales; $20,000 upon the first occurrence of $500,000 in annual net sales; and $30,000 upon the first occurrence of $1,000,000 in annual net sales. In aggregate, the commercial milestones shall not exceed $80,000.
We will also pay annual royalties at the rate of 10% for aggregate annual net sales less than or equal to $1,000,000 and 12% for aggregate annual net sales above that amount.
We recorded the first and second development milestone payments of $1,000 in R&D in 2022 and 2021. We have reflected these milestone payments in the Consolidated Statements of Cash Flows as investing activities to reflect the contractual investment in the IPR&D. The milestone payments and royalty payments are contingent upon future events and therefore will also be recorded as expense when it is probable that a milestone has been achieved or when royalties are due.
(10)
Debt

PPP Loan
In April 2020, we applied for, and received, a loan of $828 under the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) program. Under the terms of the program, the loan was used to fund retention of employees and facility expenses. The program provides for forgiveness of the loan after a period of time if the loan was used for approved expenditures. On April 19, 2021, we received notice that the SBA had forgiven the loan. We recorded the forgiveness as a $828 gain included in other income and expense, net, in 2021 in the accompanying consolidated statements of operations.
Term Loan
The term loan and supplemental term loan matured on November 30, 2021, and were paid in full, with a final payment of $1,348.
In conjunction with the term loan, we issued the following warrants. All the warrants expire 10 years after the issuance date. The warrant liabilities are carried at fair value; the initial fair values listed below were recorded as debt discount at the time of issuance and amortized as additional interest expense.
Issue Date	Equity Class	Quantity	Exercise Price	Initial Fair Value
08-26-2015	Series A-5 Preferred Stock	136,364	$0.44	$54
10-27-2016	Series A-5 Preferred Stock	34,091	$0.44	$10
06-30-2017	Series A-6 Preferred Stock	180,000	$0.50	$102
11-20-2018	Series A-6 Preferred Stock	30,000	$0.50	$12

(11)
Convertible Notes

In August and September 2018, we issued convertible notes for aggregate cash proceeds of $5,000, which had an original maturity date of December 31, 2019. The maturity date for the convertible notes was revised in 2019 to be December 31, 2020, and in 2020 to be December 31, 2021. The extension of maturity dates in each case were determined to be modifications to the debt instruments. Between May and September 2019, we issued additional convertible notes for aggregate cash proceeds of $15,000, with a maturity date of December 31, 2020, which was also modified to December 31, 2021. Between March and October 2020, we issued convertible notes for aggregate cash proceeds of $9,102, with a maturity date of December 31, 2021.
The convertible notes accrued interest at 8% and could only be prepaid upon the favorable vote of the majority holders. When and if we complete a “qualified financing” on or prior to the maturity date, the unpaid principal and accrued interest on the convertible notes are automatically convertible into the same class of preferred stock offered in the qualified financing at the lesser of $0.50 per share or 85% of the price per share paid by cash purchasers for the preferred stock issued in the qualified financing. (This discount on the price per share paid by cash purchasers was subsequently modified in 2021, see below.) A “qualified financing” is a preferred stock financing transaction for the purpose of raising capital with gross proceeds of at least $5,000, excluding all proceeds from convertible notes that convert into preferred stock in connection with the financing. This conversion upon a qualified financing feature essentially provides the holder with a fixed return that is settled in a variable number of shares. As such, it qualified to be accounted for as an embedded derivative, a put option liability, at fair value. The put option liability was initially recorded as a debt discount and subsequently remeasured at its fair value each period end. We estimated the fair value of the put option liability based upon the 90% probability of a qualified financing occurring multiplied by the value to be received by the holder (Level 3 inputs). (We estimated a 10% probability that the convertible notes would convert at maturity.) The put option liabilities associated with the 2018, 2019 and 2020 convertible notes were initially measured at $794, $2,382 and $1,446, respectively. The fair value of the put liabilities did not change at December 31, 2019, 2020 or 2021, as management’s estimate of the probability of a qualified financing did not change. Through December 31, 2021, additional put option liability was recorded for the conversion feature applied to the accumulating accrued interest balance of $303, which was recorded as additional put option liability and debt discount. The discounts on the debt as a result of recording the initial put liabilities was amortized to interest expense over the term of the loans using the effective interest method.
Between March 2020 and December 2020, we also issued convertible notes for aggregate cash proceeds of $15,545. An additional convertible note for $45 was issued in January 2021. These notes differed from the other notes issued during 2018 through 2020 in that they did not contain the conversion discount of 15%.

Instead, they were accompanied by warrants to purchase 15,590,000 Series A-6 preferred shares at $0.01 per share initially, which upon issuance of the Series B Preferred Stock in 2021, were automatically converted into warrants to purchase Series B Preferred Stock. The warrants expire on the fifth anniversary of the issue date. All other terms of the notes were the same. Since the warrants are for preferred stock that were initially redeemable, they were recorded as a liability in the accompanying balance sheet at December 31, 2020. The initial value of the warrant liability of $3,887 ($3,877 for the warrants issued in 2020; $10 for the warrant issued in 2021) was determined using the Black-Scholes method and resulted in an additional debt discount that was being amortized to interest expense using the effective interest method.
The convertible notes also included a provision whereby upon a change in control prior to the conversion or repayment in full of the principal amount of the convertible notes, the Company would be obligated, at each holder’s option, to either (A) pay such holder in cash an amount equal to (is) the outstanding principal and interest accrued to that date, plus (ii) a premium equal to 100% of the unpaid principal and accrued interest, or (B) convert the outstanding principal and interest accrued to date into Series A-6 preferred stock at a conversion price of $0.50 per share. This change in control prepayment and conversion provision qualifies as an embedded derivative and has been included in the fair value of the embedded derivative noted above.
Finally, the convertible notes also included a provision whereby the unpaid principal and accrued interest would convert at maturity, at the option of the holders of at least 2/3 of the outstanding principal amount of the outstanding convertible notes, into shares of the Company’s Series A-6 preferred stock at a conversion price of $0.25 per share.
Interest expense related to convertible notes was $1,773 for the year ended December 31, 2021, which included the 8% stated interest and amortization of the debt discounts associated with the embedded put liabilities and attached warrants.
In March 2021, the Company’s board and note holders (many of whom are also stockholders) agreed to eliminate the 15% discount in the next qualified round of financing attached to the 2018, 2019 and 2020 issuances of convertible notes. We determined the elimination of the 15% discount was a modification of the convertible notes with related parties and, as a result, we recorded the impact of removing the put option liability associated with the convertible notes of $5,210 to Additional Paid-in Capital in the accompanying consolidated balance sheet for the year ended December 31, 2021. Also in March 2021, the issuance of Series B preferred stock was determined to be a qualified financing event. Accordingly, all of the convertible notes, with a notional amount of $44,692, were converted, with accumulated interest of $4,426, into 163,726,121 shares of Series B preferred stock at a conversion price of $0.30 per share. Upon the conversion of the convertible notes to Series B preferred stock, we also recognized the remaining unamortized debt discounts associated with the conversion features and warrants in the aggregate of $3,416 as a loss on conversion of convertible notes in the accompanying consolidated statements of operations.
(12)
Convertible Preferred Stock

Since inception, we have issued various series of preferred stock as more fully described below. Prior to March 2021, the preferred stock was redeemable at any time after February 21, 2022, upon the affirmative vote of two thirds of the then outstanding shares of preferred stock. In March 2021, the redemption feature was eliminated, however, the in-substance redemption feature described below is still in place. Upon an acquisition of the Company, the proceeds will be used to first pay the liquidation preferences on the preferred stock, as defined below, prior to payment to common stockholders. We have determined this is an in-substance redemption feature since holders of preferred stock represent a majority of our board of directors and control a majority of the stockholder vote on an as-if-converted basis. Thus, a decision to pursue an acquisition or accept the terms of an acquisition — and thereby redeem the convertible preferred stock — is deemed to be outside of our control. As a result, our convertible preferred stock has been classified as temporary equity in the accompanying consolidated balance sheets. We have not adjusted the carrying values of the convertible preferred stock to the respective liquidation preferences of such shares as the instruments are currently not redeemable and we believe it is not probable that the instruments will become redeemable at this point in time. Adjustments to increase the carrying values of the respective liquidation preferences will be made if and when it becomes probable that an event would occur obligating us to pay such amounts.

Convertible preferred stock, net of issuance costs, at December 31, 2022 and 2021, is as follows:
	December 31,
Series	2022	2021
Series A-1 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 5,331,943 shares at December 31, 2022 and 2021	$6,065	$6,065
Series A-2 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 23,307,464 shares at December 31, 2022 and 2021	8,976	8,976
Series A-3 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 24,792,020 shares at December 31, 2022 and 2021	10,611	10,611
Series A-4 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 5,169,690 shares at December 31, 2022 and 2021	1,993	1,993
Series A-5 preferred stock, $0.001 par value per share. Authorized 29,715,910 shares; issued and outstanding 29,545,455 shares at December 31, 2022 and 2021	12,858	12,858
Series A-6 preferred stock, $0.001 par value per share. Authorized 32,601,000 shares; issued and outstanding 32,391,000 shares at December 31, 2022 and 2021	15,476	15,476
Series B preferred stock, $0.001 par value per share. Authorized 284,065,377 shares; issued and outstanding 282,580,377 and 282,580,377 shares at December 31, 2022 and 2021, respectively	84,528	84,528
Series B-1 preferred stock, $0.001 par value per share. Authorized 67,142,854 shares; issued and outstanding 67,142,854 and 57,142,856 shares at December 31, 2022 and 2021, respectively	23,499	20,000
Series B-2 preferred stock, $0.001 par value per share. Authorized 71,428,570 shares; issued and outstanding 28,571,428 and 0 shares at December 31, 2022 and 2021, respectively	—	—
Series B-3 preferred stock, $0.001 par value per share. Authorized 342,857,136 shares; issued and outstanding 0 at shares at December 31, 2022 and 2021	—	—
Total convertible preferred stock	$164,006	$160,507
The following table summarizes activity in convertible preferred stock for the years ended December 31, 2022 and 2021.
Series	Balance at January 1, 2021	Issuances	Balance at December 31, 2021
Series A-1	$6,065	$—	$6,065
Series A-2	8,976	—	8,976
Series A-3	10,611	—	10,611
Series A-4	1,993	—	1,993
Series A-5	12,858	—	12,858
Series A-6	15,472	4	15,476
Series B	—	84,528	84,528
Series B-1	—	20,000	20,000
Total convertible preferred stock	$55,975	$104,532	$160,507

Series	Balance at December 31, 2021	Issuances	Balance at December 31, 2022
Series A-1	$6,065	$—	$6,065
Series A-2	8,976	—	8,976
Series A-3	10,611	—	10,611
Series A-4	1,993	—	1,993
Series A-5	12,858	—	12,858
Series A-6	15,476	—	15,476
Series B	84,528	—	84,528
Series B-1	20,000	3,499	23,499
Series B-2	—	—	—
Total convertible preferred stock	$160,507	$3,499	$164,006
As of December 31, 2022, the Company was authorized to issue up to 886,411,964 shares of preferred stock, with 170,455 shares of Series A-5, 210,000 shares of Series A-6, 1,485,000 shares of Series B, 42,857,142 shares of Series B-2, and 342,857,136 shares of Series B-3 available for issuance. All other authorized shares have been issued. The original issue prices for the Series A-1, A-2, A-3, A-4, A-5, A-6, B, B-1, B-2 and B-3 preferred stock are $1.224, $0.387, $0.43, $0.396, $0.44, $0.50, $0.30, $0.35, $0.35 and $0.05, respectively. All shares of preferred stock had the following rights as of December 31, 2022:
(i)
Conversion

Each share of preferred stock is convertible into common stock at any time at the option of the holder. The conversion rate is equal to the original issue price for each share of preferred stock plus any declared but unpaid dividends divided by the conversion price. The conversion ratio may be adjusted from time to time based upon the occurrence of certain events or circumstances, such as stock splits, dividends, recapitalizations, certain corporate transactions, and certain dilutive issuances, including the issuance of shares of Series B-2 preferred stock and the B-3 Warrants (as defined below). Each share of preferred stock will be automatically convertible into shares of the common stock at the then-prevailing conversion ratio (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended in which (a) the per share price of the common stock is not less than $0.35 (adjusted for any stock dividends, combinations, splits, or recapitalizations) and (b) the aggregate net cash proceeds are at least $50,000, (ii) the consummation of a transaction or series of related transactions by merger, consolidation, share exchange or otherwise with a publicly traded “special purpose acquisition corporation” or its subsidiary in which the common stock or share capital of such entity or its successor entity remains listed, in which the aggregate proceeds resulting from such transaction or series of related transactions, including any private placement or other financing transaction and proceeds received from the “special purpose acquisition corporation” trust account are equal to or in excess of $30 million or (iii) upon the consent or vote of the holders of a majority of the outstanding shares of preferred stock (voting together as a single class on an as converted basis).
(ii)
Voting Rights

Each holder of shares of preferred stock is entitled to the number of votes on an as-if converted basis to shares of common stock. Certain corporate actions require the approval of a majority of the holders of preferred stock, including but not limited to changes in the authorized shares of preferred stock, authorization of any new class or series of preferred stock, effecting a recapitalization, increasing the authorized size of the Board of Directors to a number greater than 11, the payment of certain dividends and capital distributions, the sale, liquidation or dissolution of the Company, and certain incurrence of debt.
(iii)
Anti-dilution Rights

The conversion price of each series of preferred stock is subject to in the event of any stock dividend, stock split, combination or other similar recapitalization and other adjustments, including adjustment if common stock is issued for less than the Original Issue Price of each series of preferred stock.

(iv)
Dividends

Dividends are payable on (i) the Series B-2 and Series B-3 preferred stock in preference to all other series of preferred stock and the common stock and (ii) all such other series of preferred stock in preference to the common stock, in each case, when and if declared by the Board of Directors on a noncumulative, annual basis and are paid to the holders of Series B-2 preferred stock and Series B-3 preferred stock, and all other series of preferred stock, on a pro rata, pari passu basis (based on the series or preferred stock participating) preferred stock in proportion of their individual dividend amounts to the total dividend amount of all preferred holders. The per annum preferred dividend rates for each share of Series A-1, A-2, A-3, A-4, A-5, A-6, B, B-1, B-2, and B-3 preferred stock are $0.09792, $0.03096, $0.0344, $0.03168, $0.0352, $0.04, $0.024, $0.028, $0.028, and $0.004, respectively. To date, the Board of Directors has not declared any dividends on the preferred stock.
(v)
Liquidation Preferences

The terms of the preferred stock provide for liquidation preferences in the event of a change in control, liquidation, dissolution, or certain other fundamental transactions of the Company (a Liquidation Event), none of which were deemed probable of occurring at December 31, 2022. Preferences are payable in the following order of priority and in the following amounts as of December 31, 2022 (plus all declared but unpaid dividends);
Liquidation Preference	Series	Shares	Price	Aggregate Liquidation Preference
1	Series B-3 preferred stock	—	$0.050	$—
1	Series B-2 preferred stock	28,571,428	0.350	10,000
2	Series B-1 preferred stock	67,142,854	0.350	23,500
2	Series B preferred stock	282,580,377	0.300	84,774
3	Series A-6 preferred stock	32,391,000	0.500	16,196
4	Series A-5 preferred stock	29,545,455	0.440	13,000
4	Series A-4 preferred stock	5,169,690	0.396	2,047
5	Series A-3 preferred stock	24,792,020	0.430	10,661
6	Series A-2 preferred stock	23,307,464	0.387	9,020
7	Series A-1 preferred stock	5,331,943	1.224	6,526
	Total liquidation preference			$175,724
If the assets of the Company or the consideration received in such Liquidation Event are insufficient to make payment in full to all holders of a particular series of preferred stock, then such assets will be distributed ratably to the holders of such series of preferred stock in proportion to the full amounts to which they would otherwise have been entitled. After payment of the aforementioned liquidation preferences, any remaining proceeds from a Liquidation Event will be distributed to all preferred and common stockholders — except for stockholders holding Series A-1 or Series A-2 Preferred Stock — pro rata on an as-if converted basis.
March 2021 Financing
In March 2021, we executed a financing round in which we raised $10,907 net of issuance costs, through the sale of 36,666,673 shares of Series B preferred stock at an original issue price of $0.30 per share. At that time, in accordance with their terms, as amended, all convertible notes, with a value of $49,118 (including accumulated interest) were converted into 163,726,121 shares of Series B preferred stock.
Spring 2021 Financing
In May, June and July 2021, we raised an additional $20,989, net of issuance costs, through the sale of an additional 70,473,583 shares of Series B preferred stock at a price per share of $0.30.

Fall 2021 Financing
In August and December 2021, we raised $20,000, net of issuance costs, through the sale of 57,142,856 shares of Series B-1 preferred stock at a price of $0.35 per share.
Warrant Exercises
In November 2020, we raised $19 through the exercise of warrants to purchase 2,391,000 shares of Series A-6 preferred stock. Between March and July 2021, we raised an additional $117 through the exercise of warrants to purchase 11,714,000 shares of Series B preferred stock.
2022 Financing
In May and June 2022, we sold 9,999,998 shares of Series B-1 preferred stock in a private financing, to existing stockholders, at a price of $0.35 per share, raising approximately $3,499 in net proceeds. This financing was an extension of the Series B-1 financing round begun in the fall of 2021.
In early October 2022, we sold 28,571,428 shares of Series B-2 preferred stock in a private financing, primarily to existing stockholders, at a price of $0.35 per share, raising approximately $9,755 in net proceeds. For each share sold, we also issued a warrant to purchase four shares of Series B-3 preferred stock (with total warrants issued being for 114,285,712 shares of Series B-3 preferred stock) with a strike price of $0.05 per share. The B-2 Preferred Stock Financing included, at our audit committee’s option, a second tranche for the sale of up to 20,990,498 shares of Series B-2 preferred stock for $7,347 (which could be increased up to $10,000 through the sale of additional shares), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase four shares of Series B-3 preferred stock at a strike price of $0.05 per share, for a total of 83,961,992 shares of Series B-3 preferred stock, and a third tranche, at the election of investors who participated in the second tranche, for the sale of up to 12,381,544 shares of Series B-2 preferred stock for $4,334 (which could be increased up to an aggregate of 14,285,714 shares of Series B-2 preferred stock for approximately $5,000 through the sale of additional shares of Series B-2 preferred stock), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase eight shares of Series B-3 preferred stock at a strike price of $0.05 per share, for a total of 99,052,352 shares of Series B-3 preferred stock. Investors can elect to not participate in the second tranche, and thereby give up their rights to participate in the third tranche, but such election would cause all of their shares of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock to immediately convert to common stock and the warrants to purchase Series B-3 preferred stock to convert to warrants to purchase common stock.
As a result of the issuance of the Series B-2 preferred stock, accompanying warrants to purchase Series B-3 preferred stock, and the second and third tranche rights and obligations, the anti-dilution feature of all prior issued preferred stock series was triggered. In accordance with the anti-dilution rights in the Company’s certificate of incorporation, and in connection with the initial closing of the B-2 Preferred Stock Financing, the conversion prices of the Company’s preferred stock (i) were adjusted to $1.06 for Series A-1 preferred stock, $0.33 for Series A-2 preferred stock, $0.37 for Series A-3 preferred stock, $0.34 for Series A-4 preferred stock, $0.37 for Series A-5 preferred stock, $0.42 for Series A-6 preferred stock, $0.26 for Series B preferred stock, and $0.30 for Series B-1 preferred stock and (ii) set to $0.35 for Series B-2 preferred stock and $0.05 for Series B-3 preferred stock, which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.155 to 1 for Series A-1 preferred stock, 1.173 to 1 for Series A-2 preferred stock, 1.162 to 1 for Series A-3 preferred stock, 1.165 to 1 for Series A-4 preferred stock, 1.189 to 1 for Series A-5 preferred stock, 1.190 to 1 for Series A-6 preferred stock, 1.154 to 1 for Series B preferred stock, 1.167 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.
We offered the Series B-2 preferred stock to all of our existing preferred stockholders (representing approximately 99.2% of our then-outstanding shares on an as-converted to common stock basis) to continue to fund our operations through the expected period for completing the Business Combination (see Note 16), including expenses expected to be incurred in connection with the Business Combination and readying ourselves to be a public company. Board members, executives and other employees who participated in the B-2 Preferred Stock Financing did so under the same terms as other non-service provider holders. As such, the

Company concluded the B-2 Preferred Stock Financing was not compensatory and is not within the scope of ASC Topic 718, Compensation — Stock Compensation.
The warrants to purchase Series B-3 preferred stock (“Series B-3 Warrants”) represent freestanding financial instruments that should be recognized as a liability as the Company is required to deliver puttable shares upon exercise of the warrants, which may be ultimately settled for cash due to the in-substance redemption feature, as described above. Similarly, the combined rights and obligations for the second and third tranches for Series B-2 preferred stock (“Series B-2 Tranche Liability”) represents a freestanding financial instrument that should be classified as a liability under ASC 480 as, (i) the decision to exercise the tranche is outside of the control of the Company, as holders of Series B-2 preferred stock represent a majority of our Audit Committee (which, pursuant to the financing agreements for the B-2 Preferred Stock Financing determines whether to call the second tranche), and (ii) the Company is required to deliver puttable shares upon execution of the tranches rights and obligations, which may be ultimately settled in cash. Both the Series B-3 Warrants and the Series B-2 Tranche Liability are classified as liabilities and are presented on the balance sheet at their estimated fair values at each reporting date and immediately prior to settlement with the resulting change in fair value recognized in earnings.
The fair value of the Series B-3 Warrants as of December 31, 2022, was determined using a probability-weighted expected outcome model whereby the following two scenarios were probability-weighted based on the Company’s expectation of each occurring: (1) a status quo scenario whereby the Company would continue as a private company and (2) a scenario where the Business Combination would close. Under the status quo scenario, the Series B-3 Warrants, including warrants to be issued under the second and third tranches, were valued using the Black-Scholes model. The fair value of the Series B-2 Tranche Liability was determined using a Binomial Tranche Model. Both models incorporated the following significant assumptions: the fair value of underlying Series B-2 preferred stock of $0.37 per share, a price for Series B-2 preferred stock of $0.35 per share, the fair value of underlying Series B-3 preferred stock of $0.08 per share, an exercise price for the warrants to purchase Series B-3 preferred stock of $0.05 per share, an expected volatility of 50.0%-65.0%, a risk free interest rate of 4.0%-4.7%, an expected term of 0.2-0.4 years for the Series B-2 Tranche Liability and 5.8-6.0 years for the Series B-3 Warrants and no dividends. The fair value of the underlying shares of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock used in these models were derived from estimates of the Company’s equity fair value using the Guideline Public Company Method, specifically revenue multiples of comparable public companies were multiplied by the Company’s forecasted 2023 and 2024 revenue. The valuation of Series B-3 Warrants under the Business Combination scenario incorporates an estimate of the fair value of the underlying Series B-3 preferred stock upon the close of the Business Combination of $0.27 per share, which is based upon the enterprise value stated in the merger agreement of $220 million allocated to all outstanding shares of preferred stock, warrants to purchase preferred stock, and common stock on an as-if converted basis, discounted at 30% from the expected Business Combination closing date. The Business Combination scenario as of December 31, 2022, assumed the second and third tranches will not be exercised, and thus no value is assigned to the tranche rights and obligations, as the Company would not exercise its right to call the second tranche.
The fair value of the Series B-3 Warrant Liability and the Series B-2 Tranche Liability were estimated at $11,966 and $6,347, respectively, upon completion of the financing. The excess of the liabilities’ fair values compared to the proceeds received in the transaction resulted in a charge to loss on equity issuance in the consolidated statements of operations of $8,312. The warrant liability associated with the Series B-3 Warrants was remeasured to its fair value of $15,819 at December 31, 2022, and the Series B-2 Tranche Liability were remeasured to their fair value of $4,702 at December 31, 2022, resulting in an additional loss recorded as change in fair value of warrant and tranche liabilities of $2,208 in the consolidated statements of operations for the year ended December 31, 2022.
In December 2022, the warrants issued and issuable under the second and third tranches to purchase Series B-3 preferred stock were amended to provide that, in connection with the Business Combination, any portion of the warrants that remain unexercised at the time the Business Combination is consummated will automatically be net settled for shares of TriSalus Common Stock immediately prior to the closing of the Business Combination and exchanged into shares of Combined Company Common Stock at the Effective Time The warrant amendment did not change the liability classification of these warrants and the warrant liabilities will continue to be measured at fair value.

2023 Financing
In January through March 2023, holders of warrants to purchase 94,294,112 shares Series B-3 preferred stock exercised their purchase rights, for proceeds of approximately $4,715.
In February 2023, we amended the Series B-2 preferred stock agreement and warrant agreement to purchase Series B-3 preferred stock to extend the expiration date for the second tranche from February 28, 2023, to May 31, 2023.
In March 2023, we effectuated two closings of a portion of the second tranche of the B-2 Preferred Stock Financing whereby (i) 8,396,207 shares of Series B-2 preferred stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 preferred stock, representing approximately 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of $2,939, and (ii) 714,285 shares of Series B-2 preferred stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 preferred stock, representing approximately 3% of the shares committed in the second tranche, were sold for an aggregate purchase price of $250. As a result of the foregoing closings of a portion of the second tranche of the B-2 Preferred Stock Financing, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $1.02 for Series A-1 preferred stock, $0.32 for Series A-2 preferred stock, $0.35 for Series A-3 preferred stock, $0.33 for Series A-4 preferred stock, $0.35 for Series A-5 preferred stock, $0.40 for Series A-6 preferred stock, $0.25 for Series B preferred stock, and $0.29 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.200 to 1 for Series A-1 preferred stock, 1.209 to 1 for Series A-2 preferred stock, 1.229 to 1 for Series A-3 preferred stock, 1.200 to 1 for Series A-4 preferred stock, 1.257 to 1 for Series A-5 preferred stock, 1.250 to 1 for Series A-6 preferred stock, 1.200 to 1 for Series B preferred stock, 1.207 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.
(13)
Stockholders’ Equity

(a)
Common Stock

As of December 31, 2022 and 2021, the Company’s authorized shares of common stock were 1,250,000,000 and 635,000,000, respectively. As of December 31, 2022, the Company had reserved the following shares of common stock for future issuance in connection with the conversion of shares of Preferred Stock, at the applicable conversion rates (see Note 12) and upon the exercise of certain options and warrants:
Preferred stock:
Series A-1	6,156,860
Series A-2	27,333,280
Series A-3	28,812,316
Series A-4	6,021,159
Series A-5	35,135,097
Series A-6	38,560,680
Series B	326,054,236
Series B-1	78,333,328
Series B-2	28,571,428
574,978,384

Warrants:
Warrants to purchase Series A-5 preferred stock	202,702
Warrants to purchase Series A-6 preferred stock	249,999
Warrants to purchase Series B preferred stock	1,713,459
Warrants to purchase Series B-3 preferred stock	114,285,712
116,451,872
Stock options:
Stock options outstanding	67,604,157
Stock options available for future grant	17,493,484
85,097,641
776,527,897

(b)
Stock Options

Under the 2009 Equity Incentive Plan As Amended (the “Plan”), the Company’s board of directors may grant incentive stock options and/or nonstatutory stock options to employees, directors, and consultants of the Company and its affiliates within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. As of December 31, 2022 and 2021, there were in total 67,604,157 and 52,878,539, respectively, stock options issued and outstanding. The Plan was originally set to expire on July 28, 2019, the ten-year anniversary of its establishment, however, the ten-year life automatically renews each time the plan is amended to increase the authorized shares. The most recent amendment was on September 15, 2022, so the revised expiration date of the Plan is September 15, 2032.
Incentive stock options may be granted only to employees. Nonstatutory stock options may be granted to employees and nonemployees. On March 2, 2021, in conjunction with the Series B financing, our board of directors authorized an increase in the number of shares under the Plan to 50,000,000. On September 23, 2021, our board of directors authorized an increase in the number of shares under the Plan to 65,000,000, and, on December 20, 2021, to 73,000,000. On July 13, 2022, our board of directors authorized an increase in the number of shares under the Plan to 85,000,000 and, on September 15, 2022, to 95,000,000. At December 31, 2022, options to purchase 17,493,484 shares of common stock were available for grant.
The plan is administered by our chief executive officer and chief financial officer, who act on the recommendation of managers of the Company to select the individuals to whom the awards will be granted and to determine the amount and vesting period for the grants. All grants are subject to approval by the board of directors.
Stock options are granted with an exercise price equal to the estimated fair value of the stock at the date of grant. The fair value is determined by a third-party valuation performed in accordance with IRS Section 409A. Options generally have a ten-year contractual term and typically have graded vesting over one to four years.

The following tables summarize activity for options issued to employees, consultants, and directors:
	Number of shares	Weighted average exercise price	Weighted average remaining contractual life
Options outstanding at January 1, 2021	29,767,283	$0.03	8.2
Granted	28,325,726	0.04	—
Exercised	(2,898,553)	0.02	—
Forfeiture	(2,315,917)	0.06	—
Options outstanding at December 31, 2021	52,878,539	0.03	8.4
Granted	22,252,500	0.06	—
Exercised	(3,352,916)	0.02	—
Forfeiture	(4,173,966)	0.03	—
Options outstanding at December 31, 2022	67,604,157	0.04	8.2
We granted 7,200,000 and 2,237,414 options to members of the Board of Directors and other non-employees during the years ended December 31, 2022 and 2021, respectively.
The following table summarizes certain information about all options outstanding as of December 31, 2022.
	Options outstanding		Options Exercisable
Exercise Price	Number outstanding at December 31, 2022	Weighted average remaining contractual life	Number exercisable at December 31, 2022
$0.01	21,880,874	8.00	15,399,054
$0.03	8,552,500	5.20	8,541,562
$0.04	165,875	1.10	165,875
$0.05	300,000	4.60	300,000
$0.06	36,421,707	9.20	8,238,837
$0.07	57,201	2.80	57,201
$0.09 – $0.46	226,000	3.32	226,000
	67,604,157		32,928,529
The grant date per share fair value of options was determined using the Black-Scholes-Merton option valuation model, and was computed to be approximately $0.02 and $0.01 for grants in the years ended December 31, 2022 and 2021, respectively, using the following assumptions:
	2022	2021
Valuation assumptions:
Expected dividend yield	—%	—%
Expected volatility	32%	32%
Expected term (years)(1)	5.6 – 6.2	5.0 – 6.1
Risk-free interest rate	2.76%	1.14%

(1)
Our historical exercise behavior for previous grants does not provide a reasonable estimate for future exercise activity for employees who have been awarded stock options in the past three years. Therefore, the average expected term was calculated using the simplified method, as defined by GAAP, for estimating the expected term.

Recognized compensation expense for employees and nonemployees in 2022 and 2021 was $368 and $109, respectively, which was predominately included in general and administrative expense in the accompanying consolidated statements of operations. As of December 31, 2022 and 2021, there was $433 and $24, respectively, of unrecognized compensation expense related to unvested share-based compensation arrangements granted under the equity incentive plan. The December 31, 2022, balance will be recognized over a weighted average period of 2.9 years.
(14)
Net Loss per Share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. During periods where we might earn net income, we would allocate to participating securities a proportional share of net income determined by dividing total weighted-average participating securities by the sum of the total weighted-average common shares and participating securities (the “two-class method”). Our preferred stock, if any, participates in any dividends declared by us and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods where we incurred net losses, we allocate no loss to participating securities because they have no contractual obligation to share in our losses. We computed diluted loss per common share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such nonparticipating securities would be antidilutive. Because we have reported net losses for the years ended December 31, 2022 and 2021, diluted net loss per common share is the same as basic net loss per common share for those periods.
The following potentially dilutive securities (in common stock equivalent shares) have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:
	December 31,
	2022	2021
Preferred stock	498,832,231	460,260,805
Preferred stock warrants	116,451,872	1,865,455
Common stock warrants	—	58,501
Options to purchase common stock	67,604,157	52,878,539
	682,888,260	515,063,300
As described in Note 12, the triggering of the anti-dilution feature resulting from the B-2 Preferred Stock Financing decreased the conversion prices applicable to all outstanding shares for previously issued preferred stock. As a result, a deemed dividend to the preferred stockholders of $2,829 was recorded as an increase in the net loss attributable to common shareholders reflected in our consolidated statement of operations for the year ended December 31, 2022. This deemed dividend increased the net loss per common share by $0.23 for the year ended December 31, 2022.
(15)
Leases

We have four property leases in effect as of December 31, 2022, which we account for as operating leases:
•
A lease for our principal administrative and production facility at West 91st Avenue, Westminster, Colorado, which expires in December 2026. This lease includes two options to extend the lease by five years each at the end of the current term.

•
A lease for office space at 2275 Half Day Road, Bannockburn, Illinois, which expires in November 2024. This lease includes an option to extend the lease by three years at the end of the current term.

•
A lease for office space at 1000 Chapel View Blvd, Cranston, Rhode Island, which expires in October 2024. This lease includes an option to extend the lease by two years at the end of the current term.

•
A lease for laboratory and research space at 1 Hoppin Street, Providence, Rhode Island, which expires on February 1, 2024.

We also have four finance leases, three for copier equipment in our Westminster, Bannockburn and Cranston facilities, and one for laboratory equipment in our research space in Providence.
The components of right-of-use assets, short-term lease liabilities and long-term lease liabilities at December 31, 2022, is as follows:
	Operating Leases	Finance Leases
Right-of-use assets	$1,381	$349(1)
Short-term lease liabilities	$300	$70
Long-term lease liabilities	$1,429	$164

(1)
Net of accumulated depreciation, included in fixed assets

The components of lease expense for the year ended December 31, 2022, were as follows:
Operating lease expense	$443
Finance lease expense:
Amortization of ROU assets	16
Interest on lease liabilities	4
Total finance lease expense	20
Total lease expense	$463
Maturities of lease liabilities under noncancellable leases as of December 31, 2022, are as follows:
	Operating Leases	Finance Leases
2023	$429	$87
2024	378	87
2025	205	77
2026	213	9
2027	219	7
Thereafter	884	—
Total undiscounted lease payments	2,328	267
Less imputed interest	(600)	(33)
Total lease liabilities	$1,728	$234
In October 2022, we recorded $38 in fixed assets for a finance lease for a copier in our Westminster facility, and $6 and $32 in current liabilities and long-term liabilities, respectively, for the related lease liabilities.
In December 2022, we recorded $310 in fixed assets for a finance lease for analytical equipment in our laboratory facility in Providence, and $178 and $132 in current liabilities and long-term liabilities, respectively, for the related lease liabilities.
As of December 31, 2022, the weighted average life of our operating and finance leases is eight and three years, respectively. The weighted average discount rate for both operating and finance leases is 8.1%, which is based on interest rates we paid for our most recent term loan and convertible notes.
Total lease expense for the years ended December 31, 2021, was $385.

We record rent expense on a straight-line basis — the terms of all leases provide for increases in rental payments over time.
Future minimum lease payments for each of the five years ending December 31, 2021, were as follows:
2022	$188
2023	194
2024	199
2025	205
2026	213
Thereafter	1,102
$2,101

(16)
Commitments and Contingencies

401(k) Plan
The Company maintains a salary reduction savings plan under Section 401(k) of the Internal Revenue Code, which we administer for participating employees’ contributions. All full-time employees are covered under the plan after meeting minimum service requirements. We paid matching contributions of $431 and $287 to the plan for the years ended December 31, 2022 and 2021, respectively. Our contributions were based on compensation at the rate of 3%, 3.5%, and 4% for an employee’s contribution of up to 3%, between 3% and 4%, and between 4% and 5%, respectively, with the match-eligible contribution being limited to 4% of the employee’s eligible compensation.
Legal Matters
From time to time, we may have certain contingent liabilities, including litigation, which arise in the ordinary course of its business activities. We accrue contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on our consolidated financial position, results of operations, or cash flows.
In October 2017, an individual filed a suit against the Company in the District of Colorado asserting joint inventorship of six patents assigned to the Company. The individual sought to be added as a co-inventor and co-owner of the patents in question. In a series of rulings, the Court struck monetary damages and jury trial demand, limited the individual’s expert testimony to one patent, and barred rebuttal testimony to defendant’s expert or testimony related to prior art, severely limiting the scope of this case. Following a notice that we would be seeking sanctions against the plaintiff and his attorney, it was agreed that the plaintiff would dismiss his case with prejudice and no sanctions or attorney fees’ request would be filed. A stipulated Dismissal Order was entered June 23, 2021.
In February 2021, TriSalus exercised its right to terminate, for cause, an agreement with a distributor, pursuant to which the distributor was acting as exclusive distributor of the TriNav Infusion System in several Western states. We determined that the distributor had failed to perform many aspects of the contract resulting in poor sales. The distributor was put on notice in September of 2020 that performance must improve, or we would terminate the contract. Despite being allowed a 60-day cure period, the distributor’s performance did not improve and in February 2021 we exercised our right to terminate. On March 11, 2021, the distributor filed a lawsuit against us in the Utah state court, asserting a claim for wrongful termination of the contract by us and several other related, common-law claims. The distributor sought monetary damages in an amount of $750, plus attorneys’ fees and other relief. On November 15, 2021, we agreed to settle the case for $425, which was recorded as expense in general and administrative expense in the accompanying consolidated statements of operations. The settlement was paid in two installments of $200 and $225, on November 18, 2021, and January 3, 2022, respectively. The settlement amounted to the contractual fee if we were to terminate the contract.

Other than as described above, we are not a party to any legal proceedings and we are not aware of any claims or actions pending or threatened against us. In the future, we might from time to time become involved in litigation relating to claims arising from our ordinary course of business.
(17)
Merger Agreement with MedTech Acquisition Corporation

On November 11, 2022, we entered into a Business Combination Agreement with MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), and MTAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MTAC (“Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into TriSalus (the “Business Combination”), with TriSalus surviving as a wholly owned subsidiary of MTAC (the “Surviving Corporation”). Following completion of the combination, MTAC will be renamed “TriSalus Life Sciences, Inc.” The aggregate consideration payable to our stockholders is $220,000, payable solely in shares of MTAC common stock.
Immediately prior to the effective time of the Business Combination, each outstanding warrant to purchase Series B-3 preferred stock must be exercised pursuant to the net-exercise provisions of the warrants, and then each issued and outstanding share of TriSalus’ Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6, Series B, Series B-1, Series B-2, and Series B-3 preferred stock, par value $0.001 (collectively, the “TriSalus Preferred Stock”) will be converted into shares of TriSalus Common Stock at the then-applicable conversion rates. In addition, each remaining outstanding warrant to purchase shares of TriSalus Common Stock or TriSalus Preferred Stock (each, a “TriSalus Warrant”) that is in-the-money and would be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Business Combination, will automatically be exercised for shares of TriSalus Common Stock. TriSalus Warrants that are out-of-the-money will be canceled for no consideration. Upon closing of the Business Combination, all shares of TriSalus Common Stock, including all shares of preferred stock converted as described above, will convert into shares of MTAC common stock at a conversion ratio equal to the $220,000 consideration stipulated in the Business Combination Agreement divided by the total shares of TriSalus Common Stock outstanding.
At the effective time, each outstanding option to purchase shares of TriSalus Common Stock under TriSalus’ equity incentive plans (each, a “TriSalus Option”), whether or not then vested and exercisable, will be assumed and converted into an option to purchase shares of MTAC common stock under similar terms and conditions.
As of December 31, 2022, we have deferred $2,719 of eligible expenses related to the registration and issuance of MTAC common stock in conjunction with the Business Combination. The deferral is recorded in other current assets in the accompanying consolidated balance sheet as of December 31, 2022.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.
Amount
SEC registration fee	$56,986
Accountants’ fees and expenses	$51,500
Legal fees and expenses	$250,000
Miscellaneous fees and expenses	$80,000
Total expenses	$438,486
Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Common Stock covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.
Item 14.   Indemnification of Directors and Officers.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.
The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 15.   Recent Sales of Unregistered Securities.
The following list sets forth information regarding all unregistered securities sold by us since inception on September 11, 2020. None of the following transactions involved any underwriters, underwriting discounts or commissions, or any public offering.
Founder Shares
On September 11, 2020, the Sponsor purchased an aggregate of 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In December 2020, MTAC effected a stock dividend, resulting in the Sponsor holding an aggregate of 6,325,000 Founder Shares (up to 825,000 of which are subject to forfeiture by the Sponsor). As a result of the underwriters partially exercising their over-allotment option, the Sponsor forfeited 75,000 Founder Shares, resulting in ownership of 6,250,000 Founder Shares. Sponsor also agreed to forfeit 2,187,500 of its Founder Shares in connection with the consummation of the Business Combination and at the Closing the remaining 4,062,500 shares converted automatically, on a one-for-one basis into a share of our Common Stock. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Sponsor is an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act.
Private Placement Warrants
Simultaneously with the consummation of the initial public offering of MTAC, the Sponsor purchased in a private placement an aggregate of 4,933,333 Private Placement Warrants at a price of $1.50 per warrant and generated gross proceeds of $7,400,000. Each Private Placement Warrant is exercisable for one share of common stock at a price of $11.50 per share. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by Sponsor or its permitted transferees. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Subscription Agreements
In connection with the Business Combination and pursuant to the Subscription Agreements, the Preferred Stock PIPE Investors purchased from the Company an aggregate of 4,015,002 shares of Preferred Stock at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $40,150,020. The sale of the PIPE Shares was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506(c) promulgated thereunder.
Standby Equity Purchase Agreement
In October 2023, the Company entered into the purchase agreement (the “Yorkville Purchase Agreement”) with YA II PN, Ltd. (“Yorkville”), whereby it has the right, but not the obligation, to sell to Yorkville up to $30.0 million of shares of Common Stock at the Company’s request any time during the 24 months following the execution of such purchase agreement, subject to certain conditions. As of the date of this prospectus, no sales have been made under the Yorkville Purchase Agreement. Yorkville represented to the Company, among other things, that it is an institutional “accredited investor” as defined in Rule 501(a)(3) of Regulation D under the Securities Act. The securities are being issued and sold by the Company to Yorkville in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits.

The exhibits listed below are filed as part of this registration statement
		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1†**	Agreement and Plan of Merger, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc.	Form 8-K	001-39813	2.1	November 14, 2022
2.2**	First Amendment to Agreement and Plan of Merger, dated as of April 4, 2023, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	April 5, 2023
2.3**	Second Amendment to Agreement and Plan of Merger, dated as of May 13, 2023, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	May 13, 2023
2.4**	Third Amendment to Agreement and Plan of Merger, dated as of July 5, 2023, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	July 6, 2023
3.1**	Second Amended and Restated Certificate of Incorporation of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	3.1	August 16, 2023
3.2**	Amended and Restated Bylaws of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	3.2	August 16, 2023
3.3**	Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	3.3	August 16, 2023
4.1**	Specimen Common Stock Certificate.	Form 8-K	001-39813	4.1	August 16, 2023
4.2**	Specimen Warrant Certificate.	Form 8-K	001-39813	4.2	August 16, 2023
4.3**	Warrant Agreement, dated December 17, 2020, by and between MTAC and Continental Stock Transfer & Trust Company.	Form 8-K	001-39813	4.1	December 23, 2020
5.1**	Opinion of Cooley LLP.	Form S-1	333-274292	5.1	August 31, 2023

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.1**	Amended and Restated Registration Rights Agreement, dated August 9, 2023, by and among TriSalus Life Sciences, Inc., members of MedTech Acquisition Sponsor LLC, and certain former stockholders of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	August 16, 2023
10.2**	Form of Subscription Agreement for PIPE Financing (Initial).	Form 8-K	001-39813	10.1	June 8, 2023
10.3**	Form of Subscription Agreement for PIPE Financing (Subsequent).	Form 8-K	001-39813	10.2	July 6, 2023
10.4**	Sponsor Support Agreement, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, TriSalus Life Sciences, Inc., and MedTech Acquisition Sponsor LLC.	Form 8-K	001-39813	10.3	November 14, 2022
10.5**	Form of Stockholder Support Agreement, by and among MedTech Acquisition Corporation, TriSalus Life Sciences, Inc. and certain stockholders of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.4	November 14, 2022
10.6**	Letter Agreement, dated December 17, 2020, by and among MedTech Acquisition Corporation, its officers and directors and MedTech Acquisition Sponsor LLC.	Form 8-K	001-39813	10.1	December 23, 2020
10.7**	Form of Lock-up Agreement, by and among certain stockholders of TriSalus Life Sciences, Inc. and MedTech Acquisition Corporation.	Form 8-K	001-39813	10.2	November 14, 2022
10.8+†**	Amended and Restated Employment Agreement, dated November 11, 2022, by and between TriSalus Life Sciences, Inc. and Mary Szela.	Form S-4/A	333-269138	10.14	April 21, 2023
10.9+†**	Amended and Restated Employment Agreement, dated November 12, 2022, by and between TriSalus Life Sciences, Inc. and Steven C. Katz, MD.	Form S-4/A	333-269138	10.15	April 21, 2023
10.10+†**	Executive Employment Agreement, dated July 9, 2022, by and between TriSalus Life Sciences, Inc. and Sean Murphy.	Form S-4/A	333-269138	10.16	April 21, 2023

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.11+†**	Amended and Restated Executive Employment Agreement, dated October 11, 2022, by and between TriSalus Life Sciences, Inc. and Richard Marshak.	Form S-4/A	333-269138	10.17	April 21, 2023
10.12+†**	Executive Employment Agreement, dated November 11, 2022, by and between TriSalus Life Sciences, Inc. and Jennifer L. Stevens.	Form S-4/A	333-269138	10.18	April 21, 2023
10.13+†**	Executive Employment Agreement, dated November 4, 2022, by and between TriSalus Life Sciences, Inc. and Bryan F. Cox, Ph.D.	Form S-4/A	333-269138	10.19	April 21, 2023
10.14+†*	Executive Employment Agreement, dated August 28, 2023, by and between TriSalus Life Sciences, Inc. and Jodi Devlin.
10.15+**	Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan.	Form 8-K	001-39813	10.15	August 16, 2023
10.16+**	Form of Stock Option Grant Notice and Form of Stock Option Agreement under Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan (Pre-2020).	Form 8-K	001-39813	10.16	August 16, 2023
10.17+**	Form of Early Exercise Stock Option Grant Notice and Form of Stock Option Agreement under Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan (for grants prior to 2020).	Form 8-K	001-39813	10.17	August 16, 2023
10.18+**	Form of Stock Option Grant Notice and Form of Stock Option Agreement under Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan (for grants after 2020).	Form 8-K	001-39813	10.18	August 16, 2023
10.19+**	Form of Early Exercise Stock Option Grant Notice and Form of Stock Option Agreement under Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan (for grants after 2020).	Form 8-K	001-39813	10.19	August 16, 2023

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.20+**	Form of Restricted Stock Unit Grant Notice and Form of Restricted Stock Unit Agreement under Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan.	Form 8-K	001-39813	10.20	August 16, 2023
10.21+**	TriSalus Life Sciences, Inc. 2023 Equity Incentive Plan.	Form 8-K	001-39813	10.21	August 16, 2023
10.22+**	Form of Stock Option Grant Notice and Form of Stock Option Agreement under 2023 Equity Incentive Plan.	Form 8-K	001-39813	10.22	August 16, 2023
10.23+**	Form of Restricted Stock Unit Grant Notice and Form of Restricted Stock Unit Agreement under 2023 Equity Incentive Plan.	Form 8-K	001-39813	10.23	August 16, 2023
10.24+**	TriSalus Life Sciences, Inc. 2023 Employee Stock Purchase Plan.	Form 8-K	001-39813	10.24	August 16, 2023
10.25+**	Form of Indemnification Agreement by and between the Company and its directors and executive officers.	Form 8-K	001-39813	10.25	August 16, 2023
10.26+**	Non-Employee Director Compensation Policy.	Form 8-K	001-39813	10.26	August 16, 2023
10.27†**	Office/Warehouse Lease, dated February 4, 2014 between Colorado Industrial Portfolio LLC and Surefire Medical, Inc., as amended.	Form S-4/A	333-269138	10.25	July 6, 2023
10.28††**	Asset Purchase Agreement, dated as of July 31, 2020, by and between Dynavax Technologies Corporation and Surefire Medical Inc. d/b/a TriSalus Life Sciences.	Form S-4/A	333-269138	10.13	April 21, 2023
10.29††**	Strategic Collaboration Agreement, dated March 2, 2021, by and between Surefire Medical Inc. d/b/a TriSalus Life Sciences and The University of Texas M.D. Anderson Cancer Center.	Form S-4/A	333-269138	10.20	April 21, 2023
10.30††**	Distribution and Collaboration Agreement, dated May 7, 2019, between Hangzhou Ruizhen Therapeutics Co., Ltd. and Surefire Medical, Inc. d/b/a TriSalus Life Sciences.	Form S-4/A	333-269138	10.24	June 8, 2023
10.31**	Standby Equity Purchase Agreement, dated October 2, 2023, by and between TriSalus Life Sciences, Inc. and YA II PN, LTD.	Form 8-K	001-39813	99.1	October 2, 2023

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
16.1**	Letter from WithumSmith+Brown, PC to the SEC, dated August 16, 2023.	Form 8-K	001-39813	16.1	August 16, 2023
21.1**	List of Subsidiaries.	Form 8-K	001-39813	21.1	August 16, 2023
23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm.
23.2*	Consent of KPMG LLP, independent registered public accounting firm.
23.3**	Consent of Cooley LLP (included in Exhibit 5.1).	Form S-1	333-274292	23.3	August 31, 2023
24.1**	Power of Attorney	Form S-1	333-274292	24.1	August 31, 2023
101.INS	XBRL Instance Document.	Form S-1/A	333-274292	101.INS	September 1, 2023
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.	Form S-1/A	333-274292	101.CAL	September 1, 2023
101.SCH	XBRL Taxonomy Extension Schema Document.	Form S-1/A	333-274292	101.SCH	September 1, 2023
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.	Form S-1/A	333-274292	101.DEF	September 1, 2023
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.	Form S-1/A	333-274292	101.LAB	September 1, 2023
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.	Form S-1/A	333-274292	101.PRE	September 1, 2023
107**	Filing Fee Table.	Form S-1	333-274292	107	August 31, 2023

*
Filed herewith.

**
Previously filed.

+
Indicates management contract or compensatory plan or arrangement.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request; provided, however, that the Registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

††
Certain portions of this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10)(iv) because they are not material and are the type of information that the Registrant treats as private or confidential. The Registrant agrees to furnish supplementally an unredacted copy of the Exhibit, or any section thereof, to the SEC upon request.

(b)   Financial Statement Schedules.
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.   Undertakings.
(a)   The undersigned registrant hereby undertakes as follows:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Westminster, State of Colorado, on this 18th day of October, 2023.
TRISALUS LIFE SCIENCES, INC.
By: /s/ Mary Szela Mary Szela Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Mary Szela Mary Szela	Chief Executive Officer and Director (Principal Executive Officer)	October 18, 2023
/s/ Sean Murphy Sean Murphy	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 18, 2023
* Mats Wahlström	Chairman of the Board of Directors	October 18, 2023
* Arjun Desai	Director	October 18, 2023
* Andrew von Eschenbach	Director	October 18, 2023
* Kerry Hicks	Director	October 18, 2023
* George Kelly Martin	Director	October 18, 2023
* David J. Matlin	Director	October 18, 2023
* Anil Singhal	Director	October 18, 2023
*By: /s/ Mary Szela Mary Szela Attorney-in-Fact